                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-47497


PROSPECTUS

                                   VERIO INC.
                       OFFER TO EXCHANGE ALL OUTSTANDING
                         13 1/2% SENIOR NOTES DUE 2004
                       FOR 13 1/2% SENIOR NOTES DUE 2004
                                      AND
                       OFFER TO EXCHANGE ALL OUTSTANDING
                         10 3/8% SENIOR NOTES DUE 2005
                       FOR 10 3/8% SENIOR NOTES DUE 2005

  THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
                                     TIME,

                      ON AUGUST 31, 1998, UNLESS EXTENDED.


     Verio Inc., a Delaware corporation (the "Issuer"), hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," which, together with this Prospectus, constitutes the "Exchange Offers") to exchange up to (i) $100,000,000 aggregate principal amount of its 13 1/2% Senior Notes Due 2004 (the "New 1997 Notes") for a like aggregate principal amount of the issued and outstanding 13 1/2% Senior Notes Due 2004 (the "Old 1997 Notes," and collectively with the New 1997 Notes, the "1997 Notes"), of which $100,000,000 aggregate principal amount remains outstanding following the Refinancing (as defined), and (ii) $175,000,000 aggregate principal amount of its 10 3/8% Senior Notes Due 2005 (the "New 1998 Notes") for a like aggregate principal amount of the issued and outstanding
10 3/8% Senior Notes Due 2005 (the "Old 1998 Notes," and collectively with the New 1998 Notes, the "1998 Notes"), of which $175,000,000 aggregate principal amount is outstanding. For purposes hereof, the New 1997 Notes and the New 1998 Notes are collectively referred to as the "New Notes," the Old 1997 Notes and the Old 1998 Notes are collectively referred to as the "Old Notes," and the 1997 Notes and the 1998 Notes are collectively referred to as the "Notes." See "The Exchange Offers."

     The Issuer has filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the initial public offering of its Common Stock (the "IPO"). See "Summary" and "Additional Information."


     The Issuer will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offers and not withdrawn on or prior to 5:00 p.m., New York City time, on August 31, 1998, unless the Exchange Offers are extended by the Issuer (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offers are not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offers are subject to certain customary conditions which may be waived by the Issuer. The Issuer has agreed to pay the expenses of the Exchange Offers. See "The Exchange Offers." There will be no cash proceeds to the Issuer from the Exchange Offers. See "Use of Proceeds."


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange
Offers -- Resales of the New Notes" and "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Old 1997 Notes were originally issued and sold (the "Initial 1997 Notes Offering") to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Freres & Co. LLC. (the "Initial 1997 Notes Purchasers") pursuant to a Purchase Agreement, dated June 17, 1997 (the "1997 Notes Purchase Agreement"), among the Issuer and the Initial 1997 Notes Purchasers, pursuant to which the Issuer sold
                                                        (Continued on next page)


     This Prospectus is being mailed to holders of the Old Notes on August 18, 1998. The Letter of Transmittal was mailed to holders of the Old Notes on July 14, 1998.


     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFERS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                The date of this Prospectus is August 17, 1998.

150,000 Units consisting of the Old 1997 Notes and Warrants to purchase 2,112,480 shares of Common Stock. The Initial 1997 Notes Purchasers subsequently resold the Old 1997 Notes in reliance on Rule 144A of the Securities Act. The Issuer and the Initial 1997 Notes Purchasers also entered into a 1997 Notes Registration Rights Agreement, dated June 17, 1997 (the "1997 Notes Registration Rights Agreement"), pursuant to which the Issuer granted certain registration rights for the benefit of the holders of the Old 1997 Notes. The New 1997 Notes are being offered for exchange in order to satisfy certain obligations of the Issuer under such 1997 Registration Rights Agreement. The New 1997 Notes will be obligations of the Issuer evidencing the same indebtedness as the Old 1997 Notes and will be issued under and entitled to the benefits of the Indenture, dated as of June 24, 1997 (the "1997 Indenture"), between the Issuer and U.S. Trust National Association (formerly known as First Trust National Association), as trustee (in such capacity, the "Trustee"). The form and terms of the New 1997 Notes are identical in all material respects to the Old 1997 Notes, except that the offer and exchange of the New 1997 Notes will be registered under the Securities Act, and therefore such New 1997 Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old 1997 Notes. See "The Exchange Offers -- Purpose and Effect."

     The Old 1998 Notes were originally issued and sold (the "Initial 1998 Notes Offering") to Salomon Brothers Inc, Lazard Freres & Co. LLC, Chase Securities Inc. and BancBoston Securities Inc. (the "Initial 1998 Notes Purchasers" and, together with the Initial 1997 Notes Purchasers, the "Initial Purchasers") pursuant to a Purchase Agreement, dated March 19, 1998 (the "1998 Notes Purchase Agreement"), among the Issuer and the Initial 1998 Notes Purchasers, pursuant to which the Issuer sold the Old 1998 Notes. The Initial 1998 Notes Purchasers subsequently resold the Old 1998 Notes in reliance on Rule 144A of the Securities Act. The Issuer and the Initial 1998 Notes Purchasers also entered into a 1998 Notes Registration Rights Agreement, dated March 19, 1998 (the "1998 Notes Registration Rights Agreement"), pursuant to which the Issuer granted certain registration rights for the benefit of the holders of the Old 1998 Notes. The New 1998 Notes are being offered for exchange in order to satisfy certain obligations of the Issuer under such 1998 Registration Rights Agreement. The New 1998 Notes will be obligations of the Issuer evidencing the same indebtedness as the Old 1998 Notes and will be issued under and entitled to the benefits of the Indenture, dated as of March 25, 1998 (the "1998 Indenture"), between the Issuer and the Trustee. The form and terms of the New 1998 Notes are identical in all material respects to the Old 1998 Notes, except that the offer and exchange of the New 1998 Notes will be registered under the Securities Act, and therefore such New 1998 Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old 1998 Notes. See "The Exchange Offers -- Purpose and Effect."

     In connection with the sale of the Old 1998 Notes, the Company repurchased the $50.0 million principal amount of the Company's Old 1997 Notes held by Brooks Fiber Properties, Inc. ("Brooks") (the "Refinancing") for an aggregate net purchase price of approximately $54.5 million, plus accrued interest. See "Certain Transactions."

     The New 1997 Notes will mature on June 15, 2004. Interest on the New 1997 Notes will be payable semi-annually on June 15 and December 15 of each year commencing June 15, 1998. Holders whose Old 1997 Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance to the date of issuance of the New 1997 Notes, such interest to be payable with the first interest payment on the New 1997 Notes. Interest on the Old 1997 Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New 1997 Notes. See "Description of the 1997 Notes." The New 1997 Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1997 Notes -- Redemption."

     The New 1998 Notes will mature on April 1, 2005. Interest on the New 1998 Notes will be payable semi-annually on April 1 and October 1 of each year commencing October 1, 1998. Holders whose Old 1998 Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance to the date of issuance of the New 1998 Notes, such interest to be payable with the first interest payment on the New 1998 Notes. Interest on the Old 1998 Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New 1998 Notes. See "Description of the 1998 Notes." The New 1998 Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1998
Notes -- Redemption."

     The Notes are senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Issuer and senior in right of payment to all subordinated indebtedness of the Issuer. The Company has no existing unsecured and unsubordinated indebtedness or any existing subordinated indebtedness. Accordingly, there is no existing debt that is subordinated to the Notes. The Notes are effectively subordinated to all secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness, and to all indebtedness of subsidiaries of the Issuer. As of March 31, 1998, on a pro forma basis, there would have been approximately $9.9 million of secured long-term indebtedness outstanding to which holders of Notes would have been effectively subordinated in right of payment and approximately $7.6 million of subsidiary indebtedness to which holders of Notes would have been structurally subordinated. On April 6, 1998, Verio signed a credit agreement providing for a $57.5 million revolving credit facility (the "Bank Facility"). The Bank Facility is secured and therefore the Notes are effectively subordinated to the Bank Facility.

     The Issuer is making the Exchange Offers in reliance on the position of the Staff of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters issued to third parties in other transactions. However, the Issuer has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offers. Based on the Commission's interpretations, the Issuer believes that New Notes issued pursuant to the Exchange Offers to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an "affiliate" of the Issuer (within the meaning of Rule 405 under the Securities
Act), is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offers must represent to the Issuer that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offers -- Resales of the New Notes" and "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Issuer that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Issuer's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk
Factors -- Lack of Public Market."

     Any Old Notes not tendered and accepted in the Exchange Offers will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the 1997 Indenture or 1998 Indenture, as applicable (except for those rights which terminate upon consummation of the Exchange Offers). Following consummation of the Exchange Offers, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Issuer will have no further obligation to such holders (other than to the Initial Purchasers under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offers, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFERS.

     THE EXCHANGE OFFERS ARE NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFERS OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old 1997 Notes and the Old 1998 Notes were each issued originally in global form (the "Global Old Notes"). The Global Old Notes were deposited with, or on behalf of, The Depository Trust Company ("DTC"), as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Old Notes are registered in the name of Cede & Co. ("Cede"), as nominee of DTC, and beneficial interests in the Global Old Notes are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Notes to represent certain of the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Notes will also be issued initially as a note in global form (the "Global New Notes," and, together with the Global Old Notes, the "Global Notes") and deposited with, or on behalf of, the Depository. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the appropriate Global New Note only as set forth in the 1997 Indenture or 1998 Indenture, as applicable.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
  Additional Information......................................    vi
  Prospectus Summary..........................................     1
  Risk Factors................................................    13
  The Exchange Offers.........................................    25
  Use of Proceeds.............................................    33
  Dividend Policy.............................................    33
  Capitalization..............................................    34
  Selected Consolidated Financial Data........................    35
  Management's Discussion and Analysis of Financial
    Information and Results of Operations.....................    37
  Business....................................................    48
  Management..................................................    66
  Certain Transactions........................................    82
  Principal Stockholders......................................    82
  Description of the 1997 Notes...............................    86
  Description of the 1998 Notes...............................   112
  Book-Entry; Delivery and Form...............................   136
  Certain Federal Income Tax Considerations...................   138
  Plan of Distribution........................................   140
  Legal Matters...............................................   141
  Experts.....................................................   141
  Glossary....................................................   143
  Index to Financial Statements...............................   F-1

                             ADDITIONAL INFORMATION

     The Company is currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company filed substantially concurrently with the Registration Statement on Form S-4 of which this Prospectus forms a part, a Registration Statement on Form S-1 with respect to the IPO. When the Securities and Exchange Commission (the "Commission") declared effective the Registration Statement on Form S-1, the Company became subject to the informational requirements of the Exchange Act. Such reports and other information can be inspected and copied at the Public Reference Section of the Commission and at the Commission's regional offices at the addresses given below.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, schedules and undertakings set forth elsewhere in this Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to this Registration Statement. The Company will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, the Company will issue to its securityholders such other unaudited quarterly or other interim reports as it deems appropriate.

     This Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information, including the Company's Consolidated Financial Statements and notes thereto and the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto which include the pro forma effect of the Company's acquisition of Napa, California-based NTX, Inc. d/b/a TABNet ("TABNet") and the Company's proposed acquisition of Best Internet Communications, Inc. d/b/a Hiway Technologies, Inc. ("Hiway"), each as contained herein. Unless the context otherwise requires, references herein to (i) "Verio" or the "Company" are to Verio Inc., a Delaware corporation (formerly known as World-Net Access, Inc.), and its subsidiaries, and (ii) the "Issuer" are solely to Verio Inc. Verio and the Verio logo are trademarks of the Company. This Prospectus may contain trademarks, trade names and service marks of other parties. Capitalized terms used in this Prospectus, which are not otherwise defined herein, have the respective meanings ascribed to them in "Glossary of Terms." See "Risk Factors--Forward-Looking Statements" for certain information relating to statements contained in this Prospectus that are not historical facts.

                                  THE COMPANY

GENERAL

     Verio is a leading provider of Internet connectivity, Web hosting and other enhanced Internet services to small and medium sized businesses. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn rates, and the expanding Internet needs of these businesses. Because of their limited internal technical resources and operating scale, small and medium sized businesses are increasingly looking to outsource Internet and Information Technology ("IT") functions at a reasonable cost. These businesses also typically require hands-on local support to help analyze their needs, configure solutions and provide ongoing technical support. Verio believes that these businesses currently are underserved by both the national and local ISPs. While the national ISPs typically lack the local presence to provide customized hands-on support, the local ISPs often lack the requisite scale and resources to provide a full range of services at acceptable quality and pricing levels. The Company further believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical expertise and hands-on support provided through its local sales and engineering personnel with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength.

     Since its inception in March 1996, the Company has rapidly established critical mass and a national presence through the acquisition, integration and growth of over 40 independent ISPs that provide a comprehensive range of Internet connectivity, Web hosting and other enhanced products and services to businesses. The Company integrates and optimizes the operations it acquires into regional operating units with centralized regional management, connecting their regional networks to Verio's high bandwidth national backbone, and providing them with Verio's national support services. Verio currently provides locally based sales and engineering support in 38 of the top 50 MSAs in the U.S.

     In addition to basic Internet connectivity, businesses are increasingly capitalizing on the power of the Internet by establishing Web sites and adopting additional enhanced Internet services to expand their markets, increase productivity and reduce costs. With its recent acquisition of TABNet and announced agreement to acquire Hiway, the Company has significantly accelerated and expanded its ability to provide Web hosting and other value-added services to its target market. Together with its acquisition of iServer at the end of 1997, these acquisitions establish Verio as the largest Web hosting company in the world based on the number of domain names hosted, and significantly increase the Company's customer base. As of August 11, 1998, including all acquisitions completed as of that date, the Company serves 125,000 customer accounts, including over 60,000 hosted Web sites, with combined pro forma revenues of approximately $34.0 million for the three months ended June 30, 1998. The completion of the Hiway acquisition, which the Company currently expects to close in the fourth quarter of 1998 (subject to the satisfaction of various closing conditions), would bring the Company's total customer base to over 215,000, the number of Web sites hosted to over 150,000, and its pro forma combined revenues for the three months ended June 30, 1998 to approximately $43.7 million. Its acquisitions of iServer, TABNet and Hiway also accomplish the Company's goal of deriving at least half of its total revenue from enhanced services. The combination of these companies with Verio creates a powerful sales engine, driven by preferential marketing agreements with leading Internet portal companies, private label relationships with major telecommunications companies, an established telemarketing operation, direct sales through over 150 sales professionals, and a worldwide indirect distribution channel of over 4,000 resellers in the U.S. and over 100 other countries. In addition, through these acquisitions, the Company has acquired key proprietary technology that significantly differentiates Verio's Web hosting platform from other providers.

MARKET OPPORTUNITY

     Industry analysts have reported that small and medium sized businesses represent a potential market of over seven million customers in the U.S., and use of the Internet by this market segment is expected to grow substantially from its current low penetration level. In order to exploit the opportunities offered by the Internet, businesses must adopt one or both of the fundamental Internet service platforms, Internet connectivity and Internet Web site presence. Internet connectivity provides a company with its basic gateway to the Internet, allowing it to transfer e-mail, access information, and connect with employees, customers and suppliers. A Web site provides a company with a tangible identity and interactive presence on the Internet, allowing it to post company information and automate business processes such as sales, order entry and customer service. While many small and medium sized businesses currently have only dial-up or lower speed basic Internet connections, and utilize their Web site only as a "corporate brochure" on the Internet, many of these businesses are increasingly seeking a variety of enhanced services and applications that can be enabled from the basic connectivity and Web site platforms.

     International Data Corporation ("IDC") predicts that dedicated connections to the Internet for these businesses will grow from approximately 122,000 (with revenues of approximately $1.2 billion in 1997 to just under 800,000 (generating revenues of nearly $5.0 billion) in the year 2000. In addition, IDC has reported that Web hosting and other enhanced services constitute the fastest growing segment of the Internet services market. While IDC has reported that only 7% of all small businesses had a Web site at the end of 1997, they estimate that Web hosting revenues from small and medium sized businesses will grow from $217 million in 1997 to over $3.4 billion, representing 95% of the total Web hosting market, by the year 2000.

COMPANY STRATEGY

     The goal of the Company is to be the premier, full-service provider of Internet connectivity, Web hosting and other enhanced Internet services to small and medium sized businesses. Key elements of the Company's strategy:

          Build Scale, Market Presence and Service Offerings Through
     Acquisitions: The market for Internet services remains highly fragmented with over 4,000 national and local ISPs in the U.S. Verio has established itself as the leading consolidator in this industry with over 40 acquisitions to date and expects to continue to move aggressively in strengthening its market presence and broadening its service offerings through its strategic acquisition program.

          Drive Cost Savings and Quality Improvements by Integrating Operations and Leveraging National Infrastructure: By integrating the operations of the companies it acquires into core national service platforms for Internet connectivity and Web hosting, focusing regional operations on sales, distribution and customer support, and leveraging a common set of leading edge national systems and support services, the Company believes that it can capture significant economies of scale and operational efficiencies while improving service reliability, quality and scalability. Integration of the regional networks allows Verio to consolidate POPs, aggregate traffic on higher capacity telco circuits resulting in a lower per unit cost, consolidate engineering and network operations staffs, increase network redundancy and ensure consistent and high quality network operations.

          Drive Growth by Building Brand Recognition, Expanding Distribution and Leveraging Local Support: The Company has branded its consolidated regional operations under the Verio name, with a regional or local geographical identifier to emphasize its local presence. With over 150 local direct sales executives, over 200 local engineers and customer support technicians, and over 2,500 resellers and referral partners, the Company continues to expand this local sales and distribution force and to increase its effectiveness through national training, sales support and marketing programs. The Company leverages its strong local sales, distribution and technical customer support capabilities to provide superior hands-on support to customers, further enhancing its brand image and driving customer loyalty and sales. The Company also markets its products nationally, both directly and through national reseller arrangements, and expects to expand the marketing of its services through private label OEM-like relationships with major telecommunications carriers such as Nippon Telegraph and Telephone Corporation ("NTT"). Completion of the announced Hiway Acquisition would add another 1,500 resellers and a number of additional "OEM" relationships to the Company's existing distribution channels.

          Develop and Offer Enhanced Products and Services to Increase
     Revenues: The Company's large existing customer base and strong, balanced position in both the Internet connectivity and Web hosting service platforms give it a competitive advantage in offering related high-margin enhanced Internet services and bundled packages to meet the more complex needs of its current and future customers. The Company expects to derive incremental revenue and increase profitability by selling an expanding array of enhanced services, as well as higher functionality Web sites and additional bandwidth to support these services.

                              RECENT DEVELOPMENTS

     On July 7, 1998, the Company announced its acquisition of TABNet, one of the world's largest domain name registration and Web site hosting companies. Pursuant to the TABNet acquisition agreement, the Company has paid $45.5 million in cash to TABNet shareholders, with additional contingent payments of up to a total of $43.2 million if TABNet's recurring revenue and EBITDA increase by agreed-to amounts through December 1998. TABNet recorded recurring revenues of approximately $433,000, out of total revenues of approximately $925,000, for the month of May 1998. In order to receive the maximum contingent purchase price amount of $43.2 million, TABNet must achieve during the remainder of 1998 average month-over-month growth in recurring revenue of approximately 37 percent and an average month-over-month increase in EBITDA of approximately 42 percent. Absent an increase in recurring revenue of at least 15 percent per month, and in EBITDA of at least 20 percent per month, on average through the end of the year, none of the contingent purchase price amounts will be payable. At those minimum growth rates, the contingent purchase price would total $10.8 million, with the contingent purchase price amount increasing to the extent that TABNet's recurring revenue or EBITDA performance exceeds those levels.

     On July 28, 1998, the Company, a wholly-owned subsidiary of the Company, and Hiway entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will acquire Hiway (the "Hiway Acquisition"). Hiway, a leading Web hosting company headquartered in Boca Raton, Florida recently acquired Best Internet Communications, Inc. ("Best Internet") located in Mountain View, California, one of the largest business Internet providers in the Northern California area. Under the terms of the Merger Agreement, Hiway shareholders will receive approximately $2.82 in cash and 0.2042 shares of Verio Common Stock in exchange for each outstanding share of Hiway stock (subject to adjustment to the extent that Hiway's fully diluted capitalization changes prior to closing). Each Hiway warrant and option which remains unexercised at the time of closing will be assumed by the Company and become a warrant or option to acquire approximately 0.2973 shares of Verio Common Stock. Based on these fixed exchange ratios, the total transaction consideration will consist of $101.0 million in cash and approximately 8.67 million fully diluted shares of Verio Common Stock. As a result, Hiway shareholders will own approximately 19% of the pro forma combined company on a fully diluted basis. Hiway will be entitled to designate one member to serve on the Company's Board of Directors. The Company currently anticipates that the Hiway Acquisition will be completed in the fourth quarter of 1998, subject to satisfaction of various closing conditions, which include shareholder approval by both the Company's and Hiway's shareholders and completion of requisite Hart-Scott-Rodino filings and waiting periods. Hiway is entitled to terminate the Merger Agreement in the event that the Company's stockholders do not approve the transaction, in which case the Company is required to pay a $10.0 million termination fee.

     The Company's headquarters is located at 8005 South Chester Street, Suite 200, Englewood, Colorado 80112. The Company's phone number is (303) 645-1900.

                              THE EXCHANGE OFFERS

Securities Offered.........  Up to (i) $100.0 million principal amount of
                             13 1/2% Senior Notes Due 2004, which will be registered under the Securities Act and (ii) $175.0 million principal amount of 10 3/8% Senior Notes Due 2005, which will be registered under the Securities Act. The form and terms of the New 1997 Notes are substantially identical to the Old 1997 Notes in all material respects, except that the New 1997 Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old 1997 Notes. The form and terms of the New 1998 Notes are substantially identical to the Old 1998 Notes in all material respects, except that the New 1998 Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old 1998 Notes.

The 1997 Notes Exchange
Offer......................  $1,000 principal amount of New 1997 Notes in exchange for each $1,000 principal amount of Old 1997 Notes. The New 1997 Notes are being offered in exchange for up to $100.0 million principal amount of Old 1997 Notes. The issuance of the New 1997 Notes is intended to satisfy certain obligations of the Issuer contained in the 1997 Notes Registration Rights Agreement. See "The Exchange Offers -- Terms of the Exchange Offers."

The 1998 Notes Exchange
Offer......................  $1,000 principal amount of New 1998 Notes in exchange for each $1,000 principal amount of Old 1998 Notes. The New 1998 Notes are being offered in exchange for up to $175.0 million principal amount of Old 1998 Notes. The issuance of the New 1998 Notes is intended to satisfy certain obligations of the Issuer contained in the 1998 Notes Registration Rights Agreement. See "The Exchange Offers -- Terms of the Exchange Offers."


Expiration Date............  The Exchange Offers will expire at 5:00 p.m., New
                             York City time, on August 31, 1998, or such later date and time to which it is extended. See "The Exchange Offers -- Terms of the Exchange Offers."


Withdrawal.................  Tenders of Old Notes pursuant to the Exchange
                             Offers may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date. See "The Exchange Offers -- Expiration Date; Extensions; Amendments."

Conditions of the Exchange
  Offers...................  The Exchange Offers are not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The only condition to the Exchange Offers is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part. See "The Exchange Offers -- Conditions of the Exchange Offers."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes desiring to accept the terms of the applicable Exchange Offer must complete, sign and date the Letter of Transmittal according to the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, together with the Old Notes and any other required documents, to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offers should instruct such entity or person to promptly tender on such beneficial owner's behalf.

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes together with the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offers -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes....  Upon effectiveness of the Registration Statement of which this Prospectus constitutes a part and consummation of the Exchange Offers, the Issuer will accept any and all Old Notes that are properly tendered in the Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offers will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offers -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

The Exchange Agent.........  U.S. Bank Trust National Association has agreed to serve as the exchange agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offers. See "The Exchange Offers -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

Certain Federal Income Tax
  Considerations...........  See "Certain Federal Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Issuer from the exchanges pursuant to the Exchange Offers. See "Use of Proceeds."

Fees and Expenses..........  All expenses incident to the Issuer's consummation of the Exchange Offers and compliance with the 1997 Notes Registration Rights Agreement and 1998 Notes Registration Rights Agreement will be borne by the Issuer. The Issuer will also pay certain transfer taxes applicable to the Exchange Offers. See "The Exchange Offers -- Fees and Expenses."

Accrued Interest...........  The New 1997 Notes will bear interest at a rate equal to 13 1/2% per annum from their date of issuance. The New 1998 Notes will bear interest at a rate equal to 10 3/8% per annum from their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued on their respective Old Notes from the date of original issuance or date of the last interest payment, as applicable, to, but not including, the date of issuance of their respective New Notes, such interest to be payable with the first interest payment date on such New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the 1997 Notes -- Maturity, Interest and Principal" and "Description of the 1998 Notes -- Maturity, Interest and Principal."

Resales of New Notes.......  Based on the position of the Staff of the
                             Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offers to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or (ii) a person that is an affiliate of the Issuer within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offers -- Resales of the New Notes" and "Plan of Distribution."

Effect of Not Tendering Old
  Notes for Exchange.......  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof. The Issuer will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offers, bear interest at the same rate as the New Notes.

                         DESCRIPTION OF NEW 1997 NOTES

     The form and terms of the New 1997 Notes will be identical in all material respects to the form and terms of the Old 1997 Notes, except that the New 1997 Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, and registration rights provisions applicable to the Old 1997 Notes. The Exchange Offer with respect to the 1997 Notes shall be deemed consummated upon the occurrence of the delivery by the Issuer to the Exchange Agent of New 1997 Notes in the same aggregate principal amount as the aggregate principal amount of Old 1997 Notes that are validly tended by holders thereof pursuant to such Exchange Offer. See "The Exchange Offers -- Procedures for Tendering Old Notes" and "Description of the 1997 Notes."

Notes Offered..............  $100.0 million aggregate principal amount of
                             13 1/2% Senior Notes Due 2004.

Maturity...................  June 15, 2004.

Interest Payment Dates.....  June 15 and December 15, commencing December 15,
                             1997.

Escrow Proceeds............  Concurrently with the closing of the Initial 1997
                             Notes Offering, the Issuer deposited with the Escrow Agent an amount of cash or U.S. Government Securities (approximately $46.6 million), that, together with the proceeds from the investment thereof, will be sufficient to pay when due each of the interest payments on the 1997 Notes through December 15, 1999, with any balance to be retained by the Issuer. As a result of the Refinancing, the Company was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of which approximately $1.9 million was used to pay accrued and unpaid interest on the $50.0 million principal amount of Old 1997 Notes repurchased from Brooks. As of July 1, 1998 approximately $18.9 million remained in the Escrow Account. The 1997 Notes are collateralized by a first priority security interest in the Escrow Account (as defined). See "Description of the 1997
                             Notes -- Disbursement of Funds; Escrow Account."

Ranking....................  The Old 1997 Notes and the New 1997 Notes will be senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Issuer and senior in right of payment to all subordinated indebtedness of the Issuer. The Company has no existing unsecured and unsubordinated indebtedness or any existing subordinated indebtedness. Accordingly, there is no existing debt that is subordinated to the Notes. The Old 1997 Notes and the New 1997 Notes will be effectively subordinated to all secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness and to indebtedness of subsidiaries of the Issuer. As of March 31, 1998, on a pro forma basis, there would have been approximately $9.9 million of secured long-term indebtedness outstanding to which holders of 1997 Notes were effectively subordinated in right of payment and approximately $7.6 million of subsidiary indebtedness to which holders of 1997 Notes were structurally subordinated. See "Description of the 1997 Notes -- General."

Sinking Fund...............  None.

Optional Redemption........  The 1997 Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, plus accrued interest thereon, if any, to the date of redemption. In addition, in the event that after the issue date and prior to June 15, 1999 the Issuer issues, in one or more transactions, Capital Stock (other than Disqualified Stock) of the Issuer to Brooks, which was recently acquired by WorldCom, Inc. ("WorldCom"), or one or more Strategic Equity Investors for aggregate gross cash proceeds of $50.0 million or more, the Issuer may redeem up to 33 1/3% of the originally issued aggregate principal amount of 1997 Notes with the net proceeds thereof at a redemption price of 113.5% of the principal amount, together with accrued and unpaid interest to the date of redemption, provided that at least $100.0 million aggregate principal amount of 1997 Notes are outstanding following such redemption. Following the Refinancing, which resulted in a reduction in the aggregate outstanding principal amount of the 1997 Notes to $100.0 million, this optional redemption provision following such an issuance of Capital Stock is no longer applicable. See "Description of the 1997 Notes -- Redemption -- Optional Redemption."

Change of Control..........  Following the occurrence of a Change of Control (as defined in the 1997 Indenture), the Issuer will be required to make an offer to purchase the 1997 Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Furthermore, such a Change of Control would constitute a default under the Bank Facility requiring the Company to repay any funds drawn thereunder. The Issuer may not have available sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the 1997 Notes, to repay any funds drawn under the Bank Facility, or to repay any other debt the Company may have outstanding that is repayable upon a Change of Control, including the 1998 Notes. See "Description of the 1997 Notes -- Certain
                             Covenants -- Change of Control" and "-- Certain Definitions."

Certain Covenants..........  The 1997 Indenture contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments;

                             (iii) limitation on liens securing certain indebtedness; (iv) limitation on business; (v) limitation on certain guarantees and indebtedness of restricted subsidiaries; (vi) change of control;
                             (vii) limitation on dividends and other payment restrictions affecting restricted subsidiaries;
                             (viii) disposition of proceeds of asset sales; (ix) limitation on issuances and sales of preferred stock by restricted subsidiaries; (x) limitation on transactions with affiliates; (xi) financial reports; (xii) limitation on designations of unrestricted subsidiaries; (xiii) limitation on status as investment company; (xiv) ratings of the 1997 Notes; and (xv) limitation on consolidation, merger or sale of assets. These covenants are subject to important exceptions and qualifications.

Exchange Rights............  Holders of the New 1997 Notes will not be entitled to any exchange or registration rights with respect to the New 1997 Notes. Holders of the Old 1997 Notes are entitled to certain exchange rights pursuant to the 1997 Notes Registration Rights Agreement entered into concurrently with the Initial 1997 Notes Offering by and among the Issuer and the Initial 1997 Notes Purchasers. This Exchange Offer is intended to satisfy the Issuer's obligation under the 1997 Notes Registration Rights Agreement. Once such Exchange Offer is consummated, the Issuer will have no further obligations to register any of the Old 1997 Notes not tendered by the holders for exchange. See "Risk
                             Factors -- Consequences of Failure to Exchange."

                         DESCRIPTION OF NEW 1998 NOTES

     The form and terms of the New 1998 Notes will be identical in all material respects to the form and terms of the Old 1998 Notes, except that the New 1998 Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, and registration rights provisions applicable to the Old 1998 Notes. The Exchange Offer with respect to the 1998 Notes shall be deemed consummated upon the occurrence of the delivery by the Issuer to the Exchange Agent of New 1998 Notes in the same aggregate principal amount as the aggregate principal amount of Old 1998 Notes that are validly tended by holders thereof pursuant to such Exchange Offer. See "The Exchange Offers -- Procedures for Tendering Old Notes" and "Description of the 1998 Notes."

Notes......................  $175.0 million aggregate principal amount of
                             10 3/8% Senior Notes Due 2005 of Verio Inc.

Maturity...................  April 1, 2005.

Interest Payment Dates.....  April 1 and October 1, commencing October 1, 1998.

Ranking....................  The Old 1998 Notes and the New 1998 Notes will be general senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Issuer, including the 1997 Notes, and senior in right of payment to all subordinated indebtedness of the Issuer. The Company has no existing unsecured and unsubordinated indebtedness or any existing subordinated indebtedness. Accordingly, there is no existing debt that is subordinated to the Notes. The Old 1998 Notes and the New 1998 Notes will be effectively subordinated to all secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness and structurally subordinated to indebtedness of subsidiaries of the Issuer. As of March 31, 1998, on a pro forma basis, there would have been approximately $9.9 million of secured long-term indebtedness outstanding to which holders of 1998 Notes would have been effectively subordinated in right of payment and approximately $7.6 million of subsidiary indebtedness to which holders of 1998 Notes would have been structurally subordinated. See "Description of the 1998 Notes -- General."

Sinking Fund...............  None.

Optional Redemption........  The 1998 Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time on or after April 1, 2002, at the redemption prices set forth herein, plus accrued interest thereon, if any, to the date of redemption. In addition, in the event that after the issue date and prior to April 1, 2001 the Issuer issues, in one or more transactions, Capital Stock (other than Disqualified Stock) of the Issuer to WorldCom or one or more Strategic Equity Investors or in any Public Equity Offering for aggregate gross cash proceeds of $50.0 million or more, the Issuer may redeem, at its option, up to 35% of the initially outstanding aggregate principal amount of 1998 Notes with the net proceeds thereof at a redemption price equal to 110.375% of the principal amount of the 1998 Notes, together with accrued and unpaid interest thereon, if any, to the date of redemption; provided that not less than $113.75 million aggregate principal amount of 1998 Notes is outstanding following such redemption. See "Description of the 1998
                             Notes -- Redemption -- Optional Redemption."

Change of Control..........  Following the occurrence of a Change of Control (as defined in the 1998 Indenture), the Issuer will be required to make an offer to purchase all 1998 Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase. Furthermore, such a Change of Control would constitute a default tender the Bank Facility requiring the Company to repay any funds drawn thereunder. The Issuer may not have available sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the 1998 Notes, to repay any funds drawn under the Bank Facility, or to repay any other debt the Company may have outstanding that is repayable upon a Change of Control, including the 1997 Notes. See "Description of the 1998 Notes -- Certain
                             Covenants -- Change of Control" and "-- Certain Definitions."

Certain Covenants..........  The 1998 Indenture contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on liens securing certain indebtedness; (iv) limitation on business;
                             (v) limitation on certain guarantees and indebtedness of restricted subsidiaries; (vi) limitation on dividends and other payment restrictions affecting restricted subsidiaries;
                             (vii) disposition of proceeds of asset sales;
                             (viii) limitation on issuances and sales of preferred stock by restricted subsidiaries; (ix) limitation on transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) limitation on consolidation, merger or sale of assets. These covenants are subject to important exceptions and qualifications. See "Description of the 1998
                             Notes -- Certain Covenants" and "-- Consolidation, Merger, Sale of Assets, Etc."

Exchange Rights............  Holders of the New 1998 Notes will not be entitled to any exchange or registration rights with respect to the New 1998 Notes. Holders of the Old 1998 Notes are entitled to certain exchange rights pursuant to the 1998 Notes Registration Rights Agreement entered into concurrently with the Initial 1998 Notes Offering by and among the Issuer and the Initial 1998 Notes Purchasers. This Exchange Offer is intended to satisfy the Issuer's obligation under the 1998 Notes Registration Rights Agreement. Once such Exchange Offer is consummated, the Issuer will have no further obligations to register any of the Old 1998 Notes not tendered by the holders for exchange. See "Risk
                             Factors -- Consequences of Failure to Exchange."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (Amounts in Thousands, Except Share Data)

     The summary historical consolidated financial data as of December 31, 1996, December 31, 1997, and June 30, 1998, and for the period from inception (March 1, 1996) to December 31, 1996, the year ended December 31, 1997, and the six-month periods ended June 30, 1997 and 1998 have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     The information set forth below should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the historical Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. Results of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 are not necessarily indicative of results of operations for future periods. The Company's development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                         SIX MONTHS ENDED JUNE 30,
                              PERIOD FROM         YEAR ENDED DECEMBER 31,        -----------------------------------------
                               INCEPTION                    1997                       HISTORICAL
                           (MARCH 1, 1996) TO   ----------------------------     -----------------------      PRO FORMA
                           DECEMBER 31, 1996    HISTORICAL   PRO FORMA(1)(2)        1997         1998        1998(1)(2)
                           ------------------   ----------   ---------------     ----------   ----------   ---------------
STATEMENT OF OPERATIONS
  DATA:
Total revenue............       $  2,365        $   35,692     $   119,394       $   12,663   $   49,739     $    79,379
Total costs and
  expenses...............          8,645            75,981         209,088           27,109       85,784         136,369
                                --------        ----------     -----------       ----------   ----------     -----------
Loss from operations.....       $ (6,280)       $  (40,289)    $   (89,694)      $  (14,446)  $  (36,045)    $   (56,990)
                                ========        ==========     ===========       ==========   ==========     ===========
Loss before extraordinary
  item...................       $ (5,122)       $  (46,069)    $   (96,033)      $  (12,683)  $  (44,511)    $   (66,458)
                                ========        ==========     ===========       ==========   ==========     ===========
Net loss attributable to
  common stockholders....       $ (5,145)       $  (46,329)                      $  (12,799)  $  (54,699)
                                ========        ==========                       ==========   ==========
Loss per common share --
  basic and diluted:
    Loss per common share
      before
      extraordinary
      item...............       $  (5.29)       $   (40.47)    $     (8.34)      $   (11.30)  $    (4.55)    $     (3.29)
                                ========        ==========     ===========       ==========   ==========     ===========
    Loss per common
      share..............       $  (5.29)       $   (40.47)                      $   (11.30)  $    (5.58)
                                ========        ==========                       ==========   ==========
Weighted average common
  shares outstanding --
  basic and diluted......        971,748         1,144,685      11,514,685        1,132,500    9,800,769      20,170,769
OTHER DATA:
EBITDA(3)................       $ (5,611)       $  (29,665)    $   (25,962)      $  (10,562)  $  (20,966)    $   (20,971)
Capital
  expenditures(4)........          3,430            14,547                            7,616        8,124
Ratio of earnings to
  fixed charges(5).......             --                --              --               --           --              --

                                                                            THREE MONTHS ENDED
                                                --------------------------------------------------------------------------
                                                MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                                  1997        1997         1997            1997         1998        1998
                                                ---------   --------   -------------   ------------   ---------   --------
QUARTERLY STATEMENT OF OPERATIONS DATA:
Total revenue.................................   $ 4,414    $ 8,249      $  9,624        $   13,405   $ 21,198    $ 28,541
Total costs and expenses......................    10,006     17,103        20,365            28,507     35,916      49,868
                                                 -------    -------      --------        ----------   --------    --------
Loss from operations..........................   $(5,592)   $(8,854)     $(10,741)       $  (15,102)  $(14,718)   $(21,327)
                                                 =======    =======      ========        ==========   ========    ========
Net loss attributable to common
  stockholders................................   $(4,677)   $(9,274)     $(13,251)       $  (19,127)  $(28,383)   $(26,316)
                                                 =======    =======      ========        ==========   ========    ========
OTHER DATA:
EBITDA(3).....................................   $(4,346)   $(6,306)     $ (7,798)       $  (11,215)  $ (8,337)   $(12,629)
                                                 =======    =======      ========        ==========   ========    ========

                                                              AS OF         AS OF JUNE 30, 1998
                                                           DECEMBER 31,   -----------------------
                                                               1997        ACTUAL    PRO FORMA(1)
                                                           ------------   --------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents................................    $ 72,586     $322,590     $181,269
Restricted cash and securities...........................      40,554       20,848       21,386
Goodwill, net............................................      83,216      157,997      521,635
Total assets.............................................     246,471      578,765      823,069
Long-term debt and capital lease obligations, net of
  current portions.......................................     142,321      275,092      281,035
Redeemable preferred stock...............................      97,249           --           --
Stockholders' equity (deficit)...........................     (27,001)     268,399      496,399

---------------

(1) Pro forma for the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions (each as defined in the Company's Unaudited Pro Forma Condensed Combined Financial Statements) as if they had occurred on June 30, 1998 for balance sheet purposes and on January 1, 1997 for statement of operations data purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements" for the separate pro forma effect of the Hiway Acquisition.

(2) Pro forma interest expense, including amortization of debt issuance costs, assuming that the 1998 Notes had been issued on January 1, 1997, totaled $27.5 million and $13.8 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

(3) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets and includes non-cash stock option compensation and severance costs of $2.0 million and $5.6 million on a historical and pro forma basis, respectively, for the six months ended June 30, 1998. The primary measure of operating performance is net earnings
    (loss). Although EBITDA is a measure commonly used in the Company's industry, it should not be construed as an alternative to net earnings
    (loss), determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA presented herein by the Company may not be comparable to other similarly titled measures of other companies.

(4) Excludes equipment and leasehold improvements acquired in business acquisitions.

(5) For the period ended December 31, 1996, the year ended December 31, 1997 and the six-month periods ended June 30, 1997 and June 30, 1998, earnings were insufficient to cover combined fixed charges by $5.8 million, $48.0 million, $13.6 million and $45.1 million, respectively. On a pro forma basis, giving effect to the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions, earnings would have been insufficient to cover combined fixed charges by $96.0 million for the year ended December 31, 1997 and $66.6 million for the six months ended June 30, 1998. Combined fixed charges consist of interest expense and that portion of rent expense the Company believes to be representative of interest (i.e., one third of rent expense), adjusted for minority interests. See "Unaudited Pro Forma Condensed Combined Financial Statements" for the separate pro forma effect of the Hiway Acquisition.

                                  RISK FACTORS

     Holders of the Old Notes should carefully consider the following risk factors, as well as the other information contained in this Prospectus in evaluating the Exchange Offers. This Prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers primarily with respect to the future operating performance of the Company. Holders of the Old Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including the information set forth below, identifies important factors that could cause such differences. See
"-- Forward-Looking Statements" below.

HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY

     The Company was formed in March 1996. The Company has incurred net losses since its inception, and management expects to incur significant additional losses as the Company continues its investment and acquisition program as well as the building of its national network operations. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes offered hereby. For the period from inception to December 31, 1996 (the "1996 Period"), the year ended December 31, 1997, and the six-month period ended June 30, 1998, the Company reported net losses of $5.1 million, $46.3 million, and $54.7 million, respectively. From inception through June 30, 1998, the Company reported cumulative cash used by operating activities of $67.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company expects to generate negative operating cash flow for at least the next several years while it continues to acquire, invest in and integrate the operations of ISPs. The extent to which the Company experiences negative cash flow will depend upon a number of factors including the number and size of its acquisitions and investments, the expenses and time required to effectively integrate acquired operations and capture operating efficiency, the ability to generate increasing revenues and cash flow, the amount of expenditures incurred at the corporate and national level, and any potential adverse regulatory developments. The Company will be dependent on various financing sources to fund its growth as well as continued losses from operations. There can be no assurance that the Company will achieve or sustain positive operating cash flow or generate net income in the future. To achieve profitability, the Company must, among other things, develop and market products and services which are accepted on a broad commercial basis. Given the Company's limited operating history, there can be no assurance that the Company will ever achieve broad commercial acceptance or profitability. See "--Competition; Pricing Fluctuation," "--Dependence on the Internet; Uncertain Adoption of Internet as a Medium of Commerce and Communications" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company's profitability also will be affected as a result of the Company's recording of compensation expense in an aggregate amount of approximately $10.6 million in connection with the granting of options subsequent to February 28, 1998, which compensation expense will be recorded over the forty-eight month vesting period of those options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Stock-Based Compensation."

SUBSTANTIAL INDEBTEDNESS; EFFECT OF FINANCIAL LEVERAGE

     The Company has indebtedness that is substantial in relation to its stockholders' equity and cash flow. As of June 30, 1998, the Company had an aggregate of approximately $275.1 million of long-term indebtedness outstanding, representing 51% of total capitalization, and would have had approximately $281.0 million of long-term indebtedness outstanding after giving pro forma effect to the TABNet and Hiway acquisitions, representing 36% of total pro forma capitalization. In addition, the Company has executed a credit agreement providing for $57.5 million of revolving credit facility (the "Bank Facility"), none of which has been drawn as of June 30, 1998. See "--Requirements for Additional Capital." As a result of the substantial indebtedness of the Company, fixed charges of the Company are expected to exceed its earnings for the foreseeable future. Substantial leverage poses the risk that the Company may not be able to generate sufficient cash flow to service its indebtedness, or to adequately fund its operations. The Company has experienced a substantial decrease in EBITDA, from $(5.6) million in the 1996 Period to $(29.7) million in 1997. EBITDA as a percentage of revenue improved from (237%) to (83%) from the 1996 Period to the year ended December 31, 1997. However, there can be no assurance that this trend will continue, or that the Company will be able to increase its revenue and leverage the investments it has made in national services and systems, the national network, and operating overhead, to achieve sufficient cash flow to meet its debt service obligations. In particular, there can be no assurance that the Company's operating cash flow will be sufficient to pay (i) the $13.5 million in annual interest (beginning in June 2000 following the termination of the interest escrow arrangement for the 1997 Notes) on the $100.0 million principal amount of 1997 Notes that remain outstanding after the repurchase of $50.0 million principal amount of the 1997 Notes held by Brooks Fiber Properties, Inc. ("Brooks") (the "Refinancing") or (ii) the $18.2 million in annual interest on the 1998 Notes, or to meet its debt service obligations under the Bank Facility, if drawn upon. The leveraged nature of the Company also could limit the ability of the Company to effect future financings or may otherwise restrict the Company's operations and growth.

EFFECTIVE SUBORDINATION; HOLDING COMPANY STRUCTURE AND NEED TO ACCESS SUBSIDIARY CASH FLOWS

     The Notes are senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Notes are effectively subordinated to all secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness, and to all indebtedness of subsidiaries of the Issuer. As of June 30, 1998, on a pro forma basis, there would have been approximately $19.2 million of secured long-term indebtedness outstanding to which holders of Notes would have been effectively subordinated in right of payment and approximately $15.1 million of subsidiary indebtedness to which holders of Notes would have been structurally subordinated. The Bank Facility is secured and therefore the Notes are effectively subordinated to the Bank Facility.

     The Issuer is a holding company with limited assets that conducts substantially all of its revenue producing operations through its operating subsidiaries, all but one of which are wholly owned. Claims of holders of the Notes will be effectively subordinated to the indebtedness and other liabilities and commitments of the Company's subsidiaries, and claims by the Issuer as an equity holder in its non-wholly owned subsidiaries and minority interests will be limited to the extent of the Issuer's direct or indirect investment in such entities. The ability of the Issuer's creditors, including the holders of the Notes, to participate in the assets of any of Verio's subsidiaries upon any liquidation or bankruptcy of any such entity will be subject to the prior claims of that entity's creditors, including trade creditors, and any prior or equal claim of any other equity holder. In addition, the ability of the Issuer's creditors, including the holders of Notes, to participate in distributions of assets of Verio's subsidiaries will be limited to the extent that the outstanding shares of any of its subsidiaries are either pledged to secure other creditors (which is the case under the Bank Facility) or are not owned by the Issuer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Notes will be obligations solely of the Issuer. The ability of the Issuer to pay interest on the Notes or to repay the Notes at maturity or otherwise will be dependent upon the cash flows of its operating subsidiaries and the payment of funds by those subsidiaries to the Issuer in the form of repayment of loans, dividends, management fees or otherwise. Verio's operating subsidiaries have no obligation, contingent or other, to pay amounts pursuant to the Notes or to make funds available therefor, whether in the form of loans, dividends or other distributions. Accordingly, the Issuer's ability to repay the Notes at maturity or otherwise may be dependent upon the Issuer's ability to refinance the Notes which will depend, in large part, upon factors beyond the control of the Issuer. While at the present time their are no agreements in place which prohibit or restrict the subsidiaries' right or ability to make such payments, future agreements may contain covenants prohibiting them from distributing or advancing funds to the Issuer under certain circumstances, including to fund interest payments in respect of the Notes.

REQUIREMENTS FOR ADDITIONAL CAPITAL

     The Company's operations have required and will continue to require substantial capital for investments in regional operations, including the acquisition of or investments in additional ISPs, the deployment of the Company's national network and infrastructure and the funding of capital expenditures for expansion of services and operating losses. The Company may need additional amounts to fund its operating losses and those of its subsidiaries, which amounts cannot be determined. Over the longer term, it is likely that the Company will require substantial additional funds to continue to fund the Company's investment and acquisition program as well as product development, marketing, sales and customer support capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, lease financings, and sales of additional debt securities. The failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the Internet industry. No assurance can be given that the Company will have sufficient cash flow available to maintain its current or future growth plans or operations.

COMPETITION; PRICING FLUCTUATION

     The market for Internet connectivity and related services is extremely competitive. The Company anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and wireless communications providers, and on-line service providers. The Company believes that a reliable national network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in the Company's targeted market, and that price is usually secondary to these factors.

     The Company's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet, GTE Internetworking (formerly BBN), PSINet, Concentric Network and DIGEX. While the Company believes that its level of local service and support and target market focus distinguish it from these competitors, some of these competitors have a significantly greater market presence, brand recognition, and financial, technical and personnel resources than the Company, and have extensive coast-to-coast Internet backbones. The Company also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

     All of the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCI, and Sprint, offer Internet access services and compete with the Company. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers ("LECs"), including the Regional Bell Operating Companies ("RBOCs"), to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from, ISPs. The WorldCom/MFS/UUNet consolidation, the NETCOM/ICG merger, the Intermedia/DIGEX merger and GTE's acquisition of BBN are indicative of this trend. Accordingly, Verio expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, telecommunications providers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on the Company's ability to compete effectively with the telecommunications providers and may result in pricing pressure on the Company that would have an adverse effect on the Company's business, financial condition and results of operations.

     Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. MediaOne Group and TCI have recently announced trials to provide Internet cable service to their residential customers in select areas. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network System's DirecPC that provides high-speed data through direct broadcast satellite technology; CAI Wireless System's announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access via high-speed wireless LMDS technology; and Winstar, which currently offers high-speed Internet access to business customers over the 38 GHz spectrum.

     The predominant on-line service providers, including America Online, CompuServe, Microsoft Network, and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these on-line service providers.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and xDSL. While these providers have initially targeted the residential consumer, it is likely that their target markets will expand to encompass the Company's target markets, which may significantly affect the pricing of the Company's service offerings.

     As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, the Company currently encounters and expects to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and the Company cannot predict the effect that ongoing or future developments may have on the Company or the pricing of its products and services. See "-- Fluctuations in Operating Results," "-- Dependence on the Internet; Uncertain Adoption of Internet as a Medium of Commerce and Communications" and "-- Potential Liability for Information Disseminated Over Network; Regulatory Matters."

     In connection with the OSP Agreement (as defined) between the Company and NTT, NTT is entitled to "most favored customer" status and pricing concessions. NTT and the Company are continuing to negotiate the specific terms of these arrangements. See "Business -- NTT Strategic Relationship," "Certain Transactions -- Other Transactions" and "Principal Stockholders -- NTT Investment."

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUISITIONS AND INVESTMENTS

     The Company is currently experiencing a period of rapid expansion with the acquisition and integration of its regional operations and additional ISPs. The rapid growth of the Company's business and its product and service offerings has placed, and is likely to continue to place, a significant strain on the Company's managerial, operating, financial and other resources. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require that the Company implement additional management information systems capabilities, further develop its operating, administrative and financial and accounting systems and controls, improve coordination between engineering, accounting, finance, marketing and operations, and hire and train additional personnel. Failure by the Company to develop adequate operational and control systems or to attract and retain highly qualified management, financial, technical, sales and marketing and customer care personnel could materially adversely affect the Company's ability to generate internal growth within its regional operations or integrate the ISPs it acquires. In conjunction with its efforts to integrate the operations of the ISPs it has acquired, the Company has effected the Buyout of all but one of the ISPs in which it did not initially acquire a 100% ownership interest (other than VIANet, in which the Company holds a minority interest, has no right to Buyout the remaining equity, and has no present plan of integrating with its other operations). While the Company anticipates that it will recognize various economies and efficiencies of scale as a result of the integration of the operations of the ISPs it has acquired, the process of consolidating the businesses and implementing the strategic integration of the Company and its regional operations may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. The timing and amount of expenditures related to the Company's cost-savings initiatives and integration of the operations of the Company's ISPs may be difficult to predict. The Company may increase near-term expenditures in order to accelerate the integration and consolidation of acquired operations with the goal of achieving longer-term cost savings and improved profitability. There can be no assurance that these projected long-term cost savings and improvements in profitability can or will be realized. As a result, there can be no assurance that the Company will be able to integrate the ISPs it has acquired successfully or in a timely manner in accordance with its strategic objectives. Failure to integrate its ISPs or to manage effectively the growth of the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

     Furthermore, the Company's performance will depend on the internal growth generated through ISP operations. The timing and sustainability of any such internal growth from the Company's ISP operations is difficult to predict and may depend upon a variety of factors including the Company's development of necessary operating, administrative, financial and accounting systems and controls and the Company's ability to attract and retain highly qualified management, financial, technical, sales and marketing, and customer care personnel. Failure by the Company to manage effectively these and other factors affecting internally generated growth in its ISP operations could have a material adverse effect on the Company's business, financial condition and results of operation.

UNCERTAINTY OF PENDING TRANSACTION

     The Hiway Acquisition is subject to material conditions to consummation, including, among other things, (i) receipt of regulatory clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended ("HSR Clearance"), (ii) absence of any material adverse change in the business, operations, financial performance or results of operations of Hiway, (iii) approval by the holders of a majority of the shares of the outstanding capital stock of Hiway present and voting at a shareholders meeting, and (iv) approval by the holders of a majority of the outstanding capital stock of the Company present and voting at a stockholders meeting. In connection with the execution of the Merger Agreement, holders of a majority of the shares of outstanding capital stock of Hiway executed irrevocable proxies in favor of the Company to vote in favor of the Hiway Acquisition. If the Company's stockholders fail to approve the Hiway Acquisition, Hiway may elect to terminate the Merger Agreement, in which case the Company must pay to Hiway a termination fee of $10.0 million. The Merger Agreement also may be terminated by mutual agreement of the Company and Hiway. There can be no assurance that the Company's stockholders will approve the Hiway Acquisition, that the HSR Clearance will be obtained or, if obtained, that the Department of Justice and/or the Federal Trade Commission will not impose conditions in connection with such HSR Clearance. There can also be no assurance as to when, if at all, the conditions and other contingencies with respect to the Hiway Acquisition will be satisfied, that there will not be a material adverse change in the business, operations, financial performance or results of operations of Hiway, or that the parties to the Hiway Acquisition will not mutually decide to terminate the Merger Agreement.

     The Hiway Acquisition is a substantial transaction for the Company. The Unaudited Pro Forma Condensed Combined Financial Statements included in this Prospectus reflect the pro forma impact that the Hiway Acquisition would have had on the financial results of the Company as if the transaction had been completed on January 1, 1997. The Company expects that, if the Hiway Acquisition is completed, it will have a continuing, significant impact on the Company's operating and financial performance.

RISKS ASSOCIATED WITH THE HIWAY ACQUISITION

     Hiway was formed in May 1998 through a merger of Best Internet and Hiway (the "Best/Hiway Merger"). Because the Best/Hiway Merger was accomplished only recently, Hiway has not yet completed a full quarter of combined operations, and is in the early stages of integrating the operations of those two companies that previously operated independently at different locations with separate work forces. It is likely that this integration effort will be continuing when the Hiway Acquisition is completed. In the course of that integration effort, it is possible that facts or circumstances may be discovered that were not known or apparent prior to the time that the Company executed the Merger Agreement with Hiway or during its due diligence review of Hiway. There can be no assurance that difficulties will not be encountered in integrating the operations of Hiway, or that the specific benefits expected from the integration of Hiway and Best Internet will be achieved or that any anticipated cost savings will be realized. The acquisition of Hiway also involves a number of special risks, including assimilation of new operations and personnel; the diversion of resources from the Company's existing business; integration of their respective equipment, service offerings, networks and technologies, financial and information systems and brand names; coordination of geographically separated facilities and work forces; management challenges associated with the integration of the companies; coordination of their respective sales, marketing and service development efforts, assimilation of new management personnel; and maintenance of standards, controls, procedures and policies. The process of integrating Hiway's operations, including its personnel, could cause interruption of, or loss in momentum in the activities of the Company's business and operations, including those of the business acquired. Further, employees of Hiway who may be key to the integration effort or the Company's ongoing operations may choose not to continue to work for the Company following the closing of the Hiway Acquisition.

     In connection with the Hiway Acquisition, the Company expects to incur expenses through mid-1999 associated with the integration of the acquired business with its own, including costs relating to the elimination of duplicate systems and facilities, possible severance and employee relocation, and other integration costs. The aggregate amount of these expenses is not yet determinable, but could be significant. In addition, there can be no assurance that the Company will not incur additional charges in subsequent quarters to reflect costs associated with the Hiway Acquisition or the integration of its operations. Factors that could increase such costs include delays in the completion of the Hiway Acquisition, any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the acquisition has been completed and the associated costs of hiring temporary employees, and any additional fees and charges to obtain consents, regulatory approvals or permits. There can be no assurance that the Company will realize the benefits and strategic objectives sought through the Hiway Acquisition. Costs associated with the Hiway Acquisition, or liabilities and expenses associated with the operations of Hiway, that exceed the expectations of the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH HIWAY HISTORICAL FINANCIAL INFORMATION

     The Best/Hiway Merger was intended to qualify for pooling-of-interests treatment under generally accepted accounting principles, and has been treated accordingly in the historical financial statements of Hiway. Under pooling-of-interests accounting, the accounts of Hiway are combined with those of Best Internet at their historical carrying amounts and Hiway's financial statements for all prior periods are restated to reflect the combination of the two companies for all periods presented.

     Prior to the execution of the Merger Agreement between the Company and Hiway, Hiway had filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "Commission") with respect to its proposed initial public offering, which registration statement contained the historical financial statements of Hiway that are included in this Prospectus. In the course of its review of that registration statement, the Commission raised questions concerning the pooling-of-interests accounting treatment of the Best/Hiway Merger. These questions had not been resolved when Hiway signed the Merger Agreement with the Company and suspended its registration process. The Company and Hiway believe that the accounting treatment of the Best/Hiway Merger reflected in Hiway's historical financial statements is appropriate under generally accepted accounting principles. The Company expects that these financial statements will be included in additional registration statements of its own that the Company anticipates will be filed with the Commission in the near future, including a registration statement on Form S-4 in connection with the Hiway Acquisition. Accordingly, the financial statements will be subject to further review by the Commission. In the course of that review, it is possible that the Commission will raise these same questions. In that case, if the Company and Hiway do not prevail in their assertion that the accounting treatment reflected in those financial statements is appropriate, the Commission may require that those financial statements be restated to reflect the application of the purchase method of accounting treatment to the Best/Hiway Merger. See "-- Financial Information Concerning Acquisitions."

     Under the purchase accounting method, a substantial portion of the purchase price would be allocated to goodwill which would be amortized to operations over the estimated life of the asset. Although purchase accounting treatment may have a material adverse impact on the reported operating results of the Hiway combined companies, as compared to that under pooling-of-interests treatment, because the Hiway Acquisition must be accounted for by the Company using purchase accounting, any such restatement of the Hiway historical financial statements would not have a material adverse impact on the pro forma combined operating results of the Company and Hiway.

DEPENDENCE UPON IMPLEMENTATION OF NETWORK INFRASTRUCTURE; ESTABLISHMENT AND MAINTENANCE OF PEERING RELATIONSHIPS

     The Company's success will depend upon its ability to complete the implementation of and to continue to expand its national network infrastructure and support services in order to supply sufficient geographic reach, capacity, reliability and security at an acceptable cost. The continued development and expansion of the Company's national network will require that it enter into additional agreements, on acceptable terms and conditions, with the various providers of infrastructure capacity and equipment and support services. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions. See "Business -- Technology and Network Operations -- Peering Relationships."

     In addition, the establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay transit costs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national ISPs has driven corporate peering policies. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. Furthermore, if increasing requirements associated with maintaining peering with the major national ISPs develop, the Company may have to comply with those additional requirements in order to continue to maintain its peering relationships. The Company also anticipates that future expansions and adaptations of its network infrastructure may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to its customers' product and service requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards or its customers' growing demands and changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure. Failure to maintain peering relationships or establish new ones, if necessary, would cause the Company to incur additional operating expenditures which would have a material adverse effect on the Company's business, financial condition and results of operations.

CHALLENGES OF GROWTH BY ACQUISITIONS

     The Company's business strategy is dependent, in part, upon its ability to continue to successfully identify and acquire ISPs that meet the Company's investment criteria. The Company is continuing to seek and evaluate qualified ISP candidates in order to optimize its market presence in the regions it currently serves, and to expand its focus to encompass the remaining top 50 MSAs not currently served by Verio. Although the Company's acquisitions to date have been primarily smaller local and regional independent ISPs, the Company may in the future target the acquisition of larger businesses such as its recent acquisition of TABNet and the proposed Hiway Acquisition. The Company expects that competition for appropriate acquisition candidates may be significant. The Company may compete with other communications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than the Company. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock, or other forms of consideration and other matters. No assurance can be given that the Company will be able to successfully identify suitable ISPs or, once identified, will be able to consummate an acquisition of or an investment in those targeted ISPs on terms and conditions acceptable to the Company. See "Business -- The Verio Strategy" and "-- Competition; Pricing Fluctuation." Further, the Company's ability to consummate transactions with ISPs that it identifies will require significant financial resources. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth. See "-- Requirements for Additional Capital."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the incurrence of capital costs and the introduction of value-added enhanced services and new services by the Company. Additional factors that may contribute to variability of operating results include: the pricing and mix of services offered by the Company; the Company's customer retention rate; changes in pricing policies and product offerings by the Company's competitors; growth in demand for network and Internet access services; the incurrence of one-time costs associated with regional consolidation; and general telecommunications services' performance and availability. The Company has also experienced seasonal variation in Internet use and, therefore, revenue streams may fluctuate accordingly. In response to competitive pressures, the Company may take certain pricing or marketing actions that could have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Competition; Pricing Fluctuation." As a result, variations in the timing and amounts of revenues could have a material adverse effect on the Company's quarterly operating results. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent upon the efforts of its senior management team, the loss of any of whom could impede the achievement of product development and marketing objectives and could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its ability to attract and retain qualified technical and marketing personnel for whom there is intense competition in the areas of the Company's activities. There can be no assurance that the Company will be able to attract and retain the personnel necessary for the development and integration of its business. Delays in hiring such personnel could delay the achievement of development and marketing objectives. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF SYSTEM FAILURE

     The Company's operations are dependent upon its ability to protect its network infrastructure against damage from fire, earthquakes, floods, power loss, telecommunications failures and similar events or to construct networks that are not vulnerable to the effects of such events. Significant portions of the Company's computer equipment, including components critical to the operation of its Internet backbone, are located at the Company's facility in Englewood, Colorado and the Company's NOC located in Dallas, Texas. Despite precautions taken by and planned by the Company, the occurrence of a natural disaster or other unanticipated problem at the Company's NOC or at a number of the Company's national nodes could cause interruptions in the services provided by the Company. The failure of a local POP would result in interruption of service to the customers served by such POP until necessary repairs were effected or replacement equipment were installed. Additionally, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

SECURITY RISKS

     Despite the implementation of security measures by the Company, networks are vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers and also may deter potential subscribers. Although the Company intends generally to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THE INTERNET; UNCERTAIN ADOPTION OF INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATIONS

     The Company's products and services are targeted toward users of the Internet, which has experienced rapid growth. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete.

     The Company is also at risk as a result of fundamental technological changes in the way Internet solutions may be marketed and delivered. Integrating technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network infrastructure. While the Company believes that its plan of combining the scale and scope of a national operation with the local presence of its ISP operations offers significant advantages for commerce and communication over the Internet, there can be no assurance that commerce and communication over the Internet will become widespread, or that the Company's offered Internet access and communications services will become widely adopted for these purposes. The failure of the market for business-related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operations.

     In addition, new technologies or industry standards have the potential to replace or provide lower cost alternatives to the Company's existing products and services. The adoption of such new technologies or industry standards could render the Company's existing products and services obsolete and unmarketable. For example, the Company's services rely on the continued widespread commercial use of Transmission Control Protocol/Internet Protocol ("TCP/IP"). Alternative open and proprietary protocol standards that compete with TCP/IP, including proprietary protocols developed by IBM and Novell, Inc., have been or are being developed. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by the Company and its ISPs are not broadly accepted, the Company's business, operating results and financial condition will be materially adversely affected.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED OVER NETWORK; REGULATORY
MATTERS

     The law relating to liability of on-line service providers and ISPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. Although some courts have ruled that the 1996 Telecommunications Act immunizes ISPs from liability for defamatory material carried on their facilities, there can be no assurance that other courts will take a similar approach. In one case, a state court held that an on-line service provider could be found liable for defamatory materials provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Other courts have held that on-line service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Although the Supreme Court has declared the Communications Decency Act to be unconstitutional as it applies to the transmission of indecent on-line communications to minors, state and federal statutes continue to prohibit the on-line distribution of obscene materials. The imposition upon ISPs or Web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     Although the Company is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other federal or state agency, changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. For example, proposed regulations at the FCC would require discounted Internet connectivity rates for schools and libraries. Also, the FCC is considering whether ISPs should be required to pay access charges to local telephone companies for each minute that dial up users spend connected to ISPs through telephone company switches, and some telephone companies have requested similar relief from state regulatory commissions. The imposition of access charges would affect the Company's costs of serving dial up customers and could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE UPON SUPPLIERS; LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment which, in the quantities and quality demanded by the Company, are available only from limited sources. For example, the Company currently relies on Cisco Systems to supply routers critical to the Company's network, and the Company could be adversely affected if routers from Cisco were to become unavailable on commercially reasonable terms. Qwest, Sprint, MCI and MFS, which are competitors of the Company, are the Company's primary providers of data communications facilities and network capacity. The Company also is dependent upon LECs, which often are competitors of the Company, to provide telecommunications services and lease physical space to the Company for routers, modems and other equipment. The Company has from time to time experienced delays in receiving telecommunications services, which can lead to the loss of customers or prospective customers.

There can be no assurance that, on an ongoing basis, the Company will be able to obtain such services on the scale and within the time frames required by the Company at a commercially reasonable cost, or at all. Failure to obtain or to continue to make use of such services would have a material adverse effect on the Company's business, operating results and financial condition.

FINANCIAL INFORMATION CONCERNING ACQUISITIONS

     The ISPs targeted by the Company for acquisition typically do not have audited financial statements and have varying degrees of internal controls and detailed financial information. Accordingly, the pro forma and other financial information in this Prospectus includes financial information concerning certain recently completed acquisitions for which audited financial statements may not be available. In particular, this is the case with respect to the Company's recent acquisition of TABNet, and the financial information concerning TABNet contained herein. See also "-- Risks Associated with Hiway Historical Financial Information." There can be no assurance that a subsequent audit by the Company will not reveal matters of significance, including with respect to revenues, expenses and liabilities, contingent or otherwise, of these companies. The Company's business strategy involves the continued and potentially rapid acquisition of additional ISPs. The Company expects that, from time to time in the future, it will enter into additional acquisition agreements, the pro forma effect of which is not known and cannot be predicted. The Company's completion of additional acquisitions may have a material impact on the financial information set forth herein. There can be no assurance as to the number, timing or size of future acquisitions, if any, or the effect any such acquisitions would have on the Company's operating or financial results.

     The Company is in the process of completing valuations of the assets acquired and liabilities assumed in connection with certain of the Company's larger recent acquisitions. These valuations will be used in determining the final purchase accounting adjustments for these acquisitions. Accordingly, the purchase accounting adjustments for these acquisitions reflected in the pro forma financial statements included in this Prospectus are likely to be revised and such adjustments may be significant. Specifically, the Company expects to record charges to operations for in-process research and development relating to certain of the acquisitions and these charges, which will be recorded in the respective periods in which the particular acquisitions took place, also may be significant. The amounts of these charges are not presently determinable.

LACK OF PUBLIC MARKET

     The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes as permitted by applicable laws and regulations, however, the Initial Purchasers are not obligated to do so and may discontinue market making at any time without notice. In addition, such market-making will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the respective Exchange Offers and the pendency of any shelf registration statement. There can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the New Notes may trade at prices lower than the initial offering price thereof and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. Further, the liquidity of, and trading market for, the New Notes may also be materially and adversely affected by declines in the market for high-yield securities generally. Such a decline may materially and adversely affect such liquidity and tracking independently of the financial performance of, and prospects for, the Company. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market.

RESTRICTIONS ON EXCHANGE OFFERS

     Issuance of New Notes in exchange for Old Notes pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery.

The Exchange Agent and the Company are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offers -- Resales of the New Notes" and "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offers will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offers, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. Generally, the rights of holders of Old Notes under the 1997 Notes Registration Rights Agreement or 1998 Notes Registration Rights Agreement, as the case may be, would also terminate with respect to Old Notes which are not exchanged for New Notes in the Exchange Offers.

YEAR 2000 COMPLIANCE

     Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's business, operating results and financial condition.

FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (as such term is defined in the Reform Act). The safe harbor provisions provided in Section 27A of the Securities Act and
Section 21E of the Exchange Act apply to forward-looking statements made by the Company. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements such as the timing, costs and scope of its acquisition of, or investments in, existing ISPs, the revenue and profitability levels of the ISPs in which it invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other matters contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                              THE EXCHANGE OFFERS

     The summary herein of certain provisions of the 1997 Notes Registration Rights Agreement and the 1998 Notes Registration Rights Agreement, as the case may be, does not purport to be complete and reference is made to the provisions of the 1997 Notes Registration Rights Agreement and the 1998 Notes Registration Rights Agreement, which have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part, and copies of which are available upon request to the Company.

PURPOSE AND EFFECT

  1997 Notes

     The Old 1997 Notes were sold by the Issuer to the Initial 1997 Notes Purchasers on June 17, 1997. The Initial 1997 Notes Purchasers subsequently resold the Old 1997 Notes in reliance on Rule 144A under the Securities Act. The Issuer and the Initial 1997 Notes Purchasers entered into the 1997 Notes Registration Rights Agreement, pursuant to which the Issuer agreed, with respect to the Old 1997 Notes and subject to the Issuer's determination that the Exchange Offer with respect to the 1997 Notes is permitted under applicable law, to (i) cause to be filed, on or prior to March 24, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer with respect to the 1997 Notes, and (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to July 24, 1998, and (b) to consummate the Exchange Offer with respect to the 1997 Notes on or prior to August 24, 1998. The Issuer will keep the Exchange Offer with respect to the 1997 Notes open for a period of not less than 30 days (or longer if required by applicable law) after the date the notice of the Exchange Offer with respect to the 1997 Notes is mailed to the holders of the Old 1997 Notes. The Exchange Offer with respect to the Old 1997 Notes is intended to satisfy the Issuer's exchange offer obligations under the 1997 Notes Registration Rights Agreement.

  1998 Notes

     The Old 1998 Notes were sold by the Issuer to the Initial 1998 Notes Purchasers on March 25, 1998. The Initial 1998 Notes Purchasers subsequently resold the Old 1998 Notes in reliance on Rule 144A under the Securities Act. The Issuer and the Initial 1998 Notes Purchasers entered into the 1998 Notes Registration Rights Agreement, pursuant to which the Issuer agreed, with respect to the Old 1998 Notes and subject to the Issuer's determination that the Exchange Offer with respect to the 1998 Notes is permitted under applicable law, to (i) cause to be filed, on or prior to June 23, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer with respect to the 1998 Notes, and (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to August 21, 1998, and (b) to consummate the Exchange Offer with respect to the 1998 Notes on or prior to September 21, 1998. The Issuer will keep the Exchange Offer with respect to the 1998 Notes open for a period of not less than 30 days (or longer if required by applicable law) after the date the notice of the Exchange Offer with respect to the 1998 Notes is mailed to the holders of the Old 1998 Notes. The Exchange Offer with respect to the Old 1998 Notes is intended to satisfy the Issuer's exchange offer obligations under the 1998 Notes Registration Rights Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Following the expiration of the respective Exchange Offers, holders of Old Notes not tendered, or not properly tendered, will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer with respect to such Old Notes if such holder elects not to participate in such Exchange Offer.

TERMS OF THE EXCHANGE OFFERS

     The Issuer hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to
(i) $100.0 million aggregate principal amount of New 1997 Notes for up to $100.0 million aggregate principal amount of the outstanding Old 1997 Notes and (ii) up to $175.0 million aggregate principal amount of New 1998 Notes for up to $175.0 million aggregate principal amount of the outstanding Old 1998 Notes. The Issuer will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue $1,000 principal amount of New Notes in exchange of each $1,000 principal amount of outstanding Old Notes accepted in the respective Exchange Offers. Holders may tender some or all of their Old Notes pursuant to the Exchange Offers. However, Old Notes may be tendered only in integral multiples of $1,000. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date with respect to the Exchange Offer applicable to such Old Notes. The Exchange Offers are not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offers are subject to the terms and provisions of the 1997 Notes Registration Rights Agreement and the 1998 Notes Registration Rights Agreement, as applicable. See "-- Conditions of the Exchange Offers."

     As of the date of this Prospectus, (i) $100.0 million in aggregate principal amount of the Old 1997 Notes is outstanding and (ii) $175.0 million in aggregate principal amount of Old 1998 Notes is outstanding. As of July 13, 1998, there were two registered holders of Old 1997 Notes with 24 DTC participants, and there was one registered holder of Old 1998 Notes with 29 DTC participants. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the applicable Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the applicable Exchange Offer. The Issuer believes that, as of the date of this Prospectus, no holder of Old Notes is an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer.

     The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Issuer.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The Expiration Date shall be August 31, 1998 at 5:00 p.m., New York City time, unless the Issuer, in its sole discretion, extends one or both of the Exchange Offers, in which case the Expiration Date shall be the latest date and time to which the applicable Exchange Offer is extended. The Company has no obligation to make the Exchange Offers coterminous.


     In order to extend one or both the Exchange Offers, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend one or both the Exchange Offers, in which event the term "Expiration Date" shall mean the latest time and date to which one or both of the Exchange Offers is extended, as the case may be, and
(iii) to amend the
terms of the Exchange Offers in any manner. If one or both of the Exchange Offers is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes subject to such Exchange Offer. Modifications of an Exchange Offer, including but not limited to extension of the period during which the Exchange Offer is open, may require that at least five business days remain in such Exchange Offer. In order to extend an Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date with respect to such Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFERS

     The Exchange Offers are not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offers are conditioned upon the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

ACCRUED INTEREST

  1997 Notes

     The New 1997 Notes will bear interest at a rate equal to 13 1/2% per annum from and including their date of issuance. Holders whose Old 1997 Notes are accepted for exchange will have the right to receive interest accrued thereon from the last date on which interest was paid on the Old 1997 Notes, or if no interest had been paid on such Old 1997 Notes, from the date of their original issue, to, but not including, the date of issuance of the New 1997 Notes accepted for exchange, which interest accrued at the rate of 13 1/2% per annum, and will cease to accrue on the day prior to the issuance of the New 1997 Notes. See "Description of the 1997 Notes -- Maturity, Interest and Principal."

  1998 Notes

     The New 1998 Notes will bear interest at a rate equal to 10 3/8% per annum from and including their date of issuance. Holders whose Old 1998 Notes are accepted for exchange will have the right to receive interest accrued thereon from the last date on which interest was paid on the Old 1998 Notes, or if no interest had been paid on such Old 1998 Notes, from the date of their original issue, to, but not including, the date of issuance of the New 1998 Notes accepted for exchange, which interest accrued at the rate of 10 3/8% per annum, and will cease to accrue on the day prior to the issuance of the New 1998 Notes. See "Description of the 1998 Notes -- Maturity, Interest and Principal."

PROCEDURES FOR TENDERING OLD NOTES

     The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the applicable Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the applicable Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the Expiration Date, in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent by an "Agent's Message." To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgement of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Issuer's acceptance of which might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the applicable Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in such Exchange Offer). The interpretation of the terms and conditions of the Exchange Offers (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Issuer shall determine. The Issuer will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the applicable Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Issuer that, among other things, (i) the New Notes to be acquired in connection with the applicable Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in such Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in such Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer except as otherwise disclosed to the Issuer in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder; (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. DTC participants may also submit the Notice of Guaranteed Delivery through ATOP.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to an Exchange Offer, the Issuer will accept any and all Old Notes that are properly tendered in such Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date with respect to such Exchange Offer. The New Notes issued pursuant to an Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offers, the Issuer shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Issuer reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offers. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offers.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written notice (or for DTC participants, transmission of notice through ATOP) to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the applicable Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offers -- Procedure for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     U.S. Bank Trust National Association is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                         By Hand, or Overnight Courier:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

             Facsimile Transmissions (Eligible Institutions Only):

                                 (612) 244-1537

                To confirm by telephone or for information call:

                                 (612) 244-1197

                                    By Mail:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

FEES AND EXPENSES

     All expenses incident to the Issuer's consummation of the Exchange Offers and compliance with the 1997 Notes Registration Rights Agreement and the 1998 Notes Registration Rights Agreement, as the case may be, will be borne by the Issuer, including, without limitation: (i) all applicable Securities and Exchange Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees; (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of one counsel for holders that are Initial Purchasers in connection with blue sky qualifications of any of the New Notes) and compliance with the rules of the NASD; (iii) all applicable expenses incurred by the Issuer in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing any other documents relating to the performance of and compliance with the 1997 Notes Registration Rights Agreement or the 1998 Notes Registration Rights Agreement, as the case may be, (iv) all rating agency fees, if any; and (v) the fees and disbursements of counsel for the Issuer.

     The Issuer has not retained any dealer-manager in connection with the Exchange Offers and will not make any payments to brokers, dealers of others soliciting acceptance of the Exchange Offers. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offers. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offers, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Issuer's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Issuer for accounting purposes. The expenses of the Exchange Offers will be amortized over the term of the respective New Notes.

RESALES OF THE NEW NOTES

     Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offers to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Issuer within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Issuer has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offers. The Issuer and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff of other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offers are being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in an Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offers by holders who are "affiliates" of the Issuer within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act (if applicable). Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Issuer. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Issuer. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their New Notes.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offers.

     The Exchange Offers are intended to satisfy certain of the Company's obligations under the 1997 Notes Registration Rights Agreement and the 1998 Notes Registration Rights Agreement. In consideration for issuing the New Notes as contemplated in this Prospectus, the Issuer will receive in exchange Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes will be registered under the Securities Act and hence do not include certain rights to registration thereunder. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     Net proceeds from the Initial 1997 Notes Offering (after deducting the Initial 1997 Notes Purchasers' discount and expenses payable by the Issuer) were approximately $144.8 million. Approximately $46.6 million of such net proceeds were deposited in an escrow account for the benefit of the holders of the Old 1997 Notes to fund when due the first five scheduled interest payments on the Old 1997 Notes. Amounts on deposit in the escrow account are held in cash or used to purchase U.S. Government Securities, and, upon consummation of the applicable Exchange Offer, will continue to be held for the benefit of the holders of the New 1997 Notes to fund the remaining scheduled interest payments on the New Notes through December 15, 1999. The balance of the net proceeds from the Initial 1997 Notes Offering have been and continue to be used to further the Company's ISP acquisition and investment strategy, to continue the development and implementation of the national backbone, customer care center, network operations center and billing and accounting services, and to support the Company's general working capital purposes. Pending application of the proceeds as described above, the Company has invested the net proceeds of the issuance of the Old 1997 Notes in short-term, interest-bearing, investment-grade securities.

     Net proceeds from the Initial 1998 Notes Offering (after deducting the Initial 1998 Notes Purchasers' discount and expenses payable by the Issuer) were approximately $169.8 million. The net proceeds from the Initial 1998 Notes Offering have been and continue to be used to further the Company's ISP acquisition and investment strategy, to continue the development and implementation of the national backbone, customer care center, network operations center and billing and accounting services, and to support the Company's general working capital purposes. Pending application of the proceeds as described above, the Company has invested the net proceeds of the issuance of the Old 1998 Notes in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock and does not expect to pay dividends in the foreseeable future. The Company's current policy is to retain all of its earnings to finance future growth and acquisitions. Furthermore, the terms of the 1997 Indenture, the 1998 Indenture and the Bank Facility place limitations on the Company's ability to pay dividends. Future dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

                             (Amounts in Thousands)

     The following table sets forth at June 30, 1998 (i) the actual capitalization of the Company and (ii) the pro forma capitalization adjusted for the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions. This table should be read in conjunction with the Selected Consolidated Financial Data, the Unaudited Pro Forma Condensed Combined Financial Statements and the Historical Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                   AS OF JUNE 30, 1998
                                                                --------------------------
                                                                HISTORICAL    PRO FORMA(1)
                                                                ----------    ------------
Cash and cash equivalents...................................     $322,590       $181,269
Restricted cash and securities..............................       20,848         21,386
                                                                 ========       ========
Long-term debt and capital lease obligations, net of current
  portions..................................................      275,092        281,035
                                                                 --------       --------
Stockholders equity:
  Common stock, par value $0.001 per share; 125,000,000
     shares authorized; 32,307,710 shares outstanding
     historical; 40,977,710 shares pro forma; and additional
     paid in capital(2).....................................      374,572        602,572
  Accumulated deficit.......................................     (103,173)      (106,173)
                                                                 --------       --------
     Total stockholders' equity.............................      268,399        496,399
                                                                 --------       --------
     Total capitalization...................................     $543,491       $777,434
                                                                 ========       ========

---------------

(1) Pro forma for the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions as if they had occurred on June 30, 1998. See "Unaudited Pro Forma Condensed Combined Financial Statements" for the separate pro forma effect of the Hiway Acquisition.

(2) Does not include 4,537,719 shares of Common Stock reserved for issuance pursuant to outstanding stock options as of June 30, 1998 or 2,112,480 shares issuable upon exercise of outstanding warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                   (Amounts in Thousands, Except Share Data)

     The selected historical consolidated financial data as of December 31, 1996, 1997, and June 30, 1998 and for the period from inception (March 1, 1996) to December 31, 1996, the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998 have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     The information set forth below should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the historical Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. Results of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 are not necessarily indicative of results of operations for future periods. The Company's development and expansion activities, including acquisitions, during the periods shown below significantly affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      PERIOD FROM                                           SIX MONTHS ENDED JUNE 30,
                                       INCEPTION               YEAR ENDED            ---------------------------------------
                                    (MARCH 1, 1996)        DECEMBER 31, 1997              HISTORICAL         PRO FORMA(1)(2)
                                    TO DECEMBER 31,   ----------------------------   ---------------------   ---------------
                                         1996         HISTORICAL   PRO FORMA(1)(2)     1997        1998           1998
                                    ---------------   ----------   ---------------   ---------   ---------   ---------------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Dedicated connectivity..........      $ 1,100       $  16,383      $   53,561      $   5,806   $  22,544      $  28,784
  Dial-up connectivity............        1,139           7,093          16,725          2,670       9,886         12,168
  Enhanced services and other.....          126          12,216          49,108          4,187      17,309         38,477
                                        -------       ---------      ----------      ---------   ---------      ---------
        Total revenue.............        2,365          35,692         119,394         12,663      49,739         79,379
Costs and expenses:
  Internet services operating
    costs.........................          974          15,974          44,993          5,475      22,854         30,103
  Selling, general and
    administrative and other......        7,002          49,383         100,363         17,840      45,850         64,606
  Stock option related
    compensation and severance
    costs.........................           --              --              --             --       2,001          5,641
  Depreciation and amortization...          669          10,624          63,732          3,794      15,079         36,019
                                        -------       ---------      ----------      ---------   ---------      ---------
    Total costs and expenses......        8,645          75,981         209,088         27,109      85,784        136,369
                                        -------       ---------      ----------      ---------   ---------      ---------
    Loss from operations..........       (6,280)        (40,289)        (89,694)       (14,446)    (36,045)       (56,990)
Other income (expense):
  Interest income.................          593           6,080           6,220          1,418       5,217          5,233
  Interest expense................         (115)        (11,826)        (12,559)          (592)                   (14,885)
  Equity in losses of
    affiliates....................           --          (1,958)             --             --          --             --
Minority interests................          680           1,924              --            937         545            184
                                        -------       ---------      ----------      ---------   ---------      ---------
        Loss before extraordinary
          item....................       (5,122)        (46,069)     $  (96,033)       (12,643)    (44,511)     $ (66,458)
                                                                     ==========                                 =========
Extraordinary item -- loss related
  to debt repurchase..............           --              --                             --     (10,101)
                                        -------       ---------                      ---------   ---------
        Net loss..................       (5,122)        (46,069)                       (12,683)    (54,612)
Accretion of preferred stock to
  liquidation value...............          (23)           (260)                          (114)        (87)
                                        -------       ---------                      ---------   ---------
        Net loss attributable to
          common stockholders.....      $(5,145)      $ (46,329)                     $ (12,797)  $ (54,699)
                                        =======       =========                      =========   =========
Loss per common share -- basic and
  diluted(3):
    Loss per common share before
      extraordinary item..........      $ (5.29)      $  (40.47)     $    (8.34)     $  (11.30)  $   (4.55)     $   (3.29)
                                        =======       =========      ==========      =========   =========      =========
    Loss per common share.........      $ (5.29)      $  (40.47)     $    (8.34)     $  (11.30)  $   (5.58)
                                        =======       =========      ==========      =========   =========
Weighted average common shares
  outstanding -- basic and
  diluted.........................      971,748       1,144,685      11,514,685      1,132,500   9,800,769     20,170,769
                                        =======       =========      ==========      =========   =========      =========
OTHER DATA:
EBITDA(4).........................      $(5,611)      $ (29,665)     $  (25,962)     $ (10,652)  $ (20,966)     $ (20,971)
Capital expenditures(5)...........        3,430          14,547                          7,616       8,124
Ratio of earnings to fixed
  charges(6)......................           --              --              --             --          --             --
Cash flows information:
  Net cash used by operating
    activities....................       (2,326)        (35,323)                       (15,605)    (30,021)
  Net cash used by investing
    activities....................       (9,123)       (120,330)                       (77,633)    (52,790)
  Net cash provided by financing
    activities....................       77,916         161,772                        163,805     332,815

                                                         AS OF
                                                      DECEMBER 31,         AS OF JUNE 30, 1998
                                                   ------------------   -------------------------
                                                    1996       1997     HISTORICAL   PRO FORMA(1)
                                                   -------   --------   ----------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents........................  $66,467   $ 72,586    $322,590      $181,269
Restricted cash and securities...................       --     40,554      20,848        21,386
Goodwill, net....................................    8,736     83,216     157,997       521,635
Total assets.....................................   82,628    246,471     578,765       823,069
Long-term debt and capital lease obligations, net
  of discount....................................      106    142,321     275,092       281,035
Redeemable preferred stock.......................   76,877     97,249          --            --
Stockholders' equity (deficit)...................   (4,055)   (27,001)    268,399       496,399

---------------

(1) Pro forma for the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions (each as defined in the Company's Unaudited Pro Forma Condensed Combined Financial Statements) as if they had occurred on June 30, 1998 for balance sheet purposes and on January 1, 1997 for statement of operations data purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements" for the separate pro forma effect of the Hiway Acquisition.

(2) Pro forma interest expense, including amortization of debt issuance costs, assuming that the 1998 Notes had been issued on January 1, 1997, totaled $27.5 million and $13.8 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

(3) The Company paid no cash dividends on its Common Stock during the period from inception (March 1, 1996) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998.

(4) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets and includes non-cash stock option compensation and severance costs of $2.0 million and $5.6 million on a historical and pro forma basis, respectively, for the six months ended June 30, 1998. The primary measure of operating performance is net earnings
    (loss). Although EBITDA is a measure commonly used in the Company's industry, it should not be construed as an alternative to net earnings
    (loss), determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA presented herein by the Company may not be comparable to other similarly titled measures of other companies.

(5) Excludes equipment and leasehold improvements acquired in business acquisitions.

(6) For the period ended December 31, 1996, the year ended December 31, 1997 and the six-month periods ended June 30, 1997 and June 30, 1998, earnings were insufficient to cover combined fixed charges by $5.8 million, $48.0 million, $13.6 million and $45.1 million, respectively. On a pro forma basis, giving effect to the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions, earnings would have been insufficient to cover combined fixed charges by $96.0 million for the year ended December 31, 1997 and $66.6 million for the six months ended June 30, 1998. Combined fixed charges consist of interest expense and that portion of rent expense the Company believes to be representative of interest (i.e., one third of rent expense), adjusted for minority interests. See "Unaudited Pro Forma Condensed Combined Financial Statements" for the separate pro forma effect of the Hiway Acquisition.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis is based on the historical and pro forma results of the Company and includes a number of ISPs acquired at various times. See "Unaudited Pro Forma Condensed Combined Financial Statements" for the basis of presentation and those business acquisitions included therein. Investments in ISP affiliates in which Verio acquires a minority interest are accounted for at cost. Investments in ISP affiliates in which Verio acquires a majority interest through the acquisition of net assets, common stock or convertible preferred stock, and exercises significant control over the operations are accounted for using the purchase method of accounting and, accordingly, the financial results of these ISPs have been consolidated with those of the Company. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Risk Factors--Forward-Looking Statements."

OVERVIEW

     Verio is a leading provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. Since its inception in March 1996, the Company has rapidly established a national presence through the acquisition, integration, and growth of local Internet service providers ("ISPs") with a business customer focus. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn, and the expanding Internet needs of these businesses. The Company believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical competency and hands-on support provided through its local sales and engineering personnel with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength. Verio has quickly built critical mass by acquiring the stock or assets of, or making significant investments in, over 40 ISPs that provide a comprehensive range of Internet connectivity and enhanced products and services to over 125,000 customer accounts providing locally based sales and engineering support in 38 of the top 50 MSAs in the country. Verio and its consolidated subsidiaries had total revenue of approximately $28.5 million for the three-month period ended June 30, 1998. With the additional ISP operations acquired since that date, and taking into account all of the revenue for the entire three-month period ended June 30, 1998, of all ISP operations acquired as of August 11, 1998, the pro forma combined revenue for that three-month period would have been approximately $34.0 million. Combined revenue includes the revenue of all of the ISPs that were owned 51% or more on or before August 11, 1998. Recently, the Company announced that it had executed an agreement with Best Internet Communications, Inc. d/b/a Hiway Technologies ("Hiway"), pursuant to which the Company will acquire all of the outstanding stock of Hiway (the "Hiway Acquisition"). The completion of the Hiway Acquisition, which the Company currently expects to complete in the fourth quarter of 1998 (subject to the satisfaction of various closing conditions) would bring the Company's pro forma combined revenues for the three months ended June 30, 1998 to approximately $43.7 million.

     Initially, Verio's strategy was to acquire 51% to 100% of a large regional ISP, and a minority interest in smaller ISPs within designated geographic regions. Verio now generally seeks to acquire 100% of new ISPs, and is consolidating the ownership, and integrating the management teams, network operations and marketing efforts within each particular region. While some one-time costs are incurred in these consolidation efforts, Verio believes that the combined organizations will be able to increase revenue faster and more cost effectively. 100% ownership of its ISP operations facilitates the introduction of the Verio brand name, a suite of nationwide product offerings, and the transition of all operations onto Verio's national network and financial systems. During the three months ended June 30, 1998, the Company completed the acquisition of all the remaining equity ("Buyout") of three of its initially non-wholly owned ISPs, including Structured Network

Systems, Inc., Compute Intensive Inc., and Internet Online, Inc. The Company has the contractual right to effect the Buyout of the one remaining ISP in which it does not currently hold 100% ownership (not including V-I-A Internet, Inc. ("VIANet") in which the Company holds an approximately 18% equity position). From January 1, 1998 through August 11, 1998, Verio incurred costs of approximately $52.0 million, in the aggregate, in connection with a total of 11 Buyouts, and approximately $83.7 million for acquisitions (not including any contingent purchase price payments that may become payable in connection with the TABNet acquisition described below), which amounts were paid with a combination of cash, shares of Verio stock and options to acquire stock. As a result of its acquisitions, and the limited amount of fixed assets required to operate an ISP, Verio has recorded significant amounts of goodwill, and expects goodwill to increase significantly during 1998.

     During July 1998, Verio announced its two largest acquisitions to date: The acquisition of NTX, Inc. d/b/a TABNet ("TABNet") was consummated on July 7, 1998 (the "TABNet Acquisition"), and execution of the agreement to acquire Hiway was announced on July 28, 1998. In the TABNet Acquisition, the Company paid an initial purchase price of $45.5 million in cash to TABNet's shareholders, with additional contingent payments of up to a total of $43.2 million to be paid if TABNet's recurring revenue and EBITDA increase by agreed-to amounts through December 1998. In the Hiway Acquisition, the Company has agreed to pay total consideration of approximately $101.0 million in cash and 8.67 million shares of Verio's Common Stock to Hiway's shareholders. The Company expects that the TABNet operations will contribute positively to the Company's cash flow in 1999. However, the Company anticipates that the costs it expects to incur for system upgrades and integration of TABNet's operations onto Verio's network, customer care, billing and financial systems, will offset TABNet's cash flow contribution through the end of 1998. Similarly, Verio expects to incur expenses through mid-1999 associated with the integration of the Hiway operations, and expects that these expenses could be significant, although they are not determinable at this time. The Company also expects, however, to derive significant long-term savings as a result of synergies resulting from telco and transit cost reductions, shared data centers, joint product development, shared infrastructure and increased economies of scale made possible by the consolidation of its operations with those of Hiway.

     To fund its acquisitions and operations, through June 30, 1998 Verio had raised approximately $322.1 million of equity capital, including approximately $117.0 million (after deduction of underwriting discounts, commissions and expenses) in connection with its initial public offering of Common Stock and approximately $100.0 million in connection with its sale of Common Stock to an affiliate of Nippon Telegraph and Telephone Corporation ("NTT"), both of which occurred in May 1998. On June 15, 1998, pursuant to the partial exercise, at the request of the managing underwriters, of the over-allotment option granted to the underwriters in the IPO (as defined), the Company raised an additional $5.1 million (after deduction of underwriting discounts and commissions). It also issued $150.0 million principal amount of 13 1/2% Senior Notes due 2004 ("the Old 1997 Notes") to a group of institutional investors and Brooks Fiber Properties, Inc. ("Brooks"), $100.0 million of which remain outstanding following the repurchase of $50.0 million principal amount of the Old 1997 Notes previously held by Brooks (the "Refinancing"). On March 25, 1998, the Company consummated the sale of $175.0 million principal amount of 10 3/8% Senior Notes due 2005 ("the Old 1998 Notes"), a portion of the proceeds of which was used to effect the Refinancing. See "-- Liquidity and Capital Resources."

     The Company has incurred net losses since its inception, and management expects to incur significant additional losses as the Company continues its acquisition program, the development of its national network, the implementation of its national services and systems, and the integration of the operations it acquires. For the period from inception to December 31, 1996, the year ended December 31, 1997, and the six-month period ended June 30, 1998, the Company reported net losses of $5.1 million, $46.3 million, and $54.7 million, respectively. The extent to which the Company continues to experience negative cash flow will depend upon a number of factors, including the number and size of its further acquisitions, the expenses and time required to effectively integrate acquired operations and capture operating efficiency, and the ability to generate increasing revenues and cash flow. While the Company anticipates that it will recognize various economies and efficiencies of scale as a result of the integration of the operations of the ISPs it has acquired and continues to acquire, the process of consolidating the businesses and implementing the strategic integration of the

Company and its acquired operations may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. The timing and amount of expenditures related to the Company's cost-saving initiatives and integration efforts may be difficult to predict. The Company may increase near-term expenditures in order to accelerate the integration and consolidation of acquired operations with the goal of achieving longer-term cost savings and improved profitability.

     Three ISPs were included in the Company's consolidated financial statements at December 31, 1996. Twenty-two ISPs were included in its consolidated financial statements at December 31, 1997, and thirty-six ISPs were included in its consolidated financial statements for the six months ended June 30, 1998.

RESULTS OF OPERATIONS

REVENUE

     The Company derives the majority of its revenue from business customers who purchase dedicated Internet connections and enhanced services such as Web hosting. Verio's subsidiaries offer a broad range of connectivity options to their customers including dedicated, dial-up, Integrated Services Digital Network ("ISDN"), frame relay and point-to-point connections. Dedicated connection customers typically sign a contract for one to three years of service that provides for fixed, recurring monthly service charges, and pay a one-time setup fee. These charges vary depending on the type of service, the length of the contract, and local market conditions. Dial-up customers also typically pay a one-time setup fee and recurring monthly service charges. Fees and service charges for enhanced services vary from product to product. For example, Web hosting customers pay a one-time setup fee and fixed monthly service charges that vary depending on the amount of disk space and bandwidth required. In contrast, domain name registration customers pay a one-time fee. Additional sources of revenue include e-commerce, virtual private networks, security services, co-location services, consulting and the sales of equipment and customer circuits. Revenue related to Internet connectivity and enhanced services is recognized as the services are provided. Amounts billed relating to future periods are recorded as deferred revenue and amortized monthly as services are rendered.

     Currently, connectivity services provide a majority of total revenue. However, revenue from enhanced services, especially Web hosting, is expected to represent an increasing percentage of total revenue in future periods. With the TABNet Acquisition and the announced Hiway Acquisition, the Company expects that revenue from enhanced services, including Web hosting, will exceed 50% of its total revenue. Revenue from business customers currently represents approximately 90% of total revenue. In addition to the growth that the Company is achieving through acquisitions, revenue is also expected to increase due to internal growth. In the past, the Company has experienced some seasonality in its internal revenue growth, with the period of higher growth being the fall and winter.

  Six months ended June 30, 1997 compared to the six months ended June 30, 1998

     Total consolidated revenue increased 293% from $12.7 million for the six months ended June 30, 1997, to $49.7 million for the six months ended June 30, 1998. Internet connectivity represented 67% and 65% of total revenue for the six months ended June 30, 1997 and the six months ended June 30, 1998, respectively, with the balance derived from enhanced services and other, which include Web hosting, consulting, sales of equipment and customer circuits. The increase in enhanced services and other revenue as a percentage of total revenue is due to acquisitions and increased sales of enhanced services. The increase in revenue from the six months ended June 30, 1997 to the six months ended June 30, 1998 was primarily due to the acquisitions of ISPs subsequent to June 30, 1997. Revenue attributable to acquisitions completed subsequent to June 30, 1997 accounted for $29.3 million or 59% of total revenue for the six months ended June 30, 1998. Of these acquisitions, revenue from material acquisitions for the six months ended June 30, 1998 were $5.0 million from Clark Internet Services, Inc. and Monumental Network System, Inc., $2.6 million from Global Internet Network Services Inc. and STARnet, L.L.C., and $3.0 million from Internet Servers, Inc. (Verio Web Hosting).

Period from Inception to December 31, 1996 compared to the Year Ended December 31, 1997

     Total consolidated revenues increased from $2.4 million for the period from inception (March 1, 1996) to December 31, 1996 (the "1996 Period"), to $35.7 million for the year ended December 31, 1997. Internet connectivity decreased from 95% of total revenue for the 1996 Period to 66% for the year ended December 31, 1997, with the balance derived from enhanced services and other, which include Web hosting, consulting, sales of equipment and customer circuits. The increase in enhanced services and other revenues as a percentage of total revenues is because of a change in the revenue mix resulting from acquisitions and increased sales of enhanced services. The increase in dedicated and dial-up revenues and enhanced services and other revenues for the 1996 Period compared to the year ended December 31, 1997 was primarily due to the acquisitions of ISPs subsequent to December 31, 1996 and the longer period covered. Revenues attributable to acquisitions completed in 1996 accounted for $2.4 million or 100% of total revenues for the 1996 Period. Of these acquisitions, revenues from material acquisitions were $1.8 million from On-Ramp Technologies, Inc. and $.5 million from RAINet, Inc. Revenues attributable to material acquisitions completed in 1997 accounted for $23.8 million or 67% of total revenues for the year ended December 31, 1997. Of these acquisitions, revenues from material acquisitions were $7.7 million from NorthWestNet, Inc. ($4.4 million in connectivity revenue and $3.3 million in enhanced services and other revenue), and $3.6 million from Global Enterprise Services ($2.3 million in connectivity revenue and $1.3 million in enhanced services and other revenue). Revenues attributable to ISPs consolidated for the entire year were 31% of total revenues for the year ended December 31, 1997.

COSTS OF SERVICE AND OPERATING EXPENSES

     Internet services operating costs consist primarily of local telecommunications expense, Internet access expense and the cost of equipment and customer circuits sold. Local telecommunications expense represents the cost of transporting data between the Company's Points of Presence ("POPs") and a transit provider, or various Internet access points. Internet access expense includes the cost incurred by the Company to transport its Internet traffic and for its national network. In some instances the Company also will pay for the local circuits from the customer's location to one of the POPs. As of June 30, 1998, 30 of the ISPs acquired prior thereto were utilizing the Verio national network for their Internet access. In March 1998, the Company signed a long-term long haul capacity agreement with Qwest Communications Corporation ("Qwest") (the "Capacity Agreement") in order to reduce the per unit costs of such services. There will not be a significant effect on the results for 1998 from this agreement due to the time required to convert from existing circuits; however, the Company expects that the pricing advantages provided by this agreement will substantially reduce the cost of these services in future years. Additionally, the Company has the right to prepay its minimum commitment, which would allow the capitalization of costs (to the extent prepaid) under this contract. Such capitalized costs would be amortized to operations over the term of the agreement. The amount of the prepayment at June 30, 1998 would have been approximately $60.0 million.

     Selling, general and administrative and other expenses consist primarily of salaries and related employment expenses, consulting, travel and entertainment, rent, and utilities. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a ten-year period.

Six months ended June 30, 1997 compared to the six months ended June 30, 1998

     Internet services operating costs were 43% and 46% of total revenue for the six months ended June 30, 1997 and the six months ended June 30, 1998, respectively. Total consolidated Internet services operating costs increased $17.4 million from the six months ended June 30, 1997 to the six months ended June 30, 1998 primarily due to the acquisitions of ISPs subsequent to June 30, 1997. Internet services operating costs attributable to corporate operations were 29% of total Internet services operating costs for the six months ended June 30, 1997, compared to 20% of total Internet services operating costs for the six months ended June 30, 1998. This decrease is primarily due to recent acquisitions that have not yet converted to Verio's national network. The Company expects Internet services operating costs to increase in absolute dollars but to decrease as a percentage of total revenue over time as additional acquired ISPs are integrated onto Verio's national network, as enhanced services become a larger percentage of total revenue, and as the Capacity Agreement with Qwest is implemented.

     Selling, general and administrative and other expenses declined from 141% to 92% of total revenue from the six months ended June 30, 1997 to the six months ended June 30, 1998. Total selling, general and administrative and other expenses increased $28.0 million from the six months ended June 30, 1997 to the six months ended June 30, 1998 primarily due to acquisitions completed subsequent to June 30, 1997. Corporate, selling, general and administrative expenses declined from 52% of total revenue for the six months ended June 30, 1997 to 30% for the six months ended June 30, 1998. Consolidated sales and marketing expenses decreased from 30% of total revenue for the six months ended June 30, 1997 to 24% for the six months ended June 30, 1998, due in part to efficiencies gained from the regionalization and nationalization of certain sales and marketing functions.

     The Company expects selling, general and administrative expenses to continue to increase in absolute dollars but to decrease as a percentage of total revenue as the Company acquires additional Internet businesses, allowing it to spread its corporate overhead over a larger revenue base, as its scaleable systems reduce the incremental costs supporting additional revenue, as sales force productivity increases with experience, and as indirect selling channels are expanded. The anticipated increases in absolute dollar terms will be primarily due to increased personnel resulting from acquisitions and additional expenditures in sales and marketing. Depreciation and goodwill amortization are expected to continue to increase significantly as a result of the Company's acquisition and investment strategies. Also, the Company will continue to incur non-recurring expenses in connection with the integration and consolidation of the Company's existing and newly acquired ISP operations.

Period from Inception to December 31, 1996 compared to the Year Ended December 31, 1997

     Internet services operating costs increased from 41% to 45% of total revenues from the 1996 Period to the year ended December 31, 1997. Internet services operating costs attributable to acquisitions completed in 1996 accounted for $.7 million, or 69%, of total Internet services operating costs for the 1996 Period. Total consolidated Internet services operating costs increased $15.0 million from the 1996 Period to the year ended December 31, 1997, primarily due to the acquisitions of ISPs subsequent to December 31, 1996. Of these acquisitions, the costs from material acquisitions were $.4 million from On-Ramp Technologies, Inc. and $.2 million from RAINet, Inc. Internet services operating costs attributable to acquisitions completed in 1997 accounted for $8.3 million, or 52%, of total Internet services operating costs for the year ended December 31, 1997. Of these acquisitions, the costs from material acquisitions were $2.5 million from Global Enterprise Services, $1.2 million from NorthWestNet, Inc. and $1.1 million from Compute Intensive Inc. Internet services operating costs attributable to ISPs consolidated for the entire year were 26% of total Internet services operating costs for the year ended December 31, 1997. Internet services operating costs attributable to corporate operations were 33% of total Internet services operating costs for the 1996 Period, compared to 22% of total Internet services operating costs for the year ended December 31, 1997. This decrease is primarily the result of acquisitions in late 1997 that had not yet converted to Verio's national network.

     Selling, general and administrative and other expenses declined from 296% to 138% of total revenues from the 1996 Period to the year ended December 31, 1997. Total selling, general and administrative and other expenses increased $42.4 million from the 1996 Period to the year ended December 31, 1997, primarily due to the acquisitions of ISPs subsequent to December 31, 1996. Selling, general and administrative and other expenses attributable to acquisitions completed in 1996 accounted for $3.1 million or 44% of total selling, general and administrative and other expenses for the 1996 Period. Corporate, selling, general and administrative expenses accounted for 166% of total revenue for the 1996 Period compared to 53% for the year ended December 31, 1997. Selling, general and administrative and other expenses attributable to acquisitions completed in 1997 accounted for $19.7 million or 40% of total selling, general and administrative and other expenses for the year ended December 31, 1997. Of these acquisitions, the expenses from material acquisitions were $4.9 million from NorthWestNet, Inc., $4.3 million from Compute Intensive Inc., and $3.2 million from Global Enterprise Services. Selling, general and administrative and other expenses attributable to ISPs consolidated for the entire year, and to corporate expenses, were 22% and 38% of total selling, general and administrative and other expenses for the year ended December 31, 1997, respectively. For the 1996 Period, selling, general and administrative and other expenses relating to operations, engineering and customer care were 63% of total selling, general and administrative and other expenses compared to 66% for the year ended December 31, 1997, as a result of the Company's decision to emphasize the quality of its engineering and technical support for its customers. Sales and marketing expenses decreased from 50% of total revenue for the 1996 Period to 32% for the year ended December 31, 1997, due in part to efficiencies gained from the regionalization and nationalization of certain sales and marketing functions. Executive and finance expenses were 59% of total revenue for the 1996 Period compared to 17% for the year ended December 31, 1997.

OTHER EXPENSES

Six months ended June 30, 1997 compared to the six months ended June 30, 1998

     Interest expense increased from $0.1 million for the six months ended June 30, 1997 to $14.2 million for the six months ended June 30, 1998, primarily as a result of the issuance of the 1997 Notes in June 1997 and the issuance of the 1998 Notes in March 1998. Interest income increased from $1.4 million for the six months ended June 30, 1997 to $5.2 million for the six months ended June 30, 1998 due to the increased cash balance related to the debt and equity offerings. See "-- Liquidity and Capital Resources."

     The Company incurred an extraordinary expense of $10.1 million related to the Refinancing. See "-- Liquidity and Capital Resources."

Period from inception to December 31, 1996 compared to the Year Ended December 31, 1997

     During the year ended December 31, 1997, the Company recognized equity in losses of affiliates in the amount of $1,958,000, representing losses of those affiliates in excess of the equity of the common shareholders of the affiliates. See Note 1 to the Consolidated Financial Statements of the Company.

     Interest expense increased from $115,000 in the 1996 Period to $11.8 million for the year ended December 31, 1997 primarily as a result of the completion of the $150.0 million placement of the Old 1997 Notes on June 24, 1997. Interest expense is expected to increase in 1998, reflecting a full year's interest on the 1997 Notes that remain outstanding and interest on the 1998 Notes.

INCOME TAXES

     As of December 31, 1997, the Company had a net operating loss carryforward for federal income tax purposes of approximately $49.9 million which is available to offset future federal taxable income, if any, through 2011. The utilization of a portion of the net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. No tax benefit for such losses has been recorded by the Company in fiscal 1997 or 1998 due to uncertainties regarding the utilization of the loss carryforward.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. Since inception, the Company has granted stock options with exercise prices equal to the fair value of the underlying Common Stock, as determined by the Company's Board of Directors and based on the Company's other equity transactions. Accordingly, the Company has not recorded compensation expense related to the granting of stock options in 1996, 1997 and through February 28, 1998. Subsequent to February 28, 1998, and prior to the IPO, the Company granted options to employees with exercise prices which were less than $22 per share which was the low end of the IPO filing range immediately prior to the IPO. The Company will record compensation expense totaling approximately $10.6 million, representing the difference between the strike prices of the options granted and $22 per share, pro rata over the forty-eight month vesting period of the options. This compensation expense will total approximately $2.0 million for the year ended December 31, 1998. It is the intention of the Company to grant future stock options with exercise prices equal to the fair value of the underlying Common Stock at the date of grant. The compensation expense related to the six months ended June 30, 1998 is $630,000. Additionally, the Company incurred $1.4 million in compensation expense during the quarter ended June 30, 1998 primarily related to the accelerated vesting of options issued to Mark Johnson, the Company's former president who passed away in March 1998.

QUARTERLY RESULTS OF OPERATIONS

                                                         THREE MONTHS ENDED
                             --------------------------------------------------------------------------
                             MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                               1997        1997         1997            1997         1998        1998
                             ---------   --------   -------------   ------------   ---------   --------
                                                       (DOLLARS IN THOUSANDS)
Revenue:
  Dedicated
     connectivity.........    $ 1,954    $ 3,852      $  4,314        $  6,263     $  9,900    $ 12,644
  Dial-up connectivity....      1,106      1,564         1,644           2,779        4,147       5,739
  Enhanced services and
     other................      1,354      2,833         3,666           4,363        7,151      10,158
                              -------    -------      --------        --------     --------    --------
     Total revenue........      4,414      8,249         9,624          13,405       21,198      28,541
Costs and expenses:
  Internet services
     operating costs......      2,042      3,433         4,029           6,470        9,536      13,318
  Selling, general and
     administrative and
     other................      6,718     11,122        13,393          18,150       19,999      25,851
  Stock option related
     compensation and
     severance costs......         --         --            --              --           --       2,001
  Depreciation and
     amortization.........      1,246      2,548         2,943           3,887        6,381       8,698
                              -------    -------      --------        --------     --------    --------
     Total costs and
       expenses...........     10,006     17,103        20,365          28,507       35,916      49,868
                              -------    -------      --------        --------     --------    --------
     Loss from
       operations.........    $(5,592)   $(8,854)     $(10,741)       $(15,102)    $(14,718)   $(21,327)
                              =======    =======      ========        ========     ========    ========
EBITDA....................    $(4,346)   $(6,306)     $ (7,798)       $(11,215)    $ (8,337)   $(12,629)
                              =======    =======      ========        ========     ========    ========

                                                         THREE MONTHS ENDED
                             --------------------------------------------------------------------------
                             MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                               1997        1997         1997            1997         1998        1998
                             ---------   --------   -------------   ------------   ---------   --------
                                                 (AS A PERCENTAGE OF TOTAL REVENUE)
Total revenue.............        100%       100%          100%            100%         100%        100%
Costs and expenses:
  Internet services
     operating costs......         46%        42%           42%             48%          45%         47%
  Selling, general and
     administrative and
     other................        152%       135%          139%            135%          94%         91%
  Stock option related
     compensation and
     severance costs......         --         --            --              --           --           7%
  Depreciation and
     amortization.........         28%        31%           31%             29%          30%         30%
     Total costs and
       expenses...........        227%       207%          212%            213%         169%        175%
Loss from operations......       (127%)     (107%)        (112%)          (113%)        (69%)       (75%)
EBITDA....................        (89%)      (76%)         (81%)           (84%)        (39%)       (44%)

     The Company's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the incurrence of capital costs and costs associated with the Buyouts and the introduction of value-added enhanced services and new services by the Company. Additional factors that may contribute to variability of operating results include: the pricing and mix of services offered by the Company; customer retention rate; changes in pricing policies and product offerings by the Company's competitors; growth in demand for network and Internet access services; one-time costs associated with regional consolidation; and general telecommunications services' performance and availability. The Company also has experienced seasonal variation in Internet use and, therefore, revenue streams may fluctuate accordingly. As a result, variations in the timing and amounts of revenues could have a material adverse effect on the Company's quarterly operating results. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business and acquisition strategy has required and will continue to require substantial capital for investments in Internet businesses, capital expenditures for expansion of services, operating losses and working capital. Net cash used by operating activities was $30.0 million during the six months ended June 30, 1998, which includes a decrease in cash of $2.0 million related to working capital.

     Net cash used by investing activities was $52.8 million during the six months ended June 30, 1998, primarily related to purchases of fixed assets of $8.1 million and approximately $63.9 million for acquisitions, which was partially offset by $19.8 million provided from the return of the restricted cash related to the Refinancing, including $6.5 million of net interest payments on the 1997 Notes. Net cash provided by financing activities was $332.8 million during the six months ended June 30, 1998, primarily from the IPO, the 1998 Notes, and the NTT investment.

     Until the completion of the IPO in May 1998, the Company financed its operations primarily through the private sale of Preferred Stock, debt, and to a lesser extent Common Stock. In 1996, the Company raised approximately $78.1 million from the sale of Series A and B Preferred Stock and approximately $1.1 million from the sale of Common Stock. In 1997, the Company sold Series C Preferred Stock for gross proceeds of approximately $20.0 million. Upon the effectiveness of the Company's IPO on May 12, 1998, all outstanding shares of Series A, B, C and D-1 Preferred Stock automatically converted to an equivalent number of shares of Common Stock.

     On June 24, 1997, the Company completed the placement of $150.0 million principal amount of the Old 1997 Notes and attached warrants (the "Warrants"). One hundred fifty thousand units were issued, each consisting of $1,000 principal amount of the Old 1997 Notes and eight Warrants, with each Warrant entitling the holder thereof to purchase 1.76 shares of the Company's Common Stock at a price of $.01 per share, for a total of 2,112,480 shares of Common Stock. The Warrants and the Old 1997 Notes were separated on December 15, 1997. The 1997 Notes mature on June 15, 2004. Interest on the 1997 Notes, at the annual rate of 13 1/2%, is payable semi-annually in arrears on June 15 and December 15 of each year. Concurrent with the completion of the sale of the Old 1997 Notes, the Company was required to deposit funds into an escrow account in an amount that together with interest would be sufficient to fund the first five interest payments on the 1997 Notes. Upon consummation of the sale of the Old 1998 Notes and the Refinancing, that portion of the escrowed amount attributable to the principal amount of the Old 1997 Notes refinanced was released to the Company. The 1997 Notes are redeemable at the option of the Company commencing June 15, 2002. The 1997 Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness. The 1997 Notes impose significant limitations on the Company's ability to incur additional indebtedness unless the Company's Consolidated Pro Forma Interest Coverage Ratio (as defined) is greater than or equal to 1.8 to 1.0 prior to June 30, 1999, or 2.5 to 1.0 on or after that date. The Company is also limited in its ability to pay dividends or make Restricted Payments (as defined), to engage in businesses other than the Internet service business, and to place liens on its assets for the benefit of persons other than the noteholders, among other restrictions. If a Change of Control (as defined in the 1997 Indenture) occurs, the Company is required to make an offer to purchase all of the 1997 Notes then outstanding at a price equal to 101% of the principal amount, plus accrued and unpaid interest.

     On March 25, 1998, the Company completed the placement of $175.0 million principal amount of the Old 1998 Notes. The 1998 Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness and mature on April 1, 2005. Interest on the 1998 Notes, at the annual rate of 10 3/8%, is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The 1998 Notes are redeemable at the option of the Company commencing April 1, 2002. The 1998 Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness. The form and terms of the New 1998 Notes will be identical in all material respects to the form and terms of the Old 1998 Notes, except that the New 1998 Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old 1998 Notes. The Company used approximately $54.5 million of the proceeds from the issuance of the Old 1998 Notes to effect the Refinancing (which included the payment of secured interest on the Old 1997 Notes that were repurchased). As a result of the Refinancing, the Company was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of which approximately $1.9 million was used to pay accrued and unpaid interest on the $50.0 million principal amount of Old 1997 Notes repurchased from Brooks.

     On April 6, 1998, Verio entered into a credit facility ("the Bank Facility") with a group of commercial lending institutions that committed to provide a $57.5 million revolving credit facility secured by the stock of the ISPs that Verio owns currently or may own in the future and the Capacity Agreement with Qwest. The Chase Manhattan Bank serves as agent for the Bank Facility. The Bank Facility requires no payments of principal until its maturity on December 31, 1999. The terms of the Bank Facility provide for borrowings at LIBOR + 2%. There is a commitment fee of 1/2% per annum on the undrawn amount of the Bank Facility and a one-time fee of 1/2% on any amounts drawn. The last $3.0 million of the Bank Facility can only be drawn for the payment of interest. As of August 11, 1998, the Company had made no borrowings under the Bank Facility.

     The Bank Facility sets forth covenants restricting, among other things, the Company's ability to borrow, to guarantee the debt of others, and to make borrowings at the subsidiary level. The Company is also limited in its ability to enter into transactions with affiliates, create liens on its assets, and make certain investments. In particular, Indebtedness (less cash) as defined in the Credit Agreement dated as of April 6, 1998 by and among the Company, The Chase Manhattan Bank and Fleet National Bank ("the Credit Agreement"), may not exceed
2.35 times annualized pro forma revenue for the most recent fiscal quarter. The Company's current indebtedness incurrence capacity is approximately 2.35 times its annualized pro forma revenues. Dividends and certain types of investments are prohibited, as are liens incurred for borrowed money. Borrowings under the Bank Facility are required to be paid down with the proceeds of new Indebtedness (as defined in the Credit Agreement), certain asset sales, Excess Cash Flow (as defined in the Credit Agreement), or the net proceeds from insurance claims. As of August 11, 1998, the Company is in compliance with the provisions of each of the material agreements under which it has incurred indebtedness.

     On May 12, 1998, the Company effected an initial public offering of 5,500,000 shares of the Company's Common Stock (the "IPO") for net proceeds of approximately $117.0 million after deducting underwriting discounts, commissions and expenses. Concurrently with the IPO, the Company completed the sale of 4,493,877 shares of its Common Stock to an affiliate of Nippon Telegraph and Telephone Corporation for net proceeds of approximately $100.0 million. On June 15, 1998, pursuant to the partial exercise, at the request of the managing underwriters, of the over-allotment option granted to the underwriters in the IPO, the Company sold an additional 235,000 shares (the "Over-Allotment Offering"). The net proceeds from the Over-Allotment Offering were approximately $5.1 million after deducting underwriting discounts and commissions.

     As of June 30, 1998, the Company had approximately $322.6 million in cash and cash equivalents (excluding restricted cash). The Company's business plan currently anticipates investments of approximately $300.0 million over the next 12 months for capital expenditures, acquisitions, operating losses and working capital, including an amount between $45.5 million and $88.7 million for the acquisition of TABNet which was acquired in July 1998 and approximately $101.0 million for the acquisition of Hiway which is expected to close during the fourth quarter of 1998. The Company's anticipated expenditures are inherently uncertain and will vary widely based on many factors including operating performance and working capital requirements, the cost of additional acquisitions and investments, the requirements for capital equipment to operate the Company's business, and the Company's ability to raise additional funds. Accordingly, the Company may need significant amounts of cash in excess of its plan, and no assurance can be given as to the actual amounts of the Company's expenditures and additional capital requirements.

     The Company expects to meet its capital needs with cash on hand, proceeds from the sale, or issuance of capital stock, credit facilities (including the Bank Facility), lease financing, and additional debt. Subsequent to June 30, 1998, the Company initiated discussions with several investment banks with respect to the possible private placement of an undetermined amount of senior notes. There can be no assurance that the Company will have sufficient resources to fund its continued acquisition efforts, particularly if operating losses continue to increase. EBITDA losses increased from $(10.7) million for the six months ended June 30, 1997 to $(21.0) million for the six months ended June 30, 1998 despite an increase in revenue from $12.7 million for the six months ended June 30, 1997 to $49.7 million for the six months ended June 30, 1998. EBITDA as a percentage of revenue improved from (84%) to (42%) for the six months ended June 30, 1997 and the six months ended June 30, 1998, respectively. The Company incurred $45.9 million in selling, general and administrative expenses during the six months ended June 30, 1998 as it invested in scaleable systems, hiring and sales training, and network improvements, that it expects will result in incremental revenue at reduced incremental costs. As a result, the Company expects EBITDA as a percentage of revenue to improve during 1998. Although the Company is seeking to reduce EBITDA losses as a percentage of revenue over time, there can be no assurance that the Company will be able to do so, or that the rate of any reduction in EBITDA losses will be as rapid as is being sought by the Company. The Company intends to use a significant portion of its cash for acquisitions, and will have to increase revenue without a commensurate increase in costs to generate sufficient cash to enable it to meet its debt service obligations as described above. In the near term, the Company intends to use its excess cash and the Bank Facility which provides for up to $57.5 million in credit until it matures on December 31, 1999.

     Over the longer term, the Company will be dependent on increased operating cash flows, and, to the extent cash flow is not sufficient, the availability of additional financing, to meet its debt service obligations. There can be no assurance that the Company will be able to service its indebtedness. Insufficient funding may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to realize economies of scale. In addition, the Company's operating flexibility with respect to certain business activities is limited by covenants associated with its indebtedness. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in business activities that may be in the interest of the Company.

NEW ACCOUNTING STANDARDS

     During 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting No. 130, Reporting Comprehensive Income (SFAS 130) and No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS
131). During 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities (SOP 97-5). The adoption of these pronouncements did not and are not expected to make a significant effect on the Company's financial position or results of operations.

FORWARD-LOOKING STATEMENTS

     The statements included in the discussion and analysis above that are not historical fact are "forward-looking statements" (as such term is defined in the Reform Act). The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act apply to forward looking statements made by the Company. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward-looking statements addressing the timing, costs and scope of its acquisition of, or investments in, existing ISPs, the revenue and profitability levels of the ISPs in which it invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other statements regarding matters that are not historical facts, are only predictions. No assurance can be given that future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions will not materialize and unanticipated events and circumstances may occur subsequent to the date of this report. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company, or any other person, that these estimates and projections will be realized and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                    BUSINESS

OVERVIEW

     Verio is a leading provider of Internet connectivity, Web hosting and other enhanced Internet services to small and medium sized businesses. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn rates, and the expanding Internet needs of these businesses. Because of their limited internal technical resources and operating scale, small and medium sized businesses are increasingly looking to outsource Internet and IT functions at a reasonable cost. These businesses also typically require hands-on local support to help analyze their needs, configure solutions and provide ongoing technical support. Verio believes that these businesses currently are underserved by both the national and local ISPs. While the national ISPs typically lack the local presence to provide customized hands-on support, the local ISPs often lack the requisite scale and resources to provide a full range of services at acceptable quality and pricing levels. The Company further believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical expertise and hands-on support provided through its local sales and engineering personnel with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength.

     Since its inception in March 1996, the Company has rapidly established critical mass and a national presence through the acquisition, integration and growth of over 40 independent ISPs that provide a comprehensive range of Internet connectivity, Web hosting and other enhanced products and services to businesses. The Company integrates and optimizes the operations it acquires into regional operating units with centralized regional management, connecting their regional networks to Verio's high bandwidth national backbone, and providing them with Verio's national support services. Verio currently provides locally based sales and engineering support in 38 of the top 50 MSAs in the U.S.

     In addition to basic Internet connectivity, businesses are increasingly capitalizing on the power of the Internet by establishing Web sites and adopting additional enhanced Internet services to expand their markets, increase productivity and reduce costs. With its recent acquisition of TABNet and announced agreement to acquire Hiway, the Company has significantly accelerated and expanded its ability to provide Web hosting and other value-added services to its target market. Together with its acquisition of iServer at the end of 1997, these acquisitions establish Verio as the largest Web hosting company in the world based on the number of domain names hosted, and significantly increase the Company's customer base. As of August 11, 1998, including all acquisitions completed as of that date, the Company serves 125,000 customer accounts, including over 60,000 hosted Web sites, with combined pro forma revenues of approximately $34.0 million for the three months ended June 30, 1998. The completion of the Hiway Acquisition, which the Company currently expects to close in the fourth quarter of 1998 (subject to the satisfaction of various closing conditions), would bring the Company's total customer base to over 215,000, the number of Web sites hosted to over 150,000, and its pro forma combined revenues for the three months ended June 30, 1998 to approximately $43.7 million. Its acquisitions of iServer, TABNet and Hiway also accomplish the Company's goal of deriving at least half of its total revenue from enhanced services. The combination of these companies with Verio creates a powerful sales engine, driven by preferential marketing agreements with leading Internet portal companies, private label relationships with major telecommunications companies, an established telemarketing operation, direct sales through over 150 sales professionals, and a worldwide indirect distribution channel of over 4,000 resellers in the U.S. and over 100 other countries. In addition, through these acquisitions, the Company has acquired key proprietary technology that significantly differentiates Verio's Web hosting platform from other providers.

     Verio believes that a critical factor in the successful implementation of its business strategy is the quality of its management team and Board of Directors. The Company's senior management team and Board of Directors have previously successfully executed similar consolidation strategies and have considerable experience in the management and growth of recurring revenue-based telecommunications businesses. Management believes that its experience in the deployment of similar systems and services in other emerging telecommunications industries can be leveraged to significantly improve the quality of services currently available in the Internet service industry.

INDUSTRY BACKGROUND

     Internet connectivity and enhanced Internet services (including Web hosting) represent two of the fastest growing segments of the telecommunications services market. Total ISP revenues in the United States are projected to grow from $4.6 billion in 1997 to $18.3 billion in 2000, according to IDC, an independent company that prepares market studies relating to the Internet. The availability of Internet connectivity, advancements in technologies required to navigate the Internet, and the proliferation of content and applications available over the Internet have attracted a rapidly growing number of users. Businesses are increasingly recognizing that the Internet can significantly enhance communications among geographically distributed offices and employees as well as with customers and suppliers. In addition, the Internet presents a compelling profit opportunity for businesses as it enables them to reduce operating costs, access valuable information and reach new markets. As a result, businesses increasingly are utilizing the Internet for mission critical applications such as sales, customer service and project coordination.

     In order to capitalize on the power of the Internet, businesses must adopt one or both of the fundamental Internet service platforms, Internet connectivity and Internet Web site presence. Internet connectivity provides a company with its basic gateway to the Internet, allowing it to transfer e-mail, access information, and connect with employees, customers and suppliers. A Web site provides a company with a tangible identity and interactive presence on the Internet, allowing it to post company information and automate business processes such as sales, order entry and customer service. Businesses are increasingly seeking a variety of enhanced services and applications that can be enabled from the basic connectivity and Web site platforms. For example, by connecting each of the company's office locations and providing front-end security for data encryption, businesses can implement a secured virtual private network ("VPN") over the Internet far more economically than the traditional dedicated private wide area network approach. Similarly, by adding security, shopping cart and transactions support to its Web site, a company can offer electronic commerce, expanding its market reach and reducing its cost of sales. According to IDC, enhanced services (including Web hosting) is the fastest growing segment of the Internet services market, growing from $352 million in 1997 to over $7 billion by the year 2000. As business users of the Internet adopt enhanced services, they also require additional bandwidth and Web site functionality to support their expanded use of the Internet. The Company expects this trend to continue as high-bandwidth, high functionality enhanced services continue to be developed, improve and proliferate and as Internet usage continues to expand.

     Industry analysts have reported that small and medium sized businesses represent a potential market of over seven million customers in the U.S., and use of the Internet by this market segment is expected to grow substantially from its current low level of market penetration. IDC predicts that dedicated connections to the Internet for small and medium sized businesses will grow from approximately 122,000 in 1997 to just under 800,000 in 2000, representing an 87% compounded annual growth rate. In addition, these businesses are moving rapidly to establish a presence on the Internet through Web sites, enabling them to more effectively communicate company information, expand distribution, and improve productivity through back-office automation. IDC estimates Web hosting revenues from small and medium sized businesses will grow from $217 million in 1997 to over $3.4 billion, representing 95% of the total Web hosting market, by the year 2000. Often these companies find an outsourced solution more cost-effective, because they typically lack the technology expertise, IT resources, capital, personnel, or ability to bear the time-to-market risks required to install, maintain and monitor their own Web servers and Internet connectivity. Small and medium sized businesses generally seek an ISP with locally based personnel who are readily available to respond in-person to technical issues, who can assist in developing and implementing the customer's effective use of the Internet, and with whom they can establish a stable and long-term relationship.

     The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 4,000 national and local ISPs in the United States, with no dominant ISP serving the needs of small and medium sized businesses. The large national ISPs have primarily focused on the large business or consumer markets and lack the local presence to provide the customized, hands-on service required by small and medium sized businesses. The Company believes that independent local and regional ISPs generally have been more adept at serving small and medium sized businesses, and that these ISPs are often the source of innovative Internet products and services. As a result, independent regional and local ISPs have successfully captured approximately one-half of this market, despite the substantially greater resources of the national providers. However, rising costs and increasing demands from business customers are increasing the importance of scale and making it more difficult for the small ISP to meet its customer's demands on a cost-effective basis. Facing these competitive pressures, Verio believes that independent ISPs will continue to be attracted to and benefit from the consolidation opportunity provided by Verio.

THE VERIO SOLUTION

     Verio is a leading provider of Internet connectivity, Web hosting and other enhanced Internet services to small and medium sized businesses. The Company's business strategy of combining national scale with local presence was specifically developed to serve the needs of this market sector. Verio has taken a leading role in consolidating the fragmented, independent ISP industry, rapidly establishing its national presence through the acquisition, integration, and growth of established, well-regarded national, regional and local ISPs with a business customer focus. The Company believes it has a unique competitive advantage in serving small and medium sized business customers. Verio's combination of national scale with local presence provides distinct and significant value to these customers, which the Company expects will result in long-term customer loyalty and an expanding customer base. Verio's national scale in both Internet connectivity and Web hosting allows it to provide robust, scalable, high-quality service platforms for the full range of business Internet solutions. Verio intends to further enhance the value of these platforms by developing, both internally and through strategic vendor relationships, a further array of enhanced, higher margin product and service offerings to continue to address the evolving business needs of its customers. The Company plans to leverage its local direct sales and technical support, as well as its increasing number of distribution partners, to configure Internet connectivity, Web hosting and other enhanced service solutions for its customers. The Company further believes that the small and medium sized business market is more attractive than the consumer or large business market segments for Internet services, in large part due to the stability of the customer relationship resulting from the customer's reliance on its service provider's hands-on technical support and ability to provide a turnkey Internet solution tailored to the customer's particular business needs. The Company's market research indicates that Verio's local presence, 24x7 hands-on technical support and tailored Internet service solutions combined with its high speed, highly reliable national backbone, will be significant factors in the purchase decision for the small and medium sized business customer, as well as being a critical factor driving customer loyalty.

THE VERIO STRATEGY

     The goal of the Company is to be the premier, full-service provider of Internet connectivity, Web hosting and other enhanced Internet services to small and medium sized businesses. Key elements of the Company's strategy in accomplishing this goal are to: (a) continue to build scale and expand market presence and service offerings through acquisitions; (b) drive cost savings and quality of service improvements by integrating the operations of its acquired companies and leveraging its national network, infrastructure and support services; (c) generate internal growth and customer loyalty by building national Verio brand name recognition, expanding distribution and leveraging its local sales and technical support capability; and (d) leverage its connectivity and Web hosting core service platforms to develop and offer additional high-margin enhanced services to increase revenues from existing and future customers.

     Build Scale, Market Presence and Service Offerings Through
Acquisitions. Verio has rapidly established a national presence and critical customer mass by acquiring the stock or assets of, or making significant investments in, established, well-regarded independent ISPs throughout the U.S. The Company intends to continue its consolidation strategy, acquiring additional business-focused ISPs to deepen and broaden its market presence and to expand its strength in its Internet connectivity and Web hosting core service platforms, and to add additional enhanced service capabilities. Given the increasing competitive pressures facing independent ISPs, Verio believes that these ISPs will continue to be attracted to and benefit from the consolidation opportunity provided by Verio. As part of its integration strategy, the Company now seeks to acquire 100% of new ISP affiliates and has effected the Buyouts of all but one of the ISPs in which it did not initially acquire 100% ownership. See "-- Subsidiary Ownership Structure." Given the Company's large customer base, broad distribution channels and core service strengths in connectivity and Web hosting, Verio believes it is also an attractive acquiror and strategic partner for other related enhanced product and service companies.

     Drive Cost Savings and Quality Improvements by Integrating Operations and Leveraging National Infrastructure. The Company believes it can capture significant economies of scale and operational efficiencies while improving service reliability, quality and scalability by integrating the operations of the entities it acquires into core national service platforms for Internet connectivity and Web hosting, focusing regional operations on sales, distribution and customer support and leveraging a common set of leading edge national systems and support services. The Company integrates the networks of the ISPs it acquires into common regional networks connected to Verio's high-speed, highly reliable national backbone with network management and monitoring services provided by Verio's 7-day by 24-hour Network Operations Center (NOC). Integration of the regional networks allows Verio to consolidate POP's, aggregate traffic on higher capacity, lower per unit cost telco links, consolidate engineering and network operations staffs, increase network redundancy and insure consistency of network operations. Similarly, the Company is in the process of integrating its Web hosting operations into a single national Web hosting operating unit with regional data centers connected to Verio's national backbone and monitored 24x7 by Verio's NOC. The Company has developed national support services backed by leading edge systems for network management, billing, customer service and financial information. The Company is in the process of integrating all of its operations onto these common national services in order to capture further economies of scale, drive operations efficiency, ensure operational control and improve quality, consistency and scalability of its services. Finally, the Company has leveraged its scale to negotiate advantageous national volume purchase agreements with key vendors such as Cisco, Qwest and Raptor.

     Drive Growth by Building Brand Recognition, Expanding Distribution and Leveraging Local Support. The Company believes that brand recognition will be an increasingly important decision factor among small and medium sized businesses in choosing an Internet solutions provider. The Company intends to build national Verio brand recognition by aggressively marketing its full range of services using traditional media, online campaigns, trade shows and by leveraging a coordinated public relations program. In conjunction with the integration of its acquired ISPs, the Company has branded its consolidated regional operations under the Verio name, with a regional or local geographical identifier to emphasize its local presence. The Company intends to leverage its strong local sales, distribution and technical customer support capabilities to provide superior hands-on support to customers, further enhancing its brand image and driving customer loyalty and sales. The Company currently has over 150 local direct sales executives, over 200 local engineers and customer support technicians, and over 2,500 resellers and referral partners. The Company expects to continue to expand this local sales and distribution force and to increase its effectiveness through national training, sales support and marketing programs. The Company also markets its services nationally through direct mail, telemarketing and online marketing campaigns, as well as through national reseller arrangements. In addition, the Company expects to expand the marketing of its services through OEM-like relationships with major telecommunications carriers, such as NTT, who can offer the Company's services on a private-label or co-branded basis to their customer base. Completion of the announced Hiway Acquisition would add another 1,500 resellers and a number of additional "OEM" relationships to the Company's existing distribution channels.

     Develop and Offer Enhanced Products and Services to Increase
Revenues. While basic Internet connectivity and Web hosting constitute the predominant services offered by Verio today, small and medium sized businesses are increasingly looking for enhanced products and services that allow them to further leverage the power of the Internet to expand markets, increase productivity and reduce costs. Verio believes that its large existing customer base and strong, balanced position in both the Internet connectivity and Web hosting service platforms give it a competitive advantage in offering related high-margin enhanced Internet services and bundled packages to meet the more complex needs of its current and future customers. As a result, the Company believes that it will be able to derive incremental revenue from these customers and increase profitability by selling an expanding array of enhanced services, as well as higher functionality Web sites and additional bandwidth to support these services. Web-based enhanced services would include electronic commerce, Web-based faxing and email, unified messaging, office and business process automation capabilities, audio and video applications, automated Web site authoring tools and templates and redundant "hot" sites across multiple national and international data centers. The Company also plans to offer intranets and extranets incorporating both connectivity and Web-hosting capabilities with enhanced security measures. The Company also offers enhanced Internet security capabilities and professional consulting services to support all of its Internet solutions. Verio expects to provide these further enhanced services through a combination of internal development and packaging, acquisitions and relationships with selected Internet hardware, software and service companies.

THE VERIO ORGANIZATION

     The Company conducts its operations with both a national and regional approach. Initially, the Company pursued a regional acquisition strategy, acquiring independent, locally based ISPs in selected geographic regions. In each region, the Company typically sought a larger regional ISP to serve as the focal point for the region and as the vehicle for integrating and optimizing the networks and operations in that region. The Company also has invested in smaller ISPs to increase its local presence and market share. Having established a presence in each of its initially targeted regions, the Company has expanded its target markets to encompass all of the top 50 MSAs and is continuing to add incrementally to its presence within its existing regions. In order to provide enhanced services such as Web hosting on a national basis, the Company more recently has sought to acquire national operations that can add strength to the Company's core service capabilities. Both the iServer and TABNet acquisitions brought the Company national Web hosting operations which added significantly to the Company's technical, marketing and operational strength, and the Company expects that the announced Hiway Acquisition will considerably expand those capabilities. The Company is in the process of consolidating most of its acquired ISP operations within each region into single, integrated operating units, and is consolidating its acquired Web hosting operations into a unified national platform.

     As of August 7, 1998, the Company had acquired the stock or assets of, or invested in, ISPs in eight regions of the country, and now has operations in: the Pacific Northwest, serving the primary MSAs in Washington, Oregon and Idaho; Northern California, serving the greater Bay Area, Stockton and Sacramento; Southern California, serving the greater Los Angeles area, Orange County and San Diego; Texas, serving all of the major cities in Texas; the East, serving the Washington, D.C., Baltimore and Richmond areas, the I-95 corridor, and the major MSAs from New Jersey to Massachusetts and Upstate New York; the Midwest, serving Chicago, Detroit, Ann Arbor, Kansas City, St. Louis, Milwaukee, Omaha, Tulsa and Des Moines; and the Southeast, where the Company now serves the New Orleans, Miami, Fort Lauderdale, Orlando and Tampa/St. Petersburg areas. In addition, the Company has funded a start-up operation in the Rocky Mountain region, which is in the early stages of establishing a presence in the Denver area and along the Front Range. Verio also has established its national Web hosting operating division through which it can offer Web hosting services to ISP customers throughout its regions, with its acquisition of iServer at the end of 1997, its recent acquisition of TABNet, and expects to substantially increase those capabilities through the pending Hiway Acquisition. The Company is now focusing its efforts on seeking greater coverage in the Midwest and establishing its presence in the Southeast, as well as generally expanding and enhancing its national market presence. The Company has executed non-binding letters of intent to acquire a number of additional ISPs and continues to evaluate, and is in various stages of negotiations with, a number of additional potential acquisition candidates.

     The following chart identifies, by operating region, the 42 ISPs acquired or invested in by Verio, or from which Verio has acquired significant assets, as of August 11, 1998. The chart provides certain summary information concerning Verio's revenues for the three months ended June 30, 1998 as if all such ISPs had been owned by the Company at such date.

                                                                                               REVENUE FOR THE
                                                                                              THREE MONTHS ENDED
     OPERATING REGION            TOP 50 MSAS SERVED                  ACQUISITIONS              JUNE 30, 1998(1)
     ----------------            ------------------                  ------------             ------------------
                                                                                                (IN THOUSANDS)
Verio Northwest             - Seattle, WA                 - NorthWestNet, Inc.                     $ 5,731
                            - Portland, OR                - Access One, Inc.
                                                          - RAINet, Inc.
                                                          - Internet Engineering Associates,
                                                            Inc.
                                                          - Pacific Rim Network, Inc.
                                                          - Structured Network Systems, Inc.
Verio Northern California   - San Francisco               - Aimnet Corporation                       2,656
                            - Sacramento                  - CCnet Inc.
                            - San Jose                    - West Coast Online, Inc.
                            - Oakland                     - NSNet, Inc.
Verio Southern California   - Los Angeles                 - Compute Intensive Inc.                   3,849
                            - San Diego                   - ATMnet
                            - Riverside/San Bernardino
                            - Orange County
Verio Texas                 - Houston, TX                 - On-Ramp Technologies, Inc.               4,879
                            - Dallas, TX                  - Signet Partners, Inc.
                            - San Antonio, TX             - National Knowledge Networks
                            - Ft. Worth, TX               - Sesquinet
Verio East                  - Washington, DC              - Clark Internet Services, Inc.            7,746
                            - Baltimore, MD               - Monumental Network Systems, Inc.
                            - New York, NY                - Internet Online, Inc.
                            - Boston, MA                  - Smart.Connect, a division of
                            - Philadelphia, PA              FiberServices, Inc.
                            - Pittsburgh, PA              - Global Enterprise Services
                            - Hartford, CT                - Pioneer Global
                            - Newark, NJ                    Telecommunications, Inc.
                            - Buffalo/Niagara, NY         - ServiceTech, Inc.
                            - Providence, RI              - Surf Network, Inc.
                            - Nassau/Suffolk, NY          - PREPnet
                            - Bergen/Passaic, NJ          - Wingnet
                                                          - LI Net, Inc.
                                                          - Matrix Online Media Inc. (d/b/a
                                                            SpaceLab)
                                                          - TerraNet, Inc.
Verio Midwest               - Chicago, IL                 - Verio Chicago(2)                         3,132
                            - St. Louis, MO               - Global Internet Network
                            - Detroit, MI                   Services, Inc.
                            - Kansas City, MO             - RustNet, Inc.
                            - Milwaukee/Waukesha, WI      - Branch Information Services,
                                                            Inc.
                                                          - STARnet, L.L.C.
                                                          - Computing Engineers Inc. (d/b/a
                                                            Worldwide Access)
Verio Rocky Mountain        - Denver, CO                  - Verio Colorado(3)                          111
                            - Salt Lake City, UT
Verio Southeast             - New Orleans, LA             - Communique, Inc.                         1,377
                            - Miami, FL                   - Florida Internet Corporation
                            - Fort Lauderdale, FL         - PacketWorks, Inc.
                            - Orlando, FL                 - MagicNet, Inc.
                            - Tampa/St. Petersburg, FL
Verio Web Hosting           - National Product            - Internet Servers, Inc.                   4,531
                              Offering                    - NTX, Inc. (d/b/a TABNet)
                                                                                                   -------
                                                          Total:............................       $34,012
                                                                                                   =======

---------------

(1) These amounts reflect the revenues of all of the acquired operations in each region/operating division for the three months ended June 30, 1998.

(2) Funded as a start up to oversee Midwest operations and initiate operations in Chicago.

(3) Funded as a start up to oversee Rocky Mountain operations and initiate operations in the primary Colorado business centers. Verio Rocky Mountain (d/b/a Verio Colorado) is owned 69% by Verio, and therefore is consolidated for financial reporting purposes.

PRODUCTS AND SERVICES

     The Company currently offers, through its regional ISP operations, a comprehensive range of Internet connectivity, Web hosting and enhanced products and services. The Company plans to offer a core suite of products and services nationally, with additional specific products offered in each market based on the needs of the market and local telco tariffs. The Company intends to continue to develop a broad range of enhanced products and services independently, through acquisition, and through strategic relationships with key vendors.

     Connectivity Services. Verio offers a variety of connectivity solutions, which include Internet access, third-party software and hardware implementations and configuration services, which are offered in bundled and unbundled packages. Internet access currently includes dial-up, ISDN, xDSL, frame relay and leased line connectivity at speeds ranging from 28.8 kbps to 155 Mbps. The Company is participating in trials for the deployment of new access technologies, such as wireless access, and expects to deploy additional connectivity-related enhanced services, such as Internet fax, Internet telephony, and Internet video conferencing, as and when they become available. The Company also offers a full range of customer premise equipment ("CPE") hardware required to connect to the Internet, including routers, servers and other products as needed. Verio's regional operating units are able to take advantage of the Company's national purchasing and leasing relationships with a variety of partners in order to realize improved hardware pricing, lower cost leasing arrangements and bundled service offerings. Verio also offers a selection of software products including browsers, electronic mail, news and other solutions that permit customers to navigate and utilize the Internet. Additionally, Verio provides turnkey configuration solutions encompassing such services as domain name server ("DNS") support, telco line provisioning, IP address space assignment, router set-up, e-mail configuration, router security configuration and other set-up services.

  Web Hosting Services.

     - Shared Server Web Hosting. The Company offers a series of shared server Web hosting plans that allow individuals and businesses to establish a sophisticated presence on the Internet at a reasonable cost, leveraging the expertise and equipment of the Company to deploy an effective Web site.

      The basic standardized Web hosting option offers 6,000 megabytes of data transfer per month and 30 megabytes of disk storage. This service level allows customers to store HTML, graphics, video and sound files on a Web site and generally satisfies customers' bandwidth and disk storage requirements. A majority of the Company's current shared server Web hosting customers use the entry-level service. In order to allow customers to use their Web site as an effective interface for communication, the Company provides additional services bundled into its various shared server hosting plans. For example, customers are provided various Web-based e-mail options, support for Microsoft FrontPage(TM) extensions and a variety of unique Web site development tools as part of the basic Web hosting account. The higher tier shared server Web hosting offerings, including the proprietary Virtual Server technology developed by iServer, provide customers enhanced services, functionality and resources. Each successive tier allocates the customer more disk storage and increases the monthly data transfer limit. In addition, the more advanced plans offer Real Audio(TM), Real Video(TM) and mSQL(TM) database support and support for electronic commerce-enabled Web sites.

      The Company also has implemented a variety of tools to allow its customers to manage and enhance their sites more effectively and update their Web sites remotely. All of the Web hosting plans feature detailed Web statistics and access to raw log files, giving customers the ability to track the performance and evaluate the effectiveness of their Web sites. Higher tier plans offer customers their own configuration files, POP server and SMTP gateway. In addition, the Company provides a number of popular CGI scripts that allow customers to deploy hit counters, guest books, mail forms and other useful graphics easily, and also supports custom CGI scripts that enable customers to build additional functionality into their Web sites. The Company offers numerous tools which increase the control a customer has over Web site management, allowing them to change passwords, set e-mail forwarding options, view Web site statistics and check account and billing information. Additionally, all shared servers have regular back-up procedures to protect customer files.

     - Dedicated Server Web Hosting. The Company also offers dedicated server Web hosting solutions for larger customers that prefer not to host their Web sites on a shared server, providing the customer substantially more server and network resources than available under shared server Web hosting plans. The dedicated server Web hosting solutions provide the customer with a Company-owned dedicated server that is maintained by the Company in one of its data centers and monitored on a 24x7 basis. This solution gives customers the ability to run complex applications without the additional IT administration costs and considerations that customers would experience if they managed their own servers and Web sites internally. The Company maintains spare equipment and backs up data regularly. The Company offers the dedicated server service at various prices depending upon the specific hardware configuration, level of service and data transfer rates required by the customer.

     - Co-location. The Company offers co-location services for customers that require the resources of a dedicated server, prefer to retain physical access to and ownership of their server, and have the expertise to maintain the Web site and the server. The Company's co-location facilities offer customers a secure location, environmental control, monitoring and a high-speed connection to the Internet. Each co-location facility is designed to provide an uninterruptible power source, a back-up diesel generator, climate control and 24x7 monitoring.

     - Domain Name Reservation. Each business or individual that desires a personalized Web address must first reserve a domain name. As more individuals and businesses establish a Web presence, desirable domain names, like trade or service marks, become more difficult to secure. With its acquisition of TABNet, the Company became the world leader in providing this important service, registering more domain names on a daily basis than any other company. For a one-time fee, the Company will register and maintain a domain name for two years or until the customer decides to use the domain name to host an active Web site. Domain name registration generates a one-time fee for the Company, but more importantly provides the Company a marketing advantage when these domain name registration customers select a Web hosting provider. The Company has built its leading position in this service through online marketing campaigns which leverage preferred banner ad positions on the leading search engines and Internet portals. The Company then actively telemarkets to new customers registering a domain name and has a high conversion rate of these customers to recurring revenue Web hosting services.

     Other Enhanced Services. The Company believes that its small and medium sized business customers will continue to increase their use of the Internet as a business tool and, as a result, will require an expanding range of enhanced services. The Company currently offers a variety of enhanced services. In addition, the Company's national marketing group is focused on developing new enhanced services through both internal development, acquisition and strategic relationships with software, hardware and content providers. The Company's current and planned enhanced services offerings include the following:

     - Virtual Private Network ("VPN"). Many companies today have private data communication networks, which are often referred to as wide area networks ("WANs") and built on expensive leased lines, to transfer proprietary data between office locations. The Internet offers companies a cost-effective replacement alternative to WANs through VPNs, which are meant to provide secure transmission of private Internet Protocol ("IP") traffic through the Internet. Additionally, many companies require that their employees have remote access to these private networks from home or while traveling. VPN products are available in hardware, software, and firewall formats. VPN products, often in combination with a Web site, are also the basis for offering intranet and extranet services. Intranets are corporate/organizational networks that rely on Internet-based technologies to provide secure links between corporate offices and secure access to company data. Extranets expand the network to selected business partners through secured links on the Internet. Increasingly, companies are finding that intranets and extranets can enhance corporate productivity more easily and less expensively than proprietary systems. The Company currently offers its customers a number of VPN solutions, including Raptor's VPN products, and is in the process of evaluating additional products to meet the needs of customers.

     - Electronic Commerce Solutions. Electronic commerce provides users the ability to sell products and services on the Internet. The Company currently provides e-commerce capability to over 3,000 customers by providing one or more of the three principle functions of electronic commerce: secure socket layer, shopping cart support, and transaction processing capability. Secure socket layer ("SSL") is provided through its Premier Business Partner relationship with Verisign for digital certificates. The Company supports a large variety of shopping carts, including Shop Site(TM) by Icentral, and provides support for third party transaction processing through ICVerify(TM), Cybercash(TM) and AuthorizeNet(TM). The e-commerce solutions are packaged according to the complexity of the individual customer's needs. The Company also provides fully integrated, turnkey e-commerce applications that simplify and facilitate online commerce for small and medium sized businesses without the need for sophisticated IT support.

     - Security. Security solutions are a vital component for most businesses connected to the Internet. These solutions, which include firewalls, packet filter and proxy servers, give the customer (i) an ability to prevent intruders from accessing its corporate network, (ii) authentication of users attempting to gain access to the customer's local area network ("LAN") or Web site, and (iii) encryption services, providing secured transmission of company data through the Internet. The Company currently offers a comprehensive set of firewall products from Raptor, including the sophisticated Eagle Firewall(TM) and the more simplified products known as The Wall(TM). Additionally, the Company offers a "managed' security solution that provides ongoing detection and prevention of intrusions. The Company plans to expand its security product line with new solutions that simplify, reduce cost, or offer greater functionality as they become commercially available.

     - National Roaming. Employees of small and medium businesses are increasingly dependent on accessing their e-mail while on the road. Currently, many users either cannot do so because of the limitations of their local ISP, or they are required to pay expensive long distance access charges. The Company is in the process of implementing a national dial-up access roaming product to enable dial-up business customers to access the Internet locally as they travel throughout the country and abroad.

     - Professional Services. The Company's target customers typically do not have the internal resources or personnel to design and maintain Internet services. As more businesses utilize the Internet for mission critical applications, the Company expects its customers to rely on their ISP for support of many of their information technology applications. As a result, the Company believes it will be increasingly important for ISPs to offer onsite, technical consulting to customers. The Company currently offers a full complement of professional services to its customers, including network and system design, Web content creation, security system needs analysis and implementation, virtual private network design and implementation, and other Internet-related consulting projects. The Company intends to invest in additional professional services capabilities as they are required to provide customers with turnkey Internet solutions.

     - Future Enhanced Connectivity Enabled Services. Customers are increasingly seeking to utilize the Internet for an expanding array of telecommunication services. Verio intends to serve these needs through the packaging and configuration of third party applications, such as IP telephony (which permits users to make voice calls on the Internet), Internet faxing, Internet audio and video conferencing solutions, and other applications that may be developed.

     - Future Enhanced Web Enabled Services. The Company is exploring other Web-based services through internal development and third-party licensing arrangements to serve the evolving needs of small and medium size businesses. The Company has focused its efforts on select areas, including expanded electronic commerce capabilities, Web-based faxing and e-mail, unified messaging and

       "virtual offices," audio and video appliances, automated Web site authoring tools and templates, basic automated marketing tools, and redundant "hot" sites across multiple national and international data centers.

     As businesses commit to using the Internet, the Company believes that the advanced applications product category will continue to expand, offering additional revenue opportunities. The Company strives to be market driven, assessing potential opportunities to extend new offerings as they become available and evaluating its ability to implement these solutions in a cost-effective way while maintaining quality of service for its customers.

     Verio has and intends to continue to enter into agreements with other Internet companies to leverage their products, brand names, distribution channels and other assets. Verio believes that its existing Internet product and service partners have been attracted to the Company because of its broad geographic coverage, ability to influence purchase decisions of its business customers, and the ability of the Verio sales forces to sell complex Internet solutions. The Company has established strategic relationships with software providers such as Microsoft, Oracle and Raptor, and equipment providers such as Cisco and Farallon, and intends to expand its strategic relationships with additional providers of key products and services. These relationships provide the Company with benefits including preferred pricing, access to the latest products, co-marketing with the vendors, tailored product training and access to the vendor's distribution channels to generate leads for new customers.

MARKETING

     The Company's marketing organization is responsible for services management, advertising, marketing communications and public relations, and focuses on stimulating demand for the Company's services and extending the Company's brands. The Company stimulates demand for its services and seeks to extend its brands through a broad range of advertising, marketing communications and public relations activities. The Company relies on a combination of traditional media and online advertising. The Company focuses its traditional media efforts on advertisements in major business and technical publications, radio spots and direct mail. The Company's online marketing program consists of general rotation and keyword-specific Web banner advertisements. With the recent TABNet acquisition, Verio now hosts more than 125,000 domain names, which includes over 60,000 Web sites, and anticipates that total Web sites hosted will increase to over 150,000 with the completion of the Hiway Acquisition. TABNet became one of the world's largest Internet domain name registrars and Web hosting companies by pioneering domain name registration services and establishing preferential Web-based marketing relationships with leading Internet search engine and portal companies including Netscape, Yahoo, Excite, Infoseek, and others. Verio intends to leverage TABNet's marketing relationships and systems to build brand recognition and expand these marketing opportunities to the Company's full suite of product offerings. Other marketing vehicles include collateral materials, trade shows, direct response programs and management of the Company's Web site. Public relations focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of the Company.

     The Company generally consolidates the operations and marketing efforts of its acquired operations under the Verio brand name, with a regional or local geographical identifier to emphasize its local presence. The Company has undertaken national public relations efforts to raise the awareness and visibility of Verio in its target market. In certain instances, where an acquired operation has established particularly strong brand identity (such as Hiway and its RapidSite(TM) product offering), the Company may continue to market particular products and services under that name.

SALES AND DISTRIBUTION

     The Company utilizes multiple distribution channels in order to extend its reach and leverage the service capabilities and brand names of its channel partners. The Company uses a combination of direct sales, telemarketing, VARs and private label resellers.

     Direct Sales. Verio has a direct sales force of more than 150 professionals. These local sales representatives have a strong Internet technical background and understand the local telecommunications tariffs as well as the needs of their local business community. Additionally, these representatives are familiar with local companies to assist in implementing tailored solutions such as Web page content development. Because they are locally based, these sales representatives are able to meet face-to-face with prospective customers to discuss their Internet needs and technical requirements and develop tailored solutions. The Company has developed programs at the national level to attract and train high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets. These programs include technical sales training, consultative selling techniques, sales compensation plan development, and sales representative recruiting profile identification. Through the effective use of these initiatives, Verio plans to continue to expand its direct sales force. At the local level, direct marketing techniques are being employed to target customer segments that would achieve substantial benefit from the business applications afforded by the Internet. Some direct marketing tactics include direct mail, telemarketing, seminars and trade show participation. The Company works with key vendors to assist in these direct marketing efforts. Verio co-markets with these vendors through direct mail programs, joint seminar development and joint trade show involvement. Through the TABNet acquisition, the Company has gained a centralized outbound and inbound telemarketing sales capability targeted at offering Web hosting services.

     Resellers and Indirect Sales. Verio has three partner programs that permit the regional operations to adapt a formal indirect distribution strategy to their markets. Verio believes indirect sales channels are a significant contributor to its growth, and already has over 2,500 formal and informal channel partner relationships. Completion of the announced Hiway Acquisition would increase the Company's worldwide indirect distribution channel to over 4,000 resellers in the U.S. and over 100 other countries. The Authorized Solutions Partner ("ASP") program offers partners the ability to share in the ongoing revenue stream of customers they bring to Verio. ASPs include computer resellers, VARs, systems integrators and other organizations focused on providing information technology hardware, software, and services to the business community, who typically have an established relationship with the prospective customer base, and a sales force capable of selling Internet services as part of the partner's suite of services. Referral partners, including organizations such as Web designers, advertising agencies, and telco resellers, are another source of customer leads. Verio's Referral Partner program targets organizations that are less capable of or interested in selling Internet services, or where Internet services fall outside their core business interests. The Private Label Partner program is a wholesale program which allows qualifying organizations to resell Verio services under their own brand. The benefits of these programs to Verio include greater market reach without fixed overhead costs, and the ability to use partners to assist in the delivery of complete solutions to meet customer needs. In addition to local partnerships, Verio is working with several national companies to expand its indirect sales capability. The Company also intends to pursue additional private label OEM-like relationships with major telecommunications carriers such as NTT. For example, Hiway is party to this sort of agreement with two of the RBOCs and a large European telecommunications company, which completion of the Hiway Acquisition would bring to the Company, as well as a number of letters of intent with additional potential OEM-type partners.

TECHNOLOGY AND NETWORK OPERATIONS

     Overview. Verio owns and operates a national network, providing a high bandwidth, highly reliable data transmission path connecting Verio's customers to the Internet, which the Company believes is adequate for the provision of current and future planned access and enhanced services needs. The Company's national network interconnects more than 17 national nodes and over 160 local POPs across the United States. The Company believes that aggregating the bandwidth and capacity requirements of its regional operations onto one national network provides operational control and efficiency, reduces costs, provides redundancy, and results in a higher quality service, thereby addressing some of the most significant challenges that an ISP faces in supporting its customers. Verio's national infrastructure also incorporates several other elements critical to maintaining the highest quality Internet service, including a high capacity and reliable national network, peering relationships with other regional, national and international ISPs, sophisticated network management tools and engineering support services. The reliability of the national network is the result of many factors,
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

including redundant routers and other critical hardware, carrier class facilities at POP locations (such as back up power, fire suppression and climate control), and redundant telecommunications lines.

     National Network. As of August 1, 1998, the national network carried traffic for 30 of the ISPs acquired to date. The remaining ISPs' traffic will be added as growth drives the need for additional capacity, as private and public peering is implemented and as their current transit contracts expire.

     Following is a diagram of the Company's national network as of August 1, 1998:

                                     [MAP]

     Currently, the national network architecture includes a presence at selected national exchange points and redundant network nodes to link the Company's regional networks to the national network. As of August 1, 1998, Verio's network included connectivity at MAE West, MAE East and the NY NAP, each of which is a major public national exchange point for ISPs. The Company also has a presence at the Palo Alto Internet Exchange (PAIX), NASA Ames and a number of other regional connecting points, including Seattle, Washington; Portland, Oregon; Sacramento and San Diego, California; Denver, Colorado; Salt Lake City, Utah; New Orleans, Louisiana; Dallas and Houston, Texas; Chicago, Illinois; Ann Arbor, Michigan; Philadelphia and Pittsburgh, Pennsylvania; and Boston, Massachusetts. Each of these Verio locations features leading router technology. The equipment is located in facilities leased from a variety of telecommunications providers, including MCI, Sprint, MFS and others. These access points are linked, using a nationwide, high-speed DS-3 (45 Mbps) and OC-3 (155 Mbps) ATM, and DS-3 and OC-3 clear line network infrastructure, utilizing capacity leased from a variety of national telco providers, including Sprint, MCI, WorldCom and Qwest. This combination of clear channel circuits, ATM and router architecture provides reliability to the network through path diversity and redundancy. Verio's regional operating units either co-locate at these access nodes or lease connectivity from a local service provider such as an RBOC or other LEC to connect to the Verio equipment.

     Work has begun to add national access nodes to serve additional parts of the Midwest, Southern California, Texas, the Northeast and the Southeast which the Company currently plans to put on-line during the remainder of 1998. Multiple national access nodes facilitate connection to Verio's national network by its regional operations. The Company plans to add additional private peering points and access nodes as it acquires more ISPs and expands operations, and to further increase network capacity as the need for additional bandwidth arises.

     The national network is planned to allow for rapid expansion of bandwidth through scaleable design supported by multiple local access and interexchange carriers to provide the required bandwidth. The Company has begun the migration of selected links from ATM to clear line. It is anticipated that the Company will have implemented nationwide OC-3 capacity and selected OC-12 links in late 1998 to handle its projected traffic requirements.

     On March 31, 1998, the Company entered into a 15-year Capacity and Services Agreement (the "Capacity Agreement") with Qwest Communications Corporation ("Qwest"), under which the Company will have access to long haul capacity and ancillary services on Qwest's planned 16,285 mile MacroCapacity(sm) Fiber Network. Over the first seven years of the term of the Capacity Agreement (the "Commitment Term"), the Company must purchase, and Qwest must provide, not less than $100.0 million, in the aggregate, of such capacity and services (the "Commitment"), at agreed upon prices. The amount of capacity represented by the minimum Commitment would satisfy less than 50% of the Company's currently projected long haul capacity requirements over the Commitment Term. However, the Company has the right to order capacity and services in excess of the Commitment level, and after the expiration of the Commitment Term, at the same agreed upon prices. The Company also currently is party to a number of other long haul capacity agreements with additional telecommunication providers. These agreements are for various terms (of up to 5 years), and have varied pricing. Verio anticipates that it will satisfy a substantial portion of its capacity and ancillary services needs under the Capacity Agreement, because it believes that the agreed upon pricing levels will significantly reduce the per unit costs that it otherwise would pay under its other existing long haul capacity agreements.

     The Company believes that the currently installed Cisco routers will be sufficient to support its traffic routing needs up to and including OC-3 speeds. To handle the routing at speeds higher than OC-3, new technology will be required. The Company is investigating and testing various options to support these higher speeds and bandwidth requirements. Verio's options include switching, higher capacity and faster routers, or hybrid routing and switching solutions. The Company is currently installing and testing high-speed routers.

     Peering Relationships. By implementing its own national network and establishing peering relationships with other national ISPs, the Company believes it can lower the cost of its Internet transit and increase the performance and reliability of its network operations. Peering is the Internet practice under which ISPs exchange each other's traffic without the payment of settlement charges. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national ISPs has driven industry peering practice. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. The Company believes that substantial traffic volume and national scale will continue to be the focal criteria necessary to establish and maintain peering relationships. As a result, it has become increasingly important for companies seeking to take advantage of peering to have significant traffic, a national network and monitoring capability.

     The Company has established public or private peering relationships with all of the major national ISPs, as well as with over 100 smaller domestic and international networks. Some large network providers now prefer to peer at private exchange points rather than at national exchange points. This preference represents the desire to accomplish the exchange of high bandwidth traffic in a more efficient manner rather than to risk congestion and equipment failure at public exchange points. The Company recently has moved a number of its key public peering points to private peering locations, including those with GTE Internetworking, DIGEX and MCI. Verio also is evaluating additional private peering proposals from other national ISPs. The Company currently anticipates that, as Verio's traffic grows, more peering relationships can be obtained. However, no assurance can be given that peering relationships will continue to be made available to the

Company. Even if these relationships are not maintained or established, Verio believes that it will be more economical for Verio to maintain an exchange point transit agreement than to pay other national ISPs for transit. See "Risk Factors -- Dependence upon Implementation of Network Infrastructure; Establishment and Maintenance of Peering Relationships."

     Web Hosting Operations. Through the iServer and TABNet acquisitions, the Company has developed high-performance, reliable, secure and scalable Web hosting solutions, which the Company believes provide it with a significant competitive advantage. These solutions are comprised of multiple proprietary Web hosting platforms that incorporate automated functionality and a highly reliable network infrastructure that includes multiple data centers monitored on a 24x7 basis. The Company's strategy in developing its Web hosting solutions focuses on utilizing proprietary technological innovations that it integrates with third-party software and hardware.

     Web Hosting Platform. Also through its acquisitions, the Company has established multiple proprietary Web hosting platforms that permit efficient hosting of up to two thousand Web sites on a single server. Although industry-standard Web servers can enable Web hosting, the Company believes that efficiently managing large numbers of Web sites and users on a single shared server is technically difficult and requires significant technological innovations. Accordingly, the Company has focused its technology development efforts on creating various proprietary operating system level tools to facilitate a high-density customer to server ratio. The Company has also customized or developed Web server applications designed to improve performance in a shared server environment and resource monitoring tools designed to report and address scarcity of shared CPU and memory resources. The Company's solution can scale easily, allowing server groups to be added seamlessly and to be monitored centrally wherever they are located. To address the diverse requirements of its customers, the Company offers Web hosting services on a range of operating systems and computing platforms.

     The Company also has developed proprietary software that allows the Company to provide its services on an efficient and cost-effective basis by automating the following back-end functions: (i) order-taking and processing; (ii) customer billing via credit cards, check, bank transfer and accounts receivable; (iii) account provisioning and activation; (iv) server management and monitoring; (v) coordination of the e-mail subsystem to integrate e-mail forwarding, multiple e-mail accounts on a single Web site and autoresponders; (vi) inherent distributor -- dealer -- customer hierarchy of all data; and (vii) support for third-party feature "plug-ins." In addition, the Company provides a front-end interface that allows a customer to set up accounts, change account parameters, check Web site statistics quickly and easily and verify billing information. "TQ software" was engineered to maximize automation to achieve high levels of scalability, and the modular design allows additional server groups to be supported easily. Language and branding independence enables international VARs and OEMs to localize for foreign languages and customize the interface quickly and with minimal effort.

     Data Centers. The Company currently has data centers located in Orem, Utah; San Francisco, California, Seattle, Washington, Dallas, Texas and is constructing an additional center in Washington, D.C. All of the Company's data centers are fitted with environmental controls, back-up generators, Cisco routers and switches, and continuous monitoring capabilities to ensure high-quality service with minimal interruptions. Completion of the Hiway Acquisition would add additional telco class data centers in Palo Alto, California and West Palm Beach, Florida.

     National Network Management. The Company considers world-class network management an essential capability for network monitoring and expansion, maintaining high customer satisfaction and improving network quality. The Company has established a 24x7 NOC to allow continuous monitoring of the network and to provide a single point of contact for real-time network status information and customer technical problem resolution. The NOC is designed to provide real-time alarming, event correlation, traffic management and forecasting, and distributed notification of the network events and network status. The Company utilizes many leading edge systems to provide the NOC capabilities. As of August 1, 1998, the Company monitored the national network and the local networks of approximately 22 of the ISPs it had acquired as of such time.

The Company plans to provide national and regional network monitoring throughout its regional operations by the end of 1998.

     Engineering Support Services. The Company has negotiated national level telecommunications contracts with LECs, such as MFS/WorldCom, providing favorable terms for local transport. The Company plans to expand national purchasing and leasing benefits as well as technical planning and support to improve the performance, reliability and economics of its regional networks. National level purchasing benefits include both cost and vendor performance issues as well as the provisioning of spare equipment and additional technical support from the suppliers. National level distribution agreements have been negotiated with a number of additional national-scope suppliers. Co-location agreements have also been established with companies such as Sprint, MCI, MFS/WorldCom and Digital Equipment Corporation. The Company is pursuing additional vendor and telecommunication relationships in an effort to reduce the cost of equipment and improve network quality.

     Technical Planning and Support. The national engineering team provides engineering support for routing configurations, telecommunications management and pricing, development of local networks and purchasing and contract negotiation. The national engineering team also works with the regional engineering teams to nationalize certain network elements, improve performance and reduce network costs. Support includes Internet protocol addressing support, training and technology. This effort of sharing ideas and best practices among the national team and the regions is intended to enhance the engineering talent available locally and to share best practices nationally.

NATIONAL SUPPORT SERVICES

     In addition to its national network and network monitoring capability, Verio has developed and implemented three critical national support services designed to increase operational efficiencies and enhance the quality, consistency and scalability of the Company's services. These support services include 7-day X 24-hour customer technical support and service, financial information management through a central, standardized accounting system, and a sophisticated billing and collections system. The strategy of creating a partnership between local support teams and Verio's established national support services enables the Company to capture economies of scale, improve quality and responsiveness, and increase productivity, while allowing local personnel to focus on relationships with customers.

     Customer Technical Support. Verio's customer care combines the responsiveness and on-site capabilities of local ISP presence with the scale economies of a national customer support center in order to deliver customer care to businesses. While local, independent ISPs bring the benefits of understanding customer needs and providing hands-on support demanded by their customers, they lack the ability to cost-effectively scale internal resources to independently support their growing customer base. The Company's national customer support center (located in Dallas, Texas) enables Verio to provide 24x7 responsiveness while maintaining the ability to provide on-site installation assistance, hands-on troubleshooting and access to local experts who understand the customer's business. As of August 1, 1998, the Company was providing customer care services to 26 of the ISPs it had acquired as of such time and will offer services to all of the Verio regional operations as the national customer support center continues to expand throughout 1998. The support center team is utilizing a leading customer support trouble ticketing and workflow management system offered by Vantive Corporation. The system offers the Company the ability to track, route, and report on customer issues and provides significant benefit in ensuring quality and timely care to customers. Based on information received through the trouble ticketing system, as well as through the centralized billing and collections system, the Company is able to monitor network reliability and outage experiences. To date, this information, as well as the low churn rates among the Company's dedicated connectivity customers, reflects that the outages experienced by the Company's customers, for the most part, are minor and attributable to expected, ordinary course of business service interruptions, telco capacity demands, and the customer's hardware and software functionality issues. While the Company and its ISPs do not provide general service warranties and have not instituted a uniform policy relating to the provision or extent of service credits, the Company and its ISPs have provided and continue to provide credits for outages resulting from network failures in certain circumstances.

To date, these credits have been immaterial. The Company will continue to monitor outage experiences, and would expect to record appropriate reserves if the level of outage credits becomes material.

     Financial Information Management. The Company is in the process of converting all of its acquired ISP operations to the PeopleSoft(TM) financial reporting system and the ADP payroll/human resources system, in order to provide a central, standardized accounting system. As of August 1, 1998, 30 of the ISPs acquired were utilizing the financial reporting system and 29 were utilizing the payroll human resources system. These systems enable Verio to cost effectively increase the productivity and quality of administrative support by standardizing operational systems such as payroll, payables, purchasing and financial reporting. These enhancements are part of the Company's initiative to implement continuous improvement methodology and to create a learning organization.

     Billing and Collections. The Company has implemented the Kenan Systems' EC Arbor billing solution which offers high quality, flexibility, cost-effectiveness and scalability. Kenan is a leading billing solutions provider to the telecommunications industry, providing accurate, timely, and easy-to-understand invoicing. As of August 1, 1998, this system served 23 of the ISPs acquired as of such time. The Company is aggressively rolling out this billing platform to all of its regional operations and will continue on the path toward centralized management of billing operations.

NTT STRATEGIC RELATIONSHIP

     On April 7, 1998, the Company entered into agreements establishing a strategic relationship with NTT. These agreements provided for an investment by NTT or one of its affiliates in the Company, concurrent with and conditioned upon the consummation of the IPO, for up to 12.5% of Company's fully diluted Common Stock (after giving effect to the IPO and the NTT Investment) up to a maximum investment of $100.0 million, at a 3.25% discount to the price to public in the IPO. In connection with the NTT Investment, NTT acquired 4,493,877 shares of Common Stock and is entitled to designate one member to serve on the Company's Board of Directors. See "Principal Stockholders -- NTT Investment."

     In addition, the Company and NTT's U.S. affiliate, NTT America, Inc. ("NTT America"), entered into a three year Outside Service Provider Agreement (the "OSP Agreement"), which took effect upon the closing of the NTT Investment. Pursuant to the OSP Agreement, the Company was designated as the preferred provider of Internet access and related services to customers of NTT America on a reseller basis. Verio and NTT also will connect their backbones and establish a peering and transit relationship. During the term of the OSP Agreement, NTT America will pay the Company for the services provided by the Company at predetermined rates reflective of the strategic relationship between the parties, under which NTT is entitled to "most favored customer" status and pricing concessions. NTT and the Company are continuing to negotiate the specific terms of these arrangements. NTT America and the Company have agreed to establish certain working groups to develop the details for implementation of the specific technical and administrative aspects arising under the OSP Agreement.

SUBSIDIARY OWNERSHIP STRUCTURE

     While the Company now typically seeks to acquire 100% of new ISPs, the Company's early acquisition strategy was to rapidly build mass and scale by acquiring less than 100% of its ISPs. In each case where the Company acquired less than 100% of an ISP initially, it obtained the right to acquire the remaining equity in the future at a price based on either agreed upon revenue multiples or the fair market value of the ISP. As part of its integration strategy, the Company has effected the Buyouts of all but one of the ISPs in which it did not initially acquire 100% ownership (other than VIANet, as discussed below) through the use of cash on hand and the issuance of equity. As the Company completes the Buyouts, in general, the ISPs in each region are consolidated into integrated regional operating subsidiaries which are wholly owned by the Company. In certain instances, some of the ISPs may continue to exist as separate, indirect, wholly owned subsidiaries of Verio, but operated as part of the particular integrated operating region.

     The Company currently holds an approximately 18% equity position in V-I-A Internet, Inc. ("VIANet"), which was formed in 1997 to pursue a strategy similar to that of the Company's outside of the
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

U.S. and Canada. See "Certain Transactions -- Other Transactions." The Company has no contractual right to acquire the remaining equity of VIANet, and has no present plan to integrate the operations of VIANet with those of its own. Hiway also owns minority and majority interests in a number of entities that provide enhanced Internet services in various foreign countries. Hiway has informed the Company that, while it has no contractual right to do so, it is currently negotiating an agreement to purchase the remaining equity in one of those entities. Upon consummation of the Hiway Acquisition, the Company would acquire the remaining majority and minority equity positions held by Hiway at that time, and may seek to acquire the remaining equity in those entities in the future.

COMPETITION

     The market for Internet connectivity and related services is extremely competitive. The Company anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and wireless communications providers, and on-line service providers. The Company believes that a reliable national network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in the Company's target market, and that price is usually secondary to these factors.

     ISPs. According to Boardwatch magazine's directory of Internet Service Providers, there are currently over 4,000 ISPs in the United States, consisting of national, regional and local providers. The Company's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet, GTE Internetworking (formerly BBN), PSINet, Concentric Network and DIGEX. While the Company believes that its level of local service and support and target market focus distinguish it from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than the Company, and have extensive coast-to-coast Internet backbones. The Company also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

     Telecommunications Carriers. All of the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCI, and Sprint, offer Internet access services and compete with the Company. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for LECs, including the RBOCs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from, ISPs. The WorldCom/MFS/UUNet consolidation, the NETCOM/ICG merger, the Intermedia/DIGEX merger and GTE's acquisition of BBN are indicative of this trend. Accordingly, Verio expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, telecommunications providers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on the Company's ability to compete effectively with the telecommunications providers and may result in pricing pressure on the Company that would have an adverse effect on the Company's business, financial condition and results of operations. The Company believes that its local presence and its strong technical and data-oriented sales force is an important feature distinguishing it from the centralized voice-oriented sales approach typified by the current Internet connectivity services offered by the IXCs and LECs.

     Cable Companies, Direct Broadcast Satellite and Wireless Communications Companies. Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. MediaOne Group and TCI have recently announced trials to provide Internet cable service to their residential customers in select areas. However, the cable companies are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network System's DirecPC product that provides high-speed data through direct broadcast satellite technology, CAI Wireless System's announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology, Cellularvision's announcement that it is offering Internet access via high-speed wireless LMDS technology, and Winstar, which currently offers high-speed Internet access to business customers over the 38 GHz spectrum.

     On-line Service Providers. The predominant on-line service providers, including America Online, CompuServe, Microsoft Network, and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these on-line service providers.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and xDSL. While these providers have initially targeted the residential consumer, it is likely that their target markets will expand to encompass the Company's targeted markets, which may significantly affect the pricing of the Company's service offerings.

PROPERTIES

     The Company's corporate headquarters is located in Englewood, Colorado where the Company leases approximately 39,200 square feet of office space. The Company's lease agreement, which commenced February 1, 1998, is for a term of five years. The Company also has executed a lease covering 20,700 square feet of space in the InfoMart in Dallas, Texas, where the Company maintains its network operations center and customer support center. That lease expires on June 30, 2002. The Company also leases space, typically less than 200 square feet, in various geographic locations to house network infrastructure and telecommunications equipment. Operational functions are principally located in the offices of its regional operations. The Verio ISPs typically are party to lease agreements for administrative office space sufficient for their respective personnel, as well as smaller site leases to house their network equipment.

EMPLOYEES

     As of June 30, 1998, the Company employed approximately 1,400 people, including full-time and part-time employees at its corporate headquarters in Colorado, its network operations and customer support center in Texas and at its controlled ISPs. The Company considers its employee relations to be good. None of the employees of the Company is covered by a collective bargaining agreement.

TRADEMARKS AND TRADE NAMES

     The Company filed for federal trademark protection of "Verio" on November 29, 1996. This application is pending and the Company has no assurance that it will be granted. Trademark protections for the Verio mark also have been applied for in the European Economic Community, as well as in Japan. Additionally, corporate name reservations for the name "Verio Inc." have been filed in all fifty states. In conjunction with the consolidation of its ISPs into regional operating entities, the ISPs have migrated to the Verio brand name, with a regional or local geographical identifier appended.

LEGAL PROCEEDINGS

     The Company is not currently party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages as of August 11, 1998, and positions of the officers and directors of the Company. Their respective backgrounds are described below.

                        NAME                           AGE                   POSITION(S)
                        ----                           ---                   -----------
Steven C. Halstedt(3)(4).............................  52    Chairman of the Board
Justin L. Jaschke(3)(4)..............................  40    Chief Executive Officer, Director
Herbert R. Hribar....................................  46    President and Chief Operating Officer,
                                                             Director
James C. Allen(2)....................................  52    Director
Trygve E. Myhren(1)(2)(4)............................  61    Director
Paul J. Salem........................................  34    Director
Stephen W. Schovee(1)(2).............................  38    Director
George J. Still, Jr.(4)..............................  40    Director
Sean G. Brophy.......................................  39    Vice President of Corporate Development
James F. B. Browning.................................  43    Vice President of Network Operations
James B. Cunningham..................................  41    Vice President of Sales and Marketing
Chris J. DeMarche....................................  41    Chief Technical Officer
Carla Hamre Donelson.................................  42    Vice President, General Counsel and
                                                             Secretary
Peter B. Fritzinger..................................  40    Chief Financial Officer
Deb Mayfield Gahan...................................  43    Vice President of Finance and
                                                             Administration
James M. Kieffer.....................................  37    Vice President of Customer Operations

---------------

(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Executive Committee
(4) Member of Finance Committee

     All of the officers identified above serve at the discretion of the Board of Directors of the Company. There are no family relationships between any persons identified above. The following are brief biographies of the persons identified above.

     STEVEN C. HALSTEDT has served as Chairman of the Board of Directors of Verio since the Company's inception in March 1996. Mr. Halstedt is a co-founder of The Centennial Funds. Mr. Halstedt has 17 years of direct venture capital experience and serves as a general partner of each of the Centennial Holdings' partnerships. Prior to co-founding The Centennial Funds in 1981, he was Executive Vice President and Director of Daniels & Associates, Inc., a private communications service company involved in cable television system operations. Mr. Halstedt is a member of the Board of Directors of Formus Communications, Inc., Pluto Technologies International, Inc. and V-I-A Internet, Inc. Mr. Halstedt was recently a director of Centennial Communications Corp., Masada Security Holdings, Inc. and Triax Communications Corp. He is also former Chairman of the Board of OneComm Corporation ("OneComm"), PageAmerica Group, Inc. and Orion Network Systems, Inc., all publicly traded telecommunications companies. Mr. Halstedt received a Bachelor of Science with distinction in management engineering from Worcester Polytechnic Institute, and earned a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College, where he was named an Edward Tuck Scholar. He attended the University of Connecticut School of Law. He was a Platoon Leader and Battalion Operations Officer in a U.S. Army Combat Engineer Battalion in Vietnam.

     JUSTIN L. JASCHKE has served as Chief Executive Officer of Verio since the Company's inception in March 1996. He is also a member of the Company's Board of Directors. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer for Nextel Communications ("Nextel") following its merger with OneComm in July of 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from the time that he joined that company in April 1993 until the merger with Nextel. Mr. Jaschke

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

currently serves as Chairman of the Board of Directors of V-I-A Internet, Inc. and also serves on the Board of Directors of Metricom, a leading wireless data communications provider, and on the Board of Directors of Dobson Communications, a rural cellular and local exchange provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987 was Director of Mergers and Acquisitions for PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke received a Bachelor of Science degree summa cum laude in mathematics from the University of Puget Sound and a Master of Science degree in management from the Sloan School of Management at MIT.

     HERBERT R. HRIBAR has served as President and Chief Operating Officer of the Company since July 1998. Mr. Hribar joined the Company from Ameritech Corporation, where he served as President of Ameritech Corporation's cellular services business unit and was responsible for all aspects of the business, including strategy, marketing, sales, network, customer service, IT and business development. He was promoted to that position in 1997 after working for Ameritech for two years, first as Vice President of International Operations beginning in early 1995, and later as Managing Director of Ameritech Europe. He also served as Chairman and Chief Executive Officer of ADSB Telecommunications, a consortium of international telecommunications companies headed by Ameritech. Before joining Ameritech, Mr. Hribar served in various capacities with Sprint Corporation from 1988 to 1995, including as Vice President and General Manager at Sprint International, where he was responsible for the off-shore network planning, design, operations and information systems planning for Sprint's international voice, data, messaging and fax services as well as private data network systems. Mr. Hribar previously worked in senior management positions at GTE Telenet and served in the U.S. Navy. Mr. Hribar holds a Bachelor of Science degree in Ocean Engineering from the U.S. Naval Academy, a Master of Science degree in Civil Engineering from the University of Illinois, a Master of Business Administration from George Washington University and a Master of Science degree in Computer Science from Johns Hopkins University.

     JAMES C. ALLEN has served as a director of Verio since May 1996. Mr. Allen served as CEO of Brooks Fiber Properties, Inc. until its recent acquisition by WorldCom. Mr. Allen has 25 years of experience as an entrepreneur, operator, financier, expert witness and advisor in cable television and broadband telecommunications. Prior to joining Brooks, he served as Chief Financial Officer and Chief Operating Officer of David Lipscomb University from which he holds a Bachelor of Science degree. Mr. Allen was a founder and former President, CFO and COO of Cencom Cable Associates, which was purchased by a subsidiary of Hallmark Cards, and a former Vice President of Operations of Telcom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries. Mr. Allen previously held positions as Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President of Finance for National Communications Service Corporation. Mr. Allen also is a director of MetroNet Communications Corp. ("MetroNet"), an LEC.

     TRYGVE E. MYHREN has served as a director of Verio since April 1997. Mr. Myhren is President of Myhren Media, Inc. which invests in and advises media, communications and consumer products companies. From 1990 to 1996, Mr. Myhren was President and a director of The Providence Journal Company. From 1975 until 1988, Mr. Myhren was an officer of American Television and Communications Corporation (ATC), the cable television subsidiary of Time, Inc. (now Time/Warner Cable), serving as Chairman and CEO from 1980 to 1988. Mr. Myhren also serves on the boards of The Providence Journal Company, Advanced Marketing Services, Peapod, Ltd., CableLabs, J.D. Edwards, Inc., Founders Funds and The University of Denver. Previously, Mr. Myhren served as chairman of the National Cable Television Association (NCTA), and also served on the boards of Turner Broadcasting Systems, Continental Cablevision, Inc., Citizens Bank and several internal Time, Inc. boards, including Home Box Office, Temple-Eastex and Time Magazine Group. He also served on the FCC's Advisory Committee on High Definition TV. Mr. Myhren has an undergraduate degree in political science and philosophy from Dartmouth and a Master of Business Administration from the Amos Tuck Graduate School at Dartmouth. He served three and one-half years as a naval officer with the U.S. Pacific Fleet.

     PAUL J. SALEM has served as a director of Verio since December 1996. Mr. Salem is a Managing Director of Providence Equity Partners, Inc., and is a partner of the general partner of Providence's private equity funds. Providence manages over $500 million in equity and specializes in communications and media investments. Mr. Salem has been responsible for many of Providence's investment activities, including its investments in competitive local exchange companies, enhanced specialized mobile radio, wireless data networks, radio representation, telecommunications infrastructure and other areas. He is currently a director of Interep National Radio Sales, Inc., MetroNet, Wired Ventures, Inc. and UniSite, Inc. Prior to joining Providence, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Previously, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included private placement financings, leveraged buyout transactions and establishing Prudential's European investment office. Mr. Salem received a Bachelor of Arts in business from Brown University and a Master of Business Administration from Harvard Business School.

     STEPHEN W. SCHOVEE has been a director of the Company since the Company's inception in March 1996. Mr. Schovee serves as Managing Member of Telecom Partners, L.P. and Telecom Partners II, L.P. Mr. Schovee was previously co-founder, Chief Executive Officer and a director of OneComm from its inception until its merger with Nextel. Prior to that, Mr. Schovee was a Vice President of Centennial Holdings, the manager of The Centennial Funds, a Denver based venture capital fund with over $400 million of subscribed capital. Mr. Schovee was a partner in two of The Centennial Funds where he focused on telecommunications investments. Mr. Schovee is a special limited partner of Centennial Fund IV, L.P. and Centennial Fund V, L.P. He is a director of SMR Direct, Intergram International, and Infobeat. Mr. Schovee received a Bachelor of Science degree in mechanical engineering from Bucknell University and a Master of Business Administration from The Wharton School.

     GEORGE J. STILL, JR. has been a director of the Company since the Company's inception in March 1996. Mr. Still, based in Palo Alto, California, is a Managing Partner of Norwest Venture Partners VI, L.P. and Norwest Equity Partners V, L.P., and a General Partner of Norwest Equity Partners IV. From July 1984 until October 1989, he was a General Partner with The Centennial Funds based in Denver, Colorado. Prior to Centennial, Mr. Still was with Ernst & Whinney (now Ernst & Young) in San Francisco. Currently, he is a director of PeopleSoft, Inc. and 3Dfx Interactive, Inc., both public companies. In addition, he serves on the board of several private companies, including Metapath Software Corporation, Intrepid Systems, ObjectStream, Inc., and Chordiant Software. Further, Mr. Still serves as a director of the National Venture Capital Association. He holds a Bachelor of Science degree in business administration from Pennsylvania State University and a Master of Business Administration from the Amos Tuck School at Dartmouth College.

     SEAN G. BROPHY has served as Vice President of Corporate Development since November 1997, and prior to that served as Vice President of Marketing and Business Development for the Company since joining Verio in May 1996. Mr. Brophy served as Vice President of Marketing for OneComm and then Nextel from 1994 to 1996. He worked at Northern Telecom from 1990 through 1994 in a variety of capacities, including strategic planning and product management, where he had global responsibilities for new products for Personal Communications Services. Prior to that he worked at Bell Northern Research, the research and development arm of Northern Telecom, designing telephone equipment and services ranging from the DMS-100 to key systems. While there he was awarded patent and design excellence awards. Mr. Brophy holds a Bachelor of Science degree in computer engineering from McMaster University, a Master of Science degree in electrical engineering from Carleton University and a Master of Science degree in management from the Sloan School of Management at MIT.

     JAMES F. B. BROWNING was appointed Vice President of Network Operations for the Company in January 1998, having previously served as President and CEO of ATMnet, a company he founded in 1995 to provide integrated digital communications services to businesses with broadband networking requirements. Verio acquired ATMnet in November 1997. Mr. Browning has 20 years of experience managing high technology development and operations. From 1988 to 1994, as co-founder, he served as Chief Financial Officer and Chief Operating Officer of VisiCom Laboratories, Inc., a systems engineering firm specializing in digital satellite communications and operating system level software development. From 1983 to 1988, Mr. Browning served as Executive Vice President and then President of Pacific Microcomputers, Inc., which developed and produced Single Board Computers for use in Unix workstations and real time embedded computing environments. Previously, Mr. Browning held financial and operational management positions with Advanced Digital Systems and Tetra Tech, a subsidiary of Honeywell. Mr. Browning holds a Bachelor of Science degree in accounting from San Diego State University.

     JAMES B. CUNNINGHAM was appointed as the Company's Vice President of Sales and Marketing in June 1998, after serving as the President of the Company's Northeast regional operations since December 1997. He assumed that role after acting as the President of Global Enterprise Services, Inc. (one of the Company's acquired ISPs) beginning in May 1997. Mr. Cunningham has 17 years of sales, marketing and general management experience with both established and early stage telecommunications companies. Mr. Cunningham most recently served as Senior Vice President of Sales and Marketing at U.S. One Communications, Inc. overseeing its eastern United States sales and service organization. Prior to joining U.S. One Communications in 1996, Mr. Cunningham spent 10 years with MCI. From 1995 to 1996, he served as Vice President, Sales & Marketing for network MCI Digital Imaging where he directed its Campus MCI program which provided Internet access and enhanced services for universities and local governments around the country. Mr. Cunningham holds a Bachelor of Science degree in Business Administration from Livingston University in Alabama.

     CHRIS J. DEMARCHE has been Chief Technical Officer of the Company since joining the Company in May 1996. From 1995 to 1996, Mr. DeMarche was CTO and Senior Vice President of Nextel, where he was credited with addressing many critical technology issues. From 1993 to 1995, he was Senior Vice President of Engineering and Technology at OneComm, where he was responsible for building a national engineering team and designing and implementing wireless communication networks. Mr. DeMarche also worked in advanced technology areas at PacTel Corporation and Hughes Aircraft Corporation and served in the U.S. Naval Submarine Force. Mr. DeMarche received his Master of Business Administration from UCLA in 1990, his Master of System Management from University of Southern California in 1986, and his Bachelor of Science from the United States Naval Academy in 1978.

     CARLA HAMRE DONELSON has served as Vice President, General Counsel and Secretary of the Company since joining Verio in October 1996 from the law firm of Morrison & Foerster LLP, where she had practiced law since March 1987. She served as a partner in that firm's business department from 1990 and as head of the Denver business practice from 1993. While in private practice, Ms. Donelson was engaged in a general corporate and transactional practice, focused primarily on the communications and related technology industries, representing domestic and foreign entities in numerous financing, merger, acquisition, investment, and licensing transactions. She served as regular outside corporate counsel to OneComm and represented OneComm in connection with a variety of its SMR acquisitions as well as its merger with Nextel. Ms. Donelson received her Bachelor of Arts degree in molecular biology from the University of Colorado, her Juris Doctor degree from the University of Denver College of Law, and is a member of the Colorado Bar Association.

     PETER B. FRITZINGER has served as Chief Financial Officer of the Company since June 1997. From September 1993 until June 1997, Mr. Fritzinger served as Chief Financial Officer of Louis Dreyfus Natural Gas Corp., an independent, publicly held oil and gas company headquartered in Oklahoma City. From 1991 to 1993, he was Vice President-Finance and Treasurer of Louis Dreyfus Energy Corp., a diversified, global enterprise with investments in oil and gas reserves and other petroleum-related industries. Mr. Fritzinger joined Louis Dreyfus Energy Corp. from J.P. Morgan, where he was a Vice President in its corporate finance group, having held various positions with Morgan Guaranty Trust Company of New York since 1980. Mr. Fritzinger received his Bachelor of Arts degree in math and psychology from Amherst College.

     DEB MAYFIELD GAHAN has served as Vice President of Finance and Administration for the Company since joining the Company in May 1996. She brings with her ten years of extensive start-up and telecommunications experience. From 1994 to 1996, Ms. Gahan served as Vice President of Business Services and Controller for OneComm and then for Nextel following its acquisition of OneComm. From 1987 to 1994, she was Director of Business Operations and Controller for American Cellular Communications and then BellSouth Cellular Corp., a leading provider of cellular service in 15 states. In these positions, she was responsible for implementing cost-effective financial control systems, asset protection, revenue assurance, financial reporting, treasury and business process development. Ms. Gahan is a Certified Public Accountant and holds a Master of Business Administration from Mississippi College, as well as a Bachelor of Science in accounting from Mississippi State University.

     JAMES M. KIEFFER has served as Vice President of Customer Operations for the Company since joining the Company in July 1996. Previously, Mr. Kieffer served as Nextel's Vice President of Customer Operations responsible for customer care, billing, accounts receivable, and inventory management from August 1996. Prior to OneComm's merger with Nextel, Mr. Kieffer led the development of OneComm's customer care as Director of Customer Operations from January 1994 to August 1995. Prior to that, Mr. Kieffer served as National Customer Service Manager for Motorola's Land Mobile Products Sector. During his six years with Motorola, he held several key roles while developing a consolidated national customer care organization from March 1990 until January 1994. Prior to joining Motorola, Mr. Kieffer managed customer relations and accounts receivable for IBM. He received his Master of Business Administration from DePaul University and holds a Bachelor of Science in management from Illinois State University.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board has established an Executive Committee, a Finance Committee, a Compensation Committee and an Audit Committee. The Executive Committee is responsible for reviewing and, where appropriate, authorizing corporate action with respect to the conduct of the business of the Company between Board meetings. Actions taken by the Executive Committee must be submitted to the Board for review and ratification at the next meeting, except in those cases when the Board has specifically delegated final decision-making authority to the Executive Committee. The Executive Committee is composed of Messrs. Halstedt and Jaschke. The Finance Committee is responsible for reviewing and, where appropriate, authorizing certain corporate actions with respect to the finances of the Company and certain acquisitions of ISPs not involving the issuance of stock. The Finance Committee is composed of Messrs. Halstedt, Jaschke, Still and Myhren. The Compensation Committee is responsible for reviewing and establishing the compensation structure for the Company's officers and directors, including salary rates, participation in incentive compensation and benefit plans, 401(k) plans, stock option and purchase plans and other forms of compensation. The Compensation Committee is composed of Messrs. Allen, Myhren and Schovee.

     The Board also has established an Audit Committee consisting of Messrs. Myhren and Schovee. The Audit Committee will be comprised solely of independent directors and will be responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of the Company's management and independent accountants with respect to the Company's financial statements and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board.

DIRECTORS COMPENSATION

     From and after the consummation of the IPO, each non-employee director of the Company will receive an annual retainer fee of $5,000 and a fee of $1,000 for each meeting of the Board attended in person or $500 for each meeting attended by telephone. The fee for Board committee meetings is $500 per meeting. A director may elect to receive these payments in the form of Common Stock. In addition, upon consummation of the IPO, each non-employee director automatically was granted an option to acquire 30,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock at the date of grant. Such options will vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Non-employee directors elected or appointed to the Board following the IPO also will be granted automatically at the time of election or appointment an option to acquire 30,000 shares of Common Stock with the same terms and conditions at an exercise price equal to the then fair market value of the Common Stock. After the initial three year vesting period for such options, non-employee directors will receive automatic annual grants of options to acquire an additional 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. Such options will vest and become exercisable on the first anniversary of the grant date. In April 1998, the Company adopted a separate stock incentive plan under which options may be granted and shares of Common Stock may be issued to non-employee directors in accordance with these compensation arrangements, from and after the consummation of the IPO. See "Stock Option and Incentive Plans -- 1998 Non-Employee Director Stock Incentive Plan."

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information for the years ended December 31, 1997 and 1996, respectively, concerning the compensation paid and awarded to: (a) the Company's Chief Executive Officer and (b) the Company's four most highly compensated executive officers whose salaries and bonuses exceeded $100,000 who were serving as executive officers as of December 31, 1997 (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                                         AWARDS
                                    ANNUAL COMPENSATION          -----------------------
                              --------------------------------   RESTRICTED   SECURITIES
                              FISCAL                               STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR(1)   SALARY($)     BONUS($)   AWARDS($)    OPTIONS(#)   COMPENSATIONS($)
---------------------------   -------   ---------     --------   ----------   ----------   ----------------
Justin L. Jaschke...........   1997      175,003       66,500      85,000           --              --
  Chief Executive Officer      1996      124,631(2)    44,867          --      240,000              --
Mark D. Johnson.............   1997      113,337       50,603          --      200,000              --
  President and Chief
     Operating                 1996           --           --          --           --              --
  Officer(3)
Chris J. DeMarche...........   1997      160,004       60,800      25,000       20,000              --
  Chief Technical Officer      1996      106,666(4)    38,215          --       70,000              --
Carla Hamre Donelson........   1997      160,004       57,760          --       20,000              --
  Vice President, General      1996       26,320(5)    13,680      50,000       60,000          42,678(7)
  Counsel and Secretary
Peter B. Fritzinger.........   1997       89,443(6)    31,287          --       75,000          70,267(8)
  Chief Financial Officer      1996           --           --          --           --              --

---------------

(1) Fiscal year 1996 covers the period from inception (March 1, 1996) to December 31, 1996.

(2) Reflects compensation paid to Mr. Jaschke commencing with his appointment as Chief Executive Officer in April 1996.

(3) Mr. Johnson, who served as the Company's President and Chief Operating Officer beginning in March 1997, died on March 9, 1998. See
    "Summary -- Recent Developments."

(4) Reflects compensation paid to Mr. DeMarche commencing with his appointment as Chief Technical Officer in May 1996.

(5) Reflects compensation paid to Ms. Donelson commencing with her appointment as Vice President, General Counsel and Secretary in October 1996.

(6) Reflects compensation paid to Mr. Fritzinger commencing with his appointment as Chief Financial Officer in June 1997.

(7) Represents the cost to the Company of tax reimbursements.

(8) Represents the cost to the Company of providing relocation benefits.

                   STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options by Verio under the Company's stock option plans to the Named Executive Officers during the year ended December 31, 1997.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                           NUMBER OF      PERCENT OF                                     ANNUAL RATES OF STOCK
                          SECURITIES    TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED TO       EXERCISE                       OPTION TERM ($)(2)
                            OPTIONS      EMPLOYEES IN       PRICE        EXPIRATION     -----------------------
          NAME            GRANTED (#)    FISCAL YEAR     ($/SHARE)(1)       DATE           5%           10%
          ----            -----------   --------------   ------------   -------------   ---------   -----------
Justin L. Jaschke.......         --             --             --                  --         --            --
Mark D. Johnson.........    200,000         13.28%           6.00        May 11, 2007    754,674     1,912,491
Chris J. DeMarche.......     20,000          1.38%           6.75       Nov. 24, 2007     84,901       215,155
Carla Hamre Donelson....     20,000          1.38%           6.75       Nov. 24, 2007     84,901       215,155
Peter B. Fritzinger.....     75,000          5.18%           6.00        May 21, 2007    283,003       717,184

---------------

(1) All options were granted at an exercise price per share equal to at least the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(2) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant compounded annually until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Commission and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

        OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding the stock options exercised during the last fiscal year, the aggregate number of unexercised options to purchase Common Stock granted in all years and held by them as of December 31, 1997, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1997:

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                        UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                               ACQUIRED                        FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(1)
                                  ON           VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ------------   ------------   -----------   -------------   -----------   -------------
Justin L. Jaschke..........     60,000       1,280,000           --         180,000        380,000       3,600,000
Mark D. Johnson............         --              --           --         200,000             --       3,400,000
Chris J. DeMarche..........         --              --       14,000          76,000        280,000       1,445,000
Carla Hamre Donelson.......         --              --       12,000          68,000        240,000       1,285,000
Peter B. Fritzinger........         --              --           --          75,000             --       1,275,000

---------------

(1) The value of options at year-end is based on an assumed fair market value of $23.00 per share of Common Stock.

EMPLOYMENT AGREEMENTS

     As a general matter, the Company does not enter into employment agreements, and has not entered into employment agreements with any of its officers. Rather, the employment relationships with each officer are "at will." However, in connection with the initial employment of each officer, the Company and the officer executed an offer letter, in which the general compensation and benefits provided to the officer are outlined, including base salary, targeted annual bonus, option grants and employee benefits. As of June 1, 1998, the base salary and targeted bonus levels for each of the officers remained the same as in 1997. Upon consummation of the IPO, the base salary for Mr. Jaschke was increased to $260,000, which will result in an increase in his annual targeted bonus level of 30% to 40% of his base salary.

COMPENSATION PROTECTION AGREEMENTS

     The Company has entered into compensation protection agreements (the "Compensation Protection Agreements") with each of the Named Executive Officers and certain additional officers (collectively, the "Protected Officers") of the Company. Each of the Compensation Protection Agreements contain substantially similar terms. The form of Compensation Protection Agreement has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part. The Compensation Protection Agreements are for a term of three years from April 1, 1998 (the "Effective Date"), subject to automatic yearly extensions. In no event will the Compensation Protection Agreements terminate within 12 months of a Change in Control of the Company. "Change in Control" includes the following:

          (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any Person (as defined in the Exchange Act) immediately after which such Person has Beneficial Ownership (as defined in the Exchange Act) of 40% or more of the combined voting power of the Company's then outstanding Voting Securities. In determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition," as defined in the Compensation Protection Agreements, do not constitute an acquisition which would cause a Change in Control;

          (b) The individuals who, as of the date the Compensation Protection Agreements were approved by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board (subject to certain provisos);

          (c) Approval by stockholders of the Company of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization (each, an "event") satisfies certain specified conditions;

          (d) Any other event that at least two-thirds of the Incumbent Board determines constitutes a Change in Control; and

          (e) If a Protected Officer's employment is terminated prior to a Change in Control and the Board determines that such termination was at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who subsequently effectuates a Change in Control, or occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then a Change in Control is considered to have occurred with respect to that Protected Officer.

     Upon termination within 12 months following a Change in Control, each Protected Officer will receive the following compensation and benefits:

          (i) If a Protected Officer's employment with the Company is terminated within 12 months following a Change in Control by the Company for Cause (as defined in the Compensation Protection Agreements) or by reason of the Protected Officer's Disability (as defined in the Compensation Protection Agreements), death, retirement, or by the Protected Officer other than for Good Reason (as defined in the Compensation Protection Agreements), then the Company must pay to the Protected Officer the Accrued Compensation (as defined below) due through the date of termination (the "Termination Date"). Accrued Compensation includes base salary, reimbursement for reasonable and necessary expenses incurred by the Protected Officer on behalf of the Company during the period ending on the Termination Date, and vacation pay.

          (ii) If a Protected Officer's employment is terminated within 12 months of a Change in Control for any other reason than specified above, the Protected Officer will receive:

             (A) his or her Accrued Compensation;

             (B) an amount equal to the product of a fraction, the numerator of which is the number of days in the Company's fiscal year through the Termination Date and the denominator of which is 365, and the bonus amount, which will be the greater of 100% of the last annual incentive payment paid or payable to the Protected Officer prior to the Termination Date, and the Protected Officer's incentive target for the fiscal year in which the Change in Control occurs (the "Bonus Amount");

             (C) an amount equal to two times the sum of the Protected Officer's annual base salary in effect immediately prior to the Change in Control, plus the Bonus Amount. However, the amount paid to Mr. Jaschke will be three times that sum;

             (D) until the third anniversary of the Termination Date, the same rights with respect to benefits provided by the Company, as were provided to the Protected Officer as of the Effective Date, or, if greater, at any time within 90 days preceding the date of the Change in Control; and

             (E) the immediate vesting and removal of all restrictions on any outstanding incentive awards granted to the Protected Officer under the Company's stock option and other stock incentive plans or arrangement.

     The Compensation Protection Agreements will further provide that the Protected Officers will not be required to mitigate the amount of any payment by seeking employment or otherwise. Protected Officers may be entitled to additional compensation or benefits in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect. The Compensation Protection Agreements will contain a "gross-up" provision pursuant to which any Severance Payment, which would be subject to certain excise taxes occurring as a result of a Change in Control, would include an additional gross-up payment resulting in the Protected Officer retaining an additional amount equal to excise tax.

STOCK OPTION AND INCENTIVE PLANS

  1996 Stock Option Plan

     The 1996 Stock Option Plan was adopted and approved by the Board of Directors in May 1996 and by the stockholders of the Company in June 1996. In February 1998, the 1996 Stock Option Plan was amended, with the approval of the Board, to reserve a total of 2,205,300 shares of Common Stock for issuance under this plan. As of July 31, 1998, options to purchase 135,640 shares of Common Stock granted under the 1996 Stock Option Plan had been exercised, options to purchase 1,853,946 shares of Common Stock were outstanding and no additional options to purchase shares of Common Stock remained available for grant. All options forfeited after the amendment to the 1996 Stock Option Plan was implemented in February 1998 result in availability under the 1998 Stock Incentive Plan and are no longer available for grant under the 1996 Stock Option Plan. The outstanding options were exercisable at a weighted average exercise price of $6.52 per share. Outstanding options to purchase an aggregate of 1,277,653 shares were held by employees who are not officers or directors of the Company. Of the 108,667 shares issued upon exercise of options, a total of 48,250 were issued upon exercise prior to their respective exercise vesting dates, as permitted by the terms of the 1996 Stock Option Plan. As a result, these shares are subject to repurchase by the Company at their respective exercise prices, until the date on which they would have become exercisable. The 1996 Stock Option Plan will terminate in 2006, unless sooner terminated by the Board of Directors.

     The Board of Directors has delegated administration of the 1996 Stock Option Plan to its Compensation Committee (the "Committee"). The Committee is constituted to comply with the rules under Rule 16b-3 of the Exchange Act. Awards under the 1996 Stock Option Plan may consist of (i) options to purchase Common Stock that are designed to qualify, under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as "incentive stock options" ("Incentive Stock Options") or (ii) options to purchase Common

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

Stock that are not described in Sections 422 or 423 of the Code ("Non-Qualified Stock Options" and, collectively with Incentive Stock Options, "Options").

     The Committee has discretion to grant Incentive Stock Options to employees and officers (including directors who are employees) of the Company or any Affiliate (as defined in the 1996 Stock Option Plan) of the Company and Non-Qualified Stock Options to employees, officers, directors or consultants of the Company and its Affiliates. The Committee may set the terms of such grants, subject to applicable restrictions in the 1996 Stock Option Plan. Incentive Stock Option grants are subject to the following limitations: (i) the term of any Incentive Stock Option may not be longer than ten years, provided that the term of any Incentive Stock Option granted to an individual possessing more than 10% of the combined voting power of the Company or an Affiliate (a "10% Holder") may not be longer than five years; (ii) the aggregate fair market value of all shares underlying Incentive Stock Options granted to an individual that first become exercisable in any calendar year may not exceed $100,000; and (iii) the exercise price of Incentive Stock Options may not be less than the fair market value of the underlying shares on the grant date, provided that the exercise price of any Incentive Stock Option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date. With respect to Non-Qualified Stock Options, the exercise price may not be less than 85% of the fair market value of the underlying shares on the grant date. As of June 30, 1998, no such below-market grant has been made.

     During an optionee's lifetime, an Incentive Stock Option is exercisable only by the optionee and no Incentive Stock Option may be transferred by the optionee other than by will or the laws of descent and distribution. During an optionee's lifetime (or a transferee pursuant to a qualified domestic relation order), a Non-Qualified Stock Option is exercisable only by the optionee and no Non-Qualified Stock Option may be transferred by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relation order satisfying the requirements of the prior version of Rule 16b-3 under the Exchange Act. An optionee whose continuous status as an employee, director or consultant of the Company terminates for any reason (other than termination because of death or disability) may exercise, in the three-month period following such cessation (unless such Options terminate or expire sooner by their terms), or such longer or shorter period as specified in the Option, that portion of the optionee's Options that is exercisable at the time of such cessation. In the event the optionee becomes disabled, the Options vested as of the date of disability may be exercised prior to the earlier of such Option's specified expiration date or 12 months from the date of the optionee's disability, or such longer or shorter period as specified in the Option. In the event the optionee dies, the Options vested as of the date of disability may be exercised prior to the earlier of such Option's specified expiration date or 18 months from the date of the optionee's disability, or such longer or shorter period as specified in the Option.

     In the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation,
(iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's outstanding common stock immediately prior to such merger are converted into other property, whether in the form of securities, cash or otherwise, or (iv) any other capital reorganization in which the Company's shareholders receive less than 50% of the outstanding voting shares of the surviving corporation: (a) any surviving corporation shall assume any Options outstanding under the 1996 Stock Option Plan; (b) such Options shall continue in full force and effect; or (c) the Options shall terminate if not exercised prior to such event.

  1997 California Stock Option Plan

     The Company's 1997 California Stock Option Plan (the "1997 California Plan") was adopted by the Board of Directors in February 1997, and approved by the Company's stockholders in April 1997. In February 1998, the 1997 California Plan was amended, with the approval of the Board, to reserve a total of 795,400 shares of Common Stock for issuance under this plan. This amendment has been approved by the Company's stockholders. As of July 31, 1998, options to purchase 120 shares of Common Stock had been exercised under the 1997 California Plan, options to purchase 597,626 shares of Common Stock were outstanding and options to purchase an additional 197,654 shares of Common Stock remained available for grant. The outstanding options were exercisable at a weighted average exercise price of $11.94 per share. Outstanding options to
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

purchase an aggregate of 527,626 shares were held by employees who are not officers or directors of the Company, and the remaining outstanding options to purchase 70,000 shares were held by Mr. Johnson's estate.

     The 1997 California Plan may be administered by the Board of Directors or the Committee (either, the "1997 Plan Administrator"). The 1997 California Plan provides for the granting to employees of the Company and of its subsidiaries or parent corporations of Incentive Stock Options, and for the granting to employees and independent contractors of Non-Qualified Stock Options. The 1997 Plan Administrator has the power to determine the terms of the Options granted, including the exercise price, number of shares subject to the Option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1997 California Plan are not transferable by the optionee other than by will or by the laws of descent or distribution, and each Option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all Incentive Stock Options granted under the 1997 California Plan must be at least equal to the fair market value, as determined by the Board of Directors, of the Common Stock on the grant date. The exercise price of all Non-Qualified Stock Options granted under the 1997 California Plan must be at least 85% of the fair market value, as determined by the 1997 Plan Administrator, of the Common Stock on the grant date. With respect to any participant who owns stock possessing more than 10% of the voting power or value of all classes of the Company's outstanding capital stock, the exercise price of any Incentive Stock Option or Non-Qualified Stock Option granted must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the Option must not exceed five years. The term of all other Options granted under the 1997 California Plan may not exceed ten years. The consideration for exercising any Option may consist of cash, check, shares of Common Stock, a promissory note, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the Options or any combination thereof as specified in the agreement evidencing the Option.

     The 1997 California Plan provides that in the event of a merger of the Company with or into another corporation or a consolidation, sale of substantially all of the Company's assets or like transaction involving the Company in which the Company's stockholders before the transaction do not retain a majority interest in the Company, each Option may be assumed or an equivalent Option may be substituted by a successor corporation. If the successor corporation chooses not to assume the Options under the 1997 California Plan, the Options not otherwise exercisable will terminate immediately prior to the consummation of the transaction.

     Unless terminated sooner, the 1997 California Plan will terminate automatically in 2007. The Board has the authority to amend, suspend or terminate the 1997 California Plan, subject to stockholder approval of certain amendments and provided no such action may affect any share of Common Stock previously issued and sold or any Option previously granted under the 1997 California Plan without the optionee's consent.

  1998 Stock Incentive Plan

     The Company's 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"), which was adopted by the Board of Directors in February 1998, was amended and restated as of March 19, 1998 and has been approved by the Company's stockholders to reserve 6,199,300 shares of Common Stock for issuance under the 1998 Stock Incentive Plan, together with (a) any shares of Common Stock available for future awards under the 1997 California Plan as of the IPO and (b) any shares of Common Stock represented by Awards under the 1996 Stock Option Plan and the 1997 California Plan (the "Prior Plans"), that are forfeited, expire or are cancelled following the IPO. In connection with the adoption of the 1998 Stock Incentive Plan, the Board determined that the Company will limit the issuance of 1998 Awards (as defined) under the 1998 Stock Incentive Plan such that the aggregate number of shares subject to 1998 Awards granted under the 1998 Stock Incentive Plan and the Prior Plans will not at any time exceed 15% of the Company's outstanding fully-diluted equity. From and after the IPO, all further option grants will be made solely under the 1998 Stock Incentive Plan.

     As of July 31, 1998, options to purchase 18,614 shares of Common Stock had been exercised under the 1998 Stock Incentive Plan, options to purchase 2,070,147 shares of Common Stock were outstanding, and options to purchase an additional 4,110,539 shares of Common Stock remained available for grant. The
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

outstanding options were exercisable at a weighted average exercise price of $16.34 per share. Outstanding options to purchase an aggregate of 1,405,147 shares were held by employees who are not officers or directors of the Company.

     The purpose of the 1998 Stock Incentive Plan is to attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants of the Company and its related entities and to promote the success of the Company's business. The 1998 Stock Incentive Plan provides for the granting to employees of Incentive Stock Options and the granting of nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares, and other equity-based rights ("1998 Awards") to employees, directors and consultants of the Company and its related entities.

     With respect to 1998 Awards granted to directors or officers, the 1998 Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors constituted to permit such 1998 Awards to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 thereunder. With respect to 1998 Awards granted to other participants, the 1998 Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors. In each case, the respective plan administrator shall determine the provisions, terms and conditions of each 1998 Award, including, but not limited to, the 1998 Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares of Common Stock, or other consideration) upon settlement of the 1998 Award, payment contingencies and satisfaction of any performance criteria.

     Incentive Stock Options are not transferable by the optionee other than by will or the laws of descent or distribution, and each Incentive Stock Option is exercisable during the lifetime of the optionee only by such optionee. Other 1998 Awards shall be transferable to the extent provided in the agreement evidencing the 1998 Award.

     The exercise price of Incentive Stock Options must be at least equal to the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed ten years. The term of other 1998 Awards will be determined by the respective plan administrator. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any Incentive Stock Option must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The exercise price or purchase price, if any, of other 1998 Awards will be such price as determined by the respective plan administrator, but not less than 85% of the fair market value of the stock. The consideration to be paid for the shares of Common Stock upon exercise or purchase of a 1998 Award will be determined by the respective plan administrator and may include cash, check, shares of Common Stock, or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the 1998 Award.

     Where the 1998 Award agreement permits the exercise or purchase of a 1998 Award for a certain period of time following the recipient's termination of service with the Company, disability, or death, such 1998 Award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of such 1998 Award, whichever occurs first.

     Unless terminated sooner, the 1998 Stock Incentive Plan will terminate automatically in 2008. The Board has the authority to amend, suspend or terminate the 1998 Stock Incentive Plan subject to stockholder approval of certain amendments and provided no such action may affect 1998 Awards previously granted under the 1998 Stock Incentive Plan unless agreed to by the affected grantees.

  1998 Employee Stock Purchase Plan

     The Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Board of Directors in February 1998 and has been approved by the Company's stockholders. The Stock Purchase Plan was subsequently amended and restated as of April 13, 1998. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An

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

aggregate of 3,000,000 shares of the Company's Common Stock has been reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" and "parent corporations" of the Company (as defined by the Code) designated by the administrator of the Stock Purchase Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Employees hired after the IPO are eligible to participate in the Stock Purchase Plan, subject to a six-month waiting period after hiring. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

     The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 12 months. The initial Purchase Period began on the effective date of the Stock Purchase Plan, which was the effective date of the Company's Registration Statement relating to the IPO, and ends on May 14, 1999. Additional Purchase Periods will commence each May 15 and November 15. Accrual Periods are generally six month periods, with the initial Accrual Period commencing on the effective date of the Stock Purchase Plan and ending on November 14, 1998. Thereafter, Accrual Periods will commence each May 15 and November 15. Exercise Dates are the last day of each Accrual Period. In the event of a merger of the Company with or into another corporation, the sale of all or substantially all of the assets of the Company, or certain other transactions in which the stockholders of the Company before the transaction own less than 50% of the total combined voting power of the Company's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Purchase Period then in progress.

     On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on both Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.

     Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay and bonuses, exclusive of overtime, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 1,250 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.

     The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.

  1998 Non-Employee Director Stock Incentive Plan

     In April 1998, the Company's Board of Directors adopted the 1998 Non-Employee Director Stock Incentive Plan (the "1998 Non-Employee Director Plan"), under which the total number of shares available
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

for grant is equal to 550,000 shares of Common Stock, in order to provide for option grants and stock issuances to members of the Company's Board of Directors who are not employees of the Company, following the IPO, in accordance with the compensation guidelines described in "-- Directors Compensation." The 1998 Non-Employee Director Plan has been approved by the Company's stockholders. Effective upon the IPO, options to purchase 180,000 shares of Common Stock were granted to non-employee directors. As of July 31, 1998, options to purchase an additional 370,000 shares of Common Stock remained available for grant.

     The purposes of the 1998 Non-Employee Director Plan are to attract and retain the best available non-employee directors, to provide them additional incentives, and to promote the success of the Company's business. The 1998 Non-Employee Director Plan establishes two programs for the grant of awards to non-employee directors: the Automatic Option Grant Program and the Stock Fee Program (the "Non-Employee Director Awards").

     Under the Automatic Option Grant Program, each of the six non-employee directors serving on the Company's Board of Directors upon consummation of the IPO automatically was granted an option to acquire 30,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock at the date of grant. These options will vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Non-employee directors appointed to the Board of Directors following the IPO also will be granted automatically at the time of election or appointment an option to acquire 30,000 shares of Common Stock with the same terms and conditions at an exercise price equal to the then fair market value of the Common Stock. After the initial three year vesting period for such options, each non-employee director will receive automatic annual grants of options to acquire an additional 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. Such options will vest and become fully exercisable on the first anniversary of the grant date.

     Each automatic option grant will have a term of eight years and will be transferable to the extent provided in the agreement evidencing the option. The consideration for exercising an option may consist of cash, check, shares of Common Stock, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the option or any combination thereof. In the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets, a person becoming more than a 50% owner of the Company or a like transaction involving the Company in which the Company's stockholders before the transaction do not retain a majority interest in the Company, immediately prior to the transaction, one-third of the shares subject to the options to purchase 30,000 shares of Common Stock will vest and become exercisable and all of the shares subject to the options to purchase 3,000 shares of Common Stock will vest and become exercisable. Upon consummation of such transaction all such options will terminate, unless they are assumed by the successor company. In the event of a hostile takeover of the Company or change in the majority of the Board of Directors through contested elections, the vesting of all such options will likewise accelerate as described above, but the options will remain exercisable according to their terms.

     Under the Stock Fee Program, each non-employee director will be eligible to apply all or any portion of the annual retainer and meeting fees otherwise payable in cash to the non-employee director to the acquisition of shares of Common Stock. The non-employee director must make the stock purchase election prior to the start of the calendar year for which the election is to be in effect. The first year for which such elections may be made is 1999. On the first trading day following the due date for payment of a portion of the annual retainer fee or the date of any meeting in a calendar year for which the election is effective, the portion of the annual retainer or meeting fee subject to such election automatically will be applied to the acquisition of shares of Common Stock by dividing the selected dollar amount by the then fair market value per share of the Common Stock. The number of issuable shares will be rounded down to the next whole share.

     The 1998 Non-Employee Director Plan is administered by the Board of Directors or a committee designated by the Board of Directors (either, the "1998 Plan Administrator") constituted to permit Non-Employee Director Awards to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 thereunder. The 1998 Plan Administrator shall approve forms of the Non-Employee Director Award agreement for use under the Plan, determine the terms and conditions of Non-Employee Director Awards, and construe and interpret the terms of the 1998 Non-Employee Director Plan and Non-Employee Director Awards granted pursuant thereto.

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

     Unless terminated sooner, the 1998 Non-Employee Director Plan will terminate automatically in 2008. The Board of Directors has the authority to amend, suspend or terminate the 1998 Non-Employee Director Plan subject to stockholder approval of certain amendments and provided no such action may affect Non-Employee Director Awards previously granted under the 1998 Non-Employee Director Plan unless agreed to by the affected non-employee directors.

401(k) PLAN

     In January 1997, the Company implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees who have at least one month of service with the Company and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of such compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. Employees become 20% vested in these Company contributions after one year of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options. The Company made no contributions to the 401(k) Plan in 1996 or in 1997. The Company does not presently expect to make any contributions to the 401(k) Plan during fiscal 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Chairman of the Compensation Committee is Mr. Schovee. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 1997, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL, as it now exists or as amended, all directors and officers pursuant thereto. The Company's Certificate of Incorporation and Bylaws also authorize the Company to indemnify its employees and other agents, at its option, to the fullest extent permitted by Section 145, as it now exists or as amended. The Company intends to enter into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's charter documents. These agreements, among other things, provide for the indemnification of the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which such person provides services at the request of the Company to the fullest extent permitted by applicable law. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of
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

Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

     The underwriting agreement executed by the Company and the Underwriters in connection with the IPO (the "Underwriting Agreement") provides for indemnification by the Underwriters under certain circumstances of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Certificate of Incorporation and Bylaws of the Company, the DGCL, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company has purchased and maintains insurance on behalf of the officers and directors insuring them against liabilities that they may incur in such capacities or arising out of such status.

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

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     On June 16, 1997, the Company made a loan in the amount of $100,000 to Peter Fritzinger, which Mr. Fritzinger repaid on July 21, 1997 with interest at the then current market rate.

OTHER TRANSACTIONS

     On March 18, 1998, in response to an offer by Brooks, the Company and Brooks reached an agreement pursuant to which the Company agreed to repurchase the $50.0 million principal amount of the Company's Old 1997 Notes held by Brooks for an aggregate net purchase price of approximately $54.5 million, plus accrued interest. A portion of the proceeds from the sale of the Old 1998 Notes was used to effect the Refinancing.

     On April 7, 1998, the Company entered into the NTT Investment Agreement and the OSP Agreement. The NTT Investment Agreement provides NTT with certain Board representation rights, and imposes certain standstill and other limitations on its ability to make further acquisitions of the Company's stock. Under the OSP Agreement, NTT is entitled to "most favored customer" status and pricing concessions. NTT and the Company are continuing to negotiate the specific terms of these arrangements. See "Business -- NTT Strategic Relationship" and "Principal Stockholders -- NTT Investment."

     In May 1998, the Company consummated an additional equity investment in V-I-A Internet, Inc. ("VIANet") in which it purchased shares of VIANet's Series B Preferred Stock for an aggregate purchase price of $8.0 million, resulting in the Company's owning an approximately 18% equity position in VIANet. The Company has no right to acquire the remaining equity of VIANet. The Board of Directors has determined that its investment in VIANet will be the primary component of its international strategy in the near term, but the Company also may pursue direct investments in certain international markets where appropriate opportunities exist. The Company believes that its indirect international strategy through VIANet currently is the most effective means to leverage the Company's resources.

     A number of the Company's significant stockholders (including certain of The Centennial Funds and Norwest) are investors in VIANet. Mr. Jaschke serves as the Chairman of the Board of Directors of VIANet and Mr. Halstedt is a member of VIANet's Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of July 31, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to own beneficially more than five percent, in the aggregate, of the outstanding shares of the Company's outstanding Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all executive officers and directors as a group.

                                                                NUMBER OF
                                                                  SHARES       PERCENTAGE
                                                               BENEFICIALLY   BENEFICIALLY
                          HOLDERS                                 OWNED         OWNED(1)
                          -------                              ------------   ------------
Brooks Fiber Properties, Inc.(2)............................    5,369,131        16.25%
425 Woods Mill Road South
Suite 300
Town & Country, Missouri 63017
Nippon Telegraph and Telephone Corporation(3)...............    4,493,877        13.90%
Global Communications Headquarters
Tokyo Opera City Tower
20-2 Nishi-Shinjuku 3-chome
Shinjuku-ku
Tokyo 163-14, Japan
Norwest Equity Partners V, L.P..............................    4,301,250        13.30%
245 Lytton Avenue
Palo Alto, California 94301
Providence Equity Partners, L.P.............................    3,055,693         9.45%
50 Kennedy Plaza
Providence, Rhode Island 02903
Centennial Fund V, L.P.(4)..................................    2,302,303         7.12%
1428 Fifteenth Street
Denver, Colorado 80202
Centennial Fund IV, L.P.(4).................................    2,159,105         6.68%
1428 Fifteenth Street
Denver, Colorado 80202
Steven C. Halstedt(5).......................................           --           --
Herbert R. Hribar...........................................           --           --
Justin L. Jaschke...........................................      240,182            *
Estate of Mark D. Johnson(6)................................      130,000            *
James C. Allen(7)...........................................       30,435            *
Trygve E. Myhren............................................       20,000            *
Paul J. Salem(8)............................................        2,174           --
Stephen W. Schovee(9).......................................           --           --
George J. Still, Jr.(10)....................................           --           --
Chris J. DeMarche...........................................      102,819            *
Carla Hamre Donelson........................................       43,250            *
Peter B. Fritzinger.........................................       42,174            *
All executive officers and directors as a group (12               610,786         1.89%
  persons)(11)..............................................

---------------

*     Less than 1%

(1) Percentage of beneficial ownership is based on 32,336,776 total shares of capital stock outstanding. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants owned by such person that are currently exercisable or exercisable within 60 days of July 31, 1998 are deemed outstanding; provided, that such shares are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2) Includes warrants for 704,160 shares of Common Stock exercisable within 60 days. As a result of the acquisition of Brooks by WorldCom, which resulted in Brooks becoming a wholly owned subsidiary of WorldCom, WorldCom may be deemed to indirectly beneficially own the shares owned by Brooks.

(3) Because the percentage of beneficial ownership following the IPO reflected in this table is based on outstanding (not fully diluted) shares (see footnote 1), the ownership percentage shown for NTT is higher than the maximum percentage of fully diluted shares that NTT was permitted to purchase in the NTT Investment.

(4) Does not include 71,205 shares of the Company's capital stock held by Centennial Entrepreneurs. Holdings V is the sole general partner of Centennial Entrepreneurs and may be deemed to indirectly beneficially own such shares by virtue of its authority to make decisions regarding the voting and disposition of shares beneficially owned by Centennial Entrepreneurs. Centennial V disclaims beneficial ownership of the shares held by Centennial Entrepreneurs, and Centennial Entrepreneurs disclaims beneficial ownership of the shares held by Centennial V. In addition, Centennial V disclaims beneficial ownership of the shares held by Centennial IV, and Centennial IV disclaims beneficial ownership of the shares held by Centennial V.

(5) The sole General Partner of Centennial IV is Holdings IV and the sole General Partner of Centennial V is Holdings V. Holdings IV and Holdings V may be deemed to indirectly beneficially own the shares owned by Centennial IV and Centennial V, respectively. Mr. Halstedt is a general partner of Holdings IV and Holdings V and may be deemed to be the indirect beneficial owner of the shares owned by Centennial IV and Centennial V. Mr. Halstedt disclaims beneficial ownership of shares held by Centennial IV and Centennial V. In addition, this amount does not include 141,265 shares of the Company's capital stock held by Holdings LLC, of which Mr. Halstedt is a unit holder. Centennial Holdings, Inc. ("Holdings Inc."), of which Mr. Halstedt is an officer and director, is the sole Managing Member of Holdings LLC and may be deemed to beneficially own shares directly beneficially owned by Holdings LLC. However, Mr. Halstedt, acting alone, does not have voting or investment power with respect to any of the shares directly held by either Holdings Inc. or Holdings LLC, and as a result, Mr. Halstedt disclaims beneficial ownership of the shares held by Holdings LLC.

(6) Includes options exercisable for 70,000 shares of Common Stock exercisable within 60 days.

(7) On April 6, 1998, Mr. Allen transferred 25,000 of his shares of Common Stock to the James C. Allen Revocable Trust. In accordance with the rules of the Exchange Act, Mr. Allen is deemed to be the beneficial owner of such shares.

(8) Mr. Salem holds 2,174 shares of Common Stock personally. The sole general partner of Providence is PEPLLC. Mr. Salem is a member of PEPLLC and may be deemed to indirectly beneficially own the shares owned by Providence. Mr. Salem disclaims beneficial ownership of these shares.

(9) Telecom Partners L.P. ("Telecom") holds 936,666 shares of the Company's Common Stock. Mr. Schovee is a general partner of Telecom and may be deemed to be the indirect beneficial owner of the shares owned by Telecom. Mr. Schovee disclaims beneficial ownership of shares held by Telecom.

(10) The sole general partner of Norwest is Itasca. Mr. Still is a general partner of Itasca and may be deemed to indirectly beneficially own the shares owned by Norwest. Mr. Still disclaims beneficial ownership of these shares.

(11) Not including options held by Mr. Johnson's estate.

NTT INVESTMENT

     NTT Stock Purchase Agreement and NTT Investment Agreement. Pursuant to a Stock Purchase and Master Strategic Relationship Agreement, dated as of April 7, 1998, between the Company and NTT (the "NTT Stock Purchase Agreement"), NTT agreed to purchase, concurrent with and conditioned upon the consummation of the IPO (the "IPO Closing"), a number of shares of the Company's Common Stock equal to the lesser of (i) 12.5% of the total number of shares of Common Stock, on a fully diluted and fully converted basis (calculated as of the IPO Closing after giving effect to the IPO and the sale to NTT), or (ii) the quotient of $100.0 million divided by the "Per Share Price" payable by NTT. The "Per Share Price" paid by NTT equalled the Price to Public in the IPO multiplied by 96.75%. On May 15, 1998, the Company and NTT consummated the NTT Investment when the Company sold 4,493,877 shares of its Common Stock to NTT for proceeds of approximately $100.0 million. The Company granted NTT certain registration rights with respect to the Common Stock it has acquired. See "Certain Transactions -- Other Transactions" and "Description of Capital Stock -- Registration Rights."

     The Company and NTT also entered into an Investment Agreement, dated as of April 7, 1998 (the "NTT Investment Agreement"), providing for certain arrangements generally effective from and after the purchase of shares by NTT under the NTT Stock Purchase Agreement, some or all of which could have the effect of delaying, deferring or preventing a change of control of the Company. In particular, pursuant to the NTT Investment Agreement, so long as NTT continues to hold at least 50% of the aggregate number of shares of Common Stock acquired by it in connection with the NTT Investment, the Company has agreed to appoint an individual designated by NTT to the Board of Directors of the Company. The initial NTT designee, who has not yet been appointed by NTT, will serve for an initial term ending as of the third annual stockholder meeting following the IPO Closing. Thereafter, for so long as NTT continues to meet the share ownership requirement, the Company has agreed, subject to certain exceptions, to nominate as a member of the Board of Directors at each subsequent election of the applicable class of directors a person designated by NTT who will be subject to election by the stockholders of the Company. In addition, NTT has agreed on behalf of itself and its affiliates to certain "standstill" restrictions pursuant to which NTT and its affiliates may only make open market or privately negotiated purchases of additional voting securities (including Common Stock) so long as the total holdings of NTT and its affiliates do not exceed 17.5% of the Company's fully diluted Common Stock after taking into account such acquisition. The "standstill" obligations terminate five years after the consummation of the NTT Investment. NTT has also agreed, among other things, that it will not (i) solicit proxies or participate in a proxy solicitation or otherwise seek to influence voting with respect to the Company,
(ii) call a stockholders meeting, or (iii) make any announcement or proposal for a tender offer that would result in NTT owning more than 17.5% of the Company's fully diluted Common Stock. In addition, NTT has agreed that in connection with any offer or agreement by a third party to acquire over 30% of the voting power of the Company or over 50% of the assets or earning power of the Company (an "Acquisition Proposal"), it will not transfer any securities of the Company in connection with an Acquisition Proposal, unless such Acquisition Proposal has been recommended by the Board of Directors of the Company or the Board of Directors has not publicly recommended against such Acquisition Proposal within three months of the public announcement or presentation to the Board of Directors of such Acquisition Proposal.

     The NTT Investment Agreement also imposes certain limitations on NTT's ability to dispose of the shares of Common Stock that it has acquired. NTT has granted to the Company certain rights of first offer and rights of first refusal which apply, under certain circumstances, in the event that NTT proposes to sell some or all of the shares that it has acquired. The specific terms of these rights vary depending upon the quantity of shares proposed to be sold and other terms of the proposed sale. In particular, NTT must provide the Company with written notice setting forth the shares to be sold, the minimum consideration for which NTT would effect such sale and, in certain cases, the identity of the proposed transferee. The Company then has the right to buy all shares covered by such notice within certain specified time periods ranging from 15 to 60 days depending on the size of the proposed sale. In the event the Company exercises its right within the applicable time period, it must consummate its purchase of the subject shares within a period of between 30 and 90 days, again depending on the size of such sale. If the Company fails to exercise its right of first offer, NTT must nonetheless require any transferee who would beneficially own 7.5% or more of the Company's fully diluted Common Stock to be bound by these same right of first offer provisions. The NTT Investment Agreement also precludes NTT from transferring its Common Stock to certain parties specified by the Company (which list may include no more than 15 specified parties at any one time) that are or are likely to become competitors of the Company or, subject to certain conditions, to any person that as a result of such transfer would beneficially own more than 10.0% of the Company's Common Stock.

     In connection with the NTT Investment Agreement, the Company and NTT also entered into the OSP Agreement, under which NTT is entitled to "most favored customer" status and pricing concessions. NTT and the Company are continuing to negotiate the specific terms of these arrangements. See "Business -- NTT Strategic Relationship." Under the NTT Investment Agreement, NTT will have the right, subject to the satisfaction of certain conditions, to designate up to three individuals to be employed by the Company in corporate development, technical and/or marketing positions to assist in implementing and carrying out the commercial relationship between Verio and NTT.

                         DESCRIPTION OF THE 1997 NOTES

     Set forth below is a summary of certain provisions of the New 1997 Notes. The New 1997 Notes will be issued under the 1997 Indenture between the Issuer and the Trustee. A copy of the 1997 Indenture may be obtained upon request from the Issuer, 8005 South Chester Street, Suite 200, Englewood, Colorado 80112; attention: General Counsel; telephone: (303) 645-1900.

     Except as otherwise indicated below, the following summary applies to both the Old 1997 Notes and the New 1997 Notes. As used herein, the term "1997 Notes" means the Old 1997 Notes and the New 1997 Notes, unless otherwise indicated.

     The form and terms of the New 1997 Notes will be identical in all material respects to the form and terms of the Old 1997 Notes, except that the New 1997 Notes will be registered under the Securities Act, and therefore such New 1997 Notes will not be subject to certain transfer restrictions and registration rights applicable to the Old 1997 Notes. See "The Exchange Offers."

     The 1997 Notes are issued under the 1997 Indenture, a copy of the form of which is available upon request. The 1997 Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the 1997 Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the 1997 Indenture, including the definitions of certain terms therein and those terms made a part of the 1997 Indenture by reference to the Trust Indenture Act, as in effect on the date of the 1997 Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

     The 1997 Notes are general senior obligations of the Issuer. The 1997 Notes are collateralized by a first priority security interest in the Escrow Account described under "-- Disbursement of Funds; Escrow Account." The 1997 Notes have been issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the 1997 Notes are payable, and the 1997 Notes are exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the 1997 Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

     The 1997 Notes are limited to $100,000,000 aggregate principal amount after the Refinancing and will mature on June 15, 2004. Interest on the 1997 Notes will accrue at a rate of 13 1/2% per annum and be payable in cash semi-annually in arrears on each June 15 and December 15 (each, an "Interest Payment Date"), commencing December 15, 1997, to registered holders of 1997 Notes, on the June 1 or December 1, as the case may be, immediately preceding such Interest Payment Date. Interest on the 1997 Notes will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. If the Issuer defaults on any payment of principal and/or premium (whether upon redemption or otherwise), cash interest will accrue on the amount in default at the rate of interest borne by the 1997 Notes. Interest on overdue principal and premium and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the 1997 Notes.

REDEMPTION

     Optional Redemption. The 1997 Notes are redeemable, at the option of the Issuer, in whole or in part, on or after June 15, 2002 upon not less than 30 nor more than 60 days' written notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................    106.75%
2003........................................................    100.00%

     Notwithstanding the foregoing, in the event that after the Issue Date and prior to June 15, 1999 the Issuer issues, in one or more transactions, Capital Stock (other than Disqualified Stock) of the Issuer to Brooks or one or more Strategic Equity Investors for aggregate gross cash proceeds of $50.0 million or more (an "Equity Sale"), the Issuer may redeem, at its option, up to a maximum of 33 1/3% of the initially outstanding aggregate principal amount of 1997 Notes from the net proceeds thereof at a redemption price equal to 113.5% of the principal amount of the 1997 Notes, together with accrued and unpaid interest to the date of redemption; provided that not less than $100.0 million aggregate principal amount of 1997 Notes is outstanding following such redemption. Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after such Equity Sale. Following the Refinancing, which resulted in a reduction in the aggregate outstanding principal amount of the 1997 Notes to $100.0 million, this optional redemption provision following such an issuance of Capital Stock is no longer applicable.

     Mandatory Redemption. The Issuer is not required to make any mandatory sinking fund payments in respect of the 1997 Notes. However, (i) following the occurrence of a Change of Control, the Issuer is required to make an offer to purchase all outstanding 1997 Notes at a price of 101% of the principal amount thereof (determined at the date of purchase), plus accrued interest thereon, if any, to the date of purchase, and (ii) upon the occurrence of an Asset Sale, the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding 1997 Notes at a price of 100% of the principal amount, thereof (determined at the date of purchase), plus accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Disposition of Proceeds of Asset Sales," respectively.

     Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the 1997 Notes for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to an Equity Sale shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No 1997 Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of 1997 Notes to be redeemed at its registered address. If any 1997 Note is to be redeemed in part only, the notice of redemption that relates to such 1997 Note shall state the portion of the principal amount thereof to be redeemed. A new 1997 Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original 1997 Note. Upon giving of a redemption notice, interest on 1997 Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and such 1997 Notes will cease to be outstanding.

DISBURSEMENT OF FUNDS; ESCROW ACCOUNT

     The 1997 Notes are collateralized, pending disbursement pursuant to the Escrow and Security Agreement dated as of June 24, 1997, among the Issuer, the Trustee and U.S. Bank Trust National Association (formerly known as First Trust National Association), as Escrow Agent (the "Escrow Agreement"), by a pledge of the Escrow Account (as defined in the Escrow Agreement). The Issuer deposited approximately $46.6 million of the net proceeds from the sale of the Old 1997 Notes issued pursuant to the Initial 1997 Notes Offering (the "Escrow Collateral"), representing funds that, together with the proceeds from the investment thereof, were sufficient to pay interest on the 1997 Notes for five scheduled interest payments through December 15, 1999 (but not any Additional Interest (as defined) arising under the 1997 Notes Registration Rights Agreement).

     The Issuer entered into the Escrow Agreement providing for the grant by the Issuer to the Trustee, for the ratable benefit of the holders of Old 1997 Notes and New 1997 Notes, as the case may be, of security interests in the Escrow Collateral. All such security interests will collateralize the payment and performance when due of all obligations of the Issuer under the 1997 Indenture and the 1997 Notes, as provided in the Escrow Agreement. The Liens created by the Escrow Agreement are first priority security interests in the Escrow Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Issuer.

     Pursuant to the Escrow Agreement, funds may be disbursed from the Escrow Account only to pay interest on the 1997 Notes (or, if a portion of the 1997 Notes has been retired by the Issuer, funds representing the lesser of (i) the excess of the amount sufficient to pay interest through and including December 15, 1999 on the 1997 Notes not so retired and (ii) the interest payments which have not previously been made on such retired 1997 Notes for each Interest Payment Date through and including the Interest Payment Date to occur on December 15, 1999 shall be paid to the Issuer if no Default then exists under the 1997 Indenture). As a result of the Refinancing, the Company was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of which approximately $1.9 million was used to pay accrued and unpaid interest on the $50.0 million principal amount of Old 1997 Notes repurchased from Brooks. As of July 1, 1998, approximately $18.9 million remained in the Escrow Account.

     Pending such disbursements, all funds contained in the Escrow Account have been invested in U.S. Government Securities. Interest earned on the U.S. Government Securities have been and will be, when earned, placed in the Escrow Account. Upon the acceleration of the maturity of the 1997 Notes, the Escrow Agreement provides for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the 1997 Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and, second, to all obligations under the 1997 Notes and the 1997 Indenture. Under the Escrow Agreement, assuming that the Issuer makes the first five scheduled interest payments on the 1997 Notes in a timely manner with funds or U.S. Government Securities held in the Escrow Account, all of the U.S. Government Securities will be released from the Escrow Account.

RANKING

     The indebtedness of the Issuer evidenced by the 1997 Notes ranks senior in right of payment to all subordinated indebtedness of the Issuer and pari passu in right of payment with all unsubordinated indebtedness of the Issuer. The Company has no existing unsecured and unsubordinated indebtedness or any existing subordinated indebtedness. Accordingly, there is no existing debt that is subordinated to the Notes.

     The Issuer is a holding company with limited assets and no business operations of its own. The Issuer operates its business through its subsidiaries. Any right of the Issuer and its creditors, including holders of the 1997 Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or administration of any such subsidiary are subject to the prior claims of the subsidiary's creditors, including trade creditors. As of March 31, 1998, on a pro forma basis, there would have been approximately $9.9 million of secured long-term indebtedness outstanding to which holders of 1997 Notes were effectively subordinated in right of payment and approximately $7.6 million of subsidiary indebtedness to which holders of 1997 Notes were structurally subordinated. In addition, the Bank Facility is secured by certain assets, including the equity of the ISPs that Verio owns currently or may own in the future, and thus the 1997 Notes are effectively subordinated to the Bank Facility to the extent of the value of such assets. For a discussion of certain adverse consequences of the Issuer being a holding company and of the terms of potential future indebtedness of the Issuer and its subsidiaries, see "Risk Factors -- Holding Company Structure and Need to Access Subsidiary Cash Flows."

CERTAIN COVENANTS

     Set forth below are certain covenants that are contained in the 1997 Indenture.

     Limitation on Additional Indebtedness. The 1997 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness (including Acquired Indebtedness to the extent it would constitute Permitted Indebtedness); provided that (i) the Issuer will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the Consolidated Pro Forma Interest Coverage Ratio would be greater than or equal to
1.8 to 1.0 if such Indebtedness is incurred prior to June 30, 1999 or 2.5 to 1.0 if such Indebtedness is incurred on or after June 30, 1999.

     Limitation on Restricted Payments. The 1997 Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

          (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;

          (ii) immediately after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness;" and

          (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and all Designation Amounts does not exceed an amount equal to the sum of, without duplication, (a) 50% of the Consolidated Net Income of the Issuer accrued on a cumulative basis during the period beginning on July 1, 1997 and ending on the last day of the fiscal quarter of the Issuer immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income of the Issuer for such period is a deficit, minus 100% of such deficit), plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary of the Issuer) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date (including upon exercise of warrants, options or rights), plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary of the Issuer) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Issuer, plus (d) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Issue Date (except for Investments made (1) pursuant to clause (vii) of the second following paragraph that are not subject to clause (e) or (f) of this paragraph below, and (2) pursuant to clauses
     (viii) or (ix) of the second following paragraph), an amount equal to the lesser of the return of capital with respect to the applicable portion of such Investment and the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, plus
     (e) in the case of any Revocation with respect to a Subsidiary of the Issuer that was made subject to a Designation after the Issue Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary at the time of Revocation, plus
     (f) an amount equal to the amount of any Investment constituting a Restricted Payment made after the Issue Date in an ISP which has been included as a Restricted Payment under this clause (iii) pursuant to the last paragraph of this covenant to the extent such ISP thereafter (1) becomes a Wholly Owned Restricted Subsidiary or is merged with the Issuer or (2) is a New ISP that becomes a Restricted Subsidiary or is merged with the Issuer, less, in either such case, any amounts credited pursuant to the immediately preceding clause (d) in respect of any such Investment, minus
     (g) 50% of the principal amount of any Indebtedness incurred pursuant to clause (g) of the definition of "Permitted Indebtedness." For purposes of the preceding clauses (b)(y) and (c), as applicable, the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such

     Indebtedness, options, warrants or rights plus the incremental amount received, if any, by the Issuer upon the conversion, exchange or exercise thereof.

     For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant shall not prohibit the following (each of which shall be given independent effect): (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the 1997 Indenture; (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of, shares of Capital Stock of the Issuer (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph;
(iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer or (y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the final stated maturity of the 1997 Notes; provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph; (iv) (a) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Issuer or any Restricted Subsidiary in a New ISP or a person that becomes a New ISP as a result of such Investment and (b) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Issuer or any Restricted Subsidiary in an Existing ISP (x) made out of the net cash proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Issuer (provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph) or (y) such that the aggregate amount of all Investments in Existing ISPs that are made after the Issue Date pursuant to this subclause (b)(y) would not exceed $25.0 million in aggregate; (v) bonds, notes, debentures or other securities received as a result of Asset Sales pursuant to and in compliance with the covenant "Disposition of Proceeds of Asset Sales";
(vi) so long as no Default shall have occurred and be continuing, purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with the Issuer or one of its Subsidiaries; provided that payments shall not exceed $2.0 million in any fiscal year in the aggregate or $4.0 million in the aggregate during the term of the 1997 Notes; (vii) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent reasonably promptly made with the proceeds of a substantially concurrent (1) capital contribution to the Issuer or (2) issue or sale of Capital Stock (other than Disqualified Stock) of the Issuer (other than to a Restricted Subsidiary of the Issuer); provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph; (viii) loans or advances to employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business, including to fund the purchase of Capital Stock of the Issuer (provided that any proceeds from such purchase are excluded from clause (iii)(b) of the second preceding paragraph to the extent such loan or advance is not reimbursed) in an amount not to exceed $2.0 million at any time outstanding; (ix) Investments constituting Restricted Payments in (1) joint ventures formed to provide services in furtherance of an Internet Service Business of the Issuer and the ISPs or (2) other persons engaged principally in an Internet Service Business in an aggregate amount not to exceed $30.0 million outstanding at any time, provided that no more than $15.0 million of Investments made pursuant to the preceding clause (1) shall be outstanding at any time; and
(x) cash payments in lieu of fractional shares pursuant to any warrant, option or other similar agreement.

     In determining whether or not the net cash proceeds of a sale of Capital Stock is "substantially concurrent" for purposes of clause (iv)(b)(x) of the preceding paragraph, if such net cash proceeds are deposited in escrow with a third party, free and clear of any Lien (other than the Lien of the escrow agent), to be applied for purposes directed by the Issuer and such net cash proceeds are excluded from clause (iii)(b) of the first paragraph above, then the application of such net cash proceeds as set forth in such clause (iv)(b)(x) shall be deemed "substantially concurrent" if they are subsequently released for immediate application as
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

contemplated by such clause (iv)(b)(x). In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements which would have made such Restricted Payment prohibited at the time that it was made.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (iv)(a), (iv)(b)(y), (v),
(vi) and (ix) (to the extent remaining outstanding) above shall be included, without duplication, as Restricted Payments.

     Limitation on Liens Securing Certain Indebtedness. The 1997 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon (i) any of property or assets of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the 1997 Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Indebtedness of the Issuer that is not Subordinated Indebtedness, unless the 1997 Notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of this clause (y), Permitted Liens, or (ii) the Escrow Account.

     Limitation on Business. The 1997 Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, engage in a business which is not substantially an Internet Service Business.

     Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries. The 1997 Indenture provides that the Issuer will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to (i) any Subordinated Indebtedness or
(ii) any Indebtedness of the Issuer that is not Subordinated Indebtedness (other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facility to the extent constituting Permitted Indebtedness), unless, in each case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the 1997 Notes by such Restricted Subsidiary on a basis senior to any such Subordinated Indebtedness or pari passu with any such other Indebtedness referred to in clause (ii), as the case may be. Each guarantee created pursuant to such provisions is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."

     Notwithstanding the foregoing, in the event of the unconditional release of any Guarantor from its obligations in respect of the Indebtedness which gave rise to the requirement that a Guarantee be given, such Guarantor shall be released from all obligations under its Guarantee. In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by the Issuer or a Restricted Subsidiary of the Issuer to any person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture and as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Issuer, such Guarantor will be deemed to be automatically and unconditionally released from all obligations under its Guarantee; provided that each such Guarantor is sold or disposed of in accordance with the "Disposition of Proceeds of Asset Sales" covenant.

     Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all 1997 Notes then outstanding at a purchase price equal to 101% of the principal amount thereof on any Change of Control Payment Date, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of 1997 Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the 1997 Indenture does not contain provisions that permit the holders of the 1997 Notes to require that the Company repurchase or redeem the 1997 Notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.

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

     If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the 1997 Notes that might be delivered by holders of 1997 Notes seeking to accept the Change of Control Offer. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all 1997 Notes validly tendered and not withdrawn under such Change of Control Offer.

     If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     The phrase "all or substantially all" of the assets of the Company, as used in the definition of "Change of Control," will likely be interpreted under New York law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The 1997 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Issuer or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (c) make any Investment in the Issuer or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary, except for (in each case except as otherwise noted in the following clause (ii)), (i) any encumbrance or restriction in existence on the Issue Date, (ii) any encumbrance or restriction existing under agreements relating to an Investment in an ISP (which in the case of clause (a) and (b) shall not be permitted in the case of ISPs that are Restricted Subsidiaries) to the extent consistent with past practice, (iii) customary non-assignment provisions, (iv) any encumbrances or restriction pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien, (v) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (vi) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (v) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of 1997 Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (vii) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question and (viii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Permitted Credit Facility; provided that the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the 1997 Indenture and the 1997 Notes and other Indebtedness that is solely an obligation of the Issuer, but, provided, further, that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Issuer or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing Indebtedness owed to the Issuer or any Restricted Subsidiary.

     Disposition of Proceeds of Asset Sales. The 1997 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents; provided that the following shall be treated as cash for purposes of this covenant:
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

(x) the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Issuer or such Restricted Subsidiary from further liability ("assumed liabilities") and (y) the amount of any notes or other obligations that within 30 days of receipt, are converted into cash (to the extent of the cash received). The Issuer or the applicable Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds from such Asset Sale within 365 days of the receipt thereof to repay an amount of Indebtedness (other than Subordinated Indebtedness) of the Issuer in an amount not exceeding the Other Senior Debt Pro Rata Share and elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, (ii) apply the Net Cash Proceeds from such Asset Sale to repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments thereunder by the amount of the Indebtedness so repaid or (iii) apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in an Internet Service Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in an Internet Service Business) of the Issuer or any Restricted Subsidiary ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (ii) of the preceding sentence or invested in Replacement Assets within the 365-day period as set forth in clause (iii) shall constitute "Excess Proceeds." Any Excess Proceeds not used as set forth in clause (i) of the second preceding sentence shall constitute "Offer Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Offer Excess Proceeds equals or exceeds $10.0 million, the Issuer shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the 1997 Notes, that aggregate principal amount of 1997 Notes as can be purchased by application of such Offer Excess Proceeds at a price in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount of 1997 Notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, the Issuer or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the principal amount of 1997 Notes validly tendered and not withdrawn by holders thereof exceeds the amount of 1997 Notes which can be purchased with the Offer Excess Proceeds, 1997 Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

     If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The 1997 Indenture provides that the Issuer (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Issuer or a Restricted Subsidiary) and (ii) will not permit any person (other than the Issuer or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Transactions with Affiliates. The 1997 Indenture provides that the Issuer will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates (other than Affiliates of a Restricted Subsidiary that are not also Affiliates of the Issuer or any Wholly Owned Restricted Subsidiary) or any beneficial holder of 10% or more of the Common Stock of the Issuer or any officer or director of the Issuer (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Issuer or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1.0 million shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, the Issuer may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Issuer or the

Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Issuer and the Restricted Subsidiaries, as the case may be, and, therefore, shall be permitted under this covenant.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Issuer and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, (iii) transactions among any of the Issuer or the Restricted Subsidiaries, on the one hand, and any of the ISPs, on the other hand, provided that (a) such transactions are in the ordinary course of business and are related to or in furtherance of an Internet Service Business and (b) no 10% or more beneficial shareholder of Common Stock of the Issuer or officer or director of the Issuer shall beneficially own any Capital Stock of such ISP, (iv) dividends paid by the Issuer pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries bonuses, employment agreements and arrangements, compensation or employee benefit arrangements or legal fees, (vi) transactions contemplated by any of the Permitted Affiliate Agreements as in effect on the Issue Date and
(vii) grants of customary registration rights with respect to securities of the Issuer.

     The Issuer is required to use, or to cause each Restricted Subsidiary to use, its commercially reasonable best efforts to ensure that each person in which the Issuer or a Restricted Subsidiary makes an Investment that is an ISP at the time of the Investment at all times thereafter continues to meet the conditions and requirements of the definition of "ISP" in all material respects.

     Reports. The 1997 Indenture provides that, for periods prior to the fiscal quarter ending June 30, 1998, the Issuer shall furnish without cost to each holder of 1997 Notes and file with the Trustee (i) within 135 days after the end of each fiscal year of the Issuer, (x) audited year-end consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with GAAP and substantially in the form included in this Prospectus, (y) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 60 days prior to the date such information is furnished (and any other transaction for which such information is available at such time) to the extent such financial information would be required in a filing on Form 10-K with the SEC at such time; and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, (x) unaudited quarterly consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flows) prepared in accordance with GAAP and substantially in the form included in this Prospectus, (y) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 60 days prior to the date such information is furnished (and any other transaction for which such information is available at such time) to the extent such financial information would be required in a filing on Form 10-Q with the SEC at such time. Whether or not the Issuer has a class of securities registered under the Exchange Act, the Issuer shall furnish without cost to each holder of 1997 Notes and file with the Trustee and file with the SEC, (a) beginning with the fiscal quarter ending June 30, 1998 (i) within the applicable time period required under the Exchange Act, after the end of each fiscal year of the Issuer, the information required by Form 10-K (or any successor form thereto) under the Exchange Act with respect to such period and
(ii) within the applicable time period required under the Exchange Act after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, the information required by Form 10-Q (or any successor form thereto) under the Exchange Act with respect to such period and (b) from and after August 15, 1998, any current reports on Form 8-K (or any successor forms) required to be filed under the Exchange Act. Prior to such time as the Issuer shall file with the SEC its first report on either of Form 10-K or Form 10-Q under the Exchange Act, the Issuer shall telephonically make its executive officers available to holders of 1997 Notes upon 10-days advance written request of holders of at least 10% of the aggregate principal amount of 1997 Notes outstanding at the time of such request; provided that holders of 1997 Notes may make only one such request per fiscal quarter.

     Limitation on Designations of Unrestricted Subsidiaries. The 1997 Indenture provides that the Issuer will not designate any Subsidiary of the Issuer (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the 1997 Indenture (a "Designation") unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) except in the case of a Permitted Investment or an Investment made pursuant to clause (vii) or (ix) of the third paragraph of the covenant "Limitation on Restricted Payments," immediately after giving effect to such Designation, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness;" and

          (c) the Issuer would not be prohibited under the 1997 Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Issuer or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

     In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the 1997 Indenture in the Designation Amount. The 1997 Indenture further provides that neither the Issuer nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); provided that the Issuer may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Issuer other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

     The 1997 Indenture further provides that the Issuer will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the 1997 Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Status as Investment Company. The 1997 Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Issuer to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of establishing the Issuer's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

     Ratings of the 1997 Notes. The 1997 Indenture provides that the Issuer will use its best efforts to obtain a rating for the 1997 Notes from each of Moody's and S&P within 18 months of the Issue Date. A rating, if obtained, is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The 1997 Indenture provides that the Issuer will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (i) or (ii), (a) the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity shall expressly assume all of the obligations of the Issuer under the 1997 Notes and the 1997 Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the 1997 Notes and the 1997 Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; provided that, in the case of any transaction or series of transactions comprised solely of one or more Rollups, this clause (c) shall be deemed satisfied if the Issuer or the surviving entity and the Restricted Subsidiaries would have been able to incur all of their outstanding Indebtedness as Permitted Indebtedness; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the 1997 Indenture relating to the transaction or series of transactions have been satisfied.

     Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Issuer or such Restricted Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary, as the case may be, under the 1997 Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Issuer, the Issuer shall be discharged from all obligations and covenants under the 1997 Indenture and the 1997 Notes.

     The 1997 Indenture provides that for all purposes of the 1997 Indenture and the 1997 Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

     The following are "Events of Default" under the 1997 Indenture:

          (i) default in the payment of interest on the 1997 Notes when it becomes due and payable and continuance of such default for a period of 30 days or more (provided such 30 day grace period shall be inapplicable for the first four interest payments due on the 1997 Notes); or

          (ii) default in the payment of the principal of, or premium, if any, on the 1997 Notes when due; or

          (iii) default in the performance, or breach, of any covenant described under "-- Certain Covenants -- Change of Control," "-- Certain
     Covenants -- Disposition of Proceeds of Asset Sales" or "-- Consolidation, Merger, Sale of Assets, Etc.;" or

          (iv) default in the performance, or breach, of any covenant in the 1997 Indenture (other than defaults specified in clause (i), (ii) or (iii) above) or the Escrow Agreement, and continuance of such default or breach for a period of 30 days or more after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding 1997 Notes (in each case, when such notice is deemed received in accordance with the 1997 Indenture); or

          (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $7.5 million or more under which the Issuer or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

          (vi) any holder of at least $7.5 million in aggregate principal amount of Indebtedness of the Issuer or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of assets of the Issuer or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $7.5 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; provided that, in any such case, the Issuer or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

          (vii) one or more judgments, orders or decrees for the payment of money of $7.5 million or more, either individually or in the aggregate, shall be entered into against the Issuer or any Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

          (viii) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Issuer or any Material Restricted Subsidiary shall have occurred; or

          (ix) the Issuer shall assert or acknowledge in writing that the Escrow Agreement is invalid or unenforceable.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Issuer) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding 1997 Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding 1997 Notes shall, declare the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding 1997 Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Issuer occurs and is continuing, then the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding 1997 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding 1997 Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the principal of, premium (if any) on, and any accrued and unpaid interest on, the 1997 Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding 1997 Notes also have the right to waive past defaults under the 1997 Indenture, except a default in the payment of principal of, premium (if any) on, or any interest on, any outstanding Note, or in respect of certain covenants or a provisions that cannot be modified or amended without the consent of all holders of 1997 Notes.

     No holder of any of the 1997 Notes has any right to institute any proceeding with respect to the 1997 Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding 1997 Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding 1997 Notes. Such limitations do not apply, however, to a suit instituted by a holder of a 1997 Note for the enforcement of the payment of the principal of, premium (if any) on, or any accrued and unpaid interest on, such 1997 Note on or after the respective due dates expressed in such 1997 Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the 1997 Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the 1997 Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the 1997 Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding 1997 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     The 1997 Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the 1997 Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

     The Issuer is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the 1997 Indenture.

DEFEASANCE

     The Issuer may at any time terminate all of its obligations with respect to the 1997 Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the 1997 Notes, to replace mutilated, destroyed, lost or stolen 1997 Notes as required by the 1997 Indenture and to maintain agencies in respect of 1997 Notes. The Issuer may at any time terminate its obligations under certain covenants set forth in the 1997 Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the 1997 Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the 1997 Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the 1997 Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

     The 1997 Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of 1997 Notes) as to all outstanding 1997 Notes when either (a) all such 1997 Notes theretofore authenticated and delivered (except lost, stolen or destroyed 1997 Notes that have been replaced or paid and 1997 Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such 1997 Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the 1997 Notes not theretofore delivered to the Trustee for cancellation, for principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Issuer has paid all sums payable by it under the 1997 Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 1997 Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

     From time to time, the Issuer, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of the 1997 Notes, may amend, waive or supplement the 1997 Indenture or the 1997 Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the 1997 Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the 1997 Indenture and the 1997 Notes may be made by the Issuer and the Trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding 1997 Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding 1997 Note affected thereby, (i) reduce the principal amount of, change the fixed maturity of, or alter the redemption provisions of, the 1997 Notes, (ii) change the currency in which any 1997 Notes or amounts owing thereon is payable, (iii) reduce the percentage of the aggregate principal amount outstanding of 1997 Notes which must consent to an amendment, supplement or waiver or consent to take any action under the 1997 Indenture or the 1997 Notes,
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to the 1997 Notes, (v) waive a default in payment with respect to the 1997 Notes, (vi) reduce the rate or change the time for payment of interest on the 1997 Notes, (vii) following the occurrence of a Change of Control or an Asset Sale, alter the Issuer's obligation to purchase the 1997 Notes in accordance with the 1997 Indenture or waive any default in the performance thereof, (viii) affect the ranking of the 1997 Notes in a manner adverse to the holder of the 1997 Notes, (ix) release any Guarantee except in compliance with the terms of the 1997 Indenture or (x) release any Liens created by the Escrow Agreement except in accordance with the terms of the Escrow Agreement.

REGARDING THE TRUSTEE AND ESCROW AGENT

     U.S. Bank Trust National Association (formerly known as First Trust National Association) serves as Trustee under the 1997 Indenture and Escrow Agent under the Escrow Agreement.

GOVERNING LAW

     The 1997 Indenture and the Escrow Agreement provide that the 1997 Indenture and the 1997 Notes and the Escrow Agreement, respectively, will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the 1997 Indenture or the Escrow Agreement. Reference is made to the 1997 Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person becomes a Restricted Subsidiary or such Asset Acquisition shall not constitute Acquired Indebtedness.

     "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized ISP Revenues" means, with respect to any ISP at any date of determination, the consolidated net revenues of such ISP and its Subsidiaries for the most recent quarter for which financial information concerning such ISP is available (and determined on a basis consistent with the Issuer's accounting principles) multiplied by four.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall (a) become a Restricted Subsidiary or (b) shall be merged with or into the Issuer or any Restricted Subsidiary or (ii) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary (other than customary stock option programs), (ii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries or (iii) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Issuer that is governed under "-- Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, and
(iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $500,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease

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

Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Issuer or any Restricted Subsidiary.

     "Board" means the Board of Directors of the Issuer.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Brooks" means Brooks Fiber Properties, Inc. (and its successors by merger or consolidation) and its controlled Affiliates.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the 1997 Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's;
(iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition; and (v) money market funds which invest substantially all of their assets in securities of the type described in the preceding clauses (i) through (iv).

     "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Brooks, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) pursuant to New York law the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by the Issuer as a Restricted Payment under the 1997 Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Brooks, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of Brooks) to constitute a majority of the Board then in office. The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Issuer within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the SEC.

     "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the amount of dividends in respect of Disqualified Stock paid by the Issuer and the Restricted Subsidiaries during such period; provided that Consolidated Interest Expense shall exclude the amortization of fees related to the issuance of the 1997 Notes and fees related to any Indebtedness under a Permitted Credit Facility.

     "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Issuer and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of the Issuer and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than Restricted Subsidiaries, except to the extent of any dividends or distributions actually received by the Issuer or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in Restricted Subsidiaries for such period, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination,
(v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) except in the case of any restriction or encumbrance permitted under clause (viii) of the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any person, the consolidated stockholders' or partners' equity of such person reflected on the most recent financial statements of such person, determined in accordance with GAAP, less any amounts attributable to redeemable capital stock (as determined under applicable accounting standards by the SEC) of such person.

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period increased, to the extent deducted in arriving at Consolidated Net Income for such period, by the sum of (i) the Consolidated Income Tax Expense of the Issuer and the Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales); (ii) Consolidated Interest Expense for such period;
(iii) depreciation of the Issuer and the Restricted Subsidiaries for such period; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and (v) other non-cash charges decreasing Consolidated Net Income.

     "Consolidated Pro Forma Interest Coverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Pro Forma Operating Cash Flow to
(ii) Consolidated Interest Expense for the four-quarter period immediately preceding the date of determination for which consolidated financial statements of the Issuer are available; provided that (1) if the Issuer or any of the Restricted Subsidiaries has incurred any Indebtedness (whether through an Asset Acquisition, Asset Sale or otherwise) since the beginning of such period and through the date of determination that remains outstanding or if the transaction or series of transactions giving rise to the need to calculate such ratio involves an incurrence of Indebtedness, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, except that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) the amount of interest expense associated therewith shall be the actual interest expense during the applicable four-quarter period, and
(B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period and (2) if, since the beginning of such period, any Indebtedness of the Issuer or any of the Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (whether through an Asset Acquisition, Asset Sale or otherwise) (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period.

     "Consolidated Pro Forma Operating Cash Flow" means, at any date of determination, Consolidated Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of the Issuer are available. For purposes of calculating "Consolidated Operating Cash Flow" for any four fiscal quarter period for purposes of this definition, (i) any Subsidiary of the Issuer that is a Restricted Subsidiary on the date of the transaction (the "Transaction Date") giving rise to the need to calculate "Consolidated Pro Forma Operating Cash Flow" shall be deemed to have been a Restricted Subsidiary at all times during such four fiscal quarter period and
(ii) any Subsidiary of the Issuer that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such four fiscal quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable four fiscal quarter period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such four fiscal quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that "consolidation" will not

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

include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term "consolidated" has a correlative meaning to the foregoing.

     "Debt Securities" means any debt securities issued by the Issuer in a public offering or a private placement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of the Issuer or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

     "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the 1997 Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the 1997 Notes; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the 1997 Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "-- Certain Covenants -- Disposition of Proceeds of Asset Sales" and "-- Certain Covenants -- Change of Control" covenants described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such 1997 Notes as are required to be repurchased pursuant to the "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Existing ISP" means any ISP in which the Issuer or a Subsidiary of the Issuer has an Investment on the Issue Date.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the 1997 Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

     "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole

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

of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property (except to the extent representing funds deposited in escrow to secure the deferred purchase price of an acquisition of, or an Investment in, an ISP) or (D) in respect of an Interest Rate Obligation or currency agreement; or (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or (iii) any obligation secured by a Lien (other than (x) Permitted Liens of the types described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such Indebtedness. Indebtedness of any person that becomes a Restricted Subsidiary shall be deemed incurred at the time that such person becomes a Restricted Subsidiary.

     "Independent Financial Advisor" means a United States investment banking firm of national or regional standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Issuer and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

     "Internet Service Business" means any business operating an internet connectivity or internet enhancement service as it exists from time to time, including, without limitation, dial up or dedicated internet service, web hosting or collocation services, security solutions, the provision and development of software in connection therewith configuration services, electronic commerce, intranet solutions, data backup and restoral, business content and collaboration, communications tools or network equipment products or services (including, without limitation, any business conducted by the Issuer or any Restricted Subsidiary on the Issue Date), and any business reasonably related to the foregoing. A good faith determination by a majority of the Board as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

     "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Issuer in exchange for Capital Stock, property or assets of another person constitute an Investment by the Issuer in such other person.

     "ISP" means any person (a) engaged principally in an Internet Service Business, (b) of which the Issuer and Wholly Owned Restricted Subsidiaries own either (x) Qualifying Preferred Stock representing in aggregate from 20% to 50% of such person's outstanding Capital Stock (on an economic basis) or (y) Common Stock or Qualifying Preferred Stock representing in aggregate in excess of 50% of such person's voting Capital Stock, (c) as to which the Issuer or a Wholly Owned Restricted Subsidiary has an option, either immediately exercisable or exercisable commencing after one year (subject to extension under limited circumstances consistent with past practice) of the Investment made by the Issuer or a Wholly Owned Restricted Subsidiary, to acquire all of such person's outstanding Capital Stock, (d) as to which the Issuer or a Wholly Owned Restricted Subsidiary is the beneficiary of a right of first refusal or other transfer restrictions generally limiting transfers of such person's Capital Stock by third parties, (e) as to which the Issuer or a Wholly Owned Restricted Subsidiary has the right to appoint and has appointed at least one member of such person's board of directors, in the case where such person would not be a Subsidiary of the Issuer, or a majority of such person's board of directors, in the case where such person would be a Subsidiary of the Issuer and (f) which has no outstanding Capital Stock or Indebtedness other than (i) Common Stock or options to acquire Common Stock, (ii) Qualifying Preferred Stock held by the Issuer or a Wholly Owned Restricted Subsidiary, (iii) rights granted to other stockholders to acquire Capital Stock of such person from the Issuer or its affiliates in certain circumstances, (iv) preferred stock ranking junior in a liquidation to any Qualifying Preferred Stock referred to in clause (ii), and
(v) Indebtedness of such person or preferred stock of such person ranking prior in a liquidation or deemed liquidation to the Qualifying Preferred Stock referred to in clause (ii) having an aggregate outstanding principal balance and liquidation preference, respectively, that (x) in the case of a person that is a Restricted Subsidiary, is permitted to be incurred under the covenant "Limitation on Additional Indebtedness" and (y) in the case of a person that is not a Restricted Subsidiary, does not at any time exceed 50% of Annualized ISP Revenues.

     "Issue Date" means the original date of issuance of the 1997 Notes.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Market Capitalization" of any person means, as of any day of determination, the average Closing Price of such person's Common Stock over the 20 consecutive trading days immediately preceding such day. "Closing Price" on any trading day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by the Issuer for that purpose and is reasonably acceptable to the Trustee.

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

     "Material Restricted Subsidiary" means any Restricted Subsidiary of the Issuer, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor or (y) any Restricted Subsidiary of the Issuer which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $7.5 million.

     "Maturity Date" means, with respect to any 1997 Note, the date specified in such 1997 Note as the fixed date on which the principal of such 1997 Note is due and payable.

     "Moody's" means Moody's Investors Service.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

     "New ISP" means any ISP in which the Issuer or a Subsidiary of the Issuer makes its first Investment after the Issue Date.

     "Other Senior Debt Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the 1997 Notes and (y) Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale with respect to which the Issuer is required to use Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all 1997 Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale Offer with respect to which the Issuer is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase or repay.

     "Permitted Affiliate Agreement" means each of the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement and the Shareholders Agreement, each as in effect on the Issue Date.

     "Permitted Credit Facility" means any senior commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

     "Permitted Equipment Financing" means any credit facility or other financing arrangement (including in the form of Capitalized Lease Obligations and guarantees of Indebtedness of ISPs) entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) used, or to be used, in an Internet Service Business.

     "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

          (a) Indebtedness under the 1997 Notes and the 1997 Indenture;

          (b) Indebtedness of the Issuer and/or any Restricted Subsidiary outstanding on the Issue Date;

          (c) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer, not secured by any Lien, owed to and held by any Restricted Subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (c) to a person (other than the Issuer or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary, which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

          (d) Interest Rate Obligations of the Issuer and/or any Restricted Subsidiary relating to Indebtedness of the Issuer and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

          (e) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business;

          (f) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Issuer and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b),
     (g), (h) or (i) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (1) Indebtedness of the Issuer may not be Refinanced to such extent under this clause (f) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (f) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

          (g) Indebtedness of the Issuer such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Indebtedness incurred under this clause (g) and any Refinancings thereof otherwise incurred in compliance with the 1997 Indenture would not exceed 200% of Total Incremental Equity;

          (h) Indebtedness of the Issuer and/or any Restricted Subsidiary incurred under any Permitted Credit Facility and/or Indebtedness of the Issuer represented by Debt Securities of the Issuer, and any Refinancings of the foregoing otherwise incurred in compliance with the 1997 Indenture, in an aggregate principal amount not to exceed $70.0 million at any time outstanding;

          (i) Indebtedness of the Company and/or any Restricted Subsidiary incurred under any Permitted Equipment Financing or as a result of any Rollup of any ISP, and any Refinancings thereof otherwise incurred in compliance with the 1997 Indenture, provided the aggregate principal amount of all such Indebtedness does not exceed $30.0 million at any time outstanding;

          (j) Indebtedness of the Issuer representing the deferred purchase price (whether or not subject to a contingency) of an acquisition of, or an Investment in, a New ISP in an aggregate principal amount not to exceed $15.0 million at any time outstanding; and

          (k) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Issuer and/or the Restricted Subsidiaries having an aggregate principal amount not to exceed $20.0 million at any time outstanding.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations incurred in compliance with the covenant "Limitation on Additional Indebtedness"; and (d) the extension by the Issuer and the Restricted Subsidiaries of (i) trade credit to Subsidiaries of the Issuer and ISPs, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business or (ii) guarantees of commitments for the purchase of goods or services by any ISP incurred in the ordinary course of business so long as such guarantees to the extent constituting Indebtedness are permitted to be incurred under the covenant "Limitation on Additional Indebtedness."

     "Permitted Liens" means (a) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation or acquisition; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Issuer or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (g) Liens securing any Permitted Credit Facility or Permitted Equipment Financing; (h) Liens to secure Indebtedness incurred in compliance with clause (j) of "Permitted Indebtedness" to the extent relating to the asset subject of the particular Asset Acquisition or Investment; (i) Liens to secure any Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (a) or (c), but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased; (j) Liens to secure the 1997 Notes; and (k) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by the Issuer or any Restricted Subsidiary.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Public Capital Stock" means any class of Capital Stock which is traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

     "Qualifying Preferred Stock" means preferred stock of an ISP (i) having a liquidation and dividend preference at least equal to the amount of the Investment made by the Issuer or a Restricted Subsidiary in such ISP, (ii) that, in the case of ISPs not constituting Restricted Subsidiaries, is redeemable at the option of the holder on a basis consistent with past practice and (iii) that is convertible into shares of Common Stock of such ISP at the option of the holder.

     "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Wholly Owned Restricted Subsidiary); (iii) the purchase, redemption, defeasance or other acquisition or retirement for value prior to any scheduled repayment, sinking fund or maturity of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); (iv) the making of any payment (whether of dividends or in respect of liquidation preference) in respect of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock; or (v) the making by the Issuer or any Restricted Subsidiary of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Issuer or an Investment by the Issuer or a Restricted Subsidiary in (a) a Wholly Owned Restricted Subsidiary engaged principally in an Internet Service Business; (b) a New ISP that is a Restricted Subsidiary; (c) a person (other than an Existing ISP) engaged principally in an Internet Service Business that becomes a Wholly Owned Restricted Subsidiary as a result of such Investment; (d) a New ISP that becomes a Restricted Subsidiary as a result of such Investment; or (e) a Restricted Subsidiary (other than an Existing ISP) or a person (other than an Existing ISP) that becomes a Restricted Subsidiary as a result of such Investment, provided that, in either case, such Restricted Subsidiary would, but for failing to meet the requirements of clauses (c) and (d) of the definition of "ISP," be a New
ISP).

     "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Issuer is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facilities.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Rollup" means (i) an Investment in an Existing ISP or transaction or series of related transactions as a result of which such Existing ISP becomes a Wholly Owned Restricted Subsidiary or (ii) an Investment in a New ISP or transaction or series of related transactions as a result of which such New ISP becomes a Restricted Subsidiary or (iii) a merger or consolidation of any ISP with the Issuer.

     "S&P" means Standard & Poor's Corporation.

     "Strategic Equity Investor" means any person engaged principally in one or more communications businesses with a Market Capitalization or Consolidated Net Worth of at least $1.0 billion.

     "Subordinated Indebtedness" means any Indebtedness of the Issuer or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor.

     "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination.

     "Total Incremental Equity" means, at any time of determination, the sum of, without duplication, (i) the aggregate cash proceeds received prior to June 24, 2000 by the Issuer from capital contributions in respect of existing Capital Stock (other than Disqualified Capital Stock) or the issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to the Issue Date, other than to a Subsidiary of the Issuer, plus (ii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of the Issuer issued prior to June 24, 2000 as consideration for the acquisition of Capital Stock of an ISP (other than the acquisition of Capital Stock of an Existing ISP), plus (iii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of the Issuer issued prior to June 24, 2000 as consideration for the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the Existing ISP becomes a Wholly Owned Restricted Subsidiary, plus (iv) the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary from the sale, disposition or repayment (in whole or in part) of any Investment that is made after the Issue Date and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause
(v) below in an amount equal to the lesser of (a) the return of capital with respect to the applicable portion of such Investment and (b) the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, minus (v) the aggregate amount of all Restricted Payments declared or made on and after the Issue Date (other than (1) a Restricted Payment constituting an Investment in an ISP (other than the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the Existing ISP becomes a Wholly Owned Restricted Subsidiary) and (2) a Restricted Payment made pursuant to clauses (iii), (viii) or (ix) (solely, in the case of clause (ix), to the extent the Investment is made in a Restricted Subsidiary) of the third paragraph of the covenant "Limitation on Restricted Payments").

     "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "U.S. Government Securities" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

     "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 99% or more of the outstanding Capital Stock is owned by the Issuer or another Wholly Owned Restricted Subsidiary; provided NorthWestNet shall be deemed a Wholly Owned Restricted Subsidiary notwithstanding its existing stock option plan and any stock options issued thereunder. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                         DESCRIPTION OF THE 1998 NOTES

     Set forth below is a summary of certain provisions of the New 1998 Notes. The New 1998 Notes will be issued under the 1998 Indenture between the Issuer and the Trustee. A copy of the 1998 Indenture may be obtained upon request from the Issuer, 8005 South Chester Street, Suite 200, Englewood, Colorado 80112; attention: General Counsel; telephone: (303) 645-1900.

     Except as otherwise indicated below, the following summary applies to both the Old 1998 Notes and the New 1998 Notes. As used herein, the term "1998 Notes" means the Old 1998 Notes and the New 1998 Notes, unless otherwise indicated.

     The form and terms of the New 1998 Notes will be identical in all material respects to the form and terms of the Old 1998 Notes, except that the New 1998 Notes will be registered under the Securities Act, and therefore such New 1998 Notes will not be subject to certain transfer restrictions and, registration rights applicable to the Old 1998 Notes. See "The Exchange Offers."

     The 1998 Notes are issued under the 1998 Indenture, a copy of the form of which is available upon request. The 1998 Indenture is subject to and governed by the Trust Indenture Act of 1939. The following summary of certain provisions of the 1998 Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the 1998 Indenture, including the definitions of certain terms therein and those terms made a part of the 1998 Indenture by reference to the Trust Indenture Act, as in effect on the date of the 1998 Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

     The 1998 Notes are general senior obligations of the Issuer. The 1998 Notes have been issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the 1998 Notes are payable, and the 1998 Notes are exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the 1998 Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

     The 1998 Notes are limited to $175,000,000 aggregate principal amount and will mature on April 1, 2005. The Issuer will not be required to make any mandatory sinking fund payments in respect of the 1998 Notes. Interest on the 1998 Notes will accrue at a rate of 10 3/8% per annum and be payable in cash semi-annually in arrears on each April 1 and October 1 (each, an "Interest Payment Date"), commencing October 1, 1998, to registered holders of 1998 Notes, on the March 15 or September 15, as the case may be, immediately preceding such Interest Payment Date. Interest on the 1998 Notes will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. If the Issuer defaults on any payment of principal and/or premium (whether upon redemption or otherwise), cash interest will accrue on the amount in default at the rate of interest borne by the 1998 Notes. Interest on overdue principal and premium and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the 1998 Notes.

REDEMPTION

     Optional Redemption. The 1998 Notes are redeemable, at the option of the Issuer, in whole or in part, on or after April 1, 2002 upon not less than 30 nor more than 60 days' written notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

                                                                REDEMPTION
YEAR                                                              PRICE
----                                                            ----------
2002........................................................     105.188%
2003........................................................     102.594%
2004........................................................     100.000%

     Notwithstanding the foregoing, in the event that after the Issue Date and prior to April 1, 2001 the Issuer issues, in one or more transactions, Capital Stock (other than Disqualified Stock) of the Issuer to WorldCom or one or more Strategic Equity Investors or in any Public Equity Offering for aggregate gross cash proceeds of $50.0 million or more (an "Equity Sale"), the Issuer may redeem, at its option, up to a maximum of 35% of the initially outstanding aggregate principal amount of 1998 Notes from the net proceeds thereof at a redemption price equal to 110.375% of the principal amount of the 1998 Notes, together with accrued and unpaid interest to the date of redemption; provided that not less than $113.75 million aggregate principal amount of 1998 Notes is outstanding following such redemption. Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 180 days after such Equity Sale.

     Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the 1998 Notes for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to an Equity Sale shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No 1998 Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of 1998 Notes to be redeemed at its registered address. If any 1998 Note is to be redeemed in part only, the notice of redemption that relates to such 1998 Note shall state the portion of the principal amount thereof to be redeemed. A new 1998 Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original 1998 Note. Upon giving of a redemption notice, interest on 1998 Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and such 1998 Notes will cease to be outstanding.

RANKING

     The indebtedness of the Issuer evidenced by the 1998 Notes ranks senior in right of payment to all subordinated indebtedness of the Issuer and pari passu in right of payment with all unsubordinated indebtedness of the Issuer including the 1997 Notes. The Company has no existing unsecured and unsubordinated indebtedness or any existing subordinated indebtedness. Accordingly, there is no existing debt that is subordinated to the Notes.

     The Issuer is a holding company with limited assets and no business operations of its own. The Issuer operates its business through its subsidiaries. Any right of the Issuer and its creditors, including holders of the 1998 Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. As of March 31, 1998, on a pro forma basis, there would have been approximately $9.9 million of secured long-term indebtedness outstanding to which holders of 1998 Notes would have been effectively subordinated in right of payment and approximately $7.6 million of subsidiary indebtedness to which holders of 1998 Notes would have been structurally subordinated. In addition, the Bank Facility is secured by certain assets, including the equity of the ISPs that Verio owns currently or may own in the future, and thus the 1998 Notes are effectively subordinated to the Bank Facility to the extent of the value of such assets. For a discussion of certain adverse consequences of the Issuer being a holding company and of the terms of potential future indebtedness of the Issuer and its subsidiaries, see "Risk Factors -- Holding Company Structure and Need to Access Subsidiary Cash Flows."

CERTAIN COVENANTS

     Set forth below are certain covenants that are contained in the 1998 Indenture.

     Limitation on Additional Indebtedness. The 1998 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness (including Acquired Indebtedness to the extent it would constitute Permitted Indebtedness); provided, however, that (i) the Issuer will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of Total Consolidated Indebtedness to Consolidated Annualized Pro Forma Operating Cash Flow would be less than 6.0 to 1.0.

     Limitation on Restricted Payments. The 1998 Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

          (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;

          (ii) immediately after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness;" and

          (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and all Designation Amounts does not exceed an amount equal to the sum of, without duplication, (a) 50% of the Consolidated Net Income of the Issuer accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the fiscal quarter of the Issuer immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income of the Issuer for such period is a deficit, minus 100% of such deficit), plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary of the Issuer) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date (including upon exercise of warrants, options or rights), plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary of the Issuer) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Issuer, plus (d) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Issue Date (except for Investments made (1) pursuant to clause (vii) of the second following paragraph that are not subject to clause (e) or (f) of this paragraph below, and (2) pursuant to clauses (viii) or (ix) of the second following paragraph), an amount equal to the lesser of the return of capital with respect to the applicable portion of such Investment and the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, plus (e) in the case of any Revocation with respect to a Subsidiary of the Issuer that was made subject to a Designation after the Issue Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary at the time of Revocation, plus (f) an amount equal to the amount of any Investment constituting a Restricted Payment made after the Issue Date in an ISP which has been included as a Restricted Payment under this clause (iii) pursuant to the last paragraph of this covenant to the extent such ISP thereafter (1) becomes a Wholly Owned Restricted Subsidiary or is merged with the Issuer or (2) is a New ISP that becomes a Restricted Subsidiary or is merged with the Issuer, less, in either such case, any amounts credited pursuant to the immediately preceding clause (d) in respect of any such Investment, minus (g) 50% of the principal amount of any Indebtedness incurred pursuant to clause (g) of the definition of "Permitted Indebtedness." For purposes of the preceding clauses (b)(y) and
     (c), as applicable, the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such

     Indebtedness, options, warrants or rights plus the incremental amount received, if any, by the Issuer upon the conversion, exchange or exercise thereof.

     For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant shall not prohibit the following (each of which shall be given independent effect): (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the 1998 Indenture; (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of, shares of Capital Stock of the Issuer (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph;
(iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer or (y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the final stated maturity of the 1998 Notes; provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph; (iv) (a) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Issuer or any Restricted Subsidiary in a New ISP or a person that becomes a New ISP as a result of such Investment and (b) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Issuer or any Restricted Subsidiary in an Existing ISP (x) made out of the net cash proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Issuer (provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph) or (y) such that the aggregate amount of all Investments in Existing ISPs that are made after the Issue Date pursuant to this subclause (b)(y) would not exceed $25.0 million in aggregate; (v) bonds, notes, debentures or other securities received as a result of Asset Sales pursuant to and in compliance with the covenant "Disposition of Proceeds of Asset Sales";
(vi) so long as no Default shall have occurred and be continuing, purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with the Issuer or one of its Subsidiaries; provided that payments shall not exceed $2.0 million in any fiscal year in the aggregate or $4.0 million in the aggregate during the term of the 1998 Notes; (vii) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent reasonably promptly made with the proceeds of a substantially concurrent (1) capital contribution to the Issuer or (2) issue or sale of Capital Stock (other than Disqualified Stock) of the Issuer (other than to a Restricted Subsidiary of the Issuer); provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph; (viii) loans or advances to employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business, including to fund the purchase of Capital Stock of the Issuer (provided that any proceeds from such purchase are excluded from clause (iii)(b) of the second preceding paragraph to the extent such loan or advance is not reimbursed) in an amount not to exceed $2.0 million at any time outstanding; (ix) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments in joint ventures formed to provide services in furtherance of an Internet Service Business of the Issuer and the ISPs or other persons engaged principally in an Internet Service Business in an aggregate amount not to exceed $30.0 million outstanding at any time; provided that following the first Public Equity Offering resulting in aggregate gross cash proceeds of $50.0 million or more to the Issuer, the aggregate amount of Investments permitted pursuant to this clause (ix) shall be increased to an aggregate amount not to exceed $50.0 million outstanding at any time; and (x) cash payments in lieu of fractional shares pursuant to any warrant, option or other similar agreement.

     In determining whether the receipt of net cash proceeds of a sale of Capital Stock is "substantially concurrent" for purposes of clause (iv)(b)(x) of the preceding paragraph, if such net cash proceeds are deposited in escrow with a third party, free and clear of any Lien (other than the Lien of the escrow agent), to be applied for purposes directed by the Issuer and such net cash proceeds are excluded from clause (iii)(b) of the first paragraph above, then the application of such net cash proceeds as set forth in such clause (iv)(b)(x) shall be deemed "substantially concurrent" if they are subsequently released for immediate application as contemplated by such clause (iv)(b)(x). In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements which would have made such Restricted Payment prohibited at the time that it was made.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (iv)(a), (iv)(b)(y), (v),
(vi) and (ix) (to the extent remaining outstanding) above shall be included, without duplication, as Restricted Payments.

     Limitation on Liens Securing Certain Indebtedness. The 1998 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any property or assets of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either
(x) Subordinated Indebtedness unless the 1998 Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Indebtedness of the Issuer that is not Subordinated Indebtedness, unless the 1998 Notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of this clause (y), Permitted Liens.

     Limitation on Business. The 1998 Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, engage in a business which is not substantially an Internet Service Business.

     Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries. The 1998 Indenture provides that the Issuer will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to (i) any Subordinated Indebtedness or
(ii) any Indebtedness of the Issuer that is not Subordinated Indebtedness (other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facility to the extent constituting Permitted Indebtedness), unless, in each case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the 1998 Notes by such Restricted Subsidiary on a basis senior to any such Subordinated Indebtedness or pari passu with any such other Indebtedness referred to in clause (ii), as the case may be. Each guarantee created pursuant to such provisions is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."

     Notwithstanding the foregoing, in the event of the unconditional release of any Guarantor from its obligations in respect of the Indebtedness which gave rise to the requirement that a Guarantee be given, such Guarantor shall be released from all obligations under its Guarantee. In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by the Issuer or a Restricted Subsidiary of the Issuer to any person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture and as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Issuer, such Guarantor will be deemed to be automatically and unconditionally released from all obligations under its Guarantee; provided that each such Guarantor is sold or disposed of in accordance with the "Disposition of Proceeds of Asset Sales" covenant.

     Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all 1998 Notes then outstanding at a purchase price equal to 101% of the principal amount thereof on any Change of Control Payment Date, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of 1998 Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the 1998 Indenture does not contain provisions that permit the holders of the 1998 Notes to require that the Issuer repurchase or redeem the 1998 Notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.

     If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the 1998 Notes that might be delivered by holders of 1998 Notes seeking to accept the Change of Control Offer. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all 1998 Notes validly tendered and not withdrawn under such Change of Control Offer.

     If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     The phrase "all or substantially all" of the assets of the Company, as used in the definition of "Change of Control," will likely be interpreted under New York law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The 1998 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Issuer or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (c) make any Investment in the Issuer or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary, except for (in each case except as otherwise noted in the following clause (ii)), (i) any encumbrance or restriction in existence on the Issue Date, (ii) any encumbrance or restriction existing under agreements relating to an Investment in an ISP (which in the case of clause (a) and (b) shall not be permitted in the case of ISPs that are Restricted Subsidiaries) to the extent consistent with past practice, (iii) customary non-assignment provisions, (iv) any encumbrances or restrictions pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien, (v) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (vi) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (v) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of 1998 Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (vii) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question and (viii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Permitted Credit Facility; provided that the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the 1998 Indenture and the 1998 Notes and other Indebtedness that is solely an obligation of the Issuer, but, provided, further, that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Issuer or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing Indebtedness owed to the Issuer or any Restricted Subsidiary.

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

     Disposition of Proceeds of Asset Sales. The 1998 Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents; provided that the following shall be treated as cash for purposes of this covenant: (x) the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Issuer or such Restricted Subsidiary from further liability ("assumed liabilities") and (y) the amount of any notes or other obligations that within 30 days of receipt, are converted into cash (to the extent of the cash received). The Issuer or the applicable Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds from such Asset Sale within 365 days of the receipt thereof to repay an amount of Indebtedness (other than Subordinated Indebtedness) of the Issuer in an amount not exceeding the Other Senior Debt Pro Rata Share and elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, (ii) apply the Net Cash Proceeds from such Asset Sale to repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments thereunder by the amount of the Indebtedness so repaid or (iii) apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in an Internet Service Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in an Internet Service Business) of the Issuer or any Restricted Subsidiary ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (ii) of the preceding sentence or invested in Replacement Assets within the 365-day period as set forth in clause (iii) shall constitute "Excess Proceeds." Any Excess Proceeds not used as set forth in clause (i) of the second preceding sentence shall constitute "Offer Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Offer Excess Proceeds equals or exceeds $10.0 million, the Issuer shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the 1998 Notes, that aggregate principal amount of 1998 Notes as can be purchased by application of such Offer Excess Proceeds at a price in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount of 1998 Notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, the Issuer or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the principal amount of 1998 Notes validly tendered and not withdrawn by holders thereof exceeds the amount of 1998 Notes which can be purchased with the Offer Excess Proceeds, 1998 Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

     If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The 1998 Indenture provides that the Issuer will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Issuer or a Restricted Subsidiary).

     Limitation on Transactions with Affiliates. The 1998 Indenture provides that the Issuer will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates (other than Affiliates of a Restricted Subsidiary that are not also Affiliates of the Issuer or any Wholly Owned Restricted Subsidiary) or any beneficial holder of 10% or more of the Common Stock of the Issuer or any officer or director of the Issuer (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Issuer or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market
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

Value in excess of $1.0 million shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, the Issuer may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Issuer or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Issuer and the Restricted Subsidiaries, as the case may be, and, therefore, shall be permitted under this covenant.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Issuer and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, (iii) transactions related to the provision of internet services in the ordinary course of business; provided that (x) such transactions are entered into on an arm's length basis and are fair and reasonable to the Issuer or such Restricted Subsidiary, as the case may be, and (y) in the good faith judgment of the Issuer or the applicable Restricted Subsidiary, the Fair Market Value of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, reasonably approximates the Fair Market Value of the services provided,
(iv) dividends paid by the Issuer pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries bonuses, employment agreements and arrangements, compensation or employee benefit arrangements or legal fees, (vi) transactions contemplated by any of the Permitted Affiliate Agreements as in effect on the Issue Date and (vii) grants of customary registration rights with respect to securities of the Issuer.

     The Issuer is required to use, or to cause each Restricted Subsidiary to use, its commercially reasonable best efforts to ensure that each person in which the Issuer or a Restricted Subsidiary makes an Investment that is an ISP at the time of the Investment continues to meet the conditions and requirements of the definition of "ISP" in all material respects until such time as a Rollup shall have occurred with respect to such ISP.

     Reports. The 1998 Indenture provides that, for periods prior to the fiscal quarter ending June 30, 1998, the Issuer shall furnish without cost to each holder of 1998 Notes and file with the Trustee (i) within 135 days after the end of each fiscal year of the Issuer, (x) audited year-end consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with GAAP and substantially in the form included in this Prospectus, (y) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 60 days prior to the date such information is furnished (and any other transaction for which such information is available at such time) to the extent such financial information would be required in a filing on Form 10-K with the SEC at such time; and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, (x) unaudited quarterly consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flows) prepared in accordance with GAAP and substantially in the form included in this Prospectus, (y) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 60 days prior to the date such information is furnished (and any other transaction for which such information is available at such time) to the extent such financial information would be required in a filing on Form 10-Q with the SEC at such time. Whether or not the Issuer has a class of securities registered under the Exchange Act, the Issuer shall furnish without cost to each holder of 1998 Notes and file with the Trustee and file with the SEC, (a) beginning with the fiscal quarter ending June 30, 1998 (i) within the applicable time period required under the Exchange Act, after the end of each fiscal year of the Issuer, the information required by Form 10-K (or any successor form thereto) under the

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

Exchange Act with respect to such period and (ii) within the applicable time period required under the Exchange Act after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, the information required by Form 10-Q (or any successor form thereto) under the Exchange Act with respect to such period and (b) from and after August 15, 1998, any current reports on Form 8-K (or any successor forms) required to be filed under the Exchange Act. Prior to such time as the Issuer shall file with the SEC its first report on either of Form 10-K or Form 10-Q under the Exchange Act, the Issuer shall telephonically make its executive officers available to holders of 1998 Notes upon 10-days advance written request of holders of at least 10% of the aggregate principal amount of 1998 Notes outstanding at the time of such request; provided that holders of 1998 Notes may make only one such request per fiscal quarter.

     Limitation on Designations of Unrestricted Subsidiaries. The 1998 Indenture provides that the Issuer will not designate any Subsidiary of the Issuer (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the 1998 Indenture (a "Designation") unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) except in the case of a Permitted Investment or an Investment made pursuant to clause (vii) or (ix) of the third paragraph of the covenant "Limitation on Restricted Payments," immediately after giving effect to such Designation, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness;" and

          (c) the Issuer would not be prohibited under the 1998 Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Issuer or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

     In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the 1998 Indenture in the Designation Amount. The 1998 Indenture further provides that neither the Issuer nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); provided that the Issuer may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Issuer other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

     The 1998 Indenture further provides that the Issuer will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the 1998 Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

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

     Limitation on Status as Investment Company. The 1998 Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Issuer to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of establishing the Issuer's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The 1998 Indenture provides that the Issuer will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (i) or (ii), (a) the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity shall expressly assume all of the obligations of the Issuer under the 1998 Notes and the 1998 Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the 1998 Notes and the 1998 Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; provided that, in the case of any transaction or series of transactions comprised solely of one or more Rollups, this clause (c) shall be deemed satisfied if the Issuer or the surviving entity and the Restricted Subsidiaries would have been able to incur all of their outstanding Indebtedness as Permitted Indebtedness; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the 1998 Indenture relating to the transaction or series of transactions have been satisfied.

     Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Issuer or such Restricted Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary, as the case may be, under the 1998 Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Issuer, the Issuer shall be discharged from all obligations and covenants under the 1998 Indenture and the 1998 Notes.

     The 1998 Indenture provides that for all purposes of the 1998 Indenture and the 1998 Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens Securing Certain Indebtedness"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or

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

Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

     The following are "Events of Default" under the 1998 Indenture:

          (i) default in the payment of interest on the 1998 Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; or

          (ii) default in the payment of the principal of, or premium, if any, on the 1998 Notes when due; or

          (iii) default in the performance, or breach, of any covenant described under "-- Certain Covenants -- Change of Control," "-- Disposition of Proceeds of Asset Sales" or "-- Consolidation, Merger, Sale of Assets, Etc.;" or

          (iv) default in the performance, or breach, of any covenant in the 1998 Indenture (other than defaults specified in clause (i), (ii) or (iii) above), and continuance of such default or breach for a period of 30 days or more after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding 1998 Notes (in each case, when such notice is deemed received in accordance with the 1998 Indenture); or

          (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $7.5 million or more under which the Issuer or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

          (vi) any holder of at least $7.5 million in aggregate principal amount of Indebtedness of the Issuer or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of assets of the Issuer or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $7.5 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; provided that, in any such case, the Issuer or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

          (vii) one or more judgments, orders or decrees for the payment of money of $7.5 million or more, either individually or in the aggregate, shall be entered into against the Issuer or any Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

          (viii) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Issuer or any Material Restricted Subsidiary shall have occurred.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Issuer) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding 1998 Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding 1998 Notes shall, declare the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding 1998 Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Issuer occurs and is continuing, then the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding 1998 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

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

     After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding 1998 Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the principal of, premium (if any) on, and any accrued and unpaid interest on, the 1998 Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding 1998 Notes also have the right to waive past defaults under the 1998 Indenture, except a default in the payment of principal of, premium (if any) on, or any interest on, any outstanding Note, or in respect of certain covenants or a provisions that cannot be modified or amended without the consent of all holders of 1998 Notes.

     No holder of any of the 1998 Notes has any right to institute any proceeding with respect to the 1998 Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding 1998 Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding 1998 Notes. Such limitations do not apply, however, to a suit instituted by a holder of a 1998 Note for the enforcement of the payment of the principal of, premium (if any) on, or any accrued and unpaid interest on, such 1998 Note on or after the respective due dates expressed in such 1998 Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the 1998 Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the 1998 Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the 1998 Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding 1998 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     The 1998 Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the 1998 Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

     The Issuer is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the 1998 Indenture.

DEFEASANCE

     The Issuer may at any time terminate all of its obligations with respect to the 1998 Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the 1998 Notes, to replace mutilated, destroyed, lost or stolen 1998 Notes as required by the 1998 Indenture and to maintain agencies in respect of 1998 Notes. The Issuer may at any time terminate its obligations under certain covenants set forth in the 1998 Indenture, some of which are described under " -- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the 1998 Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the 1998 Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the 1998 Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

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

SATISFACTION AND DISCHARGE

     The 1998 Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of 1998 Notes) as to all outstanding 1998 Notes when either (a) all such 1998 Notes theretofore authenticated and delivered (except lost, stolen or destroyed 1998 Notes that have been replaced or paid and 1998 Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such 1998 Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the 1998 Notes not theretofore delivered to the Trustee for cancellation, for principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Issuer has paid all sums payable by it under the 1998 Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 1998 Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

     From time to time, the Issuer, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of the 1998 Notes, may amend, waive or supplement the 1998 Indenture or the 1998 Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the 1998 Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the 1998 Indenture and the 1998 Notes may be made by the Issuer and the Trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding 1998 Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, change the fixed maturity of, or alter the redemption provisions of, the 1998 Notes,
(ii) change the currency in which any 1998 Notes or amounts owing thereon is payable, (iii) reduce the percentage of the aggregate principal amount outstanding of 1998 Notes which must consent to an amendment, supplement or waiver or consent to take any action under the 1998 Indenture or the 1998 Notes,
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to the 1998 Notes, (v) waive a default in payment with respect to the 1998 Notes, (vi) reduce the rate or change the time for payment of interest on the 1998 Notes, (vii) following the occurrence of a Change of Control or an Asset Sale, alter the Issuer's obligation to purchase the 1998 Notes in accordance with the 1998 Indenture or waive any default in the performance thereof, (viii) affect the ranking of the 1998 Notes in a manner adverse to the holder of the 1998 Notes, or (ix) release any Guarantee except in compliance with the terms of the 1998 Indenture.

GOVERNING LAW

     The 1998 Indenture provides that the 1998 Indenture and the 1998 Notes will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the 1998 Indenture. Reference is made to the 1998 Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "1997 Notes" means the Issuer's 13 1/2% Senior Notes Due 2004.

     "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in
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connection with, or in anticipation of, such person becoming a Restricted
Subsidiary or such Asset Acquisition; provided that Indebtedness of such person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person becomes a Restricted Subsidiary or such Asset Acquisition shall not constitute Acquired Indebtedness.

     "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized ISP Revenues" means, with respect to any ISP at any date of determination, the consolidated net revenues of such ISP and its Subsidiaries for the most recent quarter for which financial information concerning such ISP is available (and determined on a basis consistent with the Issuer's accounting principles) multiplied by four.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall (a) become a Restricted Subsidiary or (b) shall be merged with or into the Issuer or any Restricted Subsidiary or (ii) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary (other than customary stock option programs), (ii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries or (iii) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Issuer that is governed under "-- Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, and
(iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $500,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Issuer or any Restricted Subsidiary.

     "Board" means the Board of Directors of the Issuer.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

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

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the 1998 Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's;
(iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition; (v) other debt obligations maturing in 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of the United States or any state thereof and rated at least "A-" by S&P or "A3" by Moody's; and (vi) money market funds which invest substantially all of their assets in securities of the type described in the preceding clauses
(i) through (v).

     "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding WorldCom, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) pursuant to New York law the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by the Issuer as a Restricted Payment under the 1998 Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding WorldCom, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of WorldCom) to constitute a majority of the Board then

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

in office. The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Issuer within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the SEC.

     "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Annualized Pro Forma Operating Cash Flow" means, at any date of determination, Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Subsidiary of the Issuer that is a Restricted Subsidiary on the date of the transaction (the "Transaction Date") giving rise to the need to calculate "Consolidated Annualized Pro Forma Operating Cash Flow" shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and (ii) any Subsidiary of the Issuer that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of such fiscal quarter.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the amount of dividends in respect of Disqualified Stock paid by the Issuer and the Restricted Subsidiaries during such period; provided that Consolidated Interest Expense shall exclude the amortization of fees related to the issuance of the 1998 Notes and fees related to any Indebtedness under a Permitted Credit Facility.

     "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Issuer and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of the Issuer and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than Restricted Subsidiaries, except to the extent of any dividends or distributions actually received by the Issuer or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in Restricted Subsidiaries for such period, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination,
(v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) except in the
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

case of any restriction or encumbrance permitted under clause (viii) of the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any person, the consolidated stockholders' or partners' equity of such person reflected on the most recent financial statements of such person, determined in accordance with GAAP, less any amounts attributable to redeemable capital stock (as determined under applicable accounting standards by the SEC) of such person.

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period increased, to the extent deducted in arriving at Consolidated Net Income for such period, by the sum of (i) the Consolidated Income Tax Expense of the Issuer and the Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales); (ii) Consolidated Interest Expense for such period;
(iii) depreciation of the Issuer and the Restricted Subsidiaries for such period; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and (v) other non-cash charges decreasing Consolidated Net Income.

     "consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term "consolidated" has a correlative meaning to the foregoing.

     "Debt Securities" means any debt securities issued by the Issuer in a public offering or a private placement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation" has the meaning set forth under " -- Certain
Covenants-Limitation on Designations of Unrestricted Subsidiaries."

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of the Issuer or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

     "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the 1998 Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the 1998 Notes; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the 1998 Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the

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

Issuer's repurchase of such 1998 Notes as are required to be repurchased pursuant to the "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Existing ISP" means any ISP in which the Issuer or a Subsidiary of the Issuer has an Investment on the Issue Date.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "incur" means, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Indebtedness. Indebtedness otherwise incurred by a person before it becomes a Subsidiary of the Issuer (whether by merger, consolidation, acquisition or otherwise) shall be deemed to have been incurred at the time at which such person becomes a Subsidiary of the Issuer.

     "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property (except to the extent representing funds deposited in escrow to secure the deferred purchase price of an acquisition of, or an Investment in, an ISP) or (D) in respect of an Interest Rate Obligation or currency agreement; or (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or (iii) any obligation secured by a Lien (other than (x) Permitted Liens of the types described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding

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clauses (i), (ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness issued with original issue discount shall be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date as determined in conformity with GAAP and (y) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such Indebtedness.

     "Independent Financial Advisor" means a United States investment banking firm of national or regional standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Issuer and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

     "Internet Service Business" means any business operating an internet connectivity or internet enhancement service as it exists from time to time, including, without limitation, dial up or dedicated internet service, web hosting or collocation services, security solutions, the provision and development of software in connection therewith, configuration services, electronic commerce, intranet solutions, data backup and restoral, business content and collaboration, communications tools or network equipment products or services (including, without limitation, any business conducted by the Issuer or any Restricted Subsidiary on the Issue Date), and any business reasonably related to the foregoing. A good faith determination by a majority of the Board as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

     "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Issuer in exchange for Capital Stock, property or assets of another person constitute an Investment by the Issuer in such other person.

     "ISP" means any person (a) engaged principally in an Internet Service Business, (b) of which the Issuer or Wholly Owned Restricted Subsidiaries own either (x) Qualifying Preferred Stock representing in aggregate from 20% to 50% of such person's outstanding Capital Stock (on an economic basis) or (y) Common Stock or Qualifying Preferred Stock representing in aggregate in excess of 50% of such person's voting Capital Stock, (c) as to which the Issuer or a Wholly Owned Restricted Subsidiary has an option, either immediately exercisable or exercisable commencing after one year (subject to extension under limited circumstances consistent with past practice) of the Investment made by the Issuer or a Wholly Owned Restricted Subsidiary, to acquire all of such person's outstanding Capital Stock, (d) as to which the Issuer or a Wholly Owned Restricted Subsidiary is the beneficiary of a right of first refusal or other transfer restrictions generally limiting transfers of such person's Capital Stock by third parties, (e) as to which the Issuer or a Wholly Owned Restricted Subsidiary has the right to appoint and has appointed at least one member of such person's board of directors, in the case where such person would not be a Subsidiary of the Issuer, or a majority of such person's board of directors, in the case where such person would be a Subsidiary of the Issuer and (f) which has no outstanding Capital Stock or Indebtedness other than (i) Common Stock or options to acquire Common

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Stock, (ii) Qualifying Preferred Stock held by the Issuer or a Wholly Owned
Restricted Subsidiary, (iii) rights granted to other stockholders to acquire Capital Stock of such person from the Issuer or its affiliates in certain circumstances, (iv) preferred stock ranking junior in a liquidation to any Qualifying Preferred Stock referred to in clause (ii), and (v) Indebtedness of such person or preferred stock of such person ranking prior in a liquidation or deemed liquidation to the Qualifying Preferred Stock referred to in clause (ii) having an aggregate outstanding principal balance and liquidation preference, respectively, that (x) in the case of a person that is a Restricted Subsidiary, is permitted to be incurred under the covenant "Limitation on Additional Indebtedness" and (y) in the case of a person that is not a Restricted Subsidiary, does not at any time exceed 50% of Annualized ISP Revenues.

     "Issue Date" means the original date of issuance of the 1998 Notes.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Market Capitalization" of any person means, as of any day of determination, the average Closing Price of such person's Common Stock over the 20 consecutive trading days immediately preceding such day. "Closing Price" on any trading day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by the Issuer for that purpose and is reasonably acceptable to the Trustee.

     "Material Restricted Subsidiary" means any Restricted Subsidiary of the Issuer, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor or (y) any Restricted Subsidiary of the Issuer which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $7.5 million.

     "Maturity Date" means, with respect to any 1998 Note, the date specified in such 1998 Note as the fixed date on which the principal of such 1998 Note is due and payable.

     "Moody's" means Moody's Investors Service.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary)

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

owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

     "New ISP" means any ISP in which the Issuer or a Subsidiary of the Issuer makes its first Investment after the Issue Date.

     "Other Senior Debt Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the 1998 Notes and (y) Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale with respect to which the Issuer is required to use Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all 1998 Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale Offer with respect to which the Issuer is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase or repay.

     "Permitted Affiliate Agreement" means each of the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement and the Stockholders Agreement, each as in effect on the Issue Date.

     "Permitted Credit Facility" means any senior commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

     "Permitted Equipment Financing" means any credit facility or other financing arrangement (including in the form of Capitalized Lease Obligations and guarantees of Indebtedness of ISPs) entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) used, or to be used, in an Internet Service Business.

     "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

          (a) Indebtedness under the 1998 Notes and the 1998 Indenture;

          (b) Indebtedness of the Issuer and/or any Restricted Subsidiary outstanding on the Issue Date, including, without limitation, the 1997 Notes;

          (c) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer, not secured by any Lien, owed to and held by any Restricted Subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (c) to a person (other than the Issuer or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary, which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

          (d) Interest Rate Obligations of the Issuer and/or any Restricted Subsidiary relating to Indebtedness of the Issuer and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

          (e) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business;

          (f) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Issuer and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b),
     (g), (h) or (i) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (1) Indebtedness of the Issuer may not be Refinanced to such extent under this clause (f) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (f) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

          (g) Indebtedness of the Issuer such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Indebtedness incurred under this clause (g) and any Refinancings thereof otherwise incurred in compliance with the 1998 Indenture would not exceed 200% of Total Incremental Equity;

          (h) Indebtedness of the Issuer and/or any Restricted Subsidiary incurred under any Permitted Credit Facility and/or Indebtedness of the Issuer represented by Debt Securities of the Issuer, and any Refinancings of the foregoing otherwise incurred in compliance with the 1998 Indenture, in an aggregate principal amount not to exceed $140.0 million at any time outstanding;

          (i) Indebtedness of the Issuer and/or any Restricted Subsidiary incurred under any Permitted Equipment Financing in an aggregate principal amount not to exceed the Fair Market Value of the assets acquired with the proceeds thereof;

          (j) Indebtedness of the Issuer and/or any Restricted Subsidiary incurred as a result of any Rollup of any ISP, and any Refinancings thereof otherwise incurred in compliance with the 1998 Indenture, provided the aggregate principal amount of all such Indebtedness does not exceed $30.0 million at any time outstanding;

          (k) Indebtedness of the Issuer representing the deferred purchase price (whether or not subject to a contingency) of an acquisition of, or an Investment in, a New ISP in an aggregate principal amount not to exceed $30.0 million at any time outstanding; and

          (l) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Issuer and/or the Restricted Subsidiaries having an aggregate principal amount not to exceed $40.0 million at any time outstanding.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations incurred in compliance with the covenant "Limitation on Additional Indebtedness"; and (d) the extension by the Issuer and the Restricted Subsidiaries of (i) trade credit to Subsidiaries of the Issuer and the ISPs, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business or (ii) guarantees of commitments for the purchase of goods or services by any ISP incurred in the ordinary course of business so long as such guarantees to the extent constituting Indebtedness are permitted to be incurred under the covenant "Limitation on Additional Indebtedness."

     "Permitted Liens" means (a) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation or acquisition; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Issuer or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (g) Liens securing any Permitted Credit Facility or Permitted Equipment Financing; (h) Liens to secure Indebtedness incurred in compliance with clause (k) of "Permitted Indebtedness" to the extent relating to the asset subject of the particular Asset Acquisition or Investment; (i) Liens to secure any Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (a) or (c), but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased; (j) Liens to secure the 1998 Notes; and (k) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by the Issuer or any Restricted Subsidiary.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Public Capital Stock" means any class of Capital Stock which is traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

     "Public Equity Offering" means an underwritten public offering of Common Stock (other than Disqualified Stock) made pursuant to a registration statement filed with the Commission under the Securities Act.

     "Qualifying Preferred Stock" means preferred stock of an ISP (i) having a liquidation and dividend preference at least equal to the amount of the Investment made by the Issuer or a Restricted Subsidiary in such ISP, (ii) that, in the case of ISPs not constituting Restricted Subsidiaries, is redeemable at the option of the holder on a basis consistent with past practice and (iii) that is convertible into shares of Common Stock of such ISP at the option of the holder.

     "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Wholly Owned Restricted Subsidiary); (iii) the purchase, redemption, defeasance or other acquisition or retirement for value prior to any scheduled repayment, sinking fund or maturity of any

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

Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); (iv) the making of any payment (whether of dividends or in respect of liquidation preference) in respect of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock; or (v) the making by the Issuer or any Restricted Subsidiary of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Issuer or an Investment by the Issuer or a Restricted Subsidiary in (a) a Wholly Owned Restricted Subsidiary engaged principally in an Internet Service Business, (b) a New ISP that is a Restricted Subsidiary; (c) a person (other than an Existing
ISP) engaged principally in an Internet Service Business that becomes a Wholly Owned Restricted Subsidiary as a result of such Investment; (d) a New ISP that becomes a Restricted Subsidiary as a result of such Investment; or (e) a Restricted Subsidiary (other than an Existing ISP) or a person (other than an Existing ISP) that becomes a Restricted Subsidiary as a result of such Investment, provided that, in either case, such Restricted Subsidiary would, but for failing to meet the requirements of clauses (c) and (d) of the definition of "ISP," be a New ISP).

     "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Issuer is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facilities.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Rollup" means (i) an Investment in an Existing ISP or transaction or series of related transactions as a result of which such Existing ISP becomes a Wholly Owned Restricted Subsidiary or (ii) an Investment in a New ISP or transaction or series of related transactions as a result of which such New ISP becomes a Restricted Subsidiary or (iii) a merger or consolidation of any ISP with the Issuer.

     "S&P" means Standard & Poor's Corporation.

     "Strategic Equity Investor" means any person engaged principally in one or more communications businesses with a Market Capitalization or Consolidated Net Worth of at least $1.0 billion.

     "Subordinated Indebtedness" means any Indebtedness of the Issuer or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor.

     "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination.

     "Total Incremental Equity" means, at any time of determination, the sum of, without duplication, (i) the aggregate cash proceeds received prior to June 24, 2000 by the Issuer from capital contributions in respect of existing Capital Stock (other than Disqualified Capital Stock) or the issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to the Issue Date, other than to a Subsidiary of the Issuer, plus (ii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of the Issuer issued prior to June 24, 2000 as consideration for the acquisition of Capital Stock of an ISP (other than the acquisition of Capital Stock of an Existing ISP), plus (iii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of the Issuer issued prior to June 24, 2000 as consideration for the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the

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

Existing ISP becomes a Wholly Owned Restricted Subsidiary, plus (iv) the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary from the sale, disposition or repayment (in whole or in part) of any Investment that is made after the Issue Date and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause (v) below in an amount equal to the lesser of (a) the return of capital with respect to the applicable portion of such Investment and (b) the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, minus (v) the aggregate amount of all Restricted Payments declared or made on and after the Issue Date (other than (1) a Restricted Payment constituting an Investment in an ISP (other than the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the Existing ISP becomes a Wholly Owned Restricted Subsidiary) and (2) a Restricted Payment made pursuant to clauses (iii), (viii) or (ix) (solely, in the case of clause (ix), to the extent the Investment is made in a Restricted Subsidiary) of the third paragraph of the covenant "Limitation on Restricted Payments").

     "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 99% or more of the outstanding Capital Stock is owned by the Issuer or another Wholly Owned Restricted Subsidiary; provided NorthWestNet shall be deemed a Wholly Owned Restricted Subsidiary notwithstanding its existing stock option plan and any stock options issued thereunder. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

     "WorldCom" means WorldCom, Inc. (and its successors by merger or consolidation) and its controlled Affiliates.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth under "-- Certificated Securities," each of the New 1997 Notes and the New 1998 Notes will be issued in the form of one Global New Note. Each such Global New Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, each such Global New Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository.

     Investors may hold their beneficial interests in each such Global New Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Issuer as follows: The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of each such Global New Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the applicable New Notes represented by such

Global New Note to the accounts of participants. Ownership of beneficial interests in each such Global New Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each such Global New Note will be shown on, and the transfer of those ownership interests will be effected only through records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the applicable Global New Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in each such Global New Note.

     So long as the Depository, or its nominee, is the registered holder and owner of a Global New Notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes and the 1997 Indenture or 1998 Indenture, as the case may be. Except as set forth below, owners of beneficial interests in each Global New Note will not be entitled to have the New Notes represented by the applicable Global New Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the applicable Global New Note. The Issuer understands that under existing industry practice, in the event an owner of a beneficial interest in a Global New Note desires to take any action that the Depository, as the holder of the Global New Notes is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on New Notes represented by a Global New Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the applicable Global New Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on a Global New Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable Global New Note as shown on the records of the Depository or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in a Global New Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Issuer will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global New Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global New Notes owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global New Notes may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in each Global New Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Trustee, the Issuer nor the Paying Agent will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. Interests in each Global New Note will be exchanged for Certificated Securities if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for the Global New Note, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the related New Notes. Upon the occurrence of any of the events described in the preceding sentence, the Issuer will cause the appropriate Certificated Securities to be delivered.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material U.S. Federal income tax considerations relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offers and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offers, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations (the "Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The discussion does not address all of the U.S. Federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons who hold the New Notes as part of a "straddle," "hedge" or "conversion transaction." In addition, this discussion is limited to persons purchasing the Old Notes for cash at original issue. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with New Notes held as "capital assets" within the meaning of Section 1221 of the Code.

     As used herein, "U.S. holder" means a beneficial owner of New Notes who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof (unless, in the case of a partnership, the IRS provides otherwise by Regulations), (iii) is an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons (within the meaning of Section 7701(c)(30) of the Code) have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. Federal income tax on a net income basis in respect of the New Notes. As used herein, a "non-U.S. holder" means a holder who or that is not a U.S. holder.

     The Company has not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Old Notes for New Notes and the ownership or disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offers or that any such position would not be sustained.

     PROSPECTIVE HOLDERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

EXCHANGE OFFERS

     The exchange of Old Notes for New Notes pursuant to the Exchange Offers will not be treated as an exchange or other taxable event for U.S. Federal income tax purposes because, under the Regulations, the New Notes do not differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no U.S. Federal income tax consequences to holders who exchange Old Notes for New Notes pursuant to the Exchange Offers and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

U.S. HOLDERS

     Interest. The stated interest on the New Notes generally will be taxable to a U.S. holder as ordinary income at that time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for federal income tax purposes. The New Notes are not expected to give rise to "original issue discount" income in the hands of U.S. holders.

     Sale or Retirement of a Note. A U.S. holder of a New Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such New Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. holder's adjusted tax basis in such New Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. The Taxpayer Relief Act of 1997 made certain changes to the Code with respect to the taxation of capital gains of noncorporate taxpayers. In general, the maximum tax rate for noncorporate taxpayers on long-term capital gains is 20% with respect to capital assets (including the New Notes), but only if they have been held for more than 18 months at the time of disposition. Gain realized by noncorporate taxpayers on capital assets sold, having a holding period of more than one year but not more than 18 months at the time of disposition, is taxed as "mid-term" gain at a maximum 28% rate.

     U.S. holders should be aware that the resale of the New Notes may be affected by the "market discount" rules of the Code under which a purchaser of a New Note acquiring the New Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such New Note, to the extent of the market discount that has accrued but not been included in income while the New Note was held by such purchaser.

NON-U.S HOLDERS

  U.S. Withholding Tax. Interest paid to non-U.S. holders of the New Notes will not be subject to U.S. withholding tax, provided that (i) the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company, (ii) the non-U.S. holder is not (a) a controlled foreign corporation for U.S. Federal income tax purposes that is related to the Company through stock ownership or (b) a bank that received the New Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and
(iii) the beneficial owner of the New Note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person in compliance with applicable Regulations or an exemption is otherwise established. If these requirements cannot be made, a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments.

     In general, any gain realized by any non-U.S. holder upon the sale, exchange or redemption of a New Note will not be subject to United States withholding tax. However, such gain will be subject to U.S. withholding tax if a non-U.S. holder is an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized and certain other conditions are satisfied.

     U.S. Estate Tax. New Notes owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death ("Nonresident Decedent") will not be includible in the Nonresident Decedent's gross estate for U.S. Federal estate tax purposes as a result of the Nonresident Decedent's death, provided that, at the time of death, the Nonresident Decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company and payments with respect to such New Notes would not have been effectively connected with the conduct of a trade or business in the United States by the Nonresident Decedent. A Nonresident Decedent's estate may be subject to U.S. Federal estate tax on property includible in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain noncorporate U.S. persons may be subject to information reporting and backup withholding at a rate of 31% on payments of principal and interest on the New Notes, and the proceeds from a disposition of the New Notes. Backup withholding will only be imposed where the holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. The Company will also institute backup withholding if instructed to do so by the IRS. Holders of the New Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. However, interest paid with respect to a New Note and received by a non-U.S. holder will not be subject to information reporting or backup withholding if the payor has received appropriate certification statements, provided that the payor does not have actual knowledge that the holder is a U.S. person.

     The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any broker, U.S. or foreign, will not be subject to information reporting and possibly backup withholding if the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a controlled foreign corporation for U.S. Federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is a U.S. related person, the Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rates from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's U.S. Federal income tax liability, if any, or otherwise will be refunded, provided that the requisite procedures are followed.

PROSPECTIVE FINAL REGULATIONS

     On October 6, 1997, new Regulations ("New Regulations") were issued that modify the requirements imposed on a non-U.S. holder and certain intermediaries for establishing the recipient's status as a non-U.S. holder eligible for exemption from or reduction in U.S. withholding tax and backup withholding described above. The New Regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. (However, new Temporary Regulations, effective for payments made after December 31, 1997, require some non-U.S. holders to satisfy certain residency requirements when claiming the benefits of an applicable income tax treaty.) In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the New Regulations impose more stringent conditions on the ability of financial intermediaries acting for non-U.S. holders to provide certifications on behalf of non-U.S. holders, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date with respect to each Exchange Offer and ending on 180 days after such Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the applicable Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the holders of the respective Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Verio Inc. and Subsidiaries as of December 31, 1996 and 1997 and for the period from inception (March 1, 1996) to December 31, 1996, and the year ended December 31, 1997 and the financial statements of On-Ramp Technologies, Inc. as of and for the nine months ended July 31, 1996; Global Enterprise Services--Network Division (a Division of Global Enterprise Services, Inc.) as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996 and the period ended January 17, 1997; Compute Intensive Inc. as of December 31, 1995 and 1996, and for each of the years in the two-year period ended December 31, 1996, and the period ended February 18, 1997; NorthWestNet, Inc. as of and for the six months ended June 30, 1996 and the eight months ended February 28, 1997, Northwest Academic Computing Consortium, Inc. as of and for the year ended June 30, 1995 and the six months ended December 31, 1995; Aimnet Corporation as of and for the year ended March 31, 1997 and for the period ended May 19, 1997; West Coast Online, Inc. as of and for the nine months ended September 30, 1997; Clark Internet Services, Inc. as of and for the year ended September 30, 1997 and for the period ended October 17, 1997; ATMnet as of and for the years ended October 31, 1996 and 1997; Global Internet Network Services, Inc. as of December 31, 1996 and November 26, 1997 and for the year and period then ended; Pennsylvania Research Partnership Network as of and for the years ended November 30, 1996 and 1997 and for the period ended December 24, 1997; Monumental Network Systems, Inc. as of and for the years ended December 31, 1996 and 1997; Internet Servers, Inc. as of December 31, 1996 and 1997 and for the period from inception (August 23, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997; NSNet, Inc. as of and for the years ended December 31, 1996 and 1997; Access One, Inc. as of and for the year ended December 31, 1997; STARnet, L.L.C. as of and for the year ended December 31, 1997; Computing Engineers Inc. as of and for the years ended December 31, 1996 and 1997; and LI Net, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Hiway Technologies, Inc. and subsidiaries included in this Prospectus as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 except as they relate to the financial statements of Hiway Florida as of December 31, 1996, for the period from April 6, 1995 (date of incorporation) to December 31, 1995 and for the year ended December 31, 1996, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and insofar as they relate to the financial statements of Hiway Florida as of and for the periods so indicated, by DeMeo, Young, McGrath & Company, P.A., independent accountants, whose reports thereon appear herein. Such financial statements have been included in reliance on the reports of such independent accountants given on the authority of said firms as experts in accounting and auditing.

                               GLOSSARY OF TERMS

ATM........................  Asynchronous Transfer Mode. An information transfer standard for routing traffic which uses packets (cells) of a fixed length.

Backbone...................  A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth..................  The number of bits of information which can move through a communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in kbps and Mbps.

caching....................  Temporary storage or replication of a Web server content at one or more locations throughout the Internet to provide a quicker response to a browser request.

CGI........................  Custom Gateway Interface.

CPE........................  Customer Premise Equipment.

CSU/DSU....................  Channel Service Unit/Digital Service Unit. A device used to terminate telephone company equipment and prepare data for router interface.

DNS........................  Domain Name Server.

DS-3 or T-3................  A data communications circuit capable of transmitting data at 45 Mbps. Equivalent to 28 T-1's of data capacity. Currently used only by businesses/institutions and carriers for high end applications.

Ethernet...................  A common method of networking computers in a LAN.
                             Ethernet will handle about 10 Mbps and can be used with almost any kind of computer.

FDDI.......................  Fiber Distributed Data Interface. A standard for transmitting data on fiber-optic cables at a rate of 100 Mbps.

Firewall...................  A system placed between networks that filters data passing through it and prevents unauthorized traffic, thereby enhancing the security of the network.

Frame Relay................  An information transfer standard for relaying traffic based on an address contained in the six-byte header of a variable length packet that is up to 2,106 bytes long.

Hertz......................  The dimensional unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hertz (abbreviated Hz) equals one cycle per second. KHz (KiloHertz) stands for thousands of Hertz; MHz (MegaHertz) stands for millions of Hertz; GHz (GigaHertz) stands for billions of Hertz.

Internet...................  A global collection of interconnected computer networks which use a specific communications protocol.

IP.........................  Internet Protocol. Network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

ISDN.......................  Integrated Services Digital Network. An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 Kbps.

ISPs.......................  Internet Service Providers. Companies formed to provide access to the Internet to consumers and business customers via local networks.

IXC........................  Interexchange Carrier. A telecommunications company that provides telecommunications services between local exchanges on an interstate or intrastate basis.

kbps.......................  Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

LAN........................  Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Leased Line................  Telecommunications line dedicated to a particular customer along predetermined routes.

LEC........................  Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges. LECs include both RBOCs and competitive local exchange carriers.

LMDS.......................  Local Multipoint Distribution Service. Two blocks of spectrum with total bandwidth of 1150 MHz and 150 MHz to be auctioned and used for various wireless services.

MAE-East...................  A major exchange point among ISPs, located in Falls
                             Church, Virginia.

MAE-West...................  A major exchange point among ISPs, located in Santa
                             Clara, California.

Mbps.......................  Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.

MMDS.......................  Microwave Multipoint Distribution Service.

Modem......................  A device for transmitting digital information over an analog telephone line.

MSAs.......................  Metropolitan Statistical Areas. A designation by the U.S. Census Bureau for Metropolitan areas with a central city or an urbanized area having a minimum population of 50,000 with a total metropolitan population of at least 100,000 and including all counties that have strong economic and social ties to the central city.

NAP........................  Network Access Point. A location at which ISPs exchange each other's traffic.

National Node..............  National network access point where IP traffic is exchanged between network links and where regional networks access the national network.

NOC........................  Network Operations Center. Facility where the
                             Company monitors and manages the Company's network.

OC-3.......................  A data communications circuit consisting of three
                             DS-3s capable of transmitting data at 155 Mbps.

Peering....................  The commercial practice under which ISPs exchange each other's traffic without the payment of settlement charges. Peering occurs at both public and private exchange points.

POP........................  Point of Presence. Telecommunications facility where the Company locates network equipment used to connect customers to its network backbone.

Proxy Server...............  A server that acts on behalf of one or more other servers, usually for screening, firewall, caching, or a combination of these purposes. Typically, a proxy server is used within a company to gather all Internet requests, forward them out to Internet servers, and then receive the responses and in turn forward them to the original requestor within the company.

Router.....................  Equipment placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

SMTP.......................  Simple Mail Transfer Protocol.

TCP/IP.....................  Transmission Control Protocol/Internet Protocol. A
                             suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

VPN........................  Virtual Private Network. A network capable of providing the tailored services of a private network (i.e. low latency, high throughput, security and customization) while maintaining the benefits of a public network (i.e. ubiquity and economies of scale).

WAN........................  Wide Area Network. A data communications network designed to interconnect personal computers, workstations, mini computers, file servers and other communications and computing devices across a broad geographic region.

Web Site...................  A server connected to the Internet from which
                             Internet users can obtain information.

World Wide Web
  or Web...................  A collection of computer systems supporting a communications protocol that permits multi-media presentation of information over the Internet.

xDSL.......................  A term referring to a variety of new Digital
                             Subscriber Line technologies. Some of these varieties are asymmetric with different data rates in the downstream and upstream directions. Others are symmetric. Downstream speeds range from 384 kbps (or "SDSL") to 1.5-8 Mbps (or "ASDL").

                                   VERIO INC.

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Financial Statements:
  Pro Forma Condensed Combined Balance Sheet as of June 30, 1998 (unaudited)..................................    F-3
  Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 1997 and the Six
    Months Ended June 30, 1998 (unaudited)....................................................................    F-6
  Notes to Pro Forma Condensed Combined Financial Statements (unaudited)......................................   F-10
Verio Inc. and Subsidiaries -- Consolidated Financial Statements:
  Independent Auditors' Report................................................................................   F-17
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited)..................   F-18
  Consolidated Statements of Operations for the Period from Inception (March 1, 1996) to December 31, 1996,
    the Year Ended December 31, 1997 and the Six Months Ended June 30, 1998 and 1997 (unaudited)..............   F-19
  Consolidated Statements of Stockholders' Deficit for the Period from Inception (March 1, 1996) to December
    31, 1996, the Year Ended December 31, 1997 and the Six Months Ended June 30, 1998 (unaudited).............   F-20
  Consolidated Statements of Cash Flows for the Period from Inception (March 1, 1996) to December 31, 1996,
    the Year Ended December 31, 1997 and the Six Months Ended June 30, 1998 and 1997 (unaudited)..............   F-21
  Notes to Consolidated Financial Statements..................................................................   F-22
On-Ramp Technologies, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................   F-37
  Balance Sheet as of July 31, 1996...........................................................................   F-38
  Statement of Operations for the Nine Months Ended July 31, 1996.............................................   F-39
  Statement of Stockholders' Deficit for the Nine Months Ended July 31, 1996..................................   F-40
  Statement of Cash Flows for the Nine Months Ended July 31, 1996.............................................   F-41
  Notes to Financial Statements...............................................................................   F-42
Global Enterprises Services -- Network Division -- Financial Statements:
  Independent Auditors' Report................................................................................   F-45
  Balance Sheets as of December 31, 1995 and 1996.............................................................   F-46
  Statements of Operations and Owner's Deficit for the Years Ended December 31, 1994, 1995, 1996 and Period
    Ended January 17, 1997....................................................................................   F-47
  Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996 and Period Ended January 17,
    1997......................................................................................................   F-48
  Notes to Financial Statements...............................................................................   F-49
Compute Intensive, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................   F-52
  Balance Sheets as of December 31, 1995 and 1996.............................................................   F-53
  Statements of Operations for the Years Ended December 31, 1995 and 1996 and Period Ended February 18,
    1997......................................................................................................   F-54
  Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1995 and 1996 and Period Ended
    February 18, 1997.........................................................................................   F-55
  Statements of Cash Flows for the Years Ended December 31, 1995 and 1996 and Period Ended February 18,
    1997......................................................................................................   F-56
  Notes to Financial Statements...............................................................................   F-57
NorthWestNet, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................   F-62
  Balance Sheets as of June 30, 1995 and 1996.................................................................   F-63
  Statements of Operations for the Year Ended June 30, 1995 and the Six Months Ended December 31, 1995 and Six
    Months Ended June 30, 1996 and the Eight Months Ended February 28, 1997...................................   F-64
  Statements of Stockholders' Equity and Fund Balance for the Year Ended June 30, 1995 and the Six Months
    Ended December 31, 1995 and Six Months Ended June 30, 1996 and the Eight Months Ended February 28, 1997...   F-65
  Statements of Cash Flows for the Year Ended June 30, 1995 the Six Months Ended December 31, 1995, and the
    Six Months Ended June 30, 1996 and the Eight Months Ended February 28, 1997...............................   F-66
  Notes to Financial Statements...............................................................................   F-67
Aimnet Corporation -- Financial Statements:
  Independent Auditors' Report................................................................................   F-74
  Balance Sheet as of March 31, 1997..........................................................................   F-75
  Statement of Operations for the Year Ended March 31, 1997 and Period Ended May 19, 1997.....................   F-76
  Statements of Stockholders' Equity for the Year Ended March 31, 1997 and Period Ended May 19, 1997..........   F-77
  Statements of Cash Flows for the Year Ended March 31, 1997 and Period Ended May 19, 1997....................   F-78
  Notes to Financial Statements...............................................................................   F-79
West Coast Online, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................   F-82
  Balance Sheet as of September 30, 1997......................................................................   F-83
  Statement of Operations and Accumulated Deficit for the Nine Months Ended September 30, 1997................   F-84
  Statement of Cash Flows for the Nine Months Ended September 30, 1997........................................   F-85
  Notes to Financial Statements...............................................................................   F-86
Clark Internet Services, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................   F-89
  Balance Sheet as of September 30, 1997......................................................................   F-90
  Statements of Operations and Retained Earnings for the Year Ended September 30, 1997 and Period Ended
    October 17, 1997..........................................................................................   F-91
  Statements of Cash Flows for the Year Ended September 30, 1997 and Period Ended October 17, 1997............   F-92
  Notes to Financial Statements...............................................................................   F-93
ATMnet -- Financial Statements:
  Independent Auditors' Report................................................................................   F-95
  Balance Sheets as of October 31, 1996 and 1997..............................................................   F-96
  Statements of Operations for the Years Ended October 31, 1996 and 1997......................................   F-97
  Statements of Stockholders' Deficit for the Years Ended October 31, 1996 and 1997...........................   F-98
  Statements of Cash Flows for the Years Ended October 31, 1996 and 1997......................................   F-99
  Notes to Financial Statements...............................................................................  F-100

Global Internet Network Services, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-104
  Balance Sheets as of December 31, 1996 and November 26, 1997................................................  F-105
  Statements of Operations for the Year Ended December 31, 1996 and the Period Ended November 26, 1997........  F-106
  Statements of Stockholders' Equity (Deficit) for the Year Ended December 31, 1996 and the Period Ended
    November 26, 1997.........................................................................................  F-107
  Statements of Cash Flows for the Year Ended December 31, 1996 and the Period Ended November 26, 1997........  F-108
  Notes to Financial Statements...............................................................................  F-109
Pennsylvania Research Partnership Network (PREPnet) -- Financial Statements:
  Independent Auditors' Report................................................................................  F-112
  Balance Sheets as of November 30, 1996 and 1997.............................................................  F-113
  Statements of Operations and Owner's Deficit for the Years Ended November 30, 1996 and 1997 and the Period
    Ended December 24, 1997...................................................................................  F-114
  Statements of Cash Flows for the Years Ended November 30, 1996 and 1997 and the Period Ended December 24,
    1997......................................................................................................  F-115
  Notes to Financial Statements...............................................................................  F-116
Monumental Network Systems, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-119
  Balance Sheets as of December 31, 1996 and 1997.............................................................  F-120
  Statements of Operations for the Years Ended December 31, 1996 and 1997.....................................  F-121
  Statements of Stockholders' Deficit for the Years Ended December 31, 1996 and 1997..........................  F-122
  Statements of Cash Flows for the Years Ended December 31, 1996 and 1997.....................................  F-123
  Notes to Financial Statements...............................................................................  F-124
Internet Servers, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-128
  Balance Sheets as of December 31, 1996 and 1997.............................................................  F-129
  Statements of Operations for the Period from Inception (August 23, 1995) to December 31, 1995 and Years
    Ended December 31, 1996 and 1997..........................................................................  F-130
  Statements of Stockholders' Equity for the Period from Inception (August 23, 1995) to December 31, 1995 and
    Years ended December 31, 1996 and 1997....................................................................  F-131
  Statements of Cash Flows for the Period from Inception (August 23, 1995) to December 31, 1995 and Years
    Ended December 31, 1996 and 1997..........................................................................  F-132
  Notes to Financial Statements...............................................................................  F-133
NSNet, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-136
  Balance Sheets as of December 31, 1996 and 1997.............................................................  F-137
  Statements of Operations for the Years Ended December 31, 1996 and 1997.....................................  F-138
  Statements of Owner's and Stockholder's Equity for the Years Ended December 31, 1996 and 1997...............  F-139
  Statements of Cash Flows for the Years Ended December 31, 1996 and 1997.....................................  F-140
  Notes to Financial Statements...............................................................................  F-141
Access One, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-144
  Balance Sheet as of December 31, 1997.......................................................................  F-145
  Statement of Operations and Accumulated Deficit for the Year Ended December 31, 1997........................  F-146
  Statement of Cash Flows for the Year Ended December 31, 1997................................................  F-147
  Notes to Financial Statements...............................................................................  F-148
STARnet, L.L.C. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-152
  Balance Sheet as of December 31, 1997.......................................................................  F-153
  Statement of Operations for the Year Ended December 31, 1997................................................  F-154
  Statement of Members' Equity for the Year Ended December 31, 1997...........................................  F-155
  Statement of Cash Flows for the Year Ended December 31, 1997................................................  F-156
  Notes to Financial Statements...............................................................................  F-157
Computing Engineers Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-159
  Balance Sheets as of December 31, 1996 and 1997.............................................................  F-160
  Statements of Operations for the Years Ended December 31, 1996 and 1997.....................................  F-161
  Statements of Stockholders' Equity for the Years Ended December 31, 1996 and 1997...........................  F-162
  Statements of Cash Flows for the Years Ended December 31, 1996 and 1997.....................................  F-163
  Notes to Financial Statements...............................................................................  F-164
LI Net, Inc. -- Financial Statements:
  Independent Auditors' Report................................................................................  F-166
  Balance Sheets as of April 30, 1997 and January 31, 1998....................................................  F-167
  Statements of Operations for the Years Ended April 30, 1996 and 1997 and the Nine Months Ended January 31,
    1998......................................................................................................  F-168
  Statements of Stockholders' Equity (Deficit) for the Years Ended April 30, 1996 and 1997 and the Nine Months
    Ended January 31, 1998....................................................................................  F-169
  Statements of Cash Flows for the Years Ended April 30, 1996 and 1997 and the Nine Months Ended January 31,
    1998......................................................................................................  F-170
  Notes to Financial Statements...............................................................................  F-171
Hiway Technologies, Inc. and Subsidiaries -- Financial Statements:
  Report of Independent Accountants...........................................................................  F-175
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited)..................  F-177
  Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997 and the Six
    Months Ended June 30, 1998 and 1997 (unaudited)...........................................................  F-178
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1995, 1996 and 1997 and Six
    Months Ended June 30, 1998 (unaudited)....................................................................  F-179
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 and the Six
    Months Ended June 30, 1998 and 1997 (unaudited)...........................................................  F-180
  Notes to Financial Statements...............................................................................  F-181

                                   VERIO INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     During the period from August 1, 1996 through June 30, 1998, Verio Inc. ("Verio" or the "Company") completed numerous business combinations, whereby the Company acquired newly authorized redeemable, convertible preferred stock, shares of common stock, or certain net assets of entities operating in the Internet industry (ISPs), and completed the Buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position (collectively, the "June 30, 1998 Completed Acquisitions"). Business combinations, which are acquisitions of a 100% ownership interest in the target business or of a majority ownership interest (upon conversion of the preferred shares to common stock) on a fully diluted basis, are accounted for using the purchase method of accounting. Acquisitions of minority interests represented by preferred stock are accounted for using the equity method of accounting, as described in Note 1 to the Consolidated Financial Statements. The June 30, 1998 Completed Acquisitions are described in Note A to the accompanying pro forma condensed combined financial statements. The Company also has completed the acquisitions of PacketWorks, Inc., MagicNet, Inc., TerraNet, Inc. and Smart.Connect (a division of FiberServices, Inc.) which were not considered to be significant and, accordingly, have not been included in the accompanying pro forma financial statements.


     In addition, subsequent to June 30, 1998, the Company completed the acquisition of the outstanding common stock of NTX, Inc. (TABNet) and entered into a definitive agreement to acquire the common stock of Best Internet Communications, Inc. d/b/a Hiway Technologies (Hiway) (the "TABNet and Hiway Acquisitions"). These acquisitions have been, or will be, accounted for using the purchase method of accounting. The TABNet and Hiway Acquisitions are also described in Note A to the pro forma condensed combined financial statements.



     While the Company now seeks to acquire 100% of new ISPs, the Company's early acquisition strategy was to rapidly build mass and scale by acquiring less than 100% of its ISPs. In each case where the Company acquired less than 100% of an ISP initially, it obtained the right to Buyout the remaining equity in the future at a price based on either agreed upon revenue multiples or the fair market value of the ISP. As part of its integration strategy, the Company has effected the Buyouts of all but one ISP in which it did not initially acquire a 100% interest, through the use of cash on hand and the issuance of equity. As of August 11, 1998, Verio has consummated the Buyout of the following fifteen ISPs; On-Ramp Technologies, Inc.; NorthWestNet, Inc.; National Knowledge Networks, Inc.; Access One, Inc.; Signet Partners, Inc.; Surf Network, Inc.; Pacific Rim Network, Inc.; Internet Engineering Associates, Inc.; AimNet Corporation; West Coast Online, Inc.; ServiceTech, Inc., Clark Internet Services, Inc., Compute Intensive Inc., Structured Network Systems, Inc. and Internet Online, Inc. With respect to the Buyout that has not yet been completed, the Company has contractual rights to effect this Buyout.



     The unaudited pro forma condensed combined balance sheet assumes that the TABNet and Hiway Acquisitions occurred on June 30, 1998 and includes the June 30, 1998 historical consolidated balance sheets of Verio, and TABNet and Hiway adjusted for the pro forma effects of these acquisitions. The assets and liabilities of the June 30, 1998 Completed Acquisitions, adjusted for the application of the purchase method of accounting, are included in the June 30, 1998 historical Verio consolidated balance sheet. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 assume that the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions had occurred on January 1, 1997 and include the historical consolidated statements of operations of Verio and the acquired businesses for the year ended December 31, 1997 (year ended March 31, 1998 for TABNet) and the six months ended June 30, 1998, adjusted for the pro forma effects of the acquisitions.


     The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1997 and are not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Verio, and certain acquired businesses, included herein.

     The Company is in the process of completing valuations of the assets acquired and liabilities assumed in connection with certain of the Company's more significant acquisitions. These valuations will be utilized in determining the final purchase accounting adjustments for these acquisitions. Accordingly, the purchase accounting adjustments reflected in the accompanying pro forma balance sheet will be revised and such revisions may be significant. Specifically, the Company expects to record charges to operations for in-process research and development relating to certain of the acquisitions and these charges, which will be recorded in the period of the acquisitions, also may be significant. The amount of these charges are not presently determinable.

                                   VERIO INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           JUNE 30, 1998 (UNAUDITED)
                              AMOUNTS IN THOUSANDS

                                     ASSETS


                                                                      PRO FORMA
                                     HISTORICAL         PRO FORMA     COMBINED-                   PRO FORMA    PRO FORMA
                                 -------------------   ADJUSTMENTS    VERIO AND     HISTORICAL   ADJUSTMENTS   COMBINED
                                   VERIO     TABNET     (NOTE C)        TABNET        HIWAY       (NOTE C)       VERIO
                                 ---------   -------   -----------   ------------   ----------   -----------   ---------
Current assets:
  Cash and cash equivalents....  $ 322,590   $    91    $(45,500)(1)   $277,181      $ 5,088      $(101,000)(2) $181,269
  Restricted cash and
     securities................     13,759       538          --         14,297           --             --       14,297
  Receivables, net.............     12,628     1,081          --         13,709        3,352             --       17,061
  Prepaid expenses and other...      5,663        46          --          5,709        1,205             --        6,914
                                 ---------   -------    --------       --------      -------      ---------     --------
          Total current
            assets.............    354,640     1,756     (45,500)       310,896        9,645       (101,000)     219,541
Investments in affiliates......      8,293        --          --          8,293          333             --        8,626
Restricted cash and
  securities...................      7,089        --          --          7,089           --             --        7,089
Equipment and leasehold
  improvements, net............     39,686       526          --         40,212       13,126             --       53,338
Other assets:
  Goodwill, net................    157,997        --      46,170 (1)    204,167           --        317,468 (2)  521,635
  Other, net...................     11,060        21          --         11,081        1,759             --       12,840
                                 ---------   -------    --------       --------      -------      ---------     --------
          Total assets.........  $ 578,765   $ 2,303    $    670       $581,738      $24,863      $ 216,468     $823,069
                                 =========   =======    ========       ========      =======      =========     ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable and accrued
     expenses..................  $  22,063   $ 1,068    $     --       $ 23,131      $ 3,139      $      --     $ 26,270
  Lines of credit, notes
     payable and current
     portion of long-term debt
     and capital lease
     obligations...............      5,090        --          --          5,090          398             --        5,488
  Deferred revenue.............      8,121     1,905          --         10,026        3,851             --       13,877
                                 ---------   -------    --------       --------      -------      ---------     --------
          Total current
            liabilities........     35,274     2,973          --         38,247        7,388             --       45,635
Long-term debt and capital
  lease obligations, less
  current portion..............    275,092        --          --        275,092        5,943             --      281,035
                                 ---------   -------    --------       --------      -------      ---------     --------
          Total liabilities....    310,366     2,973          --        313,339       13,331             --      326,670
Minority interests in
  subsidiaries.................         --                                                --
Stockholders' deficit:
  Common stock and additional
     paid-in capital...........    361,897     3,640      (3,640)(3)    361,897        8,155         (8,155)(3)  589,897
                                                                                                    228,000 (2)
  Warrants.....................     12,675        --          --         12,675           --             --       12,675
  Retained earnings
     (deficit).................   (106,173)   (4,310)      4,310 (3)   (106,173)       3,377         (3,377)(3) (106,173)
                                 ---------   -------    --------       --------      -------      ---------     --------
                                   268,399      (670)        670        268,399       11,532        216,468      496,399
                                 ---------   -------    --------       --------      -------      ---------     --------
          Total liabilities and
            stockholders'
            equity (deficit)...  $ 578,765   $ 2,303    $    670       $581,738      $24,863      $ 216,468     $823,069
                                 =========   =======    ========       ========      =======      =========     ========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                            PRO FORMA
                            COMBINED-
                            VERIO AND                                  PRO FORMA
                          JUNE 30, 1998                  PRO FORMA     COMBINED-                  PRO FORMA     PRO FORMA
                            COMPLETED      HISTORICAL   ADJUSTMENTS    VERIO AND    HISTORICAL   ADJUSTMENTS    COMBINED
                           ACQUISITIONS      TABNET      (NOTE C)       TABNET        HIWAY       (NOTE C)        VERIO
                          --------------   ----------   -----------   -----------   ----------   -----------   -----------
Revenue:
  Internet
    connectivity........   $    37,199      $    --     $       --    $    37,199    $ 3,703     $       --    $    40,902
  Enhanced services and
    other...............        18,564        5,106             --         23,670     14,807             --         38,477
                           -----------      -------     -----------   -----------    -------     ----------    -----------
        Total revenue...        55,763        5,106             --         60,869     18,510             --         79,379
                           -----------      -------     -----------   -----------    -------     ----------    -----------
Costs and expenses:
  Internet services
    operating costs.....        24,746          985             --         25,731      4,372             --         30,103
  Selling, general and
    administrative and
    other...............        49,911        4,138             --         54,049     10,334             --         64,383
  Stock option related
    compensation and
    severance costs.....         2,001        3,640             --          5,641         --             --          5,641
  Depreciation and
    amortization........        16,844           76          2,310(6)      19,230      1,139         15,873(6)      36,242
                           -----------      -------     -----------   -----------    -------     ----------    -----------
        Total costs and
          expenses......        93,502        8,839          2,310        104,651     15,845         15,873        136,369
                           -----------      -------     -----------   -----------    -------     ----------    -----------
    Loss from
      operations........       (37,739)      (3,733)        (2,310)       (43,782)     2,665        (15,873)       (56,990)
Other income (expense):
  Interest income.......         5,230            3             --          5,233         --             --          5,233
  Interest expense......       (14,319)          --             --        (14,319)      (566)            --        (14,885)
                           -----------      -------     -----------   -----------    -------     ----------    -----------
    Loss before minority
      interests, income
      taxes, and
      extraordinary
      item..............       (46,828)      (3,730)        (2,310)       (52,868)     2,099        (15,873)       (66,642)
Minority interests......           184           --             --            184         --             --            184
Income taxes............            --           --             --             --        (99)            99(8)          --
                           -----------      -------     -----------   -----------    -------     ----------    -----------
Loss before
  extraordinary item....   $   (46,644)     $(3,730)    $   (2,310)   $   (52,684)   $ 2,000     $  (15,774)   $   (66,458)
                           ===========      =======     ===========   ===========    =======     ==========    ===========
Weighted average shares
  outstanding -- basic
  and diluted...........    11,500,769                                 11,500,769                 8,670,000(9)  20,170,769
                           ===========                                ===========                ==========    ===========
Loss per common share
  before extraordinary
  item -- basic and
  diluted...............   $     (4.06)                               $     (4.58)                             $     (3.29)
                           ===========                                ===========                              ===========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA


                                                            HISTORICAL                             PRO FORMA
                                                     -------------------------                     COMBINED-
                                                                 JUNE 30, 1998                     VERIO AND
                                                                   COMPLETED      PRO FORMA      JUNE 30, 1998
                                                                 ACQUISITIONS    ADJUSTMENTS       COMPLETED
                                                       VERIO       (NOTE B)       (NOTE C)       ACQUISITIONS
                                                     ---------   -------------   -----------     -------------
Revenue:
  Internet connectivity............................  $  32,430      $4,769       $        --     $     37,199
  Enhanced services and other......................     17,309       1,397              (142)(4)       18,564
                                                     ---------      ------       -----------     ------------
         Total revenue.............................     49,739       6,166              (142)          55,763
                                                     ---------      ------       -----------     ------------
Costs and expenses:
  Internet services operating costs................     22,854       1,974               (82)(4)       24,746
  Selling, general and administrative and other....     45,850       4,121               (60)(4)       49,911
  Stock option related compensation and severance
    costs..........................................      2,001          --                --            2,001
  Depreciation and amortization....................     15,079         302             1,463 (5)       16,844
                                                     ---------      ------       -----------     ------------
         Total costs and expenses..................     85,784       6,397             1,321           93,502
                                                     ---------      ------       -----------     ------------
    Loss from operations...........................    (36,045)       (231)           (1,463)         (37,739)
Other income (expense):
  Interest income..................................      5,217          13                --            5,230
  Interest expense.................................    (14,228)        (91)               --          (14,319)
                                                     ---------      ------       -----------     ------------
    Loss before minority interests, income taxes,
      and extraordinary item.......................    (45,056)       (309)           (1,463)         (46,828)
Minority interests.................................        545          --              (361)(7)          184
Income taxes.......................................         --         (57)               57 (8)           --
                                                     ---------      ------       -----------     ------------
    Loss before extraordinary item.................    (44,511)       (366)           (1,767)         (46,644)
Accretion of preferred stock to liquidation
  value............................................        (87)         --                87 (3)           --
                                                     ---------      ------       -----------     ------------
Loss attributable to common stockholders before
  extraordinary item...............................  $ (44,598)     $ (366)      $    (1,680)    $    (46,644)
                                                     =========      ======       ===========     ============
Weighted average shares outstanding -- basic and
  diluted..........................................  9,800,769                     1,700,000 (9)   11,500,769
                                                     =========                   ===========     ============
Loss per common share before extraordinary
  item -- basic and diluted........................  $   (4.55)                                  $      (4.06)
                                                     =========                                   ============

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA


                         PRO FORMA
                        COMBINED --
                         VERIO AND                                  PRO FORMA
                       JUNE 30, 1998                 PRO FORMA     COMBINED --                 PRO FORMA     PRO FORMA
                         COMPLETED     HISTORICAL   ADJUSTMENTS     VERIO AND    HISTORICAL   ADJUSTMENTS     COMBINED
                        ACQUISITION      TABNET      (NOTE C)        TABNET        HIWAY       (NOTE C)        VERIO
                       -------------   ----------   -----------    -----------   ----------   -----------    ----------
Revenue:
  Internet
    connectivity.....   $    63,055      $   --       $    --       $  63,055     $ 7,231      $      --     $   70,286
  Enhanced services
    and other........        25,210       4,944            --          30,154      18,954             --         49,108
                        -----------      ------       -------       ---------     -------      ---------     ----------
         Total
           revenue...        88,265       4,944            --          93,209      26,185             --        119,394
                        -----------      ------       -------       ---------     -------      ---------     ----------
Costs and expenses:
  Internet services
    operating
    costs............        38,145       1,006            --          39,151       5,842             --         44,993
  Selling, general
    and
    administrative
    and other........        82,070       4,192            --          86,262      14,101             --        100,363
  Depreciation and
    amortization.....        25,911          86         4,617 (6)      30,614       1,371         31,747 (6)     63,732
                        -----------      ------       -------       ---------     -------      ---------     ----------
         Total costs
           and
          expenses...       146,126       5,284         4,617         156,027      21,314         31,747        209,088
                        -----------      ------       -------       ---------     -------      ---------     ----------
    Loss from
      operations.....       (57,861)       (340)       (4,617)        (62,818)      4,871        (31,747)       (89,694)
Other income
  (expense):
  Interest income....         6,147           6            --           6,153          67             --          6,220
  Interest expense...       (12,417)         --            --         (12,417)       (142)            --        (12,559)
                        -----------      ------       -------       ---------     -------      ---------     ----------
    Loss before
      income taxes...       (64,131)       (334)       (4,617)        (69,082)      4,796        (31,747)       (96,033)
Income taxes.........            --          --            --              --        (361)           361 (8)         --
                        -----------      ------       -------       ---------     -------      ---------     ----------
Net loss.............   $   (64,131)     $ (334)      $(4,617)      $ (69,082)    $ 4,435      $ (31,386)    $  (96,033)
                        ===========      ======       =======       =========     =======      =========     ==========
Weighted average
  shares
 outstanding -- basic
  and diluted........     2,844,685                                 2,844,685                  8,670,000 (9) 11,514,685
                        ===========                                 =========                                ==========
Loss per common
  share -- basic and
  diluted............   $    (22.54)                                $  (24.28)                               $    (8.34)
                        ===========                                 =========                                ==========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA


                                                    HISTORICAL                            PRO FORMA
                                             -------------------------                    COMBINED-
                                                            JUNE 30,                      VERIO AND
                                                              1998                         JUNE 30,
                                                           COMPLETED      PRO FORMA          1998
                                                          ACQUISITIONS   ADJUSTMENTS      COMPLETED
                                               VERIO        (NOTE B)      (NOTE C)       ACQUISITIONS
                                             ----------   ------------   -----------     ------------
Revenue:
  Internet connectivity....................  $   23,476     $39,677      $      (98)(4)   $   63,055
  Enhanced services and other..............      12,216      12,994              --           25,210
                                             ----------     -------      ----------       ----------
          Total revenue....................      35,692      52,671             (98)          88,265
                                             ----------     -------      ----------       ----------
Costs and expenses:
  Internet services operating costs........      15,974      22,247             (76)(4)       38,145
  Selling, general and administrative and
     other.................................      49,383      32,687              --           82,070
  Depreciation and amortization............      10,624       3,257          12,030 (5)       25,911
                                             ----------     -------      ----------       ----------
          Total costs and expenses.........      75,981      58,191          11,954          146,126
                                             ----------     -------      ----------       ----------
     Loss from operations..................     (40,289)     (5,520)        (12,052)         (57,861)
Other income (expense):
  Interest income..........................       6,080          67              --            6,147
  Interest expense.........................     (11,826)       (591)             --          (12,417)
  Equity in losses of affiliates...........      (1,958)         --           1,958 (7)           --
                                             ----------     -------      ----------       ----------
     Loss before minority interests and
       income taxes........................     (47,993)     (6,044)        (10,094)         (64,131)
Minority interests.........................       1,924          --          (1,924)(7)           --
Income taxes...............................          --      (1,247)          1,247 (8)           --
                                             ----------     -------      ----------       ----------
          Net loss.........................     (46,069)     (7,291)        (10,771)         (64,131)
Accretion of preferred stock to liquidation
  value....................................        (260)         --             260 (3)           --
                                             ----------     -------      ----------       ----------
Net loss attributable to common
  stockholders.............................  $  (46,329)    $(7,291)     $  (10,511)      $  (64,131)
                                             ==========     =======      ==========       ==========
Weighted average shares outstanding --basic
  and diluted..............................   1,144,685                   1,700,000 (9)    2,844,685
                                             ==========                  ==========       ==========
Loss per common share -- basic and
  diluted..................................  $   (40.47)                                  $   (22.54)
                                             ==========                                   ==========

                                   VERIO INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(A) BASIS OF PRESENTATION

     During the period from inception (March 1, 1996) to June 30, 1998, Verio completed numerous business combinations, and completed the Buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position. In addition, subsequent to June 30, 1998, the Company completed the acquisition of TABNet and entered into a definitive agreement to acquire Hiway. All of the acquisitions have been or will be accounted for using the purchase method of accounting. Summary information regarding substantially all of the June 30, 1998 Completed Acquisitions and the TABNet and Hiway Acquisitions is as follows:

                                                                                      CONSIDERATION
                                                                             --------------------------------
                                                                                        PREFERRED
             JUNE 30, 1998                                      OWNERSHIP    CASH AND   OR COMMON
         COMPLETED ACQUISITIONS           ACQUISITION DATE(S)   PERCENTAGE    NOTES      STOCK(B)    TOTAL(C)
         ----------------------           -------------------   ----------   --------   ----------   --------
                                                                                      (IN THOUSANDS)
On-Ramp Technologies, Inc. .............  August 1, 1996            51%
                                          October 4, 1996            4%
                                          February 26, 1998         45%      $ 13,639    $  6,985    $ 20,624
National Knowledge Networks, Inc. ......  August 2, 1996            26%
                                          November 7, 1997          15%
                                          February 27, 1998         59%         2,991          --       2,991
RAINet, Inc. ...........................  August 2, 1996           100%         2,000          --       2,000
Access One, Inc.........................  December 12, 1996         20%
                                          February 27, 1998         80%         6,107          --       6,107
CCnet, Inc. ............................  December 19, 1996        100%         1,800          --       1,800
Signet Partners, Inc. ..................  December 19, 1996         25%
                                          November 20, 1997         16%
                                          February 26, 1998         59%         1,459       1,283       2,742
Global Enterprise Services -- Network
  Division..............................  January 17, 1997         100%         2,350          --       2,350
Surf Network, Inc. .....................  January 31, 1997          25%
                                          December 22, 1997         75%           603          --         603
Pacific Rim Network, Inc. ..............  February 4, 1997          27%
                                          February 16, 1998         73%           880          --         880
Pioneer Global Telecommunications,
  Inc. .................................  February 6, 1997         100%         1,011          --       1,011
Compute Intensive Inc. .................  February 18, 1997         55%
                                          April 24, 1998            45%         7,505      11,655      19,160
NorthWestNet, Inc. .....................  February 28, 1997         85%
                                          March 6, 1998             15%        12,330       1,937      14,267
Internet Engineering Associates,
  Inc. .................................  March 4, 1997             20%
                                          February 25, 1998         80%           207       1,607       1,814
Internet Online, Inc. ..................  March 5, 1997             36%         1,050          --       1,050
Structured Network Systems, Inc. .......  March 6, 1997             20%
                                          April 16, 1998            80%         1,400          --       1,400

                                   VERIO INC.

                                                                                      CONSIDERATION
                                                                             --------------------------------
                                                                                        PREFERRED
             JUNE 30, 1998                                      OWNERSHIP    CASH AND   OR COMMON
         COMPLETED ACQUISITIONS           ACQUISITION DATE(S)   PERCENTAGE    NOTES      STOCK(B)    TOTAL(C)
         ----------------------           -------------------   ----------   --------   ----------   --------
                                                                                      (IN THOUSANDS)
RustNet, Inc. ..........................  March 14, 1997           100%         1,703          --       1,703
AimNet Corporation......................  May 19, 1997              55%
                                          September 22, 1997        45%         7,613          --       7,613
West Coast Online, Inc. ................  July 26, 1996             20%
                                          April 29, 1997            12%
                                          September 30, 1997        68%         2,000          --       2,000
ServiceTech, Inc. ......................  August 1, 1997            40%
                                          December 31, 1997         60%         2,055          --       2,055
Branch Information Services, Inc. ......  September 17, 1997       100%         1,687          --       1,687
Communique, Inc. .......................  October 2, 1997          100%         3,000          --       3,000
Clark Internet Services, Inc. ..........  October 17, 1997          51%
                                          February 25, 1998         49%         3,952       3,431       7,383
ATMnet..................................  November 5, 1997         100%         5,522          --       5,522
Global Internet Network Services,
  Inc. .................................  December 1, 1997         100%         6,000          --       6,000
Sesquinet...............................  December 24, 1997        100%(a)        732          --         732
PREPnet.................................  December 24, 1997        100%         1,405          --       1,405
Monumental Network Systems, Inc. .......  December 31, 1997        100%         3,962          --       3,962
Internet Servers, Inc. .................  December 31, 1997        100%         9,800      10,200      20,000
NSNet, Inc. ............................  February 27, 1998        100%         1,896       1,765       3,661
LI Net, Inc. ...........................  April 9, 1998            100%         6,500          --       6,500
STARnet, L.L.C. ........................  April 14, 1998           100%         3,500          --       3,500
Computing Engineers Inc. ...............  April 15, 1998           100%         9,000          --       9,000
Florida Internet Corporation............  April 15, 1998           100%         2,200          --       2,200
Matrix Online Media, Inc. ..............  May 5, 1998              100%         4,000          --       4,000
                                                                                                     --------
         Total..........................                                                             $170,722
                                                                                                     ========
TABNet..................................  July 7, 1998             100%        45,500          --    $ 45,500
                                                                                                     ========
Hiway Technologies, Inc. ...............          --               100%       101,000     228,000    $329,000
                                                                                                     ========


---------------

     The total consideration, exclusive of acquisition costs, for the above acquisitions has been allocated as follows:

                                   VERIO INC.

                                               JUNE 30,
                                                 1998
                                              COMPLETED
                                             ACQUISITIONS    TABNET      HIWAY
                                             ------------    -------    --------
Equipment..................................    $ 17,771      $   526    $ 13,126
Goodwill...................................     154,910       46,170     317,468
Net current liabilities....................      (3,009)      (1,196)     (1,594)
Investment in Internet Online, Inc. .......       1,050           --          --
                                               --------      -------    --------
          Total............................    $170,722      $45,500    $329,000
                                               ========      =======    ========

(a)  Assets of this entity were purchased by On-Ramp Technologies, Inc.

(b) Represents shares of Series D-1 Preferred Stock valued at $15 per share prior to February 28, 1998 or $22 per share after February 28, 1998. For NorthWestNet, Inc., the amount represents options to purchase Preferred Stock at $15 per share. Such per share values were determined by the Company's Board of Directors based on comparable valuations of private and public companies, methodologies based on multiples of revenue and discounted cash flows, and arms-length negotiated values.

(c)  Total consideration does not include acquisition costs.

     The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 1998 includes historical balances of Verio and the businesses acquired adjusted for the pro forma effects of substantially all of the acquisitions completed through August 11, 1998, including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates. All acquisitions are assumed to have been completed for cash, debt or the issuance of preferred or common stock of Verio. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 include the historical results of operations of Verio and the businesses acquired, including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates, adjusted for the pro forma effects of the acquisitions.

                                   VERIO INC.

(B) HISTORICAL CONDENSED STATEMENTS OF OPERATIONS INFORMATION -- JUNE 30, 1998 COMPLETED ACQUISITIONS

     Historical condensed statement of operations information for the June 30, 1998 Completed Acquisitions for the year ended December 31, 1997 including the periods from January 1, 1997 to the dates of consolidation is as follows:

                                                                                           PIONEER GLOBAL
                                  AIMNET      RUSTNET,            COMPUTE    NORTHWEST   TELECOMMUNICATIONS,    WEST COAST
 YEAR ENDED DECEMBER 31, 1997   CORPORATION     INC.      GES    INTENSIVE      NET             INC.           ONLINE, INC.
 ----------------------------   -----------   --------   -----   ---------   ---------   -------------------   ------------
Revenue:
  Internet connectivity.......    $1,068       $ 310     $ 112     $ 468      $  709            $ 62              $1,192
  Enhanced services and
    other.....................       101          69        --       326         351               7                 457
                                  ------       -----     -----     -----      ------            ----              ------
        Total revenue.........     1,169         379       112       794       1,060              69               1,649
Operating costs and expenses:
  Internet services operating
    costs.....................       444         147        94       301         113              33                 735
  Selling, general and
    administrative and
    other.....................       978         319       133       673       1,661              37                 981
  Depreciation and
    amortization..............       248          17        --        16         136               4                  77
                                  ------       -----     -----     -----      ------            ----              ------
        Total costs and
          expenses............     1,670         483       227       990       1,910              74               1,793
                                  ------       -----     -----     -----      ------            ----              ------
  Earnings (loss) from
    operations................      (501)       (104)     (115)     (196)       (850)             (5)               (144)
Interest income...............         8                                                          --                  --
Interest expense..............        --          (8)       --        (8)         --              (2)                 --
                                  ------       -----     -----     -----      ------            ----              ------
    Earnings (loss) before
      income taxes............      (493)       (112)     (115)     (204)       (850)             (7)               (144)
Income taxes..................        --          --        --        --         118              (5)                 --
                                  ------       -----     -----     -----      ------            ----              ------
        Net earnings (loss)...    $ (493)      $(112)    $(115)    $(204)     $ (732)           $(12)             $ (144)
                                  ======       =====     =====     =====      ======            ====              ======

                                    BRANCH
                                 INFORMATION
 YEAR ENDED DECEMBER 31, 1997   SERVICES, INC.
 ----------------------------   --------------
Revenue:
  Internet connectivity.......       $588
  Enhanced services and
    other.....................         84
                                     ----
        Total revenue.........        672
Operating costs and expenses:
  Internet services operating
    costs.....................         84
  Selling, general and
    administrative and
    other.....................        298
  Depreciation and
    amortization..............          2
                                     ----
        Total costs and
          expenses............        384
                                     ----
  Earnings (loss) from
    operations................        288
Interest income...............         --
Interest expense..............         --
                                     ----
    Earnings (loss) before
      income taxes............        288
Income taxes..................       (101)
                                     ----
        Net earnings (loss)...       $187
                                     ====

                                                                                                         GLOBAL
                                                             CLARK                                      INTERNET
                                                           INTERNET      SURF                            NETWORK
                                             COMMUNIQUE,   SERVICES,   NETWORK,                         SERVICES,
                                                INC.         INC.        INC.     SESQUINET   ATMNET      INC.      PREPNET
                                             -----------   ---------   --------   ---------   -------   ---------   -------
Revenue
  Internet connectivity....................    $1,454       $2,582      $  585     $1,124     $2,754     $2,501     $2,026
  Enhanced services and other..............       764          562         190         --         73      1,284        121
                                               ------       ------      ------     ------     -------    ------     ------
        Total revenue......................     2,218        3,144         775      1,124      2,827      3,785      2,147
Operating costs and expenses:
  Internet services operating costs........       690        1,394         431        538      2,976      2,679        793
  Selling, general and administrative and
    other..................................     1,159        1,784         981        367      1,786      1,019        773
  Depreciation and amortization............         5          116          76         54         40        280        121
                                               ------       ------      ------     ------     -------    ------     ------
    Total costs and expenses...............     1,854        3,294       1,488        959      4,802      3,978      1,687
                                               ------       ------      ------     ------     -------    ------     ------
    Earnings (loss) from operations........       364         (150)       (713)       165     (1,975)      (193)       460
Interest income............................        --            2          --         --         --         --         --
Interest expense...........................        --          (25)        (33)        --       (171)        (8)       (11)
                                               ------       ------      ------     ------     -------    ------     ------
    Earnings (loss) before income taxes....       364         (173)       (746)       165     (2,146)      (201)       449
Income taxes...............................      (127)          --          --        (58)        --         --       (171)
                                               ------       ------      ------     ------     -------    ------     ------
        Net earnings (loss)................    $  237       $ (173)     $ (746)    $  107     $(2,146)   $ (201)    $  278
                                               ======       ======      ======     ======     =======    ======     ======

                                   VERIO INC.

                                                                                                       INTERNET
                                            INTERNET   SERVICE    PACIFIC RIM     SIGNET              ENGINEERING    STRUCTURED
                              MONUMENTAL,   SERVERS,    TECH,      NETWORK,      PARTNERS,   NSNET,   ASSOCIATES,      NETWORK
                                 INC.         INC.      INC.         INC.          INC.       INC.       INC.       SYSTEMS, INC.
                              -----------   --------   -------   -------------   ---------   ------   -----------   -------------
Revenue:
  Internet connectivity.....    $2,425       $  704    $ 1,536       $ 472        $1,133     $1,832     $  831          $ 859
  Enhanced services and
    other...................        47        3,688        627         337           518         15        303             27
                                ------       ------    -------       -----        ------     ------     ------          -----
      Total revenue.........     2,472        4,392      2,163         809         1,651      1,847      1,134            886
Operating costs and
  expenses:
  Internet services
    operating costs.........     1,162          536      1,229         385           336        471        323            473
  Selling, general and
    administrative and
    other...................     1,757        2,006      1,814         674         1,977        939        678            511
  Depreciation and
    amortization............       172          260        197          69            10        126         63             --
                                ------       ------    -------       -----        ------     ------     ------          -----
      Total costs and
         expenses...........     3,091        2,802      3,240       1,128         2,323      1,536      1,064            984
                                ------       ------    -------       -----        ------     ------     ------          -----
    Earnings (loss) from
      operations............      (619)       1,590     (1,077)       (319)         (672)       311         70            (98)
Interest income.............        --           26         --          --            --         --         14             --
Interest expense............       (16)          --        (42)        (15)           (5)        (6)        --            (17)
                                ------       ------    -------       -----        ------     ------     ------          -----
    Earnings (loss) before
      income taxes..........      (635)       1,616     (1,119)       (334)         (677)       305         84           (115)
Income taxes................        --         (602)        33         (15)           --       (116)       (29)            --
                                ------       ------    -------       -----        ------     ------     ------          -----
      Net earnings (loss)...    $ (635)      $1,014    $(1,086)      $(349)       $ (677)    $  189     $   55          $(115)
                                ======       ======    =======       =====        ======     ======     ======          =====

                                    NATIONAL
                                    KNOWLEDGE                 FLORIDA     COMPUTING                MATRIX
                       ACCESSONE,   NETWORKS,      LI        INTERNET     ENGINEERS   STARNET,     ONLINE
                          INC.        INC.      NET, INC.   CORPORATION     INC.       L.L.C.    MEDIA, INC.    TOTAL
                       ----------   ---------   ---------   -----------   ---------   --------   -----------   -------
Revenue:
  Internet
    connectivity.....    $2,484      $1,169      $1,907       $1,172       $3,322      $1,202      $1,094      $39,677
  Enhanced services
    and other........     1,035         234         120          264          758         399         233       12,994
                         ------      ------      ------       ------       ------      ------      ------      -------
      Total
         revenue.....     3,519       1,403       2,027        1,436        4,080       1,601       1,327       52,671
Operating costs and
  expenses:
  Internet services
    operating
    costs............     1,510         669         792          773        1,026         717         393       22,247
  Selling, general
    and
    administrative
    and other........     2,251       1,282       1,573          578        2,341         570         787       32,687
  Depreciation and
    amortization.....       245          55         135          121          329         156         127        3,257
                         ------      ------      ------       ------       ------      ------      ------      -------
      Total costs and
         expenses....     4,006       2,006       2,500        1,472        3,696       1,443       1,307       58,191
                         ------      ------      ------       ------       ------      ------      ------      -------
    Earnings (loss)
      from
      operations.....      (487)       (603)       (473)         (36)         384         158          20       (5,520)
Interest income......        --           6          --           --           --           9           2           67
Interest expense.....       (26)        (26)        (39)         (12)         (96)         (6)        (19)        (591)
                         ------      ------      ------       ------       ------      ------      ------      -------
    Earnings (loss)
      before income
      taxes..........      (513)       (623)       (512)         (48)         288         161           3       (6,044)
Income taxes.........        --          (3)         --           --         (110)        (61)         --       (1,247)
                         ------      ------      ------       ------       ------      ------      ------      -------
      Net earnings
         (loss)......    $ (513)     $ (626)     $ (512)      $  (48)      $  178      $  100      $    3      $(7,291)
                         ======      ======      ======       ======       ======      ======      ======      =======

                                   VERIO INC.

     Historical condensed statement of operations information for the June 30, 1998 Completed Acquisitions for the six months ended June 30, 1998 including the periods from January 1, 1998 to the dates of consolidation is as follows:

                                                                                INTERNET
                                           PACIFIC RIM     SIGNET              ENGINEERING    STRUCTURED
                                            NETWORK,      PARTNERS,   NSNET,   ASSOCIATES,      NETWORK      ACCESSONE,
     SIX MONTHS ENDED JUNE 30, 1998           INC.          INC.       INC.       INC.       SYSTEMS, INC.      INC.
     ------------------------------       -------------   ---------   ------   -----------   -------------   ----------
Revenue:
  Internet connectivity.................      $ 73          $122       $275       $152           $318          $ 643
  Enhanced services and other...........        31            50         75         41             25            108
                                              ----          ----       ----       ----           ----          -----
      Total revenue.....................       104           172        350        193            343            751
Operating costs and expenses:
  Internet services operating costs.....        43            45        126         61            178            268
  Selling, general and administrative
    and other...........................        88           142        287        124            240            535
  Depreciation and amortization.........        10             4         27         13              7             53
                                              ----          ----       ----       ----           ----          -----
      Total costs and expenses..........       141           191        440        198            425            856
                                              ----          ----       ----       ----           ----          -----
    Earnings (loss) from operations.....       (37)          (19)       (90)        (5)           (82)          (105)
Interest income.........................        --            --         --          1              2             --
Interest expense........................        (2)           (1)        --         --             (2)           (11)
                                              ----          ----       ----       ----           ----          -----
    Earnings (loss) before income
      taxes.............................       (39)          (20)       (90)        (4)           (82)          (116)
Income taxes............................        --            --         --         --             --             --
                                              ----          ----       ----       ----           ----          -----
      Net earnings (loss)...............      $(39)         $(20)      $(90)      $ (4)          $(82)         $(116)
                                              ====          ====       ====       ====           ====          =====

                                 NATIONAL
                                 KNOWLEDGE                 FLORIDA     COMPUTING                MATRIX
                                 NETWORKS,      LI        INTERNET     ENGINEERS   STARNET,     ONLINE
                                   INC.      NET, INC.   CORPORATION     INC.       L.L.C.    MEDIA, INC.   TOTAL
                                 ---------   ---------   -----------   ---------   --------   -----------   ------
Revenue:
  Internet connectivity........    $265        $554         $435        $  914       $472        $546       $4,769
  Enhanced services and
    other......................      68         147          180           491         26         155        1,397
                                   ----        ----         ----        ------       ----        ----       ------
      Total revenue............     333         701          615         1,405        498         701        6,166
Operating costs and expenses:
  Internet services operating
    costs......................     147         299          158           373         89         187        1,974
  Selling, general and
    administrative and other...     246         408          415           873        326         437        4,121
  Depreciation and
    amortization...............       9          39           27            54         15          44          302
                                   ----        ----         ----        ------       ----        ----       ------
      Total costs and
         expenses..............     402         746          600         1,300        430         668        6,397
                                   ----        ----         ----        ------       ----        ----       ------
    Earnings (loss) from
      operations...............     (69)        (45)          15           105         68          33         (231)
Interest income................      --          --           --             9         --           1           13
Interest expense...............      --         (34)          (3)          (20)        --         (18)         (91)
                                   ----        ----         ----        ------       ----        ----       ------
    Earnings (loss) before
      income taxes.............     (69)        (79)          12            94         68          16         (309)
Income taxes...................      --          --           (4)          (28)       (20)         (5)         (57)
                                   ----        ----         ----        ------       ----        ----       ------
      Net earnings (loss)......    $(69)       $(79)        $  8        $   66       $ 48        $ 11       $ (366)
                                   ====        ====         ====        ======       ====        ====       ======

                                   VERIO INC.

(C) PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the condensed combined balance sheet as of June 30, 1998 and the condensed combined statement of operations for the year ended December 31, 1997 and six months ended June 30, 1998. The purchase accounting adjustments relating to the June 30, 1998 Completed Acquisitions are included in the historical consolidated balance sheet of Verio as of June 30, 1998.

          (1) To reflect cash of $45,500,000 used in connection with the acquisition of TABNet, and the allocation of the excess purchase price to goodwill in the amount of $46,170,000. It is anticipated that the Company will record a charge to operations for in-process research and development in connection with the TABNet acquisition and such charge may be significant. However, such amount is not presently determinable.

          (2) To reflect cash of $101,000,000 and the issuance of 8,670,000 shares of common stock valued at approximately $228,000,000 in connection with the acquisition of Hiway, and the allocation of the excess purchase price to goodwill in the amount of $317,468,000. It is anticipated that the Company will record a charge to operations for in-process research and development in connection with the Hiway acquisition and such charge may be significant. However, such amount is not presently determinable.

          (3) To eliminate the equity accounts of the acquisitions and the accretion of preferred stock to liquidation value.

          (4) To eliminate intercompany revenue, expenses, receivables and payables.

          (5) To adjust amortization expense due to increase in carrying value of goodwill resulting from the June 30, 1998 Completed Acquisitions, using a ten-year life and additional amortization of goodwill on 1997 acquisitions for the period from January 1, 1997 through the date of acquisition as if the acquisitions had occurred as of January 1, 1997 and amortization of goodwill on 1998 acquisitions for the period from January 1, 1998 through the date of acquisition as if the acquisitions had occurred as of January 1, 1997.

          (6) To adjust amortization expense due to increase in carrying value of goodwill resulting from the TABNet and Hiway Acquisitions, using a ten-year life, as follows (in thousands):

                                                                                        SIX MONTHS
                                                                          YEAR ENDED      ENDED
                                                                         DECEMBER 31,    JUNE 30,
                                                                             1997          1998
                                                                         ------------   ----------
           TABNet......................................................    $ 4,617       $ 2,310
                                                                           =======       =======
           Hiway.......................................................    $31,747       $15,873
                                                                           =======       =======

          (7) To eliminate minority interests share of equity and equity in losses of affiliates upon acquisition of 100% ownership interests.

          (8) To eliminate income tax expense or benefit of acquired businesses due to consolidated net operating loss for the year ended December 31, 1997 and the six months ended June 30, 1998.

          (9) To reflect the issuance of 1,700,000 shares of common stock on an as converted basis for the June 30, 1998 Completed Acquisitions and the issuance of 8,670,000 shares of common stock in connection with the Hiway acquisition.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verio Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                          VERIO INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                                  DECEMBER 31,
                                                              --------------------     JUNE 30,
                                                                1996        1997         1998
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 66,467    $ 72,586     $ 322,590
  Restricted cash and securities (notes 3 and 4)............        --      21,015        13,759
  Receivables:
    Trade, net of allowance for doubtful accounts of $117,
     $1,233, and $1,967.....................................       611       7,565        12,628
    Affiliates..............................................       119         735            --
  Prepaid expenses and other................................       410       3,921         5,663
                                                              --------    --------     ---------
        Total current assets................................    67,607     105,822       354,640
Restricted cash and securities (notes 3 and 4)..............        --      19,539         7,089
Investments in affiliates, at cost (note 2).................     1,536       2,378         8,293
Equipment and leasehold improvements:
  Internet access and computer equipment....................     4,485      30,535        46,958
  Furniture, fixtures and computer software.................       220       3,301         4,594
  Leasehold improvements....................................       141       1,596         3,415
                                                              --------    --------     ---------
                                                                 4,846      35,432        54,967
  Less accumulated depreciation and amortization............      (359)     (7,219)      (15,281)
                                                              --------    --------     ---------
        Net equipment and leasehold improvements............     4,487      28,213        39,686
Other assets:
  Goodwill, net of accumulated amortization of $303, $3,595,
    and $9,865 (note 2).....................................     8,736      83,216       157,997
  Debt issuance costs, net of accumulated amortization of
    $330, and $764..........................................        --       4,858         8,387
  Organization costs and other, net.........................       262       2,445         2,673
                                                              --------    --------     ---------
        Total assets........................................  $ 82,628    $246,471     $ 578,765
                                                              ========    ========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  2,132    $  7,389     $   7,734
  Accrued expenses..........................................       931      11,401         9,134
  Accrued interest payable..................................        --         844         5,195
  Accrued preferred stock issuance costs....................     1,110          --            --
  Lines of credit, notes payable and current portion of
    long-term debt (note 3).................................     2,573       2,751         1,140
  Current portion of capital lease obligations (note 4).....        64       1,575         3,950
  Deferred revenue..........................................       659       7,177         8,121
                                                              --------    --------     ---------
        Total current liabilities...........................     7,469      31,137        35,274
Long-term debt, less current portion, net of discount (note
  3)........................................................        20     139,376       268,787
Capital lease obligations, less current portion (note 4)....        86       2,945         6,305
                                                              --------    --------     ---------
        Total liabilities...................................     7,575     173,458       310,366
                                                              --------    --------     ---------
Minority interests in subsidiaries (note 2).................     2,231       2,765            --
Redeemable preferred stock (converted to common stock in
  1998)(note 5):
  Series A, convertible, $.001 par value; 6,100,000 shares
    authorized; 6,033,333 shares issued and outstanding at
    December 31, 1996 and 1997..............................    18,078      18,080            --
  Series B, convertible, $.001 par value; 10,117,000 shares
    authorized; 10,000,000, 10,028,334, and 10,028,334
    shares issued and outstanding at December 31, 1996 and
    1997....................................................    58,799      59,193            --
  Series C, convertible, $.001 par value; 2,500,000 shares
    authorized; issued and outstanding at December 31,
    1997....................................................        --      19,976            --
                                                              --------    --------     ---------
                                                                76,877      97,249            --
                                                              --------    --------     ---------
Stockholders' equity (deficit) (note 6):
  Preferred stock, Series D-1, convertible, $.001 par value;
    3,000,000 shares authorized; 680,000 and 1,684,751
    shares issued and outstanding at December 31, 1997
    (converted to common stock in 1998)(note 5).............        --      10,200            --
  Common stock, $.001 par value; 125,000,000 shares
    authorized; 1,090,000, 1,254,533 and, 32,307,710 shares
    issued and outstanding at December 31, 1996 and 1997 and
    June 30, 1998...........................................         1           1            32
  Additional paid-in capital................................     1,089      14,272       374,540
  Accumulated deficit.......................................    (5,145)    (51,474)     (106,173)
                                                              --------    --------     ---------
        Total stockholders' equity (deficit)................    (4,055)    (27,001)      268,399
                                                              --------    --------     ---------
Commitments (notes 2, 4 and 5)
        Total liabilities and stockholders' equity
        (deficit)...........................................  $ 82,628    $246,471     $ 578,765
                                                              ========    ========     =========


          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 PERIOD FROM
                                                  INCEPTION           YEAR        SIX MONTHS ENDED
                                               (MARCH 1, 1996)       ENDED            JUNE 30,
                                               TO DECEMBER 31,    DECEMBER 31,   -------------------
                                                    1996              1997         1997       1998
                                              -----------------   ------------   --------   --------
                                                                                     (UNAUDITED)
Revenue:
  Internet connectivity:
     Dedicated..............................       $ 1,100          $ 16,383     $  5,806   $ 22,544
     Dial-up................................         1,139             7,093        2,670      9,886
  Enhanced services and other...............           126            12,216        4,187     17,309
                                                   -------          --------     --------   --------
          Total revenue.....................         2,365            35,692       12,663     49,739
Costs and expenses:
  Internet services operating costs.........           974            15,974        5,475     22,854
  Selling, general and administrative and
     other..................................         7,002            49,383       17,840     45,850
  Stock option related compensation and
     severance costs (note 6)...............            --                --           --      2,001
  Depreciation and amortization.............           669            10,624        3,794     15,079
                                                   -------          --------     --------   --------
          Total costs and expenses..........         8,645            75,981       27,109     85,784
                                                   -------          --------     --------   --------
          Loss from operations..............        (6,280)          (40,289)     (14,446)   (36,045)
Other income (expense):
  Interest income...........................           593             6,080        1,418      5,217
  Interest expense..........................          (115)          (11,826)        (592)   (14,228)
  Equity in losses of affiliates............            --            (1,958)      (1,154)        --
                                                   -------          --------     --------   --------
          Loss before minority interests and
            extraordinary item..............        (5,802)          (47,993)     (14,774)   (45,056)
Minority interests..........................           680             1,924          937        545
                                                   -------          --------     --------   --------
          Loss before extraordinary item....        (5,122)          (46,069)     (13,837)   (44,511)
Extraordinary item -- loss related to debt
  repurchase (note 3).......................            --                --           --    (10,101)
                                                   -------          --------     --------   --------
          Net loss..........................        (5,122)          (46,069)     (13,837)   (54,612)
Accretion of preferred stock to liquidation
  value.....................................           (23)             (260)        (114)       (87)
                                                   -------          --------     --------   --------
          Net loss attributable to common
            stockholders....................       $(5,145)         $(46,329)    $(13,951)  $(54,699)
                                                   =======          ========     ========   ========
Weighted average number of common shares
  outstanding -- basic and diluted..........           972             1,145        1,133      9,801
                                                   =======          ========     ========   ========
Loss per common share -- basic and diluted:
          Loss per common share before
            extraordinary item..............         (5.29)           (40.47)      (12.31)     (4.55)
          Extraordinary item................            --                --           --      (1.03)
                                                   -------          --------     --------   --------
          Loss per common share.............       $ (5.29)         $ (40.47)    $ (12.31)  $  (5.58)
                                                   =======          ========     ========   ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                     COMMON STOCK       ADDITIONAL
                                      PREFERRED   -------------------    PAID-IN     ACCUMULATED
                                        STOCK       SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                                      ---------   ----------   ------   ----------   -----------   --------
BALANCES AT INCEPTION................  $    --            --    $--      $     --     $      --    $     --
Issuance of common stock for cash....       --     1,090,000      1         1,089            --       1,090
Accretion of redeemable preferred
  stock to liquidation value.........       --            --     --            --           (23)        (23)
Net loss.............................       --            --     --            --        (5,122)     (5,122)
                                       -------    ----------    ---      --------     ---------    --------
BALANCES AT DECEMBER 31, 1996........       --     1,090,000      1         1,089        (5,145)     (4,055)
Issuance of common stock for exercise
  of options.........................       --        76,200                  148            --         148
Issuance of common stock for cash....       --        88,333                  360            --         360
Warrants issued in connection with
  debt offering (note 3).............       --            --     --        12,675            --      12,675
Issuance of preferred stock in
  business combination (note 5)......   10,200            --     --            --            --      10,200
Accretion of redeemable preferred
  stock to liquidation value.........       --            --                   --          (260)       (260)
Net loss.............................       --            --     --                     (46,069)    (46,069)
                                       -------    ----------    ---      --------     ---------    --------
BALANCES AT DECEMBER 31, 1997........   10,200     1,254,533      1        14,272       (51,474)    (27,001)
Issuance of common stock for exercise
  of options.........................       --        48,120     --           179            --         179
Issuance of common stock in initial
  public offering, net of expenses
  (note 6)...........................       --     5,735,000      6       121,945            --     121,951
Issuance of common stock to private
  investor (note 6)..................       --     4,493,877      4        99,995            --      99,999
Issuance of Series D-1 preferred
  stock in business combinations
  (notes 2 and 5)....................   26,726            --     --            --            --      26,726
Accretion of redeemable preferred
  stock to liquidation value.........       --            --     --            --           (87)        (87)
Issuance of common stock pursuant to
  conversion of Series D-1 preferred
  stock (note 5).....................  (36,926)    2,214,513      2        36,924            --          --
Issuance of common stock pursuant to
  conversion of Series A, B and C
  redeemable preferred stock (note
  5).................................       --    18,561,667     19        97,287            --      97,306
Issuance of common stock options in
  business combinations..............       --            --     --         1,937            --       1,937
Stock option related compensation and
  severance costs (note 6)...........       --            --     --         2,001            --       2,001
Net loss.............................                                                   (54,612)    (54,612)
                                       -------    ----------    ---      --------     ---------    --------
BALANCE AT JUNE 30, 1998
  (UNAUDITED)........................  $    --    32,307,710    $32      $374,540     $(106,173)   $268,399
                                       =======    ==========    ===      ========     =========    ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                  PERIOD FROM INCEPTION       YEAR          SIX MONTHS ENDED
                                                     (MARCH 1, 1996)         ENDED              JUNE 30,
                                                     TO DECEMBER 31,      DECEMBER 31,   ----------------------
                                                          1996                1997         1997        1998
                                                  ---------------------   ------------   --------   -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................         $(5,122)           $(46,069)    $(13,837)   $(54,612)
  Adjustments to reconcile net loss to net cash
    used by operating activities:
    Depreciation and amortization...............             669              10,624        3,794      15,079
    Minority interests' share of losses.........            (680)             (1,924)        (937)       (545)
    Stock option related compensation and
      severance costs...........................              --                  --           --       2,001
    Equity in losses of affiliates..............              --               1,958        1,328          --
    Extraordinary item -- loss related to the
      repurchase of debt........................              --                  --           --      10,101
    Changes in operating assets and liabilities,
      excluding effects of business
      combinations:
      Receivables...............................            (265)             (1,561)      (3,316)     (2,264)
      Prepaid expenses and other current
         assets.................................            (284)             (2,305)        (698)       (247)
      Accounts payable..........................           1,439              (1,656)      (2,148)     (1,885)
      Accrued expenses..........................           1,910               3,082         (978)     (1,626)
      Accrued interest payable..................              --                 844           --       4,824
      Deferred revenue..........................               7               1,684        1,187        (847)
                                                         -------            --------     --------    --------
         Net cash used by operating
           activities...........................          (2,326)            (35,323)     (15,605)    (30,021)
                                                         -------            --------     --------    --------
Cash flows from investing activities:
  Acquisition of equipment and leasehold
    improvements................................          (3,430)            (14,547)      (7,616)     (8,124)
  Acquisition of net assets in business
    combinations and investments in affiliates,
    net of cash acquired........................          (5,627)            (64,023)     (21,399)    (63,917)
  Restricted cash and securities................                             (40,554)     (47,845)     19,839
  Other.........................................             (66)             (1,206)        (773)       (588)
                                                         -------            --------     --------    --------
         Net cash used by investing
           activities...........................          (9,123)           (120,330)     (77,633)    (52,790)
                                                         -------            --------     --------    --------
Cash flows from financing activities:
  Proceeds from lines of credit, notes payable
    and long-term debt..........................              --             145,512      145,923     169,731
  Repayments of lines of credit and notes
    payable.....................................             (20)             (3,468)      (2,131)    (57,729)
  Repayments of capital lease obligations.......              (8)               (950)        (387)     (1,316)
  Proceeds from issuance of common and preferred
    stock, net of issuance costs................          77,944              20,678       20,400     222,129
                                                         -------            --------     --------    --------
         Net cash provided by financing
           activities...........................          77,916             161,772      163,805     332,815
                                                         -------            --------     --------    --------
         Net increase in cash and cash
           equivalents..........................          66,467               6,119       70,567     250,004
Cash and cash equivalents:
  Beginning of period...........................              --              66,467       66,467      72,586
                                                         -------            --------     --------    --------
  End of period.................................         $66,467            $ 72,586     $137,034    $322,590
                                                         =======            ========     ========    ========
Supplemental disclosures of cash flow
  information:
  Cash paid for interest........................         $    --            $ 10,982     $     --    $  9,987
                                                         =======            ========     ========    ========
  Equipment acquired through capital lease
    obligations.................................         $    58            $  3,301     $    695    $  6,363
                                                         =======            ========     ========    ========
  Acquisition of net assets in business
    combination through issuance of notes
    payable.....................................         $ 6,675            $  4,718     $     --    $     --
                                                         =======            ========     ========    ========
  Acquisition of net assets in business
    combination through issuance of preferred
    stock and preferred stock options...........         $    --            $ 10,200     $     --    $ 17,008
                                                         =======            ========     ========    ========
  Warrants issued in connection with debt
    offering....................................         $    --            $ 12,675     $ 12,675    $     --
                                                         =======            ========     ========    ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Verio Inc. (Verio or the Company) was incorporated on March 1, 1996 to capitalize on the growing demand for Internet access and enhanced services by business users through the acquisition, integration, and growth of existing independent Internet service providers with a business customer focus in targeted geographic regions. The goal of the Company is to be the dominant, full-service national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. The Company commenced operations in April 1996 and had no activity other than the sale of common stock to founders prior to April 1, 1996.

     The accompanying unaudited financial information as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 has been prepared in accordance with generally accepted accounting principles for interim financial information. All material adjustments, consisting of only normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the six months ended June 30, 1997 and 1998 have been reflected. Operating results for the six-month period ending June 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

     The accompanying consolidated financial statements include the accounts of Verio and its majority owned subsidiaries, as described in Note 2. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Cash and Cash Equivalents and Restricted Cash

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Included in cash equivalents as of December 31, 1996, December 31, 1997 and June 30, 1998 are U.S. government, municipal and corporate debt securities, money market accounts and commercial paper, totaling $61,769,000, $75,442,000 (exclusive of cash overdraft in the amount of $11,228,000) and $314,221,000, respectively, with maturities ranging from thirty to ninety days.

     Restricted cash and securities include U.S. government securities which are classified as securities held to maturity and recorded at cost. At December 31, 1997 and June 30, 1998, cost approximated market value.

  (c) Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

  (d) Investments in Affiliates and Consolidation of Subsidiaries

     Investments in affiliates represent newly issued preferred shares of various affiliates. The preferred shares are convertible at the option of the Company into common shares on a one-for-one basis and represent future common stock ownership interests, upon conversion, of less than 50%. As the Company did not acquire a common stock ownership interest, these investments are recorded at cost until such time as the preferred shares are converted to common. In addition, if these entities incur losses resulting in the equity of the

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

common shareholders being reduced to zero, the Company will utilize the equity method of accounting for these investments and will generally recognize 100% of all losses of the affiliates from that date, up to the amount of the Company's investment, based on the inability of the majority common shareholders to fund additional losses. During the year ended December 31, 1997, the Company recognized equity in losses of affiliates of $1,958,000 under this method of accounting. Such losses were not significant for the six months ended June 30, 1997 and 1998.

     The Company has also acquired preferred shares in certain entities which are convertible into future common stock ownership interests of greater than 50%. In these situations, the Company has majority representation on the Board of Directors and majority voting rights, exercises significant control over the entities' operations, and intends to acquire a 100% common ownership interest in the future. Accordingly, the accounts of these investees have been consolidated with those of the Company in the accompanying consolidated financial statements from the dates of acquisition (see note 2).

     As of June 30, 1998, the Company had acquired a 100% ownership interest in all but one affiliate. Accordingly, the accounts of these investees are consolidated with those of the Company as of June 30, 1998.

  (e) Other Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a 10-year period. Other intangibles are amortized using the straight-line method over periods ranging from three to seven years.

  (f) Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lives Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  (g) Revenue Recognition

     Revenue related to Internet and enhanced services is recognized as the services are provided, and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set-up fees are recognized upon completion of the services. Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  (h) Peering Relationships

     The Company does not pay any fees in connection with its peering relationships with other companies and does not record revenue or expense in connection with those arrangements. The nature of these relationships is that the parties share the responsibility for communications that occur between their respective local networks. These peering relationships are essentially exchanges of similar productive assets rather than the culmination of an earnings process. Accordingly, these arrangements are appropriately not reflected in the operations of the Company.

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

  (i) Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

  (j) Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). The Company has provided pro forma disclosures of net loss and loss per share as if the fair value based method of accounting for the plans, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the period and year ended December 31, 1996 and 1997.

  (k) Loss Per Share

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128). SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted EPS are the same in 1996, 1997 and 1998, as all potential common stock instruments are antidilutive.

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

(2) BUSINESS COMBINATIONS AND INVESTMENTS IN AFFILIATES

     During the period from inception (March 1, 1996) to December 31, 1996, the Company completed seven business combinations and investments for cash and notes payable. All of the acquisitions were accounted for using the purchase method of accounting, and represent the acquisition of stock or net assets. Outstanding stock options of acquired businesses were included in the determination of the purchase prices based on fair values. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Summary information regarding the business combinations is as follows:

  Consolidated acquisitions in 1996:

                                                                     TOTAL OWNERSHIP
                                                       OWNERSHIP       INTEREST AT     APPROXIMATE
                                                        INTEREST      DECEMBER 31,      PURCHASE
          BUSINESS NAME            ACQUISITION DATE   PURCHASED(A)       1996(A)          PRICE
          -------------            ----------------   ------------   ---------------   -----------
                                                                                       (AMOUNTS IN
                                                                                       THOUSANDS)
On-Ramp Technologies, Inc........  August 1, 1996          51%
                                   October 4, 1996          4%              55%(b)       $ 8,775
RAINet, Inc......................  August 2, 1996         100%             100%(c)         2,000
CCnet Inc........................  December 19, 1996      100%             100%(c)         1,800
                                                                                         -------
                                                                                         $12,575
Acquisition costs................                                                            284
                                                                                         -------
                                                                                         $12,859
                                                                                         =======

The aggregate purchase price, including acquisition costs was allocated based upon fair value as follows:

Equipment...............................................  $ 1,359
Goodwill................................................    9,039
Net current assets......................................    2,461
                                                          -------
         Total purchase price...........................  $12,859
                                                          =======

  Unconsolidated investments in 1996:

                                                   OWNERSHIP       TOTAL OWNERSHIP      APPROXIMATE
                                                    INTEREST         INTEREST AT         PURCHASE
        BUSINESS NAME          ACQUISITION DATE   PURCHASED(A)   DECEMBER 31, 1996(A)      PRICE
        -------------          ----------------   ------------   --------------------   -----------
                                                                                        (AMOUNTS IN
                                                                                        THOUSANDS)
West Coast Online, Inc.......  July 26, 1996           20%                20%(b)          $  225
National Knowledge Networks,
  Inc........................  August 2, 1996          26%                26%(b)             300
Access One, Inc..............  December 12, 1996       20%                20%(b)             506
Signet Partners, Inc.........  December 19, 1996       25%                25%(b)             403
                                                                                          ------
                                                                                          $1,434
Acquisition costs............                                                                102
                                                                                          ------
                                                                                          $1,536
                                                                                          ======

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     During the year ended December 31, 1997, the Company completed 23 business combinations and investments for cash, notes payable and preferred stock. All of the acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Seventeen subsidiaries were acquired and newly consolidated during 1997. In addition, the Company formed two new start-up subsidiaries. Summary information regarding these acquisitions is as follows:

  Consolidated acquisitions in 1997:

                                                 OWNERSHIP       TOTAL OWNERSHIP      APPROXIMATE
                                                  INTEREST         INTEREST AT         PURCHASE
      BUSINESS NAME         ACQUISITION DATE    PURCHASED(A)   DECEMBER 31, 1997(A)    PRICE(E)
      -------------         ----------------    ------------   --------------------   -----------
                                                                                      (AMOUNTS IN
                                                                                      THOUSANDS)
Global Enterprise
  Services -- Network
  Division...............  January 17, 1997         100%               100%(d)          $ 2,350
Pioneer Global
  Telecommunications,
  Inc. ..................  February 6, 1997         100%               100%(c)            1,011
Compute Intensive
  Inc. ..................  February 18, 1997         55%                55%(b)            4,900
NorthWestNet, Inc. ......  February 28, 1997         85%                85%(c)            9,464
RUSTnet, Inc. ...........  March 14, 1997           100%               100%(c)            1,703
Aimnet Corporation.......  May 19, 1997              55%
                           September 22, 1997        45%               100%(c)            7,613
Branch Information
  Services, Inc. ........  September 17, 1997       100%               100%(c)            1,687
West Coast Online,
  Inc. ..................  April 29, 1997            12%
                           September 30, 1997        68%               100%(b)            1,775
Communique, Inc. ........  October 2, 1997          100%               100%(c)            3,000
Clark Internet Services,
  Inc. ..................  October 17, 1997          51%                51%(b)            3,520
ATMnet ..................  November 5, 1997         100%               100%(d)            5,522
Global Internet Network
  Services, Inc. ........  December 1, 1997         100%               100%(c)            6,000
Surf Network, Inc. ......  January 31, 1997          25%
                           December 22, 1997         75%               100%(b)              603
PREPnet..................  December 24, 1997        100%               100%(d)          $ 1,405
Sesquinet................  December 24, 1997        100%               100%(d)              732
Service Tech, Inc. ......  August 1, 1997            40%
                           December 31, 1997         60%               100%(b)            2,055
Monumental Network
  Systems, Inc. .........  December 31, 1997        100%               100%(c)            3,962
Internet Servers,
  Inc. ..................  December 31, 1997        100%               100%(c)           20,000
                                                                                        -------
                                                                                        $77,302
Acquisition costs........                                                                 3,396
                                                                                        -------
                                                                                        $80,698
                                                                                        =======

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     The aggregate purchase price, including acquisition costs was allocated based upon fair values as follows:

Equipment.........................................  $ 12,378
Goodwill..........................................    77,772
Net current liabilities...........................    (9,452)
                                                    --------
          Total purchase price....................  $ 80,698
                                                    ========

  Unconsolidated investments in 1997:

                                              OWNERSHIP       TOTAL OWNERSHIP      APPROXIMATE
                                               INTEREST         INTEREST AT         PURCHASE
     BUSINESS NAME       ACQUISITION DATE    PURCHASED(A)   DECEMBER 31, 1997(A)    PRICE(E)
     -------------       ----------------    ------------   --------------------   -----------
                                                                                   (AMOUNTS IN
                                                                                   THOUSANDS)
Pacific Rim Network,
  Inc. ................  February 4, 1997         27%                27%(b)          $  150
Internet Engineering
  Associates, Inc. ....  March 4, 1997            20%                20%(b)             206
Internet Online,
  Inc. ................  March 5, 1997            35%                35%(b)           1,050
Structured Network
  Systems, Inc. .......  March 6, 1997            20%                20%(b)             150
National Knowledge
  Networks, Inc. ......  November 7, 1997         15%                41%(b)             599
Signet Partners,
  Inc. ................  November 20, 1997        16%                41%(b)             414
                                                                                     ------
                                                                                     $2,569
Acquisition costs......                                                                 253
                                                                                     ------
                                                                                     $2,822
                                                                                     ======

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     During the six months ended June 30, 1998, the Company purchased additional investments in eleven of the Company's affiliates and acquired seven new internet service providers for a combination of cash and Series D-1 Preferred Stock. All acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Summary information regarding the business combinations is as follows:

  Consolidated acquisitions in 1998:

                                                   OWNERSHIP     TOTAL OWNERSHIP    APPROXIMATE
                                                    INTEREST       INTEREST AT       PURCHASE
        BUSINESS NAME          ACQUISITION DATE   PURCHASED(A)   JUNE 30, 1998(A)    PRICE(E)
        -------------          ----------------   ------------   ----------------   -----------
                                                                                    (AMOUNTS IN
                                                                                    THOUSANDS)
Signet Partners, Inc.........  January 30, 1998        14%               --                --
                               February 26, 1998       45%             100%           $ 1,925
Pacific Rim Network, Inc.....  February 16, 1998       73%             100%               730
Clark Internet Services,
  Inc........................  February 25, 1998       49%             100%             3,863
Internet Engineering
  Associates, Inc............  February 25, 1998       80%             100%             1,608
On-Ramp Technologies, Inc....  February 26, 1998       45%             100%            11,849
National Knowledge Networks,
  Inc........................  February 27, 1998       59%             100%             2,092
Access One, Inc..............  February 27, 1998       80%             100%             5,601
NSNet, Inc...................  February 27, 1998      100%             100%             3,661
NorthWestNet, Inc............  March 6, 1998           15%             100%             4,803
LI Net, Inc. ................  April 9, 1998          100%             100%             6,500
STARnet, L.L.C. .............  April 14, 1998         100%             100%             3,500
Computing Engineers Inc. ....  April 15, 1998         100%             100%             9,000
Florida Internet
  Corporation................  April 15, 1998         100%             100%             2,200
Structured Network Systems,
  Inc. ......................  April 16, 1998          80%             100%             1,250
Compute Intensive Inc. ......  April 24, 1998          45%             100%            14,260
Matrix Online Media, Inc. ...  May 5, 1998            100%             100%             4,000
PacketWorks, Inc. ...........  June 19, 1998          100%             100%               852
Internet Online, Inc. .......  June 30, 1998           65%             100%             4,200
                                                                                      -------
                                                                                       81,894
Acquisition costs............                                                           2,927
                                                                                      -------
                                                                                      $84,821
                                                                                      =======

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     The aggregate purchase price, including acquisition costs was allocated based upon fair values as follows:

Equipment...................................................  $ 4,546
Goodwill....................................................   81,051
Net current liabilities.....................................     (776)
                                                              -------
          Total purchase price..............................  $84,821
                                                              =======

---------------

(a) Represents existing ownership interest or, in the case of investments in preferred stock, ownership upon conversion of preferred shares to common, on a fully diluted basis.

(b)  Represents ownership of preferred stock of affiliate or subsidiary.

(c)  Represents ownership of common stock of affiliate or subsidiary.

(d)  Represents acquisition of net assets.


(e) Purchase prices are comprised of cash, notes payable, the issuance of shares of Series D-1 preferred stock, and the granting of an option to purchase shares of Series D-1 preferred stock. The value of such shares, which were converted to common stock of the Company in May 1998, as described in note 5, was generally determined by the Company's Board of Directors based on comparable valuations of private and public companies, methodologies based on multiples of revenue and discounted cash flows, and arms-length negotiated values.


     The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if the above consolidated acquisitions had occurred on January 1, 1996:


                                                                        SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,        JUNE 30,
                                             -----------------------   -------------------
                                                1996         1997        1997       1998
                                             ----------   ----------   --------   --------
                                                        (AMOUNTS IN THOUSANDS,
                                                      EXCEPT FOR PER SHARE DATA)
Revenue....................................   $ 57,712     $ 88,265    $ 40,467   $ 57,439
Loss before extraordinary item and
  accretion of preferred stock.............    (42,469)     (64,131)    (23,753)   (46,694)
Net loss attributable to common
  stockholders.............................    (42,492)     (64,131)    (23,867)   (56,939)
Loss per common share -- basic and
  diluted..................................   $ (43.73)    $ (56.01)   $ (21.06)  $  (5.81)


     The pro forma results do not necessarily represent results that would have occurred if the consolidated acquisitions had taken place as of January 1, 1996 nor are they necessarily indicative of the results of future operations.


     Subsequent to June 30, 1998, the Company completed four acquisitions for total consideration of approximately $54.0 million, and contingent consideration, based on the operating results of one of the acquired businesses through December 31, 1998, of up to $43.2 million. In addition, the Company entered into a definitive agreement to purchase Hiway for total consideration of $329.0 million, consisting of cash of $101.0 million and approximately 8.67 million fully diluted shares of Verio Inc. Common Stock.

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

(3) DEBT

     Lines of credit, notes payable and long-term debt consists of the following:

                                                        DECEMBER 31,
                                                     -------------------     JUNE 30,
                                                      1996        1997         1998
                                                     -------    --------    -----------
                                                                            (UNAUDITED)
                                                           (AMOUNTS IN THOUSANDS)
10 3/8% Senior Notes due 2005(b)...................  $    --    $     --     $175,000
13 1/2% Senior Notes due in 2004, net of
  unamortized discount of $12,130,136 and 7,900,515
  as of December 31, 1997 and March 31, 1998,
  respectively(a)..................................       --     137,870       92,293
Revolving lines of credit, bearing interest at .5%
  to 2.00% above prime, (9.0% to 10.5% at December
  31, 1997) due primarily on demand, secured by
  restricted cash of $765,000......................       --         788           --
Unsecured notes payable bearing interest primarily
  at 7%, due in 1998 and 1999......................    2,500       2,809        2,252
Other..............................................       93         660          382
                                                     -------    --------     --------
                                                       2,593     142,127      269,927
Less current portion...............................   (2,573)     (2,751)      (1,140)
                                                     -------    --------     --------
          Long-term debt, less current portion.....  $    20    $139,376     $268,787
                                                     =======    ========     ========

---------------


(a) In June 1997, the Company completed a debt offering of $150.0 million, 13 1/2% Senior Notes due 2004 (the "1997 Notes") and warrants to purchase 2,112,480 shares of common stock at $.01 per share, which were valued at approximately $12,675,000 based on the Company's most recent equity offering. Interest on the 1997 Notes is payable semi-annually on June 15 and December 15 of each year. The value attributed to the warrants has been recorded as debt discount and is being amortized to interest expense using the interest method over the term of the 1997 Notes. Upon closing, the Company deposited U.S. Treasury securities in an escrow account in an amount that, together with interest on the securities, will be sufficient to fund the first five interest payments (through December 1999) on the 1997 Notes. This restricted cash and securities balance totaled $38,195,404 at December 31, 1997. The 1997 Notes are redeemable on or after June 15, 2002 at 103% of the face value.


          The indenture covering the 1997 Notes includes various covenants restricting the payment of dividends, additional indebtedness, disposition of assets, and transactions with affiliates.


(b) On March 25, 1998, the Company completed the private placement of $175.0 million principal amount of senior notes (the "1998 Notes"). The 1998 Notes are redeemable at the option of the Company commencing April 1, 2002. The 1998 Notes mature on April 1, 2005. Interest on the 1998 Notes, at the annual rate of 10 3/8%, is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The 1998 Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness. The 1998 Notes contain terms that are substantially similar to the 1997 Notes. The Company used approximately $54.5 million of the proceeds plus accrued interest to repurchase $50.0 million principal amount of the $150,000,000 13 1/2% Senior Notes due 2004. As a result, the Company was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of which approximately $1.9 million was used to pay accrued and unpaid interest on the $50.0 million principal amount of

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     1997 Notes repurchased from Brooks Fiber Properties, Inc. This transaction resulted in an extraordinary loss of $10.1 million.

     Maturities of lines of credit, notes payable and long-term debt are as follows (in thousands):

1998..............................................  $  2,751
1999..............................................     1,032
2000..............................................       474
2001..............................................        --
2002..............................................        --
Thereafter........................................   137,870
                                                    --------
                                                    $142,127
                                                    ========

     The Company has received commitments from a group of commercial lending institutions to provide an aggregate of up to $57.5 million pursuant to a two-year revolving credit financing facility. No borrowings are outstanding under this facility as of June 30, 1998.

(4) LEASES AND COMMITMENTS

     The Company leases office space, certain facilities storing internet points of presence and certain computer and office equipment under capital and operating leases expiring at various dates through 2003. Future minimum annual lease payments under these leases as of December 31, 1997 are as follows:

                                                              CAPITAL      OPERATING
                                                              LEASES        LEASES
                                                              -------      ---------
                                                              (AMOUNTS IN THOUSANDS)
1998........................................................  $ 2,279       $ 5,786
1999........................................................    1,840         5,178
2000........................................................    1,128         3,485
2001........................................................       42         1,393
2002........................................................        9           487
Thereafter..................................................       --           172
                                                              -------       -------
          Total minimum payments............................  $ 5,298       $16,501
                                                                            =======
Less amount representing interest...........................     (778)
                                                              -------
          Present value of net minimum lease payments.......    4,520
Less current portion........................................   (1,575)
                                                              -------
                                                              $ 2,945
                                                              =======

     Rent expense for the period from inception (March 31, 1996) to December 31, 1996 and the year ended December 31, 1997 and the six months ended June 30, 1998 was $128,000, $1,856,000, and $1,901,000, respectively.

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     In addition, the Company has entered into agreements with two telecommunications companies to provide the Company with products and services to be used in its operations. Under one agreement, the minimum payments as of June 30, 1998 are as follows (in thousands):

1998................................................  $1,200
1999................................................   1,900
2000................................................   2,400
2001................................................     800
                                                      ------
          Total minimum payments....................  $6,300
                                                      ======

     Under the second agreement, the Company is obligated to spend a total of $39 million between June 16, 1997 and June 16, 2002 of which $2,515,000 had been paid as of June 30, 1998. Annual payments will be based on actual usage by the Company.

     The Company had an outstanding irrevocable letter of credit in the amount of $1.1 million as of June 30, 1998. This letter of credit, which is automatically renewed after one year at the discretion of the bank, not to be extended beyond January 31, 2003, is to collateralize the Company's lease obligation to a third party. The fair value of this letter of credit approximates contract value which is fixed over the life of the commitment. Restricted cash in the amount of $1,400,000 secures the letter of credit.

(5) PREFERRED STOCK


     Series A, B and C preferred shares were issued in 1996 and 1997 at $3, $6 and $8 per share, respectively, for total proceeds of $18,100,001, $60,170,004 and $20,000,000, respectively. The Series A, B, and C preferred shares were subject to mandatory redemption and were convertible into common stock initially on a one-for-one basis. In December 1997, the Company also issued 680,000 shares of Series D-1 preferred stock at $15 per share in connection with an acquisition. The Series D-1 preferred shares were not redeemable. From January 1, 1998 through March 31, 1998, the Company issued 1,004,751 additional shares of Series D-1 preferred stock at $15 per share in connection with business combinations. The preferred shares were entitled to receive dividends equal, on an as-converted basis, to any amount paid to common stockholders. In the event of any liquidation or dissolution of the Company, including certain mergers, consolidations and asset sales, holders of the preferred shares were entitled to receive an amount equal to the original issuance price, plus any declared and unpaid dividends. In connection with the Company's initial public offering of common stock discussed in note 6, all outstanding preferred shares were converted to common stock in May 1998.


(6) STOCKHOLDERS' EQUITY

     Common Stock Offerings


     On May 15, 1998, the Company completed its initial public offering of common stock. The Company issued 5,500,000 shares for net proceeds, after offering costs, of approximately $117 million.


     Concurrently with the above offering, the Company also sold an additional 4,493,877 shares to a strategic investor for total proceeds of approximately $100 million.

     Subsequent to the above offering, the Company sold an additional 235,000 shares, in connection with the underwriters exercise of their over-allotment option, for net proceeds of approximately $5.1 million.

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     Stock-Based Compensation Plans

     The Company has established Incentive Stock Option Plans (the Plans) whereby, at the discretion of the Board of Directors (the Board), the Company may grant stock options to employees of the Company and its controlled subsidiaries. As of June 30, 1998, the Company had reserved 4,750,000 shares for issuance under the Plans. The option price is determined by the Board at the time the option is granted, but generally such price is not less than the fair market value of the Company's common stock at the date of grant, as determined by the Board. As of December 31, 1996 and December 31, 1997, options had been granted entitling the holders to purchase 707,200 and 2,237,050 shares of the Company's common stock, respectively, at exercise prices of $1, $3, $6, $6.75 and $8.50 per share. Options granted on or before December 19, 1997, vest over a five year period, and expire ten years from the date of grant. Options granted December 20, 1997, or later, vest over a four year period, and expire eight years from the date of grant. In certain circumstances, options vest earlier or later based upon the fair value of the Company's common shares or upon reaching certain performance targets, as defined, and in the case that such performance targets are not met, such performance-based options vest seven years from the date of grant. Performance based options granted on or before December 19, 1997, expire ten years from the date of grant, and performance based options granted December 20, 1997, or later, expire eight years from the date of grant. As of December 31, 1997, 54,700 options, in total, were vested and exercisable. Options may be exercised prior to their scheduled vesting date, but are subject to a repurchase by the Company at the exercise price until the scheduled vesting date. The weighted average contractual term of outstanding options was approximately 5 years at December 31, 1997.

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

     The following table summarizes option activity for the period from inception (March 1, 1996) through June 30, 1998:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Options granted at the following exercise prices:
  $1 per share..............................................     60,000
  $3 per share..............................................    647,700
                                                              ---------
  Options outstanding at December 31, 1996..................    707,700     $ 2.83
Options granted at the following exercise prices:
  $3 per share..............................................      6,000
  $6 per share..............................................    924,550
  $6.75 per share...........................................    635,450
  $8.50 per share...........................................    191,250
  Options forfeited.........................................   (151,700)    $ 5.95
  Options exercised.........................................    (76,200)    $ 1.95
                                                              ---------     ------
Options outstanding at December 31, 1997....................  2,237,050     $ 5.55
Options granted at the following exercise prices:
  $12.75 per share..........................................    467,150
  $13.50 per share..........................................  1,042,284
  $17.00 per share..........................................     18,500
  $17.38 per share..........................................    180,750
  $17.75 per share..........................................    250,000
  $19.00 per share..........................................    555,187
  $23.00 per share..........................................    180,000
  $27.25 per share..........................................    104,350
  $29.13 per share..........................................    104,900
  $30.03 per share..........................................     39,500
  Options forfeited.........................................   (564,766)    $ 9.37
  Options exercised.........................................    (77,186)    $ 3.87
                                                              ---------     ------
Options outstanding at June 30, 1998 (unaudited)............  4,537,719     $12.51
                                                              =========     ======

     Options outstanding does not include approximately 165,000 options assumed in connection with the Buyout of NorthWestNet.

     During the period and year ended December 31, 1996 and 1997, the per share weighted-average fair value of stock options granted was $.46 and $1.08, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends or volatility, risk-free interest rate of 6%, and expected life of three years. If the Company had recorded compensation expense for the period and year ended December 31, 1996 and 1997, based on the fair value of the options at the grant date under SFAS No. 123, net loss available to common stockholders would increase to $5,210,000 and $46,737,000, respectively, and basic and diluted net loss per common share would increase to $4.78 and $40.83, respectively.

     Since inception, the Company has generally granted stock options with exercise prices equal to the fair value of the underlying common stock, as determined by the Company's Board of Directors and based on the

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

Company's other equity transactions. Accordingly, the Company has not recorded compensation expense related to the granting of stock options in 1996, 1997 and through February 28, 1998. Subsequent to February 28, 1998, the Company granted options to employees with exercise prices less than the fair value per share based upon the Company's estimated price per share in the initial public offering. Accordingly the Company will record compensation expense totaling approximately $10.6 million. Such compensation expense will be recognized pro rata over the forty-eight month vesting period of the options. This compensation expense totaled approximately $630,000 for the six months ended June 30, 1998. It is the intention of the Company to generally grant future stock options with exercise prices equal to the fair value of the underlying Common Stock at the date of grant.

(7) INCOME TAXES

     Income tax benefit for the period and year ended December 31, 1996 and 1997, and the six months ended June 30, 1997 and 1998 differs from the amounts that would result from applying the federal statutory rate of 34% as follows in thousands:

                                                                        SIX MONTHS
                                                  YEAR ENDED               ENDED
                                                  DECEMBER 31             JUNE 30
                                              -------------------    -----------------
                                               1996        1997       1997      1998
                                              -------    --------    ------    -------
                                                                        (UNAUDITED)
Expected tax benefit........................  $(1,749)    (15,752)   (4,351)   (18,598)
State income taxes, net of federal
  benefit...................................     (180)     (1,622)     (448)    (1,915)
Nondeductible goodwill amortization.........       26         820       372      1,562
Change in valuation allowance for deferred
  tax assets, exclusive of effect of
  acquired net operating losses.............    1,877      16,472     4,427     18,951
Other.......................................       26          82        --         --
                                              -------    --------    ------    -------
     Actual income tax benefit..............  $    --          --        --         --
                                              =======    ========    ======    =======

     Temporary differences that give rise to the components of deferred tax assets as of December 31, 1996 and 1997 and June 30, 1998 are as follows in thousands:

                                                         DECEMBER 31
                                                     -------------------     JUNE 30,
                                                      1996        1997         1998
                                                     -------    --------    -----------
                                                                            (UNAUDITED)
Net operating loss carryforwards, including
  acquisitions.....................................  $ 2,238      18,586       37,621
Other, net.........................................       39         163           79
                                                     -------    --------      -------
          Gross deferred tax asset.................    2,277      18,749       37,700
Valuation allowance................................   (2,277)    (18,749)     (37,700)
                                                     -------    --------      -------
          Net deferred tax asset...................  $    --          --           --
                                                     =======    ========      =======

     At December 31, 1997, the Company has a net operating loss carryforward for federal income tax purposes of approximately $49.9 million, of which $5.9 million and $44.0 million is available to offset future federal taxable income, if any, through 2011 and 2012, respectively. As a result of various preferred stock transactions during 1996 and 1997, management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been recorded by the Company

                          VERIO INC. AND SUBSIDIARIES

      INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED

in 1996, 1997 and 1998, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

(8) CONCENTRATION OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1996 and 1997 and June 30, 1998, the Company had no concentrations of credit risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1996 and 1997 and June 30, 1998, the fair value of the Company's financial instruments approximate their carrying value, based on their terms and interest rates.

(9) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Plan (the Plan) for all full time employees of the Company. The Company may make discretionary contributions to the Plan on behalf of employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company did not make any contributions to the Plan during 1996, 1997 or 1998.

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summary quarterly financial information for the Company is as follows. The second quarter of 1996 represents the period from inception (March 1, 1996) to June 30, 1996 (Amounts in Thousands Except Per Share Data).

                                                        THREE MONTHS ENDED
                                         ------------------------------------------------
                 1996                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31    TOTAL
                 ----                    --------   --------   ------------   -----------   --------
Revenue................................  $     --   $     --     $    678      $  1,687     $  2,365
Loss from operations...................        --       (329)      (1,395)       (4,556)      (6,280)
Net loss...............................        --       (329)      (1,442)       (3,374)      (5,145)
Loss per common share -- basic and
  diluted..............................        --      (0.34)       (1.48)        (3.47)       (5.29)

                 1997                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31    TOTAL
                 ----                    --------   --------   ------------   -----------   --------
Revenue................................  $  4,414   $  8,249     $  9,624      $ 13,405     $ 35,692
Loss from operations...................    (5,592)    (8,854)     (10,741)      (15,102)     (40,289)
Net loss...............................    (4,677)    (9,274)     (13,251)      (19,127)     (46,329)
Loss per common share -- basic and
  diluted..............................     (4.29)     (8.32)      (11.26)       (16.63)      (40.47)

                 1998                    MARCH 31   JUNE 30
                 ----                    --------   --------
Revenue................................  $ 21,198   $ 28,541
Loss from operations...................   (14,718)   (21,327)
Net loss...............................   (28,383)   (26,316)
Loss per common share -- basic and
  diluted..............................    (22.44)     (1.44)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of On-Ramp Technologies, Inc. as of July 31, 1996, and the related statements of operations, stockholders' deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On-Ramp Technologies, Inc. as of July 31, 1996, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
April 11, 1997

                           ON-RAMP TECHNOLOGIES, INC.

                                 BALANCE SHEET
                                 JULY 31, 1996

                                     ASSETS

Current assets:
  Trade receivables, net of allowance for doubtful accounts
     of $80,812.............................................  $   433,075
  Prepaid expenses and other................................       25,079
                                                              -----------
          Total current assets..............................      458,154
Equipment, net (note 2).....................................      867,388
                                                              -----------
          Total assets......................................  $ 1,325,542
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Cash overdraft............................................  $    91,342
  Accounts payable..........................................      448,460
  Accrued liabilities.......................................       61,750
  Current portion of note payable (note 3)..................       55,003
  Deferred revenue..........................................      652,965
                                                              -----------
          Total current liabilities.........................    1,309,520
Note payable, less current portion (note 3).................       58,692
                                                              -----------
          Total liabilities.................................    1,368,212
                                                              -----------
Stockholders' equity (deficit) (note 5):
  Common stock, $0.001 par value, 40,000,000 shares
     authorized, 1,079,000 shares issued....................        1,079
  Additional paid-in capital................................    1,804,871
  Accumulated deficit.......................................   (1,822,620)
  Treasury stock -- 689,971 shares at cost..................      (26,000)
                                                              -----------
          Total stockholders' deficit.......................      (42,670)
                                                              -----------
Commitments and contingencies (note 4):
          Total liabilities and stockholders' deficit.......  $ 1,325,542
                                                              ===========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                            STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JULY 31, 1996

Revenue:
  Internet services.........................................  $2,959,650
  Computer hardware and software sales......................     312,487
  Consulting services.......................................      92,881
                                                              ----------
          Total revenue.....................................   3,365,018
                                                              ----------
Cost and expenses:
  Internet services operating costs.........................     606,249
  Cost of hardware and software sales.......................     249,990
  Selling, general and administrative.......................   2,210,706
  Provision for bad debts...................................     497,742
  Depreciation..............................................     260,194
                                                              ----------
          Total operating expenses..........................   3,824,881
                                                              ----------
          Loss from operations..............................    (459,863)
Other income (expense):
  Interest income...........................................       8,035
  Interest expense..........................................      (7,991)
                                                              ----------
          Net loss..........................................  $ (459,819)
                                                              ==========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        NINE MONTHS ENDED JULY 31, 1996

                                                                                              TOTAL
                                                    ADDITIONAL                            STOCKHOLDERS'
                                          COMMON     PAID-IN     ACCUMULATED   TREASURY      EQUITY
                                           STOCK     CAPITAL       DEFICIT      STOCK       (DEFICIT)
                                          -------   ----------   -----------   --------   -------------
BALANCES AT NOVEMBER 1, 1995............   1,079    1,799,699    (1,362,801)   (26,000)      411,977
Capital contribution....................      --        5,172            --         --         5,172
Net loss................................      --           --      (459,819)        --      (459,819)
                                          ------    ---------    ----------    -------      --------
BALANCES AT JULY 31, 1996...............  $1,079    1,804,871    (1,822,620)   (26,000)      (42,670)
                                          ======    =========    ==========    =======      ========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                            STATEMENT OF CASH FLOWS
                        NINE MONTHS ENDED JULY 31, 1996

Cash flows from operating activities:
  Net loss..................................................  $(459,819)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................    260,194
     Provision for bad debts................................    497,742
     Changes in operating assets and liabilities:
       Trade receivables....................................   (375,867)
       Prepaid expenses.....................................      6,103
       Accounts payable.....................................   (170,123)
       Accrued liabilities..................................      4,891
       Deferred revenue.....................................    227,140
                                                              ---------
          Net cash used by operating activities.............     (9,739)
                                                              ---------
Cash flows from investing activities --
  purchases of equipment....................................   (222,564)
                                                              ---------
Cash flows from financing activities:
  Increase in cash overdraft................................     91,342
  Principal payments on note payable........................    (26,919)
  Capital contribution......................................      5,172
                                                              ---------
          Net cash used by financing activities.............     69,595
                                                              ---------
          Decrease in cash..................................   (162,708)
Cash at beginning of period.................................    162,708
                                                              ---------
Cash at end of period.......................................  $      --
                                                              =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   7,991
                                                              =========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Basis of Presentation

     On-Ramp Technologies, Inc. (the Company) was incorporated in the State of Texas on December 27, 1993. The Company's business consists of providing regional internet access services, and hardware and software sales and consulting, to customers in Texas and Georgia.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life of the related assets of three years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 as of November 1, 1995 did not have a significant effect on the Company's financial position or results of operations.

  Stock Based Compensation

     In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), which establishes a fair

                           ON-RAMP TECHNOLOGIES, INC.

value-based method of accounting for stock-based compensation plans. Companies are encouraged to adopt all provisions of SFAS No. 123 and are required to comply with the disclosure requirements of SFAS No. 123, which was effective for fiscal years beginning after December 15, 1995. The Company will continue to account for stock based compensation under the provisions of APB Opinion No. 25 and will provide the pro forma disclosures required by SFAS 123.

(2) EQUIPMENT

     Equipment consisted of the following at July 31, 1996:

Internet and computer equipment.............................  $1,155,370
Furniture and office equipment..............................     119,973
Leasehold improvements......................................       6,668
                                                              ----------
                                                               1,282,011
Less accumulated depreciation...............................    (414,623)
                                                              ----------
                                                              $  867,388
                                                              ==========

(3) DEBT

     Debt as of July 31, 1996 consists of the following:

Note payable bearing interest at 18%, monthly principal and
  interest payments of $7,020 through April 1, 1998.........  $113,695
  Less current portion......................................   (55,003)
                                                              --------
                                                              $ 58,692
                                                              ========

(4) COMMITMENTS AND CONTINGENCIES

     Future minimum annual lease payments under operating leases for each of the years ending July 31, are as follows:

1997........................................................  $129,377
1998........................................................   326,781
1999........................................................   324,755
2000........................................................   211,920
                                                              --------
                                                              $992,833
                                                              ========

     Rent expense for the nine months ended July 31, 1996 totaled $90,999.

  Concentration of Credit Risk and Financial Instruments

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company does not have any customers that represent greater than 5% of total revenue at July 31, 1996.

     The Company conducts business in Texas and Georgia. Customers who operate in Texas represent approximately 97% of the Company's customer base and accounts receivable.

     At July 31, 1996, the fair values of the Company's financial instruments approximate their carrying values based on their terms and interest rates.

                           ON-RAMP TECHNOLOGIES, INC.

(5) STOCKHOLDERS' EQUITY

     Effective August 1, 1996, the Company issued 1,250,000 shares of newly authorized redeemable, convertible preferred stock to Verio Inc. (Verio) for cash consideration of $2,336,816, cancellation of indebtedness in the amount of $1,663,184, and a note receivable of $4,175,000. The preferred shares are convertible into common shares on a one for one basis and represent a 50.82% interest in the Company upon conversion. The preferred shares are redeemable at the option of the holder at any time, vote on an as-converted basis, and have a liquidation preference equal to the issuance price. On October 4, 1996, Verio purchased 100,000 shares of common stock from two Company shareholders for cash consideration of $600,000, representing an additional 4.07% interest in the Company. In addition, Verio acquired an option to acquire a 100% common stock ownership in the Company in the future upon the occurrence of certain events, including an initial public offering of Verio common stock.

     The Company established a stock option plan (the Plan) which provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the Board of Directors, be granted options to purchase shares of common stock. 130,560 shares of the Company's Common Stock have been authorized for issuance under the Plan, of which 59,878 shares were granted during the nine months ended July 31, 1996, with an exercise price of $6.34 per share. There were no options exercised or canceled during the nine months ended July 31, 1996. As of July 31, 1996, 11,976 options were exercisable.

     Generally, options vest 20% or 25% on the date of grant of the option and the balance vests thereafter over a 4 or 3 year period.

     During the nine months ended July 31, 1996, the per share weighted-average fair values of stock options granted was $.71 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; expected dividend yield 0%, risk-free interest rate of 6%, and expected life of four years. If the Company determined compensation expense for the nine months ended July 31, 1996 based on the fair value of the options at the grant date under SFAS No. 123, net loss would have been approximately $468,000.

(6) INCOME TAXES

     At December 31, 1995, the Company has a net operating loss carryforward for federal income tax purposes of $534,000 which is available to offset future federal taxable income, if any, through 2010. Management believes the Company has undergone an ownership change under section 382 of the Internal Revenue Code and, accordingly, the utilization of the net operating loss carryforward incurred prior to this ownership change is limited. Due to this limitation and the uncertainty regarding the ultimate utilization of the net operating loss carryforward a valuation allowance has been recorded for the full amount of the deferred tax asset related to the net operating loss carryforward, which represents the only significant temporary difference as of December 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Global Enterprise Services -- Network Division (a Division of Global Enterprise Services, Inc.) as of December 31, 1995 and 1996, and the related statements of operations and owners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1996 and the period ended January 17, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Enterprise
Services -- Network Division (a Division of Global Enterprises Services, Inc.) as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the period ended January 17, 1997, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                 1995           1996
                                                              -----------    -----------
Current assets:
  Cash......................................................  $    31,072         33,018
  Accounts receivable, net of allowance for doubtful
     accounts of $67,247 in 1995 and $84,510 in 1996........      843,980        822,823
  Prepaid expenses and other assets.........................       26,286         10,424
                                                              -----------    -----------
          Total current assets..............................      901,338        866,265
Equipment, net (note 2).....................................    1,672,045      2,388,509
Other assets................................................       43,487        118,888
                                                              -----------    -----------
          Total assets......................................  $ 2,616,870      3,373,662
                                                              ===========    ===========
                            LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 1,223,510      2,450,316
  Accrued expenses..........................................      378,400        449,270
  Deferred revenue..........................................    1,293,360      1,545,884
  Current portion of capital lease obligations (note 6).....      213,041        548,608
  Due to related party (note 3).............................      866,840      2,183,256
                                                              -----------    -----------
          Total current liabilities.........................    3,975,151      7,177,334
Capital lease obligations, less current portion (note 6)....      454,122        824,034
                                                              -----------    -----------
          Total liabilities.................................    4,429,273      8,001,368
Owner's deficit.............................................   (1,812,403)    (4,627,706)
                                                              -----------    -----------
          Total liabilities and owner's deficit.............  $ 2,616,870      3,373,662
                                                              ===========    ===========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  STATEMENTS OF OPERATIONS AND OWNER'S DEFICIT
 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND PERIOD ENDED JANUARY 17, 1997

                                                                                      PERIOD ENDED
                                              1994         1995          1996       JANUARY 17, 1997
                                           ----------   -----------   -----------   ----------------
Internet services revenue, net...........  $3,386,621     3,642,063     3,958,049         155,170
Costs and expenses:
  Internet services operating costs......   1,965,110     2,484,276     3,227,766         163,076
  Selling, general and administrative....   1,716,853     1,953,712     2,847,300         107,179
  Depreciation and amortization..........     191,983       291,541       556,112          33,126
                                           ----------   -----------   -----------     -----------
          Total operating costs and
            expenses.....................   3,873,946     4,729,529     6,631,178         303,381
                                           ----------   -----------   -----------     -----------
          Loss from operations...........    (487,325)   (1,087,466)   (2,673,129)       (148,211)
Interest expense, net....................      (6,479)      (39,960)     (142,174)         (6,622)
                                           ----------   -----------   -----------     -----------
          Net loss.......................    (493,804)   (1,127,426)   (2,815,303)       (154,833)
Owner's deficit at beginning of period...    (191,173)     (684,977)   (1,812,403)     (4,627,706)
                                           ----------   -----------   -----------     -----------
Owner's deficit at end of period.........  $ (684,977)   (1,812,403)   (4,627,706)     (4,782,539)
                                           ==========   ===========   ===========     ===========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                            STATEMENTS OF CASH FLOWS
 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND PERIOD ENDED JANUARY 17, 1997

                                                                                   PERIOD ENDED
                                                                                   JANUARY 17,
                                            1994         1995          1996            1997
                                          --------    ----------    -----------    ------------
Cash flows from operating activities:
  Net loss..............................  (493,804)   (1,127,426)    (2,815,303)    $(154,833)
  Adjustments to reconcile net loss to
     net cash provided (used) by
     operating activities:
     Depreciation and amortization......   191,983       291,541        556,112        33,126
     Provision for doubtful accounts....    30,644        31,714         25,993            --
     Changes in operating assets and
       liabilities:
       Accounts receivable..............   170,528      (291,457)        (4,836)      148,984
       Prepaid expenses and other
          current assets................   (26,819)       11,404         15,862        (9,636)
       Other assets.....................   (27,258)        3,771        (75,401)       60,000
       Accounts payable.................   286,981       766,581      1,226,806       (52,610)
       Accrued expenses.................    63,273        (3,735)        70,870       116,785
       Deferred revenue.................   297,900      (387,288)       252,524      (155,171)
                                          --------    ----------    -----------     ---------
          Net cash provided (used) by
            operating activities........   493,428      (704,895)      (747,373)      (13,355)
                                          --------    ----------    -----------     ---------
Cash flows from investing
  activities -- purchases of
  equipment.............................  (321,399)     (497,168)      (345,436)           --
                                          --------    ----------    -----------     ---------
Cash flows from financing activities:
  Net change in due to related party....  (142,215)    1,318,772      1,316,416      (153,663)
  Proceeds from debt....................        --            --             --       134,000
  Principal repayments on capital lease
     obligations........................   (22,739)      (93,738)      (221,661)           --
                                          --------    ----------    -----------     ---------
          Net cash provided (used) by
            financing activities........  (164,954)    1,225,034      1,094,755       (19,663)
                                          --------    ----------    -----------     ---------
Net increase (decrease) in cash.........     7,075        22,971          1,946       (33,018)
Cash at beginning of period.............     1,026         8,101         31,072        33,018
                                          --------    ----------    -----------     ---------
Cash at end of period...................     8,101        31,072         33,018     $      --
                                          ========    ==========    ===========     =========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for
     interest...........................     6,073        35,249         70,535     $   6,622
                                          ========    ==========    ===========     =========
Supplemental disclosure of non-cash
  investing activities -- equipment
  acquired through capital leases.......    10,908       735,088        927,140     $      --
                                          ========    ==========    ===========     =========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  Business and Basis of Presentation

     Global Enterprise Services, Inc. (GES) was formed in August 1992 to provide internet services to subscribers on a national and international basis through a high performance telecommunications network. The accompanying financial statements include the accounts of the domestic operations (Network Division), assuming that the Network Division had been operated separately as of January 1, 1994 and thereafter.

     In preparing the accompanying financial statements, management has allocated certain assets, liabilities, revenue and expenses based upon the characteristics of the accounts and the business divisions to which they relate. Expenses which are not directly related to a particular division are allocated based upon revenue or payroll expense of the division which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     Effective January 17, 1997, the net assets of the Network Division were acquired by Verio Inc.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Network Division records deferred revenue for amounts billed and/or collected in advance.

  Equipment

     Equipment, including any assets under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which range from five to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The operations of the Network Division are included in the income tax returns of GES, which was treated as a subchapter S Corporation in 1994 and through August 14, 1995, and a C Corporation beginning on August 15, 1995.

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     No tax benefit has been allocated to the Network Division in 1994, 1995 and 1996 or for the period ended January 17, 1997, due to losses at the GES level for which no tax benefit has been provided for financial statement purposes.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     The Network Division provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Network Division does not have any customers that represent greater than 5% of total revenue for the years ended December 31, 1994, 1995 and 1996 or for the period ended January 17, 1997.

     At December 31, 1996, the fair values of the Network Division's financial instruments approximate their carrying values based on their terms and interest rates.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 effective January 1, 1996 did not have a significant effect on the Network Division's financial position or results of operations.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                 1995         1996
                                                              ----------   -----------
Internet and computer equipment.............................  $2,277,949     3,286,929
Furniture and office equipment..............................       5,889        64,709
Leasehold improvements......................................      27,165       204,624
                                                              ----------   -----------
                                                               2,311,003     3,556,262
Less accumulated depreciation and amortization..............    (638,958)   (1,167,753)
                                                              ----------   -----------
                                                              $1,672,045     2,388,509
                                                              ==========   ===========

(3) RELATED PARTY TRANSACTIONS

     Amounts due to related party represent net cash transfers between the Network Division and the other divisions of GES, and are non interest bearing.

(4) EMPLOYEE BENEFIT PLAN

     GES has established a defined contribution savings plan which provides for eligible employees who have met certain age and service requirements to participate by electing to contribute up to 15% of their gross salary to the plan, as defined, with GES and the Network Division matching 25% of a participant's contribution up to a maximum of 10% of gross salary, as defined. Employee contributions are immediately vested. Contributions to the savings plan on behalf of the Network Division employees for the years ended December 31, 1994, 1995 and 1996 were $3,253, $1,697 and $6,838, respectively.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) NATIONAL SCIENCE FOUNDATION GRANTS

     The Network Division receives grant revenue from the National Science Foundation (NSF) to provide network connections to certain not-for-profit educational institutions. Funding is received on a per entity basis. The grant revenue is recognized ratably over the term of the contract with the not-for-profit educational institution, which is generally twelve months. Grant revenue amounted to $131,166, $99,487 and $47,112, in 1994, 1995 and 1996,
respectively. Total amounts receivable at December 31, 1994, 1995 and 1996 were $34,990, $72,199 and $23,243, respectively.

     In September 1994, GES and the Network Division entered into a four year cooperative agreement with the NSF to provide for interregional connectivity for the Network Division's United States research and educational customers in the aggregate amount of $625,115. Pursuant to the agreement, the Network Division will be reimbursed by the NSF for costs associated with upgrading the Network Division's existing telecommunications network. The level of funding for each year will be determined based upon a progress review of the Network Division by the NSF and the availability of NSF funds. The Network Division is required to submit an annual plan to the NSF. For the years ended December 31, 1995 and 1996, respectively, the Network Division recognized $154,344 and $196,169 as a reduction to internet services operating costs. No amounts were recognized for the year ended December 31, 1994. Total amounts receivable were $30,904 and $10,326 as of December 31, 1995 and 1996, respectively.

(6) LEASES

     The Network Division has entered into capital and operating leases for telecommunications equipment and office space. Future minimum lease commitments under all leases at December 31, 1996 are as follows:

                                                                CAPITAL      OPERATING
                 YEAR ENDING DECEMBER 31,                        LEASES       LEASES
                 ------------------------                      ----------    ---------
                    1997...................................    $  650,731      344,562
                    1998...................................       468,940      360,623
                    1999...................................       392,382      360,830
                    2000...................................        89,056      372,295
                    2001...................................            --      191,466
                                                               ----------    ---------
  Total minimum lease payments.............................     1,601,109    1,629,776
                                                                             =========
Less amount representing interest..........................      (228,467)
                                                               ----------
  Present value of minimum lease payments..................    $1,372,642
Less current portion.......................................      (548,608)
                                                               ----------
                                                               $  824,034
                                                               ==========

     Rent expense for the years ended December 31, 1994, 1995 and 1996 was $193,904, $218,408 and $455,936, respectively.

     The Network Division has guaranteed monthly usage levels with its primary communications vendors at December 31, 1996 as follows:

                                                          YEAR ENDING
                                                          DECEMBER 31,
                                                          ------------
1997....................................................    $205,000
1998....................................................     205,000
1999....................................................      51,250
                                                            --------
     Total..............................................    $461,250
                                                            ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Compute Intensive, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 1996 and for the period ended February 18, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compute Intensive, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1996 and for the period ended February 18, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                             COMPUTE INTENSIVE INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                1995       1996
                                                              --------   ---------
Current assets:
  Cash......................................................  $ 20,335      44,328
  Trade receivables, net of allowance for doubtful accounts
     of $35,033 and $105,858 in 1995 and 1996,
     respectively...........................................   455,148     506,017
  Income taxes receivable...................................     9,612      15,510
  Deferred income taxes (note 7)............................    16,362          --
  Prepaid expenses and other................................     5,937     183,834
                                                              --------   ---------
          Total current assets..............................   507,394     749,689
Equipment, net (note 2).....................................   344,988     604,358
Other assets................................................    15,408      48,587
                                                              --------   ---------
          Total assets......................................  $867,790   1,402,634
                                                              ========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Revolving lines of credit (note 3)........................  $ 28,193     207,115
  Current portion of note payable to related party (note
     3).....................................................    18,341          --
  Current portion of obligations under capital leases (note
     4).....................................................    60,220     121,535
  Accounts payable..........................................   373,146     809,791
  Accrued liabilities.......................................   113,218     142,235
  Deferred revenue..........................................    43,343      53,295
                                                              --------   ---------
          Total current liabilities.........................   636,461   1,333,971
Note payable to related party, less current portion (note
  3)........................................................    70,384          --
Capital lease obligations, less current portion (note 4)....   104,048     169,476
Deferred income taxes (note 7)..............................    27,790          --
                                                              --------   ---------
          Total liabilities.................................   838,683   1,503,447
Stockholders' equity (deficit):
  Common stock, no par value, 1,000,000 shares authorized,
     900,000 shares issued and outstanding..................       900         900
  Additional paid-in capital................................    41,112     106,266
  Accumulated deficit.......................................   (12,905)   (207,979)
                                                              --------   ---------
          Total stockholders' equity (deficit)..............    29,107    (100,813)
                                                              --------   ---------
Commitments and contingencies (note 4)
          Total liabilities and stockholders' equity
            (deficit).......................................  $867,790   1,402,634
                                                              ========   =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                            STATEMENTS OF OPERATIONS
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                         PERIOD
                                                                                         ENDED
                                                                                      FEBRUARY 18,
                                                               1995        1996           1997
                                                            ----------   ---------    ------------
Revenue:
  Internet services.......................................  $  584,174   2,013,098       519,127
  Consulting services.....................................   1,562,814   1,878,336       187,812
  Computer hardware sales.................................     263,924     387,215        44,540
  Computer software sales.................................       5,345      37,881        17,375
  Other...................................................      69,145      60,037        24,736
                                                            ----------   ---------      --------
          Total revenue...................................   2,485,402   4,376,567       793,590
                                                            ----------   ---------      --------
Operating expenses:
  Cost of consulting services.............................     503,454     537,000       107,604
  Cost of internet services...............................     317,768     670,158       144,457
  Cost of hardware sales..................................     227,913     292,941        26,394
  Cost of software sales..................................       5,859      28,043        15,032
  Marketing and selling...................................     348,006     541,426       137,449
  General and administrative..............................   1,001,736   2,331,945       544,350
  Depreciation and amortization...........................      46,174     133,280        15,954
                                                            ----------   ---------      --------
          Total operating expenses........................   2,450,910   4,534,793       991,240
                                                            ----------   ---------      --------
          Earnings (loss) from operations.................      34,492    (158,226)     (197,650)
Interest expense..........................................     (23,319)    (54,174)       (7,254)
                                                            ----------   ---------      --------
          Earnings (loss) before income taxes.............      11,173    (212,400)     (204,904)
Income tax benefit (expense) (note 7).....................      (7,308)     17,326            --
                                                            ----------   ---------      --------
          Net earnings (loss).............................  $    3,865    (195,074)     (204,904)
                                                            ==========   =========      ========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                              TOTAL
                                                 COMMON      ADDITIONAL                   STOCKHOLDERS'
                                     COMMON      STOCK        PAID-IN      ACCUMULATED       EQUITY
                                     STOCK     SUBSCRIBED     CAPITAL        DEFICIT        (DEFICIT)
                                     ------    ----------    ----------    -----------    -------------
BALANCES AT JANUARY 1, 1995........   $ --         900         41,112        (16,770)          25,242
Issuance of common stock...........    900        (900)            --             --               --
Net earnings.......................     --          --             --          3,865            3,865
                                      ----        ----        -------       --------        ---------
BALANCES AT DECEMBER 31, 1995......    900          --         41,112        (12,905)          29,107
Capital contribution (note 3)......     --          --         65,154             --           65,154
Net loss...........................     --          --             --       (195,074)        (195,074)
                                      ----        ----        -------       --------        ---------
BALANCES AT DECEMBER 31, 1996......    900          --        106,266       (207,979)        (100,813)
Net loss...........................     --          --             --       (204,904)        (204,904)
                                      ----        ----        -------       --------        ---------
BALANCES AT FEBRUARY 18, 1997......   $900          --        106,266       (412,883)        (305,717)
                                      ====        ====        =======       ========        =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                            STATEMENTS OF CASH FLOWS
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                       PERIOD
                                                                                       ENDED
                                                                                    FEBRUARY 18,
                                                             1995         1996          1997
                                                           ---------    --------    ------------
Cash flows from operating activities:
  Net earnings (loss)....................................  $   3,865    (195,074)     (204,904)
  Adjustments to reconcile net earnings (loss) to net
     cash provided (used) by operating activities:
     Depreciation and amortization.......................     46,174     133,280        15,954
     Deferred income tax expense (benefit)...............     11,972     (11,428)           --
     Provision for bad debts.............................     35,015     135,593         5,580
     Changes in operating assets and liabilities:
       Increase in receivables...........................   (306,539)   (186,462)      (64,719)
       Decrease (increase) in prepaid expenses and
          other..........................................      4,463    (117,897)      (33,368)
       Increase in other assets..........................     (7,678)    (35,191)       (2,251)
       Increase in accounts payable......................    306,005     372,637        78,036
       Increase in accrued liabilities...................     22,478      29,017        49,219
       Increase in income tax receivable.................    (17,064)     (5,898)       15,510
       Increase in deferred revenue......................     34,358       9,952       (18,215)
                                                           ---------    --------     ---------
          Net cash provided (used) by operating
            activities...................................    133,049     128,529      (159,428)
                                                           ---------    --------     ---------
Cash flows from investing activities -- Purchases of
  equipment..............................................   (131,193)   (158,549)     (119,999)
                                                           ---------    --------     ---------
Cash flows from financing activities:
  Borrowings under revolving lines of credit.............     19,000     305,258        66,057
  Repayments of revolving lines of credit................     (1,808)   (126,336)      (98,225)
  Borrowings (payments) on note payable to related
     party...............................................    (11,275)    (19,563)      200,000
  Principal payments on capital lease obligations........    (24,880)   (105,346)      (12,717)
  Cash overdraft.........................................         --          --        79,984
                                                           ---------    --------     ---------
          Net cash provided (used) by financing
            activities...................................    (18,963)     54,013       235,099
                                                           ---------    --------     ---------
          Increase (decrease) in cash....................    (17,107)     23,993       (44,328)
Cash, beginning of period................................     37,442      20,335        44,328
                                                           ---------    --------     ---------
Cash, end of period......................................  $  20,335      44,328            --
                                                           =========    ========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Income taxes........................................  $  10,800          --     $      --
                                                           =========    ========     =========
     Interest............................................  $  21,571      54,175     $   7,253
                                                           =========    ========     =========
Noncash investing and financing activities -- Equipment
  acquired through capital lease obligations.............  $ 158,006     232,089     $      --
                                                           =========    ========     =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Compute Intensive, Inc. (the Company) was incorporated in the State of California on December 31, 1993. The Company has three distinct areas of business; providing regional internet access services to customers in California and New Mexico, software and hardware consulting and sales, and software development and implementation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered. On fixed price contracts, revenue is recognized over the course of the contract using the percentage-of-completion method. The Company provides for any anticipated losses on such contracts in the period in which such losses are first determinable.

     Revenue from hardware and software sales is recognized upon shipment of the respective products if the Company has no significant future obligations and collectibility is probable.

  Equipment

     Equipment, including any assets under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets on the lease term, which range from five to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1995 and 1996 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

                             COMPUTE INTENSIVE INC.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 in 1996 did not have a significant effect on the Company's financial position or results of operations.

  Stock Based Compensation

     In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), which establishes a fair value-based method of accounting for stock-based compensation plans. Companies are encouraged to adopt all provisions of SFAS No. 123 and are required to comply with the disclosure requirements of SFAS No. 123, which was effective for fiscal years beginning after December 15, 1995. The Company will continue to account for stock based compensation under the provisions of APB Opinion No. 25 and will provide the pro forma disclosures required by SFAS 123.

  Reclassifications

     Certain reclassifications have been made to the 1995 financial statements to conform with the 1996 presentation.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1995        1996
                                                              --------    --------
Internet and computer equipment.............................  $342,407     730,143
Furniture and office equipment..............................    55,016      57,718
Leasehold improvements......................................     1,892       2,092
                                                              --------    --------
                                                               399,315     789,953
Less accumulated depreciation and amortization..............   (54,327)   (185,595)
                                                              --------    --------
                                                              $344,988     604,358
                                                              ========    ========

     Equipment includes assets owned under capital leases with a net book value of $173,607 and $315,303 at December 31, 1995 and 1996, respectively.

(3) DEBT

     At December 31, 1995 and 1996, the Company had an $100,000 unsecured revolving line of credit agreement with a bank, under which $28,193 and $32,167 was outstanding, respectively. Borrowings under the line bear interest at the bank's prime lending rate plus 4.75% or 4.5%, based on an average daily balance, payable monthly (12.75% at December 31, 1996) and are due in 1997.

                             COMPUTE INTENSIVE INC.

     On October 16, 1996, the Company entered into an additional $200,000 revolving line of credit agreement with a bank, under which $174,948 was outstanding at December 31, 1996. Borrowings under the line bear interest at the bank's prime lending rate plus 2%, based on an average daily balance, payable monthly (10.25% at December 31, 1996) and are due in 1997.

     Note payable to related party at December 31, 1995 bore interest at 7.5% and was due in monthly installments through 2000. During 1996, the unpaid balance of $65,154 was assumed by the Company's majority stockholder and was forgiven and recorded as a capital contribution. The Company borrowed $200,000 from Verio Inc. (Verio) (See note 6), during the period ended February 18, 1997. Such amount was non interest bearing and was repaid in connection with Verio's investment in the Company.

(4) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 1997.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1997........................................................  $ 166,477      200,490
1998........................................................    123,363      269,220
1999........................................................     50,815      281,820
2000........................................................     24,352      307,020
2001........................................................     11,823      313,320
                                                              ---------    ---------
  Total minimum payments....................................    376,830    1,371,870
                                                                           =========
Less amount representing interest...........................    (85,819)
                                                              ---------
  Present value of net minimum lease payments...............    291,011
Less current portion........................................   (121,535)
                                                              ---------
                                                              $ 169,476
                                                              =========

     Rent expense for the years ended December 31, 1995 and 1996 and the period ended February 18, 1997 was $83,148, $128,130 and $27,800, respectively.

  Concentration of Credit Risk

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company's largest customer represented approximately 32% and 20% of total revenues for the years ended December 31, 1995 and 1996, respectively.

     The Company conducts business in California and New Mexico. Customers who operate in California represent at least 75% of the Company's customer base and accounts receivable.

(5) EMPLOYEE BENEFIT PLAN

     The Company has a Simplified Employee Pension Plan (the Plan) covering all employees who meet certain eligibility requirements. The Company may make discretionary contributions to the Plan on behalf of

                             COMPUTE INTENSIVE INC.

employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company did not make any contributions to the Plan during 1995 or 1996.

(6) STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     On February 18, 1997, the Company issued 770,234 shares of newly authorized redeemable, convertible preferred stock to Verio for cash consideration of $4,899,998. The preferred shares are convertible into common shares on a 1.000 for 1.0017 basis and represent a 55% ownership interest in the Company upon conversion. The preferred shares are redeemable at the option of the holder at any time, vote on an as-converted basis, and include a liquidation preference equal to the issuance price. In addition, Verio acquired an option to acquire a 100% common stock ownership in the Company which it may exercise at any time on or after one year following the issuance date of the preferred shares. Upon the initial public offering of Verio common stock or a significant strategic investor in Verio, Verio is required to exercise the option.

     The Company's 1995 Stock Option/Stock Issuance Plan (the Plan) was adopted by the Board of Directors and approved by the shareholders of the Company in March 1995. The Plan provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the plan administrator, be granted options to purchase shares of common stock. 250,000 shares of the Company's Common Stock have been authorized for issuance under the Plan, of which 131,000 and 29,500 nonqualified options were granted in 1995 and 1996, respectively, with an exercise price of $.05 and $.001 per share, respectively. All options were granted at fair value at the date of grant, as determined by the Company's Board of Directors. There were no options exercised and 18,176 were canceled during 1996.

     Generally, options vest 25% on the first anniversary of the option grant date and the balance vests thereafter in equal successive monthly installments over the next 36 months of service. Option grants to nonemployee directors must be approved by the Board.

     During 1995 and 1996, the per share weighted-average fair values of stock options granted was $.01 and $.65, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for both years; expected dividend yield 0%, risk-free interest rate of 6%, and expected life of three years. If the Company determined compensation expense in 1995 and 1996 based on the fair value of the options at the grant date under SFAS No. 123, net loss and net earnings would not have been significantly different than the historical results of operations.

(7) INCOME TAXES

     Income tax expense (benefit) consists of the following for the years ended December 31:

                                                              1995      1996
                                                             -------   -------
Current:
  Federal..................................................  $(3,838)   (6,698)
  State....................................................     (826)      800
                                                             -------   -------
                                                              (4,664)   (5,898)
                                                             -------   -------
Deferred:
  Federal..................................................    9,261    (8,717)
  State....................................................    2,711    (2,711)
                                                             -------   -------
                                                              11,972   (11,428)
                                                             -------   -------
                                                             $ 7,308   (17,326)
                                                             =======   =======

     No tax benefit was recorded for the period ended February 18, 1997 due to uncertainty as to realization of the net operating loss for the period.

                             COMPUTE INTENSIVE INC.

     Income taxes expense (benefit) for the years ended December 31 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                               1995      1996
                                                              ------    -------
Expected tax expense (benefit)..............................  $3,798    (72,216)
State income taxes, net of federal benefit..................     335     (6,373)
Nondeductible expenses......................................   3,175      7,142
Increase in valuation allowance for deferred tax assets.....      --     41,066
Other.......................................................      --     13,055
                                                              ------    -------
     Actual income tax expense (benefit)....................  $7,308    (17,326)
                                                              ======    =======

     Temporary differences that give rise to the components of deferred tax assets and liabilities as of December 31 are as follows:

                                                                1995       1996
                                                              --------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $     --     50,231
  Accounts receivable, due to allowance for doubtful
     accounts for financial statement purposes only.........    15,169     37,983
  Other.....................................................     1,193         --
                                                              --------    -------
          Gross deferred tax asset..........................    16,362     88,214
Valuation allowance.........................................        --    (41,066)
                                                              --------    -------
          Net deferred tax asset............................    16,362     47,148
                                                              --------    -------
Deferred tax liability:
  Equipment, due to differences in depreciation for
     financial statement and tax purposes...................   (23,696)   (43,054)
  Other.....................................................    (4,094)    (4,094)
                                                              --------    -------
          Total deferred tax liability......................   (27,790)   (47,148)
                                                              --------    -------
          Net deferred tax liability........................  $ 11,428         --
                                                              ========    =======

     As of December 31, 1996, the Company has a net operating loss carryforward of approximately $132,000 for federal income tax purposes which will expire in 2011, if not utilized. A valuation allowance has been recorded for a portion of the related deferred tax asset due to the uncertainty relating to the realization of the entire net operating loss carryforward in the future.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NorthWestNet, Inc.:

     We have audited the accompanying balance sheet of NorthWestNet, Inc. as of June 30, 1996, and the related statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1996 and the eight months ended February 28, 1997. We have also audited the accompanying balance sheet of Northwest Academic Computing Consortium, Inc. (Predecessor Company) as of June 30, 1995 and the related statements of operations, fund balance and cash flows for the year ended June 30, 1995 and the six months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NorthWestNet, Inc. as of June 30, 1996, and the results of its operations and its cash flows for the six months ended June 30, 1996, and the eight months ended February 28, 1997 and the financial position of Northwest Academic Computing Consortium, Inc. as of June 30, 1995 and the results of its operations and its cash flows for the year ended June 30, 1995 and the six months ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Seattle, Washington
January 31, 1998

                               NORTHWESTNET, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                              PREDECESSOR
                                                                COMPANY      NORTHWESTNET, INC.
                                                              -----------    ------------------
                                                               JUNE 30,           JUNE 30,
                                                                 1995               1996
                                                              -----------    ------------------
Cash and cash equivalents...................................  $  563,952           277,284
Accounts receivable, net....................................     842,753         1,243,981
Prepaids and other assets...................................      29,605            32,505
                                                              ----------         ---------
          Total current assets..............................   1,436,310         1,553,770
Equipment, furniture and leasehold improvements, net........   1,246,180         1,613,981
Deferred income taxes.......................................          --            46,000
                                                              ----------         ---------
          Total assets......................................  $2,682,490         3,213,751
                                                              ==========         =========

                      LIABILITIES, STOCKHOLDERS' EQUITY AND FUND BALANCE

Accounts payable............................................  $  108,297           165,606
Accrued liabilities.........................................     102,010           340,677
Deferred revenues and customer advances.....................     965,589         1,374,708
                                                              ----------         ---------
          Total current liabilities.........................   1,175,896         1,880,991
                                                              ----------         ---------
Stockholders' equity:
  Common stock, $.01 par value. Authorized 10,000,000
     shares; issued and outstanding 4,000,000 shares and
     4,000,100 shares at June 30, 1995 and June 30, 1996,
     respectively...........................................          --            40,000
  Additional paid-in capital................................          --         1,193,402
  Retained earnings.........................................          --            99,358
                                                              ----------         ---------
          Total stockholders' equity........................          --         1,332,760
                                                              ----------         ---------
Fund balance................................................   1,506,594                --
                                                              ----------         ---------
          Total liabilities and stockholders' equity........  $2,682,490         3,213,751
                                                              ==========         =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                            STATEMENTS OF OPERATIONS

                                               PREDECESSOR COMPANY            NORTHWESTNET, INC.
                                            --------------------------    --------------------------
                                                           SIX MONTHS     SIX MONTHS    EIGHT MONTHS
                                            YEAR ENDED       ENDED          ENDED          ENDED
                                             JUNE 30,     DECEMBER 31,     JUNE 30,     FEBRUARY 28,
                                               1995           1995           1996           1997
                                            ----------    ------------    ----------    ------------
Revenue:
  Internet access and connection fees.....  $2,218,354     1,197,690      1,655,211      2,572,917
  Online information service fees.........     430,031       310,430        380,522        976,404
  Grants..................................      10,000       146,734         78,342         85,795
  Other...................................     117,835        15,407         16,949         47,019
                                            ----------     ---------      ---------      ---------
          Total revenue...................   2,776,220     1,670,261      2,131,024      3,682,135
Operating expenses:
  Salaries and employee benefits..........   1,145,224       770,215        886,958      2,728,589
  Network operations and circuits.........     225,570       356,711        320,396        547,031
  Professional fees.......................     254,982       126,789         39,307         61,047
  Marketing and advertising...............      55,222        32,460         66,209        114,544
  General and administrative..............     624,314       309,961        364,418        673,541
  Depreciation and amortization...........     507,693       248,770        311,261        509,122
                                            ----------     ---------      ---------      ---------
          Total operating expenses........   2,813,005     1,844,906      1,988,549      4,633,874
                                            ----------     ---------      ---------      ---------
Operating income (loss)...................     (36,785)     (174,645)       142,475       (951,739)
Interest income...........................      46,108        25,639         15,883         25,083
                                            ----------     ---------      ---------      ---------
          Earnings (loss) before income
            taxes.........................       9,323      (149,006)       158,358       (926,656)
                                            ----------     ---------      ---------      ---------
Income tax expense (benefit)..............          --            --         59,000       (135,000)
                                            ----------     ---------      ---------      ---------
          Net earnings (loss).............  $    9,323      (149,006)        99,358       (791,656)
                                            ==========     =========      =========      =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

              STATEMENTS OF STOCKHOLDERS' EQUITY AND FUND BALANCE

                                                                                 RETAINED
                                                                  ADDITIONAL     EARNINGS         TOTAL
                                             FUND       COMMON     PAID-IN     (ACCUMULATED   STOCKHOLDERS'
                                            BALANCE      STOCK     CAPITAL       DEFICIT)        EQUITY
                                          -----------   -------   ----------   ------------   -------------
BALANCES AT JUNE 30, 1994...............  $ 1,497,271       --           --            --              --
Net earnings............................        9,323       --           --            --              --
                                          -----------   ------    ---------      --------       ---------
BALANCES AT JUNE 30, 1995...............    1,506,594       --           --            --              --
Net loss for the six months ended
  December 31, 1995.....................     (149,006)      --           --            --              --
Distribution to stockholder.............     (124,186)      --           --            --              --
                                          -----------   ------    ---------      --------       ---------
BALANCES AT DECEMBER 31, 1995...........    1,233,402       --           --            --              --
Issuance of common stock to effect
  corporate reorganization..............   (1,233,402)  40,000    1,193,402            --       1,233,402
Net earnings for the six months ended
  June 30, 1996.........................           --       --           --        99,358          99,358
                                          -----------   ------    ---------      --------       ---------
BALANCES AT JUNE 30, 1996...............           --   40,000    1,193,402        99,358       1,332,760
Exercise of stock options...............           --        1           86            --              87
Contingent stock compensation expense...           --       --      451,696            --         451,696
Net loss for the eight months ended
  February 28, 1997.....................           --       --           --      (791,656)       (791,656)
                                          -----------   ------    ---------      --------       ---------
BALANCES AT FEBRUARY 28, 1997...........  $        --   40,001    1,645,184      (692,298)        992,887
                                          ===========   ======    =========      ========       =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                            STATEMENTS OF CASH FLOWS
                  JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996

                                             PREDECESSOR COMPANY         NORTHWESTNET, INC.
                                          -------------------------   -------------------------
                                                        SIX MONTHS    SIX MONTHS   EIGHT MONTHS
                                          YEAR ENDED      ENDED         ENDED         ENDED
                                           JUNE 30,    DECEMBER 31,    JUNE 30,    FEBRUARY 28,
                                             1995          1995          1996          1997
                                          ----------   ------------   ----------   ------------
Cash flows from operating activities:
  Net earnings (loss)...................  $   9,323       (149,006)      99,358       (791,656)
  Adjustments to reconcile net earnings
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization......    507,693        248,770      311,261        509,122
     Contingent stock option
       compensation.....................         --             --           --        451,696
     Loss on disposition of equipment...         --             --           --         10,526
     Deferred tax benefit...............         --             --      (46,000)       (74,000)
     Increases and decreases in:
       Accounts receivable..............   (272,151)       418,635     (819,863)       624,707
       Prepaids and other assets........    (18,841)       (28,347)      25,447     (1,396,570)
       Accounts payable.................    (73,064)       (48,302)     (37,056)       304,296
       Accrued liabilities..............     (9,079)       110,275      128,392      1,069,605
       Deferred revenue.................    331,904         76,759      332,360       (599,775)
                                          ---------     ----------    ---------    -----------
          Net cash provided by (used in)
            operating activities........    475,785        628,784       (6,101)       107,951
                                          ---------     ----------    ---------    -----------
Cash flows from investing activities:
  Purchase of equipment, furniture and
     leasehold improvements.............   (760,922)      (260,850)    (524,315)    (1,047,283)
  Disposition of equipment..............         --             --           --         22,678
                                          ---------     ----------    ---------    -----------
          Net cash used in investing
            activities..................   (760,922)      (260,850)    (524,315)    (1,024,605)
                                          ---------     ----------    ---------    -----------
Cash flows from financing activities:
  Advances from Verio, Inc. ............         --             --           --      2,560,294
  Distribution to stockholder...........         --             --     (124,186)            --
  Exercise of stock options.............         --             --           --             87
                                          ---------     ----------    ---------    -----------
          Net cash provided by (used in)
            financing activities........         --             --     (124,186)     2,560,381
                                          ---------     ----------    ---------    -----------
          Increase (decrease) in cash
            and cash equivalents........   (285,137)       367,934     (654,602)     1,643,727
Cash and cash equivalents at beginning
  of period.............................    849,089        563,952      931,886        277,284
                                          ---------     ----------    ---------    -----------
Cash and cash equivalents at end of
  period................................  $ 563,952        931,886      277,284      1,921,011
                                          =========     ==========    =========    ===========
Supplemental disclosures of cash flow
  information -- cash paid during the
  period for income taxes...............  $     900             --       82,000        118,000
                                          =========     ==========    =========    ===========
Supplemental schedule of noncash
  financing and investing activities:
  Accounts payable related to purchase
     of equipment.......................  $  15,140         13,523      129,144             --
                                          =========     ==========    =========    ===========
  Issuance of common stock to effect
     corporate reorganization...........  $      --      1,233,402           --             --
                                          =========     ==========    =========    ===========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  JUNE 30, 1995 AND 1996 AND FEBRUARY 28, 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     NorthWestNet, Inc. (NorthWestNet), a for-profit corporation incorporated in the state of Oregon, is a subsidiary of Northwest Academic Computing Consortium, Inc. (NWACC). NorthWestNet provides Internet access and related on-line information services to businesses, educational institutions and other organizations located principally in the Northwest.

  (b) Corporate Reorganization

     NWACC, a nonprofit corporation organized to promote research, education and economic development in the Northwest, had been providing Internet access to businesses and organizations in the Northwest since 1991.

     On January 1, 1996, NWACC completed a transaction that included the creation of NorthWestNet. The transaction consisted of the transfer of substantially all of NWACC's operating assets and liabilities to NorthWestNet in exchange for 4,000,000 shares of common stock, which represented all of the outstanding common stock of NorthWestNet. This transaction represented a tax-free transfer pursuant to the Internal Revenue Code (IRC) section 351. In connection with the transaction, all NWACC employees became NorthWestNet employees.

     NWACC's relationship to NorthWestNet, is now that of a stockholder, currently the majority stockholder. NWACC intends to maintain its tax-exempt status under IRC section 501(c)(3); however, its activities are independent of NorthWestNet and its employees.

  (c) Basis of Presentation

     There was no change in the carrying amounts of assets and liabilities transferred from NWACC to NorthWestNet effective January 1, 1996. The accompanying financial statements include the accounts of NWACC through December 31, 1995, presented as Predecessor Company.

     The carrying amounts of net assets transferred from NWACC to NorthWestNet effective January 1, 1996 are summarized as follows:

Cash and cash equivalents...................................  $  807,700
Accounts receivable, net....................................     424,118
Prepaids and other assets...................................      57,952
Equipment, furniture and leasehold improvements, net........   1,271,783
                                                              ----------
          Total assets......................................   2,561,553
                                                              ----------
Accounts payable............................................      73,518
Accrued expenses............................................     212,285
Deferred revenue............................................   1,042,348
                                                              ----------
          Total liabilities.................................   1,328,151
                                                              ----------
          Net assets........................................  $1,233,402
                                                              ==========

  (d) Cash Equivalents

     All short-term investments with original maturities of three months or less at date of purchase are considered to be cash equivalents.

                               NORTHWESTNET, INC.

  (e) Concentrations of Credit Risk

     Financial instruments that potentially subject NorthWestNet to concentrations of credit risk consist principally of cash equivalents and accounts receivable. NorthWestNet's cash equivalents represent investments in money market funds which are readily convertible to cash. Accounts receivable are principally from NorthWestNet's customers located throughout the Northwest.

  (f) Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 effective July 1, 1996 did not have a significant effect on the NorthWestNet's financial position or results of operations.

  (g) Revenue Recognition

     Revenues consist primarily of Internet access fees, connection fees and on-line information service fees. Internet access fees consist of fixed monthly amounts and are recognized ratably over the terms of the service contracts. Connection fees, representing customer site equipment and installation charges, are recognized upon installation of a customer's Internet connectivity. Fixed on-line information service fees are recognized ratably over the terms of the service contracts. Volume-based on-line information service fees are recognized as such services are delivered. Payments received in advance of providing services are deferred until the period such services are provided.

  (h) Advertising Costs

     Advertising costs are expensed as incurred.

  (i) Depreciation and Amortization

     Equipment, furniture and leasehold improvements are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, or the lease term, if shorter. The estimated useful lives of the assets are as follows:

Network equipment...........................................  3 - 4 years
Computer and office equipment...............................  2 - 3 years
Furniture and fixtures......................................      7 years
Leasehold improvements......................................      5 years

  (j) Use of Estimates

     NorthWestNet management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                               NORTHWESTNET, INC.

  (k) Income Taxes

     NorthWestNet accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

     NWACC was exempt from the payment of Federal income taxes under IRC section 501(c)(3). Therefore, no provision for income taxes was required through December 31, 1995.

  (l) Stock-Based Compensation

     Prior to July 1, 1996, NorthWestNet accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, NorthWestNet adopted Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions. NorthWestNet has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2) EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

     Equipment, furniture and leasehold improvements and related accumulated depreciation and amortization consist of the following:

                                                                      JUNE 30
                                                              ------------------------
                                                                 1995          1996
                                                              -----------    ---------
Network equipment...........................................  $ 1,645,558    1,878,787
Computer and office equipment...............................      603,051      586,653
Furniture and fixtures......................................      102,010       77,011
Leasehold improvements......................................       50,301       50,301
                                                              -----------    ---------
          Total cost........................................    2,400,920    2,592,752
Less accumulated depreciation and amortization..............   (1,154,740)    (978,771)
                                                              -----------    ---------
                                                              $ 1,246,180    1,613,981
                                                              ===========    =========

(3) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                    JUNE 30
                                                              -------------------
                                                                1995       1996
                                                              --------    -------
Accrued compensation and benefits...........................  $102,010    153,447
Network operations and circuits.............................        --    129,080
Other.......................................................        --     58,150
                                                              --------    -------
                                                              $102,010    340,677
                                                              ========    =======

                               NORTHWESTNET, INC.

(4) BORROWING AGREEMENT

     NorthWestNet had a borrowing agreement with a commercial bank, which expired in June 1997, that provided for a $400,000 operating line of credit (Line of Credit) and a $600,000 equipment term loan (Term Loan). Borrowings under the Line of Credit were limited to 75% of eligible accounts receivable and bear interest at the bank's prime rate plus 1.75%. The Term Loan bore interest at the bank's prime rate plus 2%. Borrowings under this agreement were secured by substantially all of NorthWestNet's assets. There were no borrowings under the Line of Credit or Term Loan as of June 30, 1996.

(5) INCOME TAXES

     The components of NorthWestNet's income tax expense (benefit) for the six months ended June 30, 1996 and the eight months ended February 28, 1997 are as follows:

                                                                SIX          EIGHT
                                                               MONTHS        MONTHS
                                                               ENDED         ENDED
                                                              JUNE 30,    FEBRUARY 28,
                                                                1996          1997
                                                              --------    ------------
Current:
Federal.....................................................  $100,000       (66,000)
State.......................................................     5,000         5,000
Deferred -- Federal.........................................   (46,000)      (74,000)
                                                              --------      --------
                                                              $ 59,000      (135,000)
                                                              ========      ========

     Deferred income taxes result from temporary differences in the recognition of income and expense between financial statement and income tax reporting. Temporary differences at June 30, 1996 are primarily attributable to depreciation and amortization of equipment, furniture and leasehold improvements. The tax effects of these temporary differences result in deferred tax assets which are classified as noncurrent on the accompanying June 30, 1996 balance sheet. Actual tax expense for the six months ended June 30, 1996 approximates the amount calculated using the Federal statutory rate of 34%, plus the provision for state taxes. The tax benefit for the eight months ended February 28, 1997 differs from the expected benefit, calculated using the Federal statutory rate of 34%, primarily due to non-deductible stock option compensation.

(6) STOCKHOLDERS' EQUITY -- EMPLOYEE STOCK OPTION PLAN

     NorthWestNet adopted a stock option plan (Plan) in January 1996 to compensate its employees for future services and has reserved 1.5 million shares of common stock for option grants under the Plan. Of the reserved shares, 500,000 are for options which are exercisable, upon reaching defined corporate objectives (Contingent Options), at an exercise price of $.875 per share. The date the defined corporate objectives are met, any excess of fair market value per share over the exercise price per share of the outstanding options would be charged to salaries and benefits expense in the statement of operations with a corresponding increase in stockholder's equity. As of December 31, 1996, 370,000 contingent shares were outstanding. The remaining 1 million reserved shares are for options which generally vest, based on continued employment, over periods ranging from three to four years in equal monthly increments beginning the month after the grant (Noncontingent Options). All options expire ten years from the date of grant and are exercisable at the fair market value of the common stock at the grant date.

                               NORTHWESTNET, INC.

     A summary of stock option activity under the Plan follows:

                                                                     OUTSTANDING OPTIONS
                                                             -----------------------------------
                                                                                       WEIGHTED-
                                                  SHARES                                AVERAGE
                                                 AVAILABLE      NON-                   EXERCISE
                                                 FOR GRANT   CONTINGENT   CONTINGENT     PRICE
                                                 ---------   ----------   ----------   ---------
Authorization of Plan..........................  1,500,000          --          --      $   --
Options granted................................   (988,000)    583,000     405,000       0.875
Options relinquished...........................     76,771     (41,771)    (35,000)      0.875
Balances at June 30, 1996......................    588,771     541,229     370,000       0.875
Options granted................................    (54,000)     54,000          --       1.956
Options exercised..............................         --        (100)         --       0.875
Options relinquished...........................      3,229      (3,229)         --       0.875
Options surrendered for cash...................         --    (192,265)         --       0.875
Balances at February 28, 1997..................    538,000     399,635     370,000      $0.951

     NorthWestNet applies APB Opinion No. 25 in accounting for its Plans, and, because the Company grants options at fair value, as determined by the Company's Board of Directors, no compensation cost has been recognized for its employee stock options in the financial statements. Had NorthWestNet determined compensation cost of employee stock options based on the fair value at the grant date for its stock options under SFAS No. 123, NorthWestNet's net earnings would have been reported as the pro forma amounts indicated below:

                                                                SIX          EIGHT
                                                               MONTHS        MONTHS
                                                               ENDED         ENDED
                                                              JUNE 30,    FEBRUARY 28,
                                                                1996          1997
                                                              --------    ------------
Net earnings (loss):
  As reported...............................................  $99,359       (791,656)
  Pro forma.................................................   26,469       (892,205)

     The per share weighted-average fair value of stock options granted during the six months ended June 30, 1996 and the eight months ended February 28, 1997 was $0.28 and $0.70 respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: six months ended June 30, 1996 -- expected dividend yield 0%, risk-free interest rate of 5.51% and an expected life of 7 years; eight months ended February 28, 1997 -- expected dividend yield 0%, risk-free interest rate of 6.55%, and an expected life of 7 years.

                               NORTHWESTNET, INC.

     The following table summarizes information about stock options outstanding under the Plan at June 30, 1996 and February 28, 1997:

                                                                 OPTIONS OUTSTANDING
                                                         ------------------------------------
                                                                          WEIGHTED-AVERAGE
                                                           NUMBER             REMAINING
                    EXERCISE PRICES                      OUTSTANDING      CONTRACTUAL LIFE
                    ---------------                      -----------    ---------------------
June 30, 1996:
  $0.875...............................................    911,229            9.5 years
                                                           -------
February 28, 1997:
  $0.875...............................................    715,635
   1.375...............................................      6,000
   2.000...............................................     34,500
  $2.10................................................     13,500
                                                           -------
  $0.875-2.000.........................................    769,635            9.5 years
                                                           -------

     All options became vested and exercisable upon completion of the ownership change described in note 10.

(7) LEASES

     NorthWestNet leases its office and certain network operations facilities under operating leases which expire in 2002. NorthWestNet subleases a portion of its office space as sublessor under operating leases which expire in 1996 and 1997. Rental expense, net of sublease income, is included in general and administrative expenses and is comprised of the following:

                                                          MINIMUM     SUBLEASE
                                                          RENTALS      INCOME     TOTAL
                                                          --------    --------   -------
Year ended June 30, 1995................................  $142,318     34,665    107,653
Six months ended December 31, 1995......................    88,960     28,623     60,337
Six months ended June 30, 1996..........................    88,795     24,423     64,372
Eight months ended February 28, 1997....................   119,696     25,455     94,241

     NorthWestNet leases circuit lines from various vendors under month-to-month operating leases. Rent expense on these circuit line leases amounted to $225,570, $316,712, $270,395, and $413,697 for fiscal year ended 1995, the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively, and is included in network operations and circuits in the statements of operations.

     In November 1996, NorthWestNet amended its existing operating lease for its office facilities. The amendment increased the space leased by NorthWestNet by approximately 9,000 square feet, beginning in February 1997, and extended the lease term of existing space to February 2002. Additionally, in December 1996, NorthWestNet entered into an operating lease for network operations facilities. The initial term of the lease is five years, beginning in March 1997, with two three-year extensions available at NorthWestNet's option.

(8) DEFINED CONTRIBUTION PLAN

     NorthWestNet and NWACC both sponsor defined contribution plans. For the NorthWestNet plan, employees who have worked a minimum of three months and attained age 20 are eligible to participate and employee contributions are matched by NorthWestNet up to certain limits. Sponsor contributions to the plans

                               NORTHWESTNET, INC.

totaled $35,765, $17,589, $26,781, and $68,855 for the year ended June 30, 1995 and the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively.

(9) BUSINESS CONCENTRATION

     One customer accounted for approximately 25%, 23%, 27%, and 23% of revenues for the year ended June 30, 1995, the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively. Such customer had account receivable balance of $227,662 at June 30, 1996.

     Additionally, another customer accounted for approximately 14% of revenues for the eight months ended February 28, 1997.

(10) OWNERSHIP CHANGE

     On January 22, 1997, NorthWestNet, NWACC and Verio Inc. (Verio) executed a Stock Purchase Agreement (Agreement) pursuant to which Verio acquired all of the common stock of NorthWestNet owned by NWACC. Under the Agreement, Verio also agreed to contribute at least $3.4 million to NorthWestNet, of which approximately $2.3 million was funded in February 1997. The transaction closed on February 28, 1997.

     In connection with the sale to Verio, 370,000 contingent options became exercisable and $451,696 of compensation expense was recorded by NorthWestNet in February 1997 which was funded by Verio in addition to the $3.4 million. (See note 6). In addition, the Plan was amended to provide for Verio's right to acquire all of the securities outstanding under that plan.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
VERIO INC.:

     We have audited the accompanying balance sheet of Aimnet Corporation (wholly-owned by Aimquest Corporation) as of March 31, 1997 and the related statements of operations, stockholder's equity, and cash flows for the year ended March 31, 1997 and the period ended May 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aimnet Corporation as of March 31, 1997, and the results of its operations and its cash flows for the year ended March 31, 1997 and the period ended May 19, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                                 BALANCE SHEET
                                 MARCH 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $   201,074
  Trade receivables, net of allowance for doubtful accounts
     of $52,770.............................................      460,611
  Inventory.................................................       39,344
  Prepaid expenses and other................................       44,867
                                                              -----------
          Total current assets..............................      745,896
Equipment, net (note 2).....................................      880,224
                                                              -----------
          Total assets......................................  $ 1,626,120
                                                              ===========
                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable..........................................  $   141,680
  Accrued expenses..........................................       31,260
  Deferred revenue..........................................       19,251
  Due to parent (note 3)....................................      514,122
  Current portion of obligations under capital lease
     obligations (note 4)...................................        8,153
                                                              -----------
          Total current liabilities.........................      714,466
Capital lease obligations, less current portion (note 4)....       17,409
                                                              -----------
          Total liabilities.................................      731,875
Stockholder's equity (note 6):
  Common stock, no par value, 1,000 shares authorized, 100
     shares issued and outstanding..........................    2,307,640
  Accumulated deficit.......................................   (1,413,395)
                                                              -----------
          Total stockholder's equity........................      894,245
Commitments (note 4)
                                                              -----------
          Total liabilities and stockholder's equity........  $ 1,626,120
                                                              ===========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                            STATEMENT OF OPERATIONS
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                                            PERIOD ENDED
                                                                              MAY 19,
                                                                 1997           1997
                                                              -----------   ------------
Revenue:
  Internet services.........................................  $ 2,649,839      303,600
  Other (note 3)............................................      215,279       87,788
                                                              -----------     --------
          Total revenue.....................................    2,865,118      391,388
                                                              -----------     --------
Operating expenses:
  Internet services and other operating costs...............    1,225,329      124,275
  Selling, general and administrative.......................    2,098,958      437,292
  Provision for bad debts...................................      425,295           --
  Depreciation..............................................      528,931       94,801
                                                              -----------     --------
          Total operating expenses..........................    4,278,513      656,368
                                                              -----------     --------
          Net loss..........................................  $(1,413,395)    (264,980)
                                                              ===========     ========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                       STATEMENT OF STOCKHOLDER'S EQUITY
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                           INTERCOMPANY
                                                COMMON       ACCOUNT      ACCUMULATED
                                                STOCK      WITH PARENT      DEFICIT       TOTAL
                                              ----------   ------------   -----------   ----------
Balance as of March 31, 1996................  $       --     1,592,490            --     1,592,490
Incorporation as wholly owned subsidiary and
  additional capital contribution by
  parent....................................   2,307,640    (1,592,490)           --       715,150
Net loss....................................          --            --    (1,413,395)   (1,413,395)
                                              ----------    ----------    ----------    ----------
Balances as of March 31, 1997...............  $2,307,640            --    (1,413,395)      894,245
Net loss....................................          --            --      (264,980)     (264,980)
                                              ----------    ----------    ----------    ----------
Balances as of May 19, 1997.................  $2,307,640            --    (1,678,375)      629,265
                                              ==========    ==========    ==========    ==========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                            STATEMENT OF CASH FLOWS
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                                             PERIOD ENDED
                                                                               MAY 19,
                                                                 1997            1997
                                                              -----------    ------------
Cash flows from operating activities:
  Net loss..................................................  $(1,413,395)     (264,980)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................      528,931        94,801
     Provision for bad debts................................      425,295            --
     Changes in operating assets and liabilities:
       Decrease (increase) in trade receivables.............     (375,042)       40,670
       Decrease (increase) in inventory.....................       (5,423)       13,107
       Decrease in prepaid expenses and other...............        7,047         4,416
       Decrease in accounts payable.........................      (44,692)       (7,459)
       Increase (decrease) in accrued expenses..............      (15,248)       18,522
       Increase (decrease) in deferred revenue..............       10,968        (5,171)
                                                              -----------      --------
          Net cash used by operating activities.............     (881,559)     (106,094)
                                                              -----------      --------
Cash flows from investing activities -- purchases of
  equipment.................................................     (320,809)      (54,458)
                                                              -----------      --------
Cash flows from financing activities:
  Cash capital contribution by parent.......................      715,150            --
  Increase in due to related party..........................      514,122        55,264
  Principal payments on capital lease obligations...........       (3,255)       (1,548)
                                                              -----------      --------
          Net cash provided by financing activities.........    1,226,017        53,716
                                                              -----------      --------
          Increase (decrease) in cash.......................       23,649      (106,836)
Cash, beginning of period...................................      177,425       201,074
                                                              -----------      --------
Cash, end of period.........................................  $   201,074        94,238
                                                              ===========      ========
Noncash investing and financing activities --
  Equipment acquired through capital lease obligations......  $    28,817            --
                                                              ===========      ========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Aimnet Corporation (the Company) was incorporated in the State of California on September 26, 1996 as a wholly owned subsidiary of Aimquest Corporation (Aimquest). Prior to incorporation, the Company's assets, liabilities, and operations were included in the financial statements of Aimquest. The Company provides regional internet access services, and hardware and software sales to customers in California. The accompanying financial statements include the operations of the Company assuming that the Company had been operated separately as of April 1, 1996 and thereafter.

     Effective May 19, 1997, Verio Inc. acquired a 55% ownership interest in the Company (see note 6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Inventory

     Inventory, consisting of systems hardware and software and maintenance parts and supplies is recorded at the lower of cost (first-in, first-out) or market.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which are two or three years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The Company is included in the tax returns of Aimquest. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     No tax benefit has been allocated to the Company due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss in the consolidated income tax returns of Aimquest. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the Company's net loss.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of March 31, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 5% of accounts receivable or total revenue as of or for the year ended March 31, 1997 or the period ended May 19, 1997.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. The adoption of SFAS 121 effective April 1, 1996 did not have a significant effect on the Company's financial position or results of operations.

(2) EQUIPMENT

     Equipment consisted of the following at March 31, 1997:

Internet and computer equipment..........................  $1,712,000
Furniture................................................      29,144
                                                           ----------
                                                            1,741,144
Less accumulated depreciation............................    (860,920)
                                                           ----------
                                                           $  880,224
                                                           ==========

     Equipment includes assets owned under capital leases with a net book value of $25,562 at March 31, 1997.

(3) RELATED PARTY TRANSACTIONS

     The Company provides internet services to Aimquest which totaled $5,924 for the year ended March 31, 1997 and $20,386 for the period ended May 19, 1997.

     Amounts due to parent represent cash transfers from Aimquest which are noninterest bearing.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2001. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending March 31 are as follows:

                                                          CAPITAL    OPERATING
                                                          LEASES       LEASES
                                                          -------    ----------
1998....................................................  $12,396     327,146
1999....................................................   12,396     283,916
2000....................................................    8,780     279,810
2001....................................................       --     109,488
Less future minimum payments to be received under
  noncancelable subleases...............................       --     (31,059)
                                                          -------     -------
  Total minimum payments................................   33,572     969,301
                                                                      =======
Less amount representing interest.......................   (8,010)
                                                          -------
  Present value of net minimum lease payments...........   25,562
Less current portion....................................   (8,153)
                                                          -------
                                                          $17,409
                                                          =======

     Rent expense for the year ended March 31, 1997 and the period ended May 19, 1997 totaled $314,890 and $38,203, respectively.

(5) EMPLOYEE BENEFIT PLAN

     Aimquest has a 401(k) (the Plan) covering all employees of the Company who meet certain eligibility requirements. Employer contributions are not required and the Company did not make any contributions to the Plan during the year ended March 31, 1997 or the period ended May 19, 1997.

(6) SUBSEQUENT EVENT

     Effective May 19, 1997, Verio Inc. (Verio) acquired 77 shares of the Company's series A preferred stock for cash consideration of approximately $4,171,000. The preferred shares represent a 55% ownership interest in the Company, on a fully diluted basis, and are convertible into common shares on a one for one basis. In addition, the preferred shares have a liquidation preference equal to the issuance price. Verio also acquired an option to acquire a 100% ownership in the Company in the future upon the occurrence of certain events, including an initial public offering of Verio common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of West Coast Online, Inc. as of September 30, 1997 and the related statements of operations and accumulated deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Coast Online, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
November 21, 1997

                            WEST COAST ONLINE, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $  25,907
  Trade receivables, net of allowance for doubtful accounts
     of $3,588..............................................     96,659
  Prepaid expenses and other................................      4,933
                                                              ---------
          Total current assets..............................    127,499
Equipment, net (note 2).....................................    524,474
Other assets................................................      7,148
                                                              ---------
          Total assets......................................  $ 659,121
                                                              =========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable:
     Trade..................................................  $  41,270
     Related party (note 5).................................     27,009
  Accrued liabilities.......................................    105,487
  Deferred revenue..........................................     99,679
  Current portion of capital lease obligations (note 3).....     57,874
                                                              ---------
          Total current liabilities.........................    331,319
Capital lease obligations, less current portion (note 3)....     69,994
          Total liabilities.................................    401,313
                                                              ---------
Redeemable preferred stock, 2,000,000 shares authorized
  (note 4):
  Series A, 60,000 shares issued and outstanding............    225,000
  Series B, 50,710 shares issued and outstanding............    250,000
                                                              ---------
          Total redeemable preferred stock..................    475,000
                                                              ---------
Stockholders' deficit (note 4):
  Common stock, no par value, 1,000,000 shares authorized,
     246,000 shares issued and outstanding..................     79,775
  Accumulated deficit.......................................   (296,967)
                                                              ---------
          Total stockholders' deficit.......................   (217,192)
Commitments (note 3)
          Total liabilities and stockholders' deficit.......  $ 659,121
                                                              =========

                See accompanying notes to financial statements.

                            WEST COAST ONLINE, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

Revenue:
  Internet services.........................................  $1,354,911
  Computer hardware sales...................................     171,818
  Other.....................................................     126,394
                                                              ----------
          Total revenue.....................................   1,653,123
                                                              ----------
Operating expenses:
  Internet services operating costs.........................     641,106
  Cost of hardware sales....................................     136,978
  Selling, general and administrative.......................     913,743
  Depreciation..............................................     106,185
                                                              ----------
          Total operating expenses..........................   1,798,012
                                                              ----------
          Loss from operations..............................    (144,889)
Interest expense............................................     (22,772)
                                                              ----------
          Net loss..........................................    (167,661)
Accumulated deficit at beginning of period..................    (129,306)
                                                              ----------
Accumulated deficit at end of period........................  $ (296,967)
                                                              ==========

                See accompanying notes to financial statements.

                            WEST COAST ONLINE, INC.

                            STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

Cash flows from operating activities:
  Net loss..................................................  $(167,661)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................    106,185
     Provision for bad debts................................      3,588
     Changes in operating assets and liabilities:
       Receivables..........................................    (39,945)
       Prepaid expenses and other current assets............      5,197
       Other assets.........................................     (7,148)
       Accounts payable and accrued liabilities.............     12,802
       Deferred revenue.....................................     35,944
                                                              ---------
          Net cash used by operating activities.............    (51,038)
                                                              ---------
Cash flows from investing activities -- purchase of
  equipment.................................................   (154,301)
                                                              ---------
Cash flows from financing activities:
  Proceeds from issuance of redeemable preferred stock......    250,000
  Principal payments under capital lease obligations........    (36,541)
                                                              ---------
          Net cash provided by financing activities.........    213,459
                                                              ---------
          Net increase in cash..............................      8,120
Cash at beginning of period.................................     17,787
                                                              ---------
Cash at end of period.......................................  $  25,907
                                                              =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  22,772
                                                              =========
Noncash investing and finance activities -- equipment
  acquired through capital lease obligations................  $  67,064
                                                              =========

                See accompanying notes to financial statements.

                            WEST COAST ONLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     West Coast Online, Inc. (the Company) was incorporated in the State of California on January 30, 1996. The Company provides internet access services and computer hardware sales to customers primarily in California.

     As of September 30, 1997, Verio Inc. (Verio) acquired all of the outstanding common stock of the Company, resulting in 100% ownership.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which range from three to five years. Costs of normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at September 30, 1997 based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company has a net operating loss carryforward of approximately $181,000 which expires in 2012. No tax benefit has been recorded by the Company for the nine months ended September 30, 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. A valuation allowance has been

                            WEST COAST ONLINE, INC.

recorded for the entire balance of the deferred tax asset related to the carryforward. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base. However, no single customer comprised more than 10% of accounts receivable or total revenue for the nine months ended September 30, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at September 30, 1997:

Internet and computer equipment.............................   $ 733,411
Furniture and office equipment..............................      21,312
                                                               ---------
                                                                 754,723
Less accumulated depreciation and amortization..............    (230,249)
                                                               ---------
                                                               $ 524,474
                                                               =========

     Equipment includes assets held under capital leases with a net book value of $134,362 at September 30, 1997.

(3) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable leases expiring at various dates through 2001. Future minimum annual lease payments under noncancelable operating leases for each of the years ending September 30 are as follows:

                                                         CAPITAL     OPERATING
                                                          LEASES      LEASES
                                                         --------    ---------
1998...................................................  $ 70,104    $ 72,160
1999...................................................    63,728      36,342
2000...................................................    18,974      10,743
2001...................................................        --       7,162
                                                         --------    --------
  Total minimum payments...............................  $152,806    $126,407
                                                                     ========
Less amount representing interest......................   (24,938)
                                                         --------
  Present value of net minimum lease payments..........   127,868
Less current portion...................................   (57,874)
                                                         --------
                                                         $ 69,994
                                                         ========

     Rent expense for the nine months ended September 30, 1997 totaled $64,820.

                            WEST COAST ONLINE, INC.

(4) REDEEMABLE PREFERRED STOCK

     The Company issued 60,000 Series A and 50,710 Series B shares of redeemable, convertible preferred stock in 1996 and 1997, respectively, to Verio. The preferred shares were convertible into common shares on a one for one basis and were mandatorily redeemable in 2000. On September 30, 1997, in connection with the Verio Acquisition, as described in Note 1, Verio converted these preferred shares to common stock.

(5) TRANSACTIONS WITH RELATED PARTY

     During the nine months ended September 30, 1997, the Company received certain network services from Verio Inc. The entire cost of these services remain in Accounts Payable-Related Party at September 30, 1997 and is included in internet services and network operating costs.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of Clark Internet Services, Inc. as of September 30, 1997, and the related statements of operations and retained earnings, and cash flows for the year ended September 30, 1997 and the period ended October 17, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clark Internet Services, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year ended September 30, 1997 and the period ended October 17, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                         CLARK INTERNET SERVICES, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $   54,293
  Trade accounts receivable, net of allowance for doubtful
     accounts of $28,154....................................     438,186
  Related party receivable (note 5).........................      42,104
  Prepaid expenses and other................................     122,894
                                                              ----------
          Total current assets..............................     657,477
Equipment, net (note 2).....................................     650,001
Other assets, net...........................................     112,475
                                                              ----------
          Total assets......................................  $1,419,953
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  261,194
  Accrued liabilities.......................................      91,474
  Salaries and commissions payable..........................      98,220
  Deferred revenue and customer advances....................     514,555
  Current portion of long-term debt (note 3)................     175,800
                                                              ----------
          Total current liabilities.........................   1,141,243
Long-term debt, net of current portion (note 3).............     264,950
          Total liabilities.................................   1,406,193
Stockholders' equity:
  Common stock, no par value, 1,000,000 shares authorized,
     860,000 shares issued and outstanding..................       4,000
  Retained earnings.........................................       9,760
                                                              ----------
          Total stockholders' equity........................      13,760
                                                              ----------
Commitments (note 4)
          Total liabilities and stockholders' equity........  $1,419,953
                                                              ==========

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
        YEAR ENDED SEPTEMBER 30, 1997 AND PERIOD ENDED OCTOBER 17, 1997

                                                                           PERIOD ENDED
                                                                           OCTOBER 17,
                                                                 1997          1997
                                                              ----------   ------------
Revenue:
  Internet services.........................................  $3,601,491     159,079
  Other.....................................................     114,193      48,917
                                                              ----------     -------
          Total revenue.....................................   3,715,684     207,996
                                                              ----------     -------
Operating expenses:
  Internet services.........................................   1,672,046      48,346
  Selling, general and administrative.......................   2,053,619     195,610
  Depreciation and amortization.............................     139,379       9,547
                                                              ----------     -------
          Total operating expenses..........................   3,865,044     253,503
                                                              ----------     -------
          Loss from operations..............................    (149,360)    (45,507)
Other income (expense):
  Interest income...........................................       2,702      (1,054)
  Interest expense..........................................     (26,929)         --
                                                              ----------     -------
          Net loss..........................................    (173,587)    (46,561)
Retained earnings (deficit):
  Beginning of period.......................................     183,347       9,760
                                                              ----------     -------
  End of period.............................................  $    9,760     (36,801)
                                                              ==========     =======

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
        YEAR ENDED SEPTEMBER 30, 1997 AND PERIOD ENDED OCTOBER 17, 1997

                                                                          PERIOD ENDED
                                                                          OCTOBER 17,
                                                                1997          1997
                                                              ---------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(173,587)    (46,561)
  Adjustments to reconcile net loss to net cash provided by
     operating activities -- depreciation and
     amortization...........................................    139,379       9,547
     Changes in operating assets and liabilities:
     Trade and related party accounts receivable, net.......   (362,396)      2,483
     Prepaid expenses and other.............................    (19,671)     32,793
     Accounts payable.......................................    157,360     (78,954)
     Accrued liabilities, and salaries and commissions
      payable...............................................     92,849      30,677
     Deferred revenue and customer advances.................    245,114      30,809
     Other assets, net......................................    (61,263)     12,179
                                                              ---------     -------
          Net cash provided (used) by operating
            activities......................................     17,785      (7,027)
Cash flows used by investing activities --
  purchases of equipment....................................   (425,477)         --
                                                              ---------     -------
Cash flows used by financing activities:
  Proceeds from bank lines of credit........................     90,000          --
  Proceeds from bank loan...................................    375,000          --
  Repayment of bank loan....................................    (51,929)         --
                                                              ---------     -------
          Net cash provided by financing activities.........    413,071          --
                                                              ---------     -------
          Net increase (decrease) in cash and cash
            equivalents.....................................      5,379      (7,027)
Cash and cash equivalents, at beginning of period...........     48,914      54,293
                                                              ---------     -------
Cash and cash equivalents, at end of period.................  $  54,293      47,266
                                                              =========     =======
Supplemental disclosures of cash flow information --
  cash paid during year for interest........................  $  26,929       1,053
                                                              =========     =======

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Clark Internet Services, Inc. (the Company) is a provider of internet access services to businesses and individuals, primarily in the Maryland, Washington DC, and Northern Virginia regions.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Effective October 17, 1997, Verio Inc. acquired 51% of the outstanding common stock of the Company.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Equipment

     Equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No. 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services revenue is recognized as the services are provided. Installation charges and set-up fees are recognized when installation is completed. The Company records deferred revenue for accounts billed and/or collected in advance.

  Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     At December 31, 1997, the Company has a net operating loss carryforward for federal income tax purposes of $235,000 which is available to offset future federal taxable income, if any, through 2012. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforward a valuation allowance

                         CLARK INTERNET SERVICES, INC.

has been recorded for the full amount of the deferred tax asset related to the net operating loss carryforward, which represents the only significant temporary difference as of September 30, 1997.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statements purposes. Management estimates that the fair values of all financial instruments as of September 30, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at September 30, 1997:


Furniture and fixtures......................................  $ 337,163
Computer and equipment......................................    656,496
                                                              ---------
                                                                993,659
Less accumulated depreciation...............................   (343,658)
                                                              ---------
                                                              $ 650,001
                                                              =========

     Depreciation expense for the year ended September 30, 1997 and the period ended October 17, 1997 totaled $138,054 and $9,547, respectively.

(3) BANK LINE OF CREDIT AND NOTES PAYABLE

     In April 1997, the Company entered into a $200,000 line of credit agreement with a bank, with interest at the prime rate plus 1.5% (10.0% at September 30, 1997). Borrowings under the line of credit are due in April 1998.

     In addition, the Company also borrowed $375,000 from a bank under a loan secured by the Small Business Administration with interest at the prime rate plus 2% (10.5% at September 30, 1997). Monthly principal payments of $6,250 are due through April 2002.

(4) LEASES

     The Company leases its facilities under long-term operating leases expiring at various dates through 2002. Future minimum lease payments consist of the following at September 30:


1998........................................................  $363,000
1999........................................................   182,155
2000........................................................    42,926
2001........................................................    25,320
2002........................................................    13,811
                                                              --------
          Total minimum lease payments......................  $627,212
                                                              ========

     Rent expense totaled $484,162 for the year ended September 30, 1997.

(5) TRANSACTION WITH RELATED PARTY

     The related party receivable at September 30, 1997 is due from an entity owned by the Company's Chief Executive Officer, for whom the Company provides general accounting and administrative services. These amounts were repaid subsequent to September 30, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of ATMnet as of October 31, 1996 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATMnet as of October 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
December 13, 1997

                                     ATMNET

                                 BALANCE SHEETS
                           OCTOBER 31, 1996 AND 1997

                                     ASSETS

                                                                 1996           1997
                                                              -----------    -----------
Current assets:
  Cash......................................................  $    76,037         11,739
  Trade receivables, net of allowance for doubtful accounts
     of $30,000 and $25,981.................................      279,871        192,726
  Other receivables.........................................       13,646             --
  Other.....................................................       56,607         65,886
                                                              -----------    -----------
          Total current assets..............................      426,161        270,351
Equipment and leasehold improvements, net (note 2)..........    1,404,863      1,120,396
Investment in affiliate (note 3)............................       87,500             --
Intangible assets, net of accumulated amortization of
  $99,758 and $52,952.......................................      181,081        134,273
                                                              -----------    -----------
          Total assets......................................  $ 2,099,605      1,525,020
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 1,736,880      2,738,070
  Accrued liabilities.......................................      162,381        589,794
  Due to related parties (note 6)...........................       16,235         41,209
  Deferred revenue..........................................      176,481        115,393
  Subordinated notes payable to stockholders and related
     parties (note 4).......................................           --        908,979
  Current portion of capital lease obligations (note 7).....      140,223        150,134
                                                              -----------    -----------
          Total current liabilities.........................    2,232,200      4,543,579
Capital lease obligations, less current portion.............      164,514         14,379
                                                              -----------    -----------
          Total liabilities.................................    2,396,714      4,557,958
Stockholders' deficit (note 5):
  Common stock, no par value, 83,000,000 shares authorized;
     29,100,000 shares issued and outstanding...............    1,158,532      1,158,532
  Accumulated deficit.......................................   (1,455,641)    (4,191,470)
                                                              -----------    -----------
          Total stockholders' deficit.......................     (297,109)    (3,032,938)
Commitments (note 7)........................................
                                                              -----------    -----------
          Total liabilities and stockholders' deficit.......  $ 2,099,605      1,525,020
                                                              ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
Revenue:
  Internet services (note 6)................................  $ 1,236,478    $ 2,730,732
  Equipment sales...........................................      440,315        513,941
                                                              -----------    -----------
          Total revenue.....................................    1,676,793      3,244,673
                                                              -----------    -----------
Operating expenses:
  Cost of internet services.................................      845,465      1,963,858
  Cost of equipment sold....................................      258,517        381,043
  Other operating expenses..................................      645,710        721,012
  Selling, general and administrative.......................      957,253      1,927,589
  Depreciation and amortization.............................      343,682        649,510
                                                              -----------    -----------
          Total operating expenses..........................    3,050,627      5,643,012
                                                              -----------    -----------
  Loss from operations......................................   (1,373,834)    (2,398,339)
Other expenses:
  Interest expense..........................................      (36,203)      (167,864)
  Other.....................................................      (21,000)      (169,626)
                                                              -----------    -----------
          Net loss..........................................  $(1,431,037)   $(2,735,829)
                                                              ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                         COMMON      ACCUMULATED
                                                         STOCK         DEFICIT         TOTAL
                                                       ----------    -----------    -----------
BALANCE AS OF NOVEMBER 1, 1995.......................  $  458,200    $   (24,604)   $   433,596
Issuance of common stock for cash....................     700,332             --        700,332
Net loss.............................................          --     (1,431,037)    (1,431,037)
                                                       ----------    -----------    -----------
BALANCES AS OF OCTOBER 31, 1996......................   1,158,532     (1,455,641)      (297,109)
Net loss.............................................          --     (2,735,829)    (2,735,829)
                                                       ----------    -----------    -----------
BALANCES AS OF OCTOBER 31, 1997......................  $1,158,532    $(4,191,470)   $(3,032,938)
                                                       ==========    ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(1,431,037)   $(2,735,829)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
     Depreciation and amortization..........................      343,682        649,510
     Provision for doubtful accounts........................       62,000         58,686
     Loss on write-off of investment........................           --         87,500
     Changes in operating assets and liabilities:
       Trade receivables....................................     (302,792)        28,459
       Other receivables....................................       46,354         13,646
       Other current assets.................................      (51,943)        (9,279)
       Accounts payable.....................................    1,710,981      1,001,190
       Accrued liabilities and due to related parties.......      172,852        452,387
       Deferred revenue.....................................      171,898        (61,088)
                                                              -----------    -----------
          Net cash provided (used) by operating
             activities.....................................      721,995       (514,818)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of equipment and leasehold improvements..........   (1,235,719)      (318,235)
  Investment in affiliates, at cost.........................      (87,500)            --
                                                              -----------    -----------
          Net cash used by investing activities.............   (1,323,219)      (318,235)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of subordinated debt...............           --      1,018,979
  Proceeds from issuance of common stock....................      700,332             --
  Principal payments on subordinated debt...................           --       (110,000)
  Principal payments on capital lease obligations...........     (114,166)      (140,224)
                                                              -----------    -----------
          Net cash provided by financing activities.........      586,166        768,755
                                                              -----------    -----------
          Net decrease in cash..............................      (15,058)       (64,298)
Cash, beginning of year.....................................       91,095         76,037
                                                              -----------    -----------
Cash, end of year...........................................  $    76,037    $    11,739
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $    36,203    $    25,765
                                                              ===========    ===========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $   345,046    $        --
                                                              ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                         NOTES TO FINANCIAL STATEMENTS
                           OCTOBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     ATMnet (the Company) was incorporated in the State of California on February 26, 1997. The Company provides regional internet access services, and hardware sales to customers mainly in California.

     Effective November 5, 1997, Verio Inc. acquired substantially all of the net assets of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from hardware sales is recognized upon shipment of the respective products.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements, including assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which are two or three years. Costs for normal repairs and maintenance are expensed as incurred.

  Investment in Affiliates

     Investment in affiliate represents common stock of an affiliate representing less than a 20% ownership interest which is accounted for using the cost method.

  Intangible Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, and organization costs are amortized using the straight-line method over five years.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has a net operating loss carryforward for income tax purposes of approximately $3,883,000 which expires in 2012. No tax benefit has been recorded by the Company in fiscal 1996 and 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the carryforward. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

                                     ATMNET

                           OCTOBER 31, 1996 AND 1997

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of October 31, 1997 and 1996 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 5% of accounts receivable or total revenue as of or for the year ended October 31, 1997 or 1996.

  Long-Lived Assets

     The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

  Stock-Based Compensation

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock compensation plan. Accordingly, since the Company grants stock options with exercise prices equal to fair value at the date of grant, no compensation expense has been recognized in 1996 or 1997. Under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), entities are permitted to adopt the fair value method of accounting for employee stock-based compensation plans. However, SFAS 123 allows an entity to continue using the intrinsic value method under APB Opinion No. 25, but requires the entity to make pro forma disclosures of net income or loss as if the fair value method of accounting had been applied.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment consisted of the following at October 31, 1996 and 1997:

                                                                 1996         1997
                                                              ----------    ---------
Internet and computer equipment.............................  $1,613,305    1,786,575
Furniture and fixtures......................................      77,668      133,730
Leasehold improvements......................................      12,080      100,983
                                                              ----------    ---------
                                                               1,703,053    2,021,288
Less accumulated depreciation...............................    (298,190)    (900,892)
                                                              ----------    ---------
                                                              $1,404,863    1,120,396
                                                              ==========    =========

     Equipment and leasehold improvements includes assets owned under capital leases with a net book value of $195,294 and $333,079 at October 31, 1996 and 1997, respectively.

                                     ATMNET

                           OCTOBER 31, 1996 AND 1997

(3) INVESTMENT IN AFFILIATE

     During fiscal 1996, the Company acquired a 10% interest in Turpike Corporation for a purchase price of $87,500. The investment was written off in fiscal 1997.

(4) SUBORDINATED NOTES PAYABLE

     Subordinated notes payable as of October 31, 1997 consists of notes payable to stockholders and related parties, with interest at rates varying from prime plus 2% (10.5% at October 31, 1997) to 18%, due in June 1998. The notes are subordinate to all other senior indebtedness of the Company. Interest expense related to the subordinated notes totaled $104,130 in 1997.

(5) STOCK COMPENSATION PLANS

     The Company established a Stock Option Plan in March 1996, whereby. at the discretion of the Board of Directors (the Board), the Company may grant stock options to certain key employees of the Company. The option price is determined by the Board at the time the option is granted, but in no event is less than the fair market value of the Company's common stock at the date of grant, as determined by the Board. The options vest over a five year period or, in certain circumstances, earlier based on the fair value of the Company's common shares, as defined, and expire ten years from the date of grant. As of October 31, 1997, no options had been exercised or are exercisable. The weighted-average contractual life of outstanding options as of October 31, 1997 is approximately two years.

     The following table summarizes option activity for two years ended October 31, 1997:

     Options granted during fiscal 1996 at the following exercise price:

Options granted during fiscal 1996 at the following exercise price:
  $0.30 per share...........................................     4,410,000
  $0.33 per share...........................................     1,000,000
                                                                ----------
Options outstanding at October 31, 1996.....................     5,410,000
  Options cancelled.........................................    (1,545,000)
                                                                ----------
Options outstanding at October 31, 1997.....................     3,865,000
                                                                ==========
Weighted average exercise price of outstanding options......          $.31
                                                                ==========

     During the years ended October 31, 1996 and 1997, the per share weighted-average fair value of stock options granted was $.03 on the date of grant using the Black-Scholes opinion-pricing model with the following weighted-average assumptions; no dividends or volatility, risk-free interest rate of 6%, and expected life of two years. If the Company had determined compensation expense for the years ended October 31, 1996 and 1997 based on the fair value of the options at the grant dates under SFAS No. 123, net loss would increase to $1,595,000 and $2,854,000, respectively.

(6) RELATED PARTY TRANSACTIONS

     The Company provides internet services to a company whose founder and CEO is a shareholder of ATMnet. Revenue earned by ATMnet from this company totaled $15,523 and $22,581 during the years ended October 31, 1996 and 1997, respectively.

     Amounts due to related parties are for services provided, are non-interest bearing and are due within one year.

                                     ATMNET

                           OCTOBER 31, 1996 AND 1997

(7) LEASES

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2000. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending October 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1998........................................................  $ 161,028     173,868
1999........................................................     22,524     142,068
2000........................................................         --      26,209
                                                              ---------     -------
  Total minimum payments....................................    183,552     342,145
                                                                            =======
Less amount representing interest...........................    (19,039)
                                                              ---------
  Present value of net minimum lease payments...............    164,513
Less current portion........................................   (150,134)
                                                              ---------
                                                              $  14,379
                                                              =========

     Rent expense for the years ended October 31, 1996 and 1997 totaled $72,686 and $168,410, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Global Internet Network Services, Inc. (wholly-owned by Global Internet.Com Inc.) as of December 31, 1996 and November 26, 1997, and the related statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996 and the period ended November 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Internet Network Services, Inc. as of December 31, 1996 and November 26, 1997 and, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period ended November 26, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 20, 1998

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND NOVEMBER 26, 1997

                                     ASSETS

                                                                 1996         1997
                                                              ----------    ---------
Current assets:
  Cash......................................................  $  132,118       30,681
  Trade receivables, net of allowance for doubtful accounts
     of $59,777 in 1996 and $86,166 in 1997.................     935,979      449,959
  Receivables from affiliates (note 3)......................      40,497       53,542
  Inventory.................................................     126,020      102,801
  Prepaid expenses and other................................      60,869       83,323
                                                              ----------    ---------
          Total current assets..............................   1,295,483      720,306
Equipment, net (note 2).....................................     557,142      799,179
Other assets................................................       3,864        3,723
                                                              ----------    ---------
          Total assets......................................  $1,856,489    1,523,208
                                                              ==========    =========

                   LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..........................................  $  631,660      109,651
  Accrued liabilities.......................................      17,996       18,168
  Deferred revenue..........................................     486,167      418,885
  Current portion of obligations under capital leases (note
     4).....................................................      37,828      106,720
  Due to parent (note 3)....................................     942,098           --
                                                              ----------    ---------
          Total current liabilities.........................   2,115,749      653,424
Capital lease obligations, less current portion (note 4)....      31,687      193,630
                                                              ----------    ---------
          Total liabilities.................................   2,147,436      847,054
                                                              ----------    ---------
Stockholder's equity (deficit):
  Common stock, $1.00 par value, 10,000 shares authorized,
     5,000 shares issued and outstanding....................       5,000        5,000
  Additional paid-in capital................................     245,000    1,412,849
  Accumulated deficit.......................................    (540,947)    (741,695)
                                                              ----------    ---------
     Total stockholder's equity (deficit)...................    (290,947)     676,154
                                                              ----------    ---------
Commitments (note 4)
     Total liabilities and stockholder's equity (deficit)...  $1,856,489    1,523,208
                                                              ==========    =========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                            STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenue:
  Internet services.........................................  $1,979,201     2,501,037
  Consulting services (note 3)..............................     344,233       564,150
  Computer hardware and software sales (note 3).............     853,396       355,731
  National Science Foundation revenue (note 7)..............     440,119       114,982
  Other.....................................................      80,401       248,816
                                                              ----------    ----------
          Total revenue.....................................   3,697,350     3,784,716
                                                              ----------    ----------
Operating expenses:
  Internet services operating costs.........................   1,530,020     1,960,653
  Cost of hardware and software sales.......................     591,227       292,874
  Engineering and network...................................     507,843       425,430
  Marketing and selling.....................................     248,986       238,982
  General and administrative................................     956,052       785,960
  Depreciation and amortization.............................     259,956       280,445
                                                              ----------    ----------
          Total operating expenses..........................   4,094,084     3,984,344
                                                              ----------    ----------
          Loss from operations..............................    (396,734)     (199,628)
Other income (expense):
  Interest expense..........................................      (9,897)       (8,229)
  Other, net................................................      43,577         7,109
                                                              ----------    ----------
          Net loss..........................................  $ (363,054)     (200,748)
                                                              ==========    ==========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                                          TOTAL
                                                           ADDITIONAL                 STOCKHOLDER'S
                                                  COMMON    PAID-IN     ACCUMULATED      EQUITY
                                                  STOCK     CAPITAL       DEFICIT       (DEFICIT)
                                                  ------   ----------   -----------   -------------
BALANCES AT JANUARY 1, 1996.....................  $5,000     245,000     (177,893)        72,107
Net loss........................................     --           --     (363,054)      (363,054)
                                                  ------   ---------     --------       --------
BALANCES AT DECEMBER 31, 1996...................  5,000      245,000     (540,947)      (290,947)
Transfer of net assets to parent (note 6).......     --     (101,088)          --       (101,088)
Conversion of note payable to parent to equity
  (note 6)......................................     --    1,156,437           --      1,156,437
Capital contribution by parent (note 6).........     --      112,500           --        112,500
Net loss........................................     --           --     (200,748)      (200,748)
                                                  ------   ---------     --------       --------
BALANCES AT NOVEMBER 26, 1997...................  $5,000   1,412,849     (741,695)       676,154
                                                  ======   =========     ========       ========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                            STATEMENTS OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                1996        1997
                                                              ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $(363,054)   (200,748)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization..........................    259,956     280,445
     Provision for bad debts................................     70,445      95,913
     Changes in operating assets and liabilities:
       Trade receivables....................................   (231,005)    377,062
       Inventory............................................    (43,335)     23,219
       Other current assets.................................    (26,954)    (22,454)
       Accounts payable.....................................    575,188    (522,009)
       Accrued liabilities..................................   (382,897)        172
       Deferred revenue.....................................     58,277     (67,282)
       Other................................................     (3,241)         --
                                                              ---------   ---------
          Net cash used by operating activities.............    (86,620)    (35,682)
                                                              ---------   ---------
Cash flows from investing activities -- purchases of
  equipment.................................................   (336,795)   (334,161)
                                                              ---------   ---------
Cash flows from financing activities:
  Capital contribution by parent............................         --     112,500
  Advances by parent........................................    544,707     214,339
  Principal payments made under capital lease obligations...    (39,720)    (58,433)
                                                              ---------   ---------
          Net cash provided by financing activities.........    504,987     268,406
                                                              ---------   ---------
          Increase (decrease) in cash.......................     81,572    (101,437)
Cash, beginning of year.....................................     50,546     132,118
                                                              ---------   ---------
Cash, end of year...........................................  $ 132,118      30,681
                                                              =========   =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $  10,095      15,681
                                                              =========   =========
  Noncash investing and financing activities:
     Equipment acquired through capital lease obligations...  $      --     299,940
                                                              =========   =========
     Transfer of assets to parent...........................  $      --     101,088
                                                              =========   =========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND NOVEMBER 26, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Global Internet Network Services, Inc. (the Company) is engaged in providing regional internet access services, software and hardware consulting and sales to customers in a ten state region. The Company was incorporated in Nebraska in September 1987, as Midnet Inc., a nonprofit corporation organized to promote research, education and economic development. On July 15, 1994, Midnet Inc. became a for profit corporation and was purchased by Global Internet.Com Inc. (Parent) on August 8, 1994. On March 12, 1997, the Company changed its corporate name from Midnet Inc. to Global Internet Network Services, Inc.

     Effective November 26, 1997, Verio Inc. (Verio) acquired a 100% ownership interest in the Company. (see note 6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from consulting services is recognized when services have been rendered. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Inventory

     Inventory, consisting of systems hardware and software and maintenance parts and supplies is recorded at the lower of cost (first-in, first-out) or market.

  Equipment

     Equipment, including any assets held under capital leases, is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The Company is included in the tax returns of the Parent. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has a net operating loss carryforward of approximately $518,000, which expires in 2012. No tax benefit has been recorded by the Company for 1996 or 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss in the consolidated income tax returns of the Parent. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company's net loss. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company did not have any customers that represent greater than 5% of total revenue for the year ended December 31, 1996 and the period ended November 26, 1997, respectively.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell. SFAS 121 did not have a significant effect on the Company's financial position or results of operations in 1997 and 1996.

(2) EQUIPMENT

     Equipment is comprised of the following:

                                                             DECEMBER 31,    NOVEMBER 26,
                                                                 1996            1997
                                                             ------------    ------------
Internet and computer equipment............................    $821,921       1,342,321
Furniture and office equipment.............................     137,847         150,254
Leasehold improvements.....................................       1,228           2,001
                                                               --------       ---------
                                                                960,996       1,494,576
Less accumulated depreciation and amortization.............    (403,854)       (695,397)
                                                               --------       ---------
                                                               $557,142         799,179
                                                               ========       =========

(3) TRANSACTIONS WITH PARENT

     Amounts due to Parent represent noninterest bearing cash transfers from the Parent (see note 6).

     Hardware and software sales and consulting revenue from affiliates of the Parent for the year ended December 31, 1996 and the period ended November 27, 1997 were $92,273 and $561,438, respectively.

(4) LEASES

     The Company leases certain internet and computer equipment under capital leases. At December 31, 1996 and November 26, 1997, leased equipment was included in internet and computer equipment with net book values of $80,117 and $367,003, respectively. The Company also leases office space under a noncancelable operating lease expiring in November 2002.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum annual lease payments under capital and noncancelable operating leases for years ending November 30 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1998........................................................  $ 131,748      47,634
1999........................................................    116,448      50,016
2000........................................................     95,435      52,516
2001........................................................         --      55,142
2002........................................................         --      57,899
                                                              ---------     -------
  Total minimum payments....................................    343,631     263,207
                                                                            =======
Less amount representing interest...........................    (43,281)
                                                              ---------
  Present value of net minimum lease payments...............    300,350
Less current portion........................................   (106,720)
                                                              ---------
                                                              $ 193,630
                                                              =========

     Rent expense for the year ended December 31, 1996 and the period ended November 26, 1997 was $71,738 and $63,724, respectively.

(5) EMPLOYEE BENEFIT PLAN

     The Parent has a 401(k) (the Plan) covering all employees of the Company who meet certain eligibility requirements. Employer contributions are not required and the Parent did not make any contributions to the Plan during the year ended December 31, 1996 and the period ended November 26, 1997.

(6) STOCKHOLDER'S EQUITY

     In connection with the acquisition of common stock of the Company by Verio Inc. (Verio) amounts due to parent totaling $1,156,437 were converted to equity and the Parent made a cash contribution to the Company in the amount of $112,500.

     Prior to the Verio acquisition in November 1997, the Company transferred certain net assets of a division to the Parent in the amount of $101,088, which division was not acquired by Verio.

(7) NATIONAL SCIENCE FOUNDATION GRANTS

     The Company receives grant revenue under contracts with the National Science Foundation (NSF) to provide network connections to certain not-for-profit educational institutions. Grant revenue is recognized ratably over the term of the contract, which is generally twelve months. Grant revenue amounted to $440,119 and $114,982 for the year ended December 31, 1996 and the period ended November 26, 1997, respectively. Total amounts receivable at December 31, 1996 and November 26, 1997 were $65,858 and $16,439, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of the Pennsylvania Research Partnership Network (PREPnet) as of November 30, 1996 and 1997, and the related statements of operations and owners' deficit, and cash flows for the years then ended and the period ended December 24, 1997. These financial statements are the responsibility of PREPnet's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Pennsylvania Research Partnership Network (PREPnet) as of November 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended and for the period ended December 24, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 20, 1998

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                                 BALANCE SHEETS
                           NOVEMBER 30, 1996 AND 1997

                                     ASSETS

                                                                 1996          1997
                                                              -----------    ---------
Current assets:
  Trade receivables, net of allowance for doubtful accounts
     of $14,631 and $13,313, respectively...................  $    73,943    $ 102,041
  Prepaid expenses and other................................        1,769       15,409
                                                              -----------    ---------
          Total current assets..............................       75,712      117,450
Equipment, net (note 2).....................................      200,538      138,008
                                                              -----------    ---------
          Total assets......................................  $   276,250    $ 255,458
                                                              ===========    =========

                           LIABILITIES AND OWNER'S DEFICIT

Current liabilities:
  Accounts payable..........................................  $    88,639    $ 132,039
  Accrued liabilities.......................................       44,555        3,020
  Current portion of obligations under capital leases (note
     3).....................................................       57,468       56,262
  Deferred revenue..........................................    1,084,501      683,371
                                                              -----------    ---------
          Total current liabilities.........................    1,275,163      874,692
Capital lease obligations, less current portion (note 3)....       55,502           --
                                                              -----------    ---------
          Total liabilities.................................    1,330,665      874,692
Owners' deficit.............................................   (1,054,415)    (619,234)
Commitments (note 3)
                                                              -----------    ---------
          Total liabilities and owner's deficit.............  $   276,250    $ 255,458
                                                              ===========    =========

                See accompanying notes to financial statements.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                  STATEMENTS OF OPERATIONS AND OWNERS' DEFICIT
   YEARS ENDED NOVEMBER 30, 1996 AND 1997 AND PERIOD ENDED DECEMBER 24, 1997

                                                                                     PERIOD ENDED
                                                                                     DECEMBER 24,
                                                            1996          1997           1997
                                                         -----------   -----------   ------------
Revenue:
  Internet services....................................  $ 2,027,682   $ 2,026,439    $  156,459
  Grant revenue (note 4)...............................      194,343        98,711            --
  Other................................................        6,309        22,477            --
                                                         -----------   -----------    ----------
          Total revenue................................    2,228,334     2,147,627       156,459
                                                         -----------   -----------    ----------
Costs and expenses:
  Internet services operating costs....................      588,543       792,684        80,972
  Selling, general and administrative (note 5).........      831,230       773,174        64,625
  Depreciation.........................................       92,251       121,192         8,285
                                                         -----------   -----------    ----------
          Total costs and expenses.....................    1,512,024     1,687,050       153,882
                                                         -----------   -----------    ----------
          Earnings from operations.....................      716,310       460,577         2,577
Interest expense, net..................................      (18,331)      (11,261)         (938)
                                                         -----------   -----------    ----------
          Net earnings.................................      697,979       449,316         1,639
Owners' deficit at beginning of period.................     (726,569)   (1,054,415)     (619,234)
Net advances to owners.................................   (1,025,825)      (14,135)      (23,911)
                                                         -----------   -----------    ----------
Owners' deficit at end of period.......................  $(1,054,415)  $  (619,234)   $ (641,506)
                                                         ===========   ===========    ==========
Pro forma information:
  Historical net earnings..............................  $   697,979   $   449,316    $    1,639
  Pro forma adjustment for income tax expense..........     (265,000)     (171,000)         (600)
                                                         -----------   -----------    ----------
          Pro forma net earnings.......................  $   432,979   $   278,316    $    1,039
                                                         ===========   ===========    ==========

                See accompanying notes to financial statements.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                            STATEMENTS OF CASH FLOWS
   YEARS ENDED NOVEMBER 30, 1996 AND 1997 AND PERIOD ENDED DECEMBER 24, 1997

                                                                                    PERIOD ENDED
                                                                                    DECEMBER 24,
                                                           1996          1997           1997
                                                        -----------    ---------    ------------
Cash flows from operating activities:
  Net earnings........................................  $   697,979    $ 449,316     $   1,639
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation.....................................       92,251      121,192         8,285
     Provision for bad debts..........................       14,631       13,313            --
     Changes in operating assets and liabilities:
       Trade receivables..............................       58,406      (41,411)      (38,747)
       Prepaid expenses and other assets..............           --      (13,640)        6,294
       Accounts payable and accrued liabilities.......      100,318        1,865        (5,400)
       Deferred revenue...............................      178,313     (401,130)       57,131
                                                        -----------    ---------     ---------
          Net cash provided by operating activities...    1,141,898      129,505        29,202
                                                        -----------    ---------     ---------
Cash flows from investing activities -- purchase of
  equipment...........................................      (61,987)     (58,662)           --
                                                        -----------    ---------     ---------
Cash flows from financing activities:
  Repayments of capital lease obligations.............      (54,086)     (56,708)       (5,291)
  Net advances to owners..............................   (1,025,825)     (14,135)      (23,911)
                                                        -----------    ---------     ---------
          Net cash used by financing activities.......   (1,079,911)     (70,843)      (29,202)
                                                        -----------    ---------     ---------
          Net change in cash and cash at beginning and
            end of period.............................  $        --    $      --     $      --
                                                        ===========    =========     =========
Supplemental disclosure of cash flow
  information -- cash paid for interest...............  $    18,331    $  11,261     $     938
                                                        ===========    =========     =========

                See accompanying notes to financial statements.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                         NOTES TO FINANCIAL STATEMENTS
                           NOVEMBER 30, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     The accompanying financial statements include the accounts of the Pennsylvania Research Partnership Network (PREPnet), the data communications network of a consortium of research institutions in Pennsylvania. A joint venture between Carnegie Mellon University and the University of Pittsburgh serves as the legal entity and coordinator of the consortium. The accompanying financial statements have been prepared assuming that PREPnet had been operated separately as of December 1, 1995 and thereafter. PREPnet provides internet services to businesses, educational institutions, not-for-profit organizations, and individual subscribers.

     Effective December 24, 1997, the net assets of PREPnet were acquired by Verio Inc. in a purchase business combination.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. PREPnet records deferred revenue for amounts billed and/or collected in advance.

  Equipment

     Equipment, including any assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which is 3 years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     PREPnet evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Income Taxes

     The operations of PREPnet are included in the income tax returns of the joint venture, which is a non-profit entity and is exempt from income taxes. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for income tax expense as if PREPnet had been a separate taxable entity subject to federal and state income taxes for all periods presented.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statements purposes. Management estimates that the fair values of all financial instruments as of November 30, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at November 30:

                                                                 1996         1997
                                                               ---------    ---------
Internet and computer equipment.............................   $ 321,434    $ 376,014
Furniture and office equipment..............................       5,854        9,936
                                                               ---------    ---------
                                                                 327,288      385,950
Less accumulated depreciation and amortization..............    (126,750)    (247,942)
                                                               ---------    ---------
                                                               $ 200,538    $ 138,008
                                                               =========    =========

(3) COMMITMENTS

     PREPnet leases certain computer and office equipment under capital leases. PREPnet also leases office space under noncancelable operating leases expiring at various dates through 2001.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending November 30 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1998........................................................  $ 58,810    $ 50,731
1999........................................................        --      50,341
2000........................................................        --      27,867
2001........................................................        --      49,171
                                                              --------    --------
  Total minimum payments....................................    58,810    $178,110
                                                                          ========
Less amount representing interest...........................    (2,548)
                                                              --------
  Present value of net minimum lease payments...............    56,262
Less current portion........................................   (56,262)
                                                              --------
                                                              $     --
                                                              ========

     Rent expense for the years ended November 30, 1996 and 1997 and the period ended December 24, 1997 was $47,674, $73,218 and $6,102, respectively.

(4) GRANT REVENUE

     PREPnet receives grant revenue from the National Science Foundation and other government agencies to provide network connections to certain not-for-profit educational institutions. Grant revenue is recognized ratably over the term of the contract, which is generally twelve months. Total deferred grant revenue at November 30, 1996 was $71,667.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) RELATED PARTY TRANSACTIONS

     Carnegie Mellon University provides administrative support and use of facilities to PREPnet and allocates the cost of these services to the entity. Such allocations totalled approximately $69,188 and $81,886 for the years ended November 30, 1996 and 1997, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Monumental Network Systems, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monumental Network Systems, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                        MONUMENTAL NETWORK SYSTEMS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                1996          1997
                                                              ---------    -----------
Current assets:
  Cash......................................................  $  63,693    $        --
  Trade receivables, net of allowance for doubtful accounts
     of $15,363 and $41,207.................................    138,263        214,440
                                                              ---------    -----------
          Total current assets..............................    201,956        214,440
Equipment, net (note 2).....................................    359,327        440,406
Other assets, net...........................................     17,664         66,562
                                                              ---------    -----------
          Total assets......................................  $ 578,947    $   721,408
                                                              =========    ===========

                        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................  $ 186,526    $   258,319
  Accrued liabilities.......................................     23,052        163,436
  Current portion of notes payable (note 3):
     Related party..........................................     30,025        132,954
     Other..................................................      9,789         49,694
  Current portion of obligations under capital lease (note
     4).....................................................     70,736         82,194
  Deferred revenue..........................................    326,924        573,057
  Cash overdraft............................................         --        166,157
                                                              ---------    -----------
          Total current liabilities.........................    647,052      1,425,811
Notes payable, less current portion (note 3)................      8,915         21,067
Capital lease obligations, less current portion (note 4)....    114,764         97,208
                                                              ---------    -----------
          Total liabilities.................................    770,731      1,544,086
Stockholders' deficit:
  Common stock, $1.00 par value, 500,000 shares authorized,
     300,944 and 302,779 shares issued and outstanding as of
     December 31, 1996 and 1997.............................    300,944        302,779
  Additional paid-in capital................................    197,494        199,329
  Accumulated deficit.......................................   (690,222)    (1,324,786)
                                                              ---------    -----------
          Total stockholders' deficit.......................   (191,784)      (822,678)
Commitments (note 4)
                                                              ---------    -----------
          Total liabilities and stockholders' deficit.......  $ 578,947    $   721,408
                                                              =========    ===========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenue:
  Internet services.........................................  $1,250,789    $2,425,121
  Computer hardware and software sales......................      95,557        41,733
  Other.....................................................      24,197         4,653
                                                              ----------    ----------
          Total revenue.....................................   1,370,543     2,471,507
                                                              ----------    ----------
Operating expenses:
  Internet services operating costs.........................     385,439       743,524
  Cost of hardware and software sales.......................     198,486       417,559
  Selling, general and administrative.......................   1,246,716     1,756,956
  Depreciation..............................................      74,607       172,092
                                                              ----------    ----------
          Total operating expenses..........................   1,905,248     3,090,131
                                                              ----------    ----------
          Loss from operations..............................    (534,705)     (618,624)
Interest expense, net.......................................      18,448        15,940
                                                              ----------    ----------
          Net loss..........................................  $ (553,153)   $ (634,564)
                                                              ==========    ==========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                               TOTAL
                                              COMMON STOCK      ADDITIONAL                 STOCKHOLDERS'
                                           ------------------    PAID-IN     ACCUMULATED      EQUITY
                                           SHARES     AMOUNT     CAPITAL       DEFICIT       (DEFICIT)
                                           -------   --------   ----------   -----------   -------------
BALANCES AT JANUARY 1, 1996..............  114,015   $114,015    $     --    $  (137,069)    $ (23,054)
Issuance of common shares for cash.......  100,000    100,000     100,000             --       200,000
Issuance of common shares for services or
  equipment..............................   86,929     86,929      97,494             --       184,423
Net loss.................................       --         --          --       (553,153)     (553,153)
                                           -------   --------    --------    -----------     ---------
BALANCES AT DECEMBER 31, 1996............  300,944    300,944     197,494       (690,222)     (191,784)
Issuance of common shares for cash.......    1,000      1,000       1,000             --         2,000
Issuance of common shares for services...      835        835         835             --         1,670
Net loss.................................       --         --          --       (634,564)     (634,564)
                                           -------   --------    --------    -----------     ---------
BALANCES AT DECEMBER 31, 1997............  302,779   $302,779    $199,329    $(1,324,786)    $(822,678)
                                           =======   ========    ========    ===========     =========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net loss..................................................  $(553,153)   $(634,564)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................     74,607      172,092
     Provision for bad debts................................     15,363      170,634
     Changes in operating assets and liabilities:
       Trade receivables....................................   (127,442)    (246,811)
       Other assets.........................................    (15,691)     (48,898)
       Accounts payable.....................................    120,414       71,793
       Accrued liabilities..................................     13,704      140,384
       Deferred revenue.....................................    278,172      246,133
                                                              ---------    ---------
          Net cash used by operating activities.............   (194,026)    (129,237)
                                                              ---------    ---------
Cash flows from investing activities -- purchases of
  equipment.................................................   (142,367)    (178,377)
                                                              ---------    ---------
Cash flows from financing activities:
  Net change in cash overdraft..............................         --      166,157
  Borrowings under note payable to related parties..........     30,848      130,000
  Principal payments on note payable to related parties.....       (823)     (27,071)
  Borrowings under notes payable............................     18,704       66,229
  Repayments of notes payable...............................         --      (14,172)
  Principal payments on capital lease obligations...........    (36,824)     (80,892)
  Issuance of common stock..................................    384,423        3,670
                                                              ---------    ---------
          Net cash provided by financing activities.........    396,328      243,921
                                                              ---------    ---------
          Increase (decrease) in cash.......................     59,935      (63,693)
Cash at beginning of year...................................      3,758       63,693
                                                              ---------    ---------
Cash at end of year.........................................  $  63,693    $      --
                                                              =========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  18,739    $  16,508
                                                              =========    =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $ 219,242    $  74,794
                                                              =========    =========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Monumental Network Systems, Inc. (the Company) was incorporated in the State of Virginia on April 13, 1994. The Company's business consists of providing regional internet access services, hardware and software sales, and consulting to customers in Virginia, Maryland and the Washington D.C. area.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Effective December 31, 1997, Verio Inc. acquired all of the outstanding common stock of the Company.

  Equipment

     Equipment, including any assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, or over the lease term, which range from three to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered.

     Revenue from hardware and software sales is recognized upon shipment of the respective products, if significant future vendor obligations do not exist and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                        MONUMENTAL NETWORK SYSTEMS, INC.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Virginia, Maryland and the Washington D.C. area represent substantially all of the Company's customer base. No single customer comprised more than 10% of accounts receivable or total revenue as of or for the years ended December 31, 1996 or 1997.

  Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plan using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). The Company has provided pro forma disclosures of net loss as if the fair value based method of accounting for the plan, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the years ended December 31, 1996 and 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1996        1997
                                                              --------    ---------
Equipment...................................................  $413,615    $ 642,498
Furniture and office equipment..............................    39,310       55,505
Leasehold improvements......................................        --        8,093
                                                              --------    ---------
                                                               452,925      706,096
Less accumulated depreciation...............................   (93,598)    (265,690)
                                                              --------    ---------
                                                              $359,327    $ 440,406
                                                              ========    =========

     Equipment includes assets held under capital leases with a net book value of $198,445 and $201,745 at December 31, 1996 and 1997, respectively. Depreciation expense totaled $74,607 and $172,092 for the years ended December 31, 1996 and 1997, respectively.

(3) DEBT

     Notes payable consists of the following as of December 31, 1996 and 1997:

                                                               1996        1997
                                                              -------    --------
Notes payable with interest rates ranging from 8.25% to
  8.39%, secured by vehicles due through 2002...............  $14,319    $ 34,625
Unsecured notes payable to vendors with interest at 15% due
  in 1998...................................................    4,385      36,136
                                                              -------    --------
                                                               18,704      70,761
Less current portion........................................   (9,789)    (49,694)
                                                              -------    --------
                                                              $ 8,915    $ 21,067
                                                              =======    ========

                        MONUMENTAL NETWORK SYSTEMS, INC.

     During 1996, the Company issued notes payable to stockholders of the Company in the amount of $30,848, with interest at 6%, and monthly payments of principal and interest due in various dates through 1998. The total unpaid balance as of December 31, 1997 was $30,025.

     During 1997, the Company issued additional notes payable to stockholders of the Company totaling $130,000, which bear interest at 9%, with interest payable annually, and are due on demand.

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2001. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
1998........................................................  $103,978    $29,132
1999........................................................    66,919      5,736
2000........................................................    39,031      1,710
2001........................................................     3,818         --
                                                              --------    -------
  Total minimum payments....................................   213,746    $36,578
                                                                          =======
Less amount representing interest...........................   (34,344)
                                                              --------
  Present value of net minimum lease payments...............   179,402
Less current portion........................................   (82,194)
                                                              --------
                                                              $ 97,208
                                                              ========

     Rent expense for the years ended December 31, 1996 and 1997 was $38,967 and $53,084, respectively.

(5) INCOME TAXES

     As of December 31, 1997, the Company has a net operating loss carryforward of approximately $470,000 which will expire in 2012, if not utilized. A valuation allowance has been recorded for the entire deferred tax asset related primarily to the net operating loss carryforward due to the uncertainty relating to the realization of the benefit of the deferred tax asset in the future.

(6) STOCK OPTION PLAN

     The Company's 1997 Option Plan (the Plan) was adopted by the Board of Directors and approved by the stockholders of the Company on January 1, 1997. The Plan provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the plan administrator, be granted Incentive or Non-statutory stock options to purchase shares of common stock. 200,000 shares of the Company's common stock have been authorized for issuance under the Plan, of which 11,872 incentive stock options were granted in 1997, with an exercise price of $2.00 per share. None of the options were exercised or canceled during 1997.

     Options vest 25% on the first anniversary of the option grant date and 25% on each of the following three anniversary dates. As of December 31, 1997, no options were vested or exercisable. The weighted average contractual term of outstanding options was approximately 9 years at December 31, 1997.

     The per share weighted-average fair value of stock options granted was $.33 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; expected dividend yield

                        MONUMENTAL NETWORK SYSTEMS, INC.

0%, risk-free interest rate of 6%, and expected life of three years. If the Company determined compensation expense in 1997 based on the fair value of the options at the grant date under SFAS No. 123, net loss would not have been significantly different from the historical results of operations other than for compensation expense recognized for options granted at less than fair value, as discussed below.

     None of the incentive stock option shares were exercisable or vested as of December 31, 1997. However, in accordance with the acquisition agreement between the Company and Verio Inc., Monumental Network Systems, Inc. purchased the 11,872 options outstanding as of December 31,1997 at fair market value, less the exercise price per share, and recorded a charge to operations of $84,152.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Internet Servers, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (August 23, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Servers, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception (August 23, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 2, 1998

                             INTERNET SERVERS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                1996         1997
                                                              --------    ----------
Current assets:
  Cash and cash equivalents.................................  $ 18,021    $1,161,510
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $11,029 in 1997.......................................    98,675       220,571
     Employees..............................................        --        67,000
  Prepaid expenses and other................................        --        85,478
                                                              --------    ----------
          Total current assets..............................   116,696     1,534,559
Equipment, net (note 2).....................................   484,240       714,205
                                                              --------    ----------
          Total assets......................................  $600,936    $2,248,764
                                                              ========    ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 35,061    $  118,241
  Accrued liabilities.......................................    11,731       159,366
  Income taxes payable......................................   111,314       316,456
  Deferred revenue..........................................        --        14,388
                                                              --------    ----------
          Total current liabilities.........................   158,106       608,451
Stockholders' equity (note 5):
  Common stock, no par value, 100,000 shares authorized,
     10,895 and 11,092 shares issued and outstanding........    70,918       426,129
  Retained earnings.........................................   371,912     1,214,184
                                                              --------    ----------
          Total stockholders' equity........................   442,830     1,640,313
Commitments (note 4)
                                                              --------    ----------
          Total liabilities and stockholders' equity........  $600,936    $2,248,764
                                                              ========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                            STATEMENTS OF OPERATIONS
        PERIOD FROM INCEPTION (AUGUST 23, 1995) TO DECEMBER 31, 1995 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                        PERIOD FROM
                                                         INCEPTION
                                                        (AUGUST 23,
                                                          1995) TO
                                                        DECEMBER 31,
                                                            1995           1996          1997
                                                        ------------    ----------    ----------
Revenue:
  Enhanced services...................................    $48,380       $1,507,875    $3,476,045
  Internet services...................................         --               --       704,187
  Other...............................................      2,520               --       211,962
                                                          -------       ----------    ----------
          Total revenue...............................     50,900        1,507,875     4,392,194
                                                          =======       ==========    ==========
Operating costs and expenses:
  Enhanced and internet services operating costs......      8,240          631,111     1,820,757
  Selling, general and administrative.................     35,698          166,751       721,337
  Depreciation........................................      5,728           90,343       259,984
                                                          -------       ----------    ----------
          Total costs and expenses....................     49,666          888,205     2,802,078
                                                          -------       ----------    ----------
          Earnings from operations....................      1,234          619,670     1,590,116
Other income, net.....................................         --              322        26,215
                                                          -------       ----------    ----------
          Earnings before income taxes................      1,234          619,992     1,616,331
Income tax expense (note 3)...........................         --         (111,314)     (602,059)
                                                          -------       ----------    ----------
          Net earnings................................    $ 1,234       $  508,678    $1,014,272
                                                          =======       ==========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
        PERIOD FROM INCEPTION (AUGUST 23, 1995) TO DECEMBER 31, 1995 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                    COMMON STOCK
                                                 ------------------     RETAINED
                                                 SHARES     AMOUNT      EARNINGS       TOTAL
                                                 ------    --------    ----------    ----------
BALANCES AT INCEPTION.........................       --    $     --    $       --    $       --
Issuances of common stock for cash............    9,800      13,000            --        13,000
Net earnings..................................       --          --         1,234         1,234
                                                 ------    --------    ----------    ----------
BALANCES AT DECEMBER 31, 1995.................    9,800      13,000         1,234        14,234
Issuance of common stock for services.........    1,095      57,918            --        57,918
Dividends paid in cash........................       --          --      (138,000)     (138,000)
Net earnings..................................       --          --       508,678       508,678
                                                 ------    --------    ----------    ----------
BALANCES AT DECEMBER 31, 1996.................   10,895      70,918       371,912       442,830
Issuance of common stock for services.........      197     355,211            --       355,211
Dividends paid in cash........................       --          --      (172,000)     (172,000)
Net earnings..................................       --          --     1,014,272     1,014,272
                                                 ------    --------    ----------    ----------
BALANCES AT DECEMBER 31, 1997.................   11,092    $426,129    $1,214,184    $1,640,313
                                                 ======    ========    ==========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                            STATEMENTS OF CASH FLOWS
        PERIOD FROM INCEPTION (AUGUST 23, 1995) TO DECEMBER 31, 1995 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                         PERIOD FROM
                                                          INCEPTION
                                                         (AUGUST 23,
                                                           1995) TO
                                                         DECEMBER 31,
                                                             1995          1996          1997
                                                         ------------    ---------    ----------
Cash flows from operating activities:
  Net earnings.........................................    $  1,234      $ 508,678    $1,014,272
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation......................................       5,728         90,343       259,984
     Provision for bad debts...........................          --             --        58,371
     Common stock issued for services..................          --         57,918       355,211
     Changes in operating assets and liabilities:
       Receivables.....................................     (12,611)       (86,064)     (247,267)
       Prepaid expenses and other......................          --             --       (85,478)
       Accounts payable................................      13,224         21,837        83,180
       Accrued liabilities.............................       4,896          6,835       147,635
       Income taxes payable............................          --        111,314       205,142
       Deferred revenue................................          --             --        14,388
                                                           --------      ---------    ----------
          Net cash provided by operating activities....      12,471        710,861     1,805,438
                                                           --------      ---------    ----------
Cash flows from investing activities -- purchases of
  equipment............................................     (35,144)      (545,167)     (489,949)
                                                           --------      ---------    ----------
Cash flows from financing activities:
  Borrowings on debt...................................       7,000             --            --
  Repayments of debt...................................          --         (7,000)           --
  Proceeds from issuance of common stock...............      13,000             --            --
  Dividends............................................          --       (138,000)     (172,000)
  Net change in cash overdraft.........................       2,673         (2,673)           --
                                                           --------      ---------    ----------
          Net cash provided (used) by financing
            activities.................................      22,673       (147,673)     (172,000)
                                                           --------      ---------    ----------
          Increase in cash and cash equivalents........          --         18,021     1,143,489
Cash and cash equivalents at beginning of period.......          --             --        18,021
                                                           --------      ---------    ----------
Cash and cash equivalents at end of period.............    $     --      $  18,021    $1,161,510
                                                           ========      =========    ==========
Supplemental disclosure of cash flow information --
  cash paid during the year for income taxes...........    $     --      $  40,000    $  349,743
                                                           ========      =========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Internet Servers, Inc. (the Company) was incorporated in the State of Utah on August 23, 1995. The Company's business consists of providing regional internet enhanced services and consulting to customers in Utah and throughout the Western states.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Effective December 31, 1997, Verio Inc. acquired 100% of the outstanding common stock of the Company.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Revenue Recognition

     Revenue related to enhanced and internet services is recognized as the services are provided. Enhanced services consists primarily of web hosting services to customers. The Company records deferred revenue for accounts billed and/or collected in advance.

     Revenue from hardware and software sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets ranging from three to seven years using the straight-line method. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations including goodwill when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

  Income Taxes

     From inception to September 1, 1996, the Company elected to be treated as a subchapter S Corporation for income tax purposes. Accordingly, taxable income through September 1, 1996 was included in the income tax returns of the shareholders. On September 1, 1996, the Company converted to a C Corporation.

                             INTERNET SERVERS, INC.

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Utah represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 10% of accounts receivable or total revenue as of or for the years ended December 31, 1995, 1996 or 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1996         1997
                                                              --------    ----------
Internet and computer equipment.............................  $561,296    $1,044,691
Furniture and office equipment..............................    19,015        25,569
                                                              --------    ----------
                                                               580,311     1,070,260
Less accumulated depreciation and amortization..............   (96,071)     (356,055)
                                                              --------    ----------
                                                              $484,240    $  714,205
                                                              ========    ==========

(3) INCOME TAXES

     Income tax expense consists of the following for the years ended December
31:

                                                   1996        1997
                                                 --------    --------
Current:
  Federal......................................  $ 91,314    $548,794
  State........................................    20,000      53,265
                                                 --------    --------
                                                 $111,314    $602,059
                                                 ========    ========

     Income tax expense for the years ended December 31 differs from the amounts computed using the federal statutory tax rate of 34% to earnings before income taxes as follows:

                                                                1996         1997
                                                              ---------    --------
Expected tax expense........................................  $ 210,797    $549,553
State income taxes, net of federal benefit..................     20,460      53,341
S Corporation taxable income................................   (120,693)         --
Other.......................................................        750        (835)
                                                              ---------    --------
          Actual income tax expense.........................  $ 111,314    $602,059
                                                              =========    ========

                             INTERNET SERVERS, INC.

     Temporary differences in the bases of assets and liabilities for financial statement and income tax purposes are not significant as of December 31, 1996 and 1997.

(4) COMMITMENTS

     The Company leases certain computer equipment and office space under noncancelable operating leases expiring at various dates through 2000. Future minimum annual lease payments under noncancelable operating leases for each of the years ending December 31 are as follows:

1998..............................................  $359,139
1999..............................................   345,684
2000..............................................   148,654
                                                    --------
Total minimum payments............................  $853,477
                                                    ========

     Rent expense for the years ended December 31, 1996 and 1997 was $14,500 and $241,402, respectively.

(5) STOCKHOLDERS' EQUITY

     On October 21, 1996, the Company entered into an employment agreement with an officer. The agreement included a compensation and benefit package which also included a long-term incentive provision consisting of the granting of shares of the Company's common stock equal to two percent of the total common shares outstanding. As of December 31, 1996, 25 shares had been issued resulting in compensation expense of $45,078 based on the estimated fair value of the stock, as determined by the Company's Board of Directors.

     In accordance with the acquisition agreement between the Company and Verio Inc., the unvested shares under the employment agreement were fully vested at December 31, 1997. An additional 197 shares were issued as of December 31, 1997 and compensation expense of $355,211 was recognized by the Company based on the estimated fair value of the stock using the acquisition price in the Verio Inc. transaction.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of NSNet, Inc. as of December 31, 1996 and 1997, and the related statements of operations, owner's and stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NSNet, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 13, 1998

                                  NSNET, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                ASSETS (NOTE 3)

                                                                1996        1997
                                                              --------    --------
Current assets:
  Cash......................................................  $  4,188    $ 20,169
  Receivables:
     Trade, net of allowance for doubtful accounts of $3,133
      and $12,158 in 1996 and 1997, respectively............    27,494      85,881
     Other..................................................        --      20,377
  Prepaid expenses and other................................   124,829     333,130
                                                              --------    --------
          Total current assets..............................   156,511     459,557
Equipment, net (note 2).....................................   177,410     378,874
Other assets................................................        --      67,665
                                                              --------    --------
          Total assets......................................  $333,921    $906,096
                                                              ========    ========

LIABILITIES AND OWNER'S AND STOCKHOLDER'S EQUITY

Current liabilities:
  Cash overdraft............................................  $ 41,057    $     --
  Accounts payable..........................................     7,614      94,252
  Accrued liabilities.......................................    37,778      44,866
  Revolving lines of credit (note 3)........................        --     200,000
  Current portion of capital lease obligations (note 4).....        --      34,231
  Deferred revenue and customer advances....................    42,827      82,699
                                                              --------    --------
          Total current liabilities.........................   129,276     456,048
Capital lease obligations, less current portion (note 4)....        --      61,636
                                                              --------    --------
          Total liabilities.................................   129,276     517,684
Owner's and Stockholder's equity:
  Owner's equity............................................   204,645          --
  Common stock, no par value, 2,000,000 shares authorized,
     100,000 shares issued and outstanding at December 31,
     1997...................................................        --     204,645
  Retained earnings.........................................        --     183,767
                                                              --------    --------
          Total owner's and stockholder's equity............   204,645     388,412
Commitments (note 4)
                                                              --------    --------
          Total liabilities and owner's and stockholder's
            equity..........................................  $333,921    $906,096
                                                              ========    ========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996         1997
                                                               --------    ----------
Revenue:
  Internet services.........................................   $887,939    $1,832,374
  Other.....................................................         --        14,550
                                                               --------    ----------
          Total revenue.....................................    887,939     1,846,924
                                                               --------    ----------
Operating expenses:
  Internet services operating costs.........................    210,517       471,247
  Selling, general and administrative.......................    485,128       938,523
  Depreciation..............................................     61,106       126,301
                                                               --------    ----------
          Total operating expenses..........................    756,751     1,536,071
                                                               --------    ----------
          Earnings from operations..........................    131,188       310,853
Other income (expense), net.................................      1,885        (5,508)
                                                               --------    ----------
          Net earnings......................................   $133,073       305,345
                                                               ========    ==========
Pro forma information:
  Historical net earnings...................................    133,073       305,345
  Pro forma adjustment for income tax expense...............    (51,000)     (116,000)
                                                               --------    ----------
          Pro forma net earnings............................   $ 82,073    $  189,345
                                                               ========    ==========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                 STATEMENTS OF OWNER'S AND STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                         TOTAL
                                                   OWNER'S     COMMON    RETAINED    STOCKHOLDER'S
                                                   EQUITY      STOCK     EARNINGS       EQUITY
                                                  ---------   --------   ---------   -------------
BALANCES AT JANUARY 1, 1996.....................  $  75,037   $     --   $      --     $  75,037
  Distributions.................................     (3,465)        --          --        (3,465)
  Net earnings..................................    133,073         --          --       133,073
                                                  ---------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1996...................    204,645         --          --       204,645
  Issuance of common stock upon incorporation
     (note 1)...................................   (204,645)   204,645          --            --
  Distributions.................................         --         --    (121,578)     (121,578)
  Net earnings..................................         --         --     305,345       305,345
                                                  ---------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1997...................  $      --   $204,645   $ 183,767     $ 388,412
                                                  =========   ========   =========     =========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net earnings..............................................  $ 133,073    $ 305,345
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................     61,106      126,301
     Provision for bad debts................................      3,133       24,334
     Changes in operating assets and liabilities:
       Receivables..........................................    (17,073)    (103,098)
       Prepaid expenses and other...........................   (124,829)    (208,301)
       Accounts payable and accrued liabilities.............     26,911       93,726
       Deferred revenue and customer advances...............     25,647       39,872
                                                              ---------    ---------
          Net cash provided by operating activities.........    107,968      278,179
                                                              ---------    ---------
Cash flows from investing activities:
  Purchases of equipment....................................   (141,372)    (217,958)
  Increase in other assets..................................         --      (67,665)
                                                              ---------    ---------
          Net cash used by investing activities.............   (141,372)    (285,623)
                                                              ---------    ---------
Cash flows from financing activities:
  Cash overdraft............................................     41,057      (41,057)
  Borrowings under revolving lines of credit................         --      240,000
  Repayments under revolving lines of credit................         --      (40,000)
  Principal payments under capital lease obligations........         --      (13,940)
  Distributions.............................................     (3,465)    (121,578)
                                                              ---------    ---------
          Net cash provided by financing activities.........     37,592       23,425
                                                              ---------    ---------
          Increase in cash..................................      4,188       15,981
Cash at beginning of year...................................         --        4,188
                                                              ---------    ---------
Cash at end of year.........................................  $   4,188    $  20,169
                                                              =========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $      --    $   5,508
                                                              =========    =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $      --    $ 109,807
                                                              =========    =========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     NSNet, Inc. (the Company) was incorporated as a subchapter S Corporation in the State of California on January 1, 1997. Prior to incorporation, the Company was operating as NextGen Systems Internet Services, a sole proprietorship formed in 1992. All assets and liabilities of the sole proprietorship were contributed to the Company upon incorporation and recorded at historical cost. The Company provides internet access services to customers in California.

     Effective February 27, 1998, Verio Inc. acquired 100% of the outstanding common stock of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for accounts billed and/or collected in advance.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statement for 1996 or 1997 due to the Company's status as a sole proprietorship and subchapter S Corporation. Accordingly, net earnings as of December 31, 1996 were included in owner's equity and taxable income has been included in the tax returns of the owner and stockholder. However, pro forma information has been included in the accompanying statements of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for both years presented.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair

                                  NSNET, INC.

values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base. No single customer comprised more than 10% of accounts receivable or total revenue as of or for the years ended December 31, 1996 or 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1996        1997
                                                              --------    ---------
Internet and computer equipment.............................  $255,112    $ 568,239
Furniture...................................................    10,000       24,638
                                                              --------    ---------
                                                               265,112      592,877
Less accumulated depreciation...............................   (87,702)    (214,003)
                                                              --------    ---------
                                                              $177,410    $ 378,874
                                                              ========    =========

     Equipment includes assets held under capital leases with a net book value of $94,248 at December 31, 1997.

(3) DEBT

     At December 31, 1997, the Company had a $150,000 unsecured revolving line of credit agreement with a bank, under which $100,000 was outstanding. Borrowings under the line bear interest at the bank's prime rate plus 2.975% (11.475% at December 31, 1997), and are due in 1998. The agreement included various restrictive covenants including limitations on indebtedness and payment of dividends. As of December 31, 1997, the Company was not in compliance with the restrictions on additional indebtedness. All borrowings under this line were paid in full subsequent to the acquisition by Verio, Inc.

     At December 31, 1997, the Company had an additional $125,000 revolving line of credit agreement with a second bank, secured by substantially all of the assets of the Company, under which $100,000 was outstanding. Borrowings under the line bear interest at the bank's prime rate plus 1.5% (10% at December 31, 1997), and are due in 1998.

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2002. Future

                                  NSNET, INC.

minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1998........................................................  $ 43,434    $ 95,767
1999........................................................    43,434     110,092
2000........................................................    23,227     114,004
2001........................................................        --     118,862
2002........................................................        --     108,956
                                                              --------    --------
  Total minimum payments....................................   110,095    $547,681
                                                                          ========
Less amount representing interest...........................   (14,228)
                                                              --------
  Present value of net minimum lease payments...............    95,867
Less current portion........................................   (34,231)
                                                              --------
                                                              $ 61,636
                                                              ========

     Rent expense for the years ended December 31, 1996 and 1997 totaled $19,801 and $34,082, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of Access One, Inc. as of December 31, 1997 and the related statements of operations and accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access One, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
April 9, 1998

                                ACCESS ONE, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $  259,144
  Trade receivables, net of allowance for doubtful accounts
     of $148,040 (note 3)...................................     344,773
  Inventory.................................................      40,635
  Prepaid expenses and other................................     105,365
                                                              ----------
          Total current assets..............................     749,917
Equipment, net (notes 2 and 3)..............................     678,752
Other assets................................................       9,853
                                                              ----------
          Total assets......................................  $1,438,522
                                                              ==========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Revolving line of credit..................................  $  110,000
  Accounts payable:
     Trade..................................................     144,297
     Related party (note 5).................................     273,306
  Accrued liabilities.......................................     376,330
  Notes payable (note 3)....................................      88,550
  Current portion of capital lease obligations (note 4).....       8,858
  Note payable to related party (note 5)....................      32,194
  Deferred revenue..........................................     294,266
                                                              ----------
          Total current liabilities.........................   1,327,801
Capital lease obligations, less current portion (note 4)....       6,812
                                                              ----------
          Total liabilities.................................   1,334,613
Redeemable preferred stock, $0.01 par value, 500,000 shares
  authorized, 200,000 shares issued and outstanding (note
  6)........................................................     508,748
Stockholders' deficit (note 6):
  Common stock, $0.01 par value, 2,000,000 shares
     authorized, 800,000 shares issued and outstanding......       8,000
  Additional paid-in capital................................      85,476
  Accumulated deficit.......................................    (498,315)
                                                              ----------
          Total stockholders' deficit.......................    (404,839)
Commitments (note 4)
                                                              ----------
          Total liabilities and stockholders' deficit.......  $1,438,522
                                                              ==========

                See accompanying notes to financial statements.

                                ACCESS ONE, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                          YEAR ENDED DECEMBER 31, 1997

Revenue:
  Internet services.........................................  $2,485,583
  Enhanced services.........................................     702,639
  Computer hardware and software sales......................     303,465
  Other.....................................................      27,019
                                                              ----------
          Total revenue.....................................   3,518,706
                                                              ----------
Operating expenses:
  Internet and enhanced services operating costs (note 5)...     613,084
  Cost of hardware and software sales.......................     226,205
  Selling, general and administrative (note 5)..............   2,922,073
  Depreciation..............................................     245,003
                                                              ----------
          Total operating expenses..........................   4,006,365
                                                              ----------
          Loss from operations..............................    (487,659)
Other expense:
  Interest expense..........................................     (21,833)
  Other, net................................................      (3,808)
                                                              ----------
          Net loss..........................................  $ (513,300)
                                                              ==========
Retained earnings at beginning of year......................      14,985
Accumulated deficit at end of year..........................    (498,315)
                                                              ==========

                See accompanying notes to financial statements.

                                ACCESS ONE, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
  Net loss..................................................  $(513,300)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation.........................................    245,003
       Provision for bad debts..............................    386,983
       Changes in operating assets and liabilities:
          Receivables.......................................   (445,284)
          Inventory.........................................    (40,635)
          Prepaid expenses and other current assets.........    (96,000)
          Other assets......................................     (9,708)
          Accounts payable and accrued liabilities..........    541,280
          Deferred revenue..................................    148,798
                                                              ---------
               Net cash provided by operating activities....    217,137
                                                              ---------
Cash flows from investing activities -- purchase of
  equipment.................................................   (559,530)
                                                              ---------
Cash flows from financing activities:
  Borrowings under revolving line of credit.................    110,000
  Borrowings under note payable.............................    127,916
  Principal payments on note payable........................    (39,366)
  Borrowings under notes to related parties.................      6,965
  Principal payments under capital lease obligations........    (15,501)
                                                              ---------
               Net cash provided by financing activities....    190,014
                                                              ---------
               Net decrease in cash.........................   (152,379)
Cash at beginning of year...................................    411,523
                                                              ---------
Cash at end of year.........................................  $ 259,144
                                                              =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  21,822
                                                              =========

                See accompanying notes to financial statements.

                                ACCESS ONE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Access One, Inc. (the Company) was originally organized as a limited liability company on July 1, 1994. The Company reincorporated on December 9, 1996 as a C corporation in the state of Washington. The Company provides internet access and enhanced services and computer hardware and software sales to customers primarily in Washington.

     Effective February 27, 1998, Verio Inc. (Verio) acquired all of the outstanding common stock of the Company, resulting in 100% ownership (see Note
6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease terms, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet and enhanced services are recognized as the services are provided. Enhanced services consist primarily of web hosting and collocation services to customers. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                                ACCESS ONE, INC.

     The Company has a net operating loss carryforward for income tax purposes of approximately $337,000 which expires in 2012. No tax benefit has been recorded by the Company in 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. The Company also has a deferred tax asset related to the allowance for doubtful accounts of approximately $56,000. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the carryforward and the allowance for doubtful accounts. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Washington represent substantially all of the Company's customer base. No single customer comprised more than 10% of revenue or accounts receivable as of or for the year ended December 31, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31, 1997:

  Internet and computer equipment...........................   $ 926,175
  Furniture and office equipment............................     120,657
                                                               ---------
                                                               1,046,832
Less accumulated depreciation and amortization..............    (368,080)
                                                               ---------
                                                               $ 678,752
                                                               =========

     Equipment includes assets held under capital lease with a net book value of $12,990 at December 31, 1997.

(3) DEBT

     Lines of credit and notes payable consist of the following as of December 31, 1997:

Revolving line of credit, maximum credit available of
  $300,000, bearing interest at 1.5% above the bank's prime
  lending rate, (10% at December 31, 1997), due in 1998, and secured by accounts receivable............................  $ 110,000
Notes payable, bearing interest at 10.25%, due on demand, or if no demand is made, in monthly payments of principal and interest of $5,945 through April, 1999, and secured by
  certain equipment of the Company..........................     88,550
                                                              ---------
                                                                198,550
Less current portion........................................   (198,550)
                                                              ---------
  Long-term debt, less current portion......................  $      --
                                                              =========

     The Company's revolving line of credit includes various restrictive covenants including limitations on indebtedness and maintaining a specified debt to equity ratio. As of December 31, 1997, the Company was not

                                ACCESS ONE, INC.

in compliance with limitations placed by the debt to equity ratio. All borrowings under the line were repaid upon completion of the buyout by Verio Inc. in February 1998.

(4) COMMITMENTS

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 1999. Future minimum annual lease payments under noncancelable capital and operating leases for each of the years ending December 31 are as follows:

                                          CAPITAL    OPERATING
                                          LEASES      LEASES
                                          -------    ---------
1998....................................  $ 8,280     $80,808
1999....................................    7,589       1,512
                                          -------     -------
  Total minimum payments................  $15,869     $82,320
                                          =======     =======
Less amount representing interest.......     (199)
                                          -------
  Present value of net minimum lease
  payments..............................   15,670
Less current portion....................   (8,858)
                                          -------
                                          $ 6,812
                                          =======

     Rent expense for the year ended December 31, 1997 totaled $219,500.

     The Company has commitments with two different telecommunications companies to receive future services from such companies. Future payments under these agreements total $8,200 per month through September 1999.

(5) TRANSACTIONS WITH RELATED PARTIES

     During 1997, the Company received customer service, technical support, and backbone transport services provided by Verio. Total amounts charged to the Company by Verio in this manner were $79,421 included in internet and enhanced services operating costs and $178,969 included in selling, general, and administrative expenses. Verio also purchased approximately $14,916 of equipment on behalf of the Company. Amounts due to related party at December 31, 1997 relate to these services and purchases of equipment and are non interest bearing.

     Note payable to related party is a non interest bearing, unsecured note payable to the majority stockholder of the Company.

(6) REDEEMABLE PREFERRED STOCK

     During 1996, the Company issued 200,000 shares of redeemable, convertible Series A preferred stock to Verio. The preferred shares are convertible into common shares on a one for one basis and are mandatorily redeemable in 2002. In connection with the Verio acquisition disclosed in note 1, the preferred shares were converted to common stock.

                                ACCESS ONE, INC.

(7) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) Plan (the Plan) for all full time employees. The Company makes matching contributions of 25% of employee contributions up to 6% of the respective employee's salary. During 1997 the Company made contributions to the Plan totaling $11,876.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of STARnet, L.L.C. as of December 31, 1997 and the related statements of operations, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STARnet, L.L.C. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1998

                                STARNET, L.L.C.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $210,089
  Trade receivables, net of allowance for doubtful accounts
     of $22,944.............................................   111,541
  Inventory.................................................    69,089
  Prepaid expenses and other................................    18,779
                                                              --------
          Total current assets..............................   409,498
Equipment, net (note 2).....................................   208,336
Other assets................................................     4,583
                                                              --------
          Total assets......................................  $622,417
                                                              ========
                   LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 31,371
  Accrued liabilities.......................................    12,895
  Deferred revenue..........................................   371,608
                                                              --------
          Total current liabilities.........................   415,874
Members' equity.............................................   206,543
Commitments (note 3)
                                                              --------
          Total liabilities and members' equity.............  $622,417
                                                              ========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

Revenue:
  Internet services.........................................  $1,201,504
  Computer hardware sales...................................     386,376
  Other.....................................................      13,094
                                                              ----------
          Total revenue.....................................   1,600,974
                                                              ----------
Operating expenses:
  Internet services operating costs.........................     397,019
  Cost of hardware sales....................................     319,486
  Selling, general and administrative.......................     570,461
  Depreciation..............................................     155,968
                                                              ----------
          Total operating expenses..........................   1,442,934
                                                              ----------
          Earnings from operations..........................     158,040
Other income (expense):
  Interest income...........................................       9,411
  Other, net................................................      (6,282)
                                                              ----------
          Net earnings......................................  $  161,169
                                                              ==========
Pro forma information:
  Historical net earnings...................................     161,169
  Pro forma adjustment for income tax expense...............     (61,000)
                                                              ----------
          Pro forma net earnings............................  $  100,169
                                                              ==========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1997

Balance at January 1, 1997..................................  $ 290,109
Distributions to members....................................   (244,735)
Net earnings................................................    161,169
                                                              ---------
Balance at December 31, 1997................................  $ 206,543
                                                              =========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
  Net earnings..............................................  $ 161,169
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................    155,968
     Provision for bad debts................................     44,484
     Loss on sale of assets.................................      6,282
     Changes in operating assets and liabilities:
       Receivables..........................................    (40,725)
       Inventory............................................     50,205
       Prepaid expenses and other current assets............    (13,944)
       Other assets.........................................        834
       Accounts payable and accrued liabilities.............    (54,304)
       Deferred revenue.....................................     (3,346)
                                                              ---------
          Net cash provided by operating activities.........    306,623
                                                              ---------
Cash flows from investing activities -- purchase of
  equipment.................................................   (117,202)
                                                              ---------
Cash flows from financing activities -- distributions to
  members...................................................   (244,735)
                                                              ---------
          Net decrease in cash..............................    (55,314)
Cash at beginning of year...................................    265,403
                                                              ---------
Cash at end of year.........................................  $ 210,089
                                                              =========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     STARnet, L.L.C. (the Company) was originally organized as a limited liability company in the State of Missouri as Internetix, L.L.C. on June 21, 1994. On August 18, 1997, the Company changed its name to STARnet, L.L.C. The Company provides internet access services and computer hardware sales to customers primarily in Missouri and Illinois.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using a method that estimates the straight-line method over the estimated useful lives of the related assets, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statements due to the Company's status as a limited liability corporation. Accordingly, taxable income has been included in the tax returns of the members. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for the year ended December 31, 1997.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their

                                STARNET, L.L.C.

terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Missouri and Illinois represent substantially all of the Company's customer base. Three customers comprised approximately 38% of accounts receivable as of December 31, 1997. However, no single customer comprised more than 10% of revenue for the year ended December 31, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31, 1997:

Internet and computer equipment.............................   $ 503,324
Furniture and office equipment..............................       2,750
                                                               ---------
                                                                 506,074
Less accumulated depreciation and amortization..............    (297,738)
                                                               ---------
                                                               $ 208,336
                                                               =========

(3) COMMITMENTS

     The Company leases office space and equipment under noncancelable leases expiring at various dates through 2002. Future minimum annual lease payments under noncancelable operating leases for each of the years ending December 31 are as follows:

1998...............................................  $32,873
1999...............................................   26,236
2000...............................................    2,716
2001...............................................      870
2002...............................................      400
                                                     -------
          Total minimum payments...................  $63,095
                                                     =======

     Rent expense for the year ended December 31, 1997 totaled $39,630.

     In addition, the Company has a verbal agreement to guarantee certain obligations of a related party with a telecommunications company for one year in the amount of $250,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Computing Engineers Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computing Engineers Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1998

                            COMPUTING ENGINEERS INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                ASSETS (NOTE 3)

                                                                 1996          1997
                                                              ----------    ----------
Current assets:
  Cash......................................................  $       --    $   15,995
  Trade receivables, net of allowance for doubtful accounts
     of $133,739 and $62,085 in 1996 and 1997,
     respectively...........................................     340,799       429,171
  Inventory.................................................          --        37,411
  Prepaid expenses and other................................       2,014         2,014
                                                              ----------    ----------
          Total current assets..............................     342,813       484,591
Equipment, net (note 2).....................................     821,637     1,049,662
Other assets, net...........................................          --        20,420
                                                              ----------    ----------
          Total assets......................................  $1,164,450    $1,554,673
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Cash overdraft............................................  $   54,352    $       --
  Accounts payable..........................................     355,223       225,153
  Accrued liabilities.......................................       5,252        33,373
  Current portion of note payable (note 3)..................          --        84,352
  Current portion of obligations under capital leases (note
     4).....................................................     193,873       223,826
  Deferred revenue..........................................     146,010       249,817
                                                              ----------    ----------
          Total current liabilities.........................     754,710       816,521
Note payable, less current portion (note 3).................          --       585,002
Capital lease obligations, less current portion (note 4)....      49,776        28,811
                                                              ----------    ----------
          Total liabilities.................................     804,486     1,430,334
Stockholders' equity:
  Common stock, $10 par value, 1,000 shares authorized, 100
     shares issued and outstanding..........................       1,000         1,000
  Additional paid-in capital................................       5,000         5,000
  Retained earnings.........................................     353,964       118,339
                                                              ----------    ----------
          Total stockholders' equity........................     359,964       124,339
                                                              ----------    ----------
Commitments (note 4)
          Total liabilities and stockholders' equity........  $1,164,450    $1,554,673
                                                              ==========    ==========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenue:
  Internet services.........................................  $2,326,898    $3,321,562
  Consulting services.......................................          --       162,683
  Computer hardware and software sales......................      88,664       537,057
  Other.....................................................          --        58,176
                                                              ----------    ----------
          Total revenue.....................................   2,415,562     4,079,478
                                                              ----------    ----------
Operating expenses:
  Internet services operating costs.........................     606,522       632,653
  Costs of hardware and software sales......................     148,770       392,676
  Marketing and selling.....................................      47,155       299,990
  General and administrative................................   1,179,149     2,041,265
  Depreciation and amortization.............................     144,953       329,296
                                                              ----------    ----------
          Total operating expenses..........................   2,126,549     3,695,880
                                                              ----------    ----------
          Earnings from operations..........................     289,013       383,598
Interest expense............................................     (19,254)      (95,223)
                                                              ----------    ----------
          Net earnings......................................  $  269,759    $  288,375
                                                              ==========    ==========
Pro forma information:
  Historical net earnings...................................  $  269,759    $  288,375
  Pro forma adjustment for income tax expense...............    (103,000)     (110,000)
                                                              ----------    ----------
          Pro forma net earnings............................  $  166,759    $  178,375
                                                              ==========    ==========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                           COMMON STOCK      ADDITIONAL                     TOTAL
                                         ----------------     PAID-IN      RETAINED     STOCKHOLDERS'
                                         SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                         ------    ------    ----------    ---------    -------------
BALANCES AT JANUARY 1, 1996............   100      $1,000      $5,000      $ 207,104      $ 213,104
Distributions to stockholders..........    --          --          --       (122,899)      (122,899)
Net earnings...........................    --          --          --        269,759        269,759
                                          ---      ------      ------      ---------      ---------
BALANCES AT DECEMBER 31, 1996..........   100       1,000       5,000        353,964        359,964
Distributions to stockholders..........    --          --          --       (524,000)      (524,000)
Net earnings...........................    --          --          --        288,375        288,375
                                          ---      ------      ------      ---------      ---------
BALANCES AT DECEMBER 31, 1997..........   100      $1,000      $5,000      $ 118,339      $ 124,339
                                          ===      ======      ======      =========      =========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net earnings..............................................  $ 269,759    $ 288,375
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    144,953      329,296
     Provision for bad debts................................    133,739      165,153
     Changes in operating assets and liabilities:
       Trade receivables....................................   (472,524)    (253,525)
       Inventory............................................         --      (37,411)
       Prepaid expenses and other...........................        142           --
       Accounts payable.....................................    355,223     (130,070)
       Accrued liabilities..................................        238       28,121
       Deferred revenue.....................................    146,010      103,807
                                                              ---------    ---------
          Net cash provided by operating activities.........    577,540      493,746
                                                              ---------    ---------
Cash flows from investing activities -- purchases of
  equipment.................................................   (336,776)    (228,892)
                                                              ---------    ---------
Cash flows from financing activities:
  Net change in cash overdraft..............................    (15,314)     (54,352)
  Borrowings under note payable.............................         --      700,000
  Debt issuance costs.......................................         --      (20,420)
  Principal payments on note payable........................         --      (30,646)
  Principal payments on capital lease obligations...........   (102,551)    (319,441)
  Distributions to shareholders.............................   (122,899)    (524,000)
                                                              ---------    ---------
          Net cash used by financing activities.............   (240,764)    (248,859)
                                                              ---------    ---------
          Increase in cash..................................         --       15,995
Cash at beginning of year...................................         --           --
                                                              ---------    ---------
Cash at end of year.........................................  $      --    $  15,995
                                                              =========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  19,254    $  95,223
                                                              =========    =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $ 346,200    $ 328,429
                                                              =========    =========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Computing Engineers Inc. (the Company) was incorporated in the State of Illinois on November 1, 1993. The Company is a provider of internet access services to businesses and individuals, primarily in Illinois.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment, including any assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered.

     Revenue from hardware and software sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statements for 1996 or 1997 due to the Company's status as a subchapter S corporation. Accordingly, taxable income has been included in the tax returns of the stockholders. However, pro forma information has been included in the accompanying statements of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for all periods presented.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based

                            COMPUTING ENGINEERS INC.

on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                               1996           1997
                                                             ---------     ----------
Internet and computer equipment............................  $ 973,392     $1,522,201
Furniture and office equipment.............................     22,048         30,560
                                                             ---------     ----------
                                                               995,440      1,552,761
Less accumulated depreciation and amortization.............   (173,803)      (503,099)
                                                             ---------     ----------
                                                             $ 821,637     $1,049,662
                                                             =========     ==========

     Equipment includes assets owned under capital leases with a net book value of $305,530 and $474,893 at December 31, 1996 and 1997, respectively.

(3) DEBT

     Debt consists of the following as of December 31, 1997:

Note payable bearing interest at prime plus 2.75% (11.25% at
  December 31, 1997), monthly principal and interest
  payments of $11,986 through May 12, 2004, secured by
  substantially all the assets of the Company...............  $669,354
Less current portion........................................   (84,352)
                                                              --------
                                                              $585,002
                                                              ========

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2005. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES        LEASES
                                                              ---------    ----------
1998........................................................  $ 252,242    $  234,353
1999........................................................     29,695       219,153
2000........................................................         --       192,161
2001........................................................         --       197,120
2002........................................................         --       202,079
Thereafter..................................................         --       472,345
                                                              ---------    ----------
  Total minimum payments....................................    281,937    $1,517,211
                                                                           ==========
Less amount representing interest...........................    (29,300)
                                                              ---------
  Present value of net minimum lease payments...............    252,637
Less current portion........................................   (223,826)
                                                              ---------
                                                              $  28,811
                                                              =========

     Rent expense for the years ended December 31, 1996 and 1997 was $93,501 and $134,777, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
LI Net, Inc.:

     We have audited the accompanying balance sheets of LI Net, Inc. as of April 30, 1997 and January 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LI Net, Inc. as of April 30, 1997 and January 31, 1998, and the results of its operations and its cash flows for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1998

                                  LI NET, INC.

                                 BALANCE SHEETS
                      APRIL 30, 1997 AND JANUARY 31, 1998

                                     ASSETS

                                                                1997        1998
                                                              --------    ---------
Current assets:
  Cash......................................................  $ 49,036    $  24,575
  Receivables (note 3):
     Trade, net of all allowance for doubtful accounts of
      $28,948 and $50,000, respectively.....................   157,643      225,148
     Other..................................................        --        6,000
  Prepaid expenses and other................................     3,850        3,850
                                                              --------    ---------
          Total current assets..............................   210,529      259,573
Equipment, net (notes 2 and 3)..............................   355,906      500,654
Other assets................................................    25,057       28,708
                                                              --------    ---------
          Total assets......................................  $591,492    $ 788,935
                                                              ========    =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $171,038    $ 245,777
  Accrued liabilities.......................................    13,942       22,521
  Current portion of notes payable (note 3):
     Bank...................................................        --       22,476
     Related party (note 6).................................     9,038        8,885
  Revolving line of credit (note 3).........................    15,265       39,993
  Current portion of obligations under capital leases (note
     4).....................................................    52,090       81,652
  Deferred revenue..........................................    77,766      158,740
                                                              --------    ---------
          Total current liabilities.........................   339,139      580,044
Notes payable, less current portion (note 3):
  Bank......................................................        --       93,542
  Related party (note 6)....................................   126,052      114,029
Capital lease obligations, less current portion (note 4)....    87,826       62,453
                                                              --------    ---------
          Total liabilities.................................   553,017      850,068
Stockholders' equity (deficit):
  Common stock, no par value, 100 shares authorized and
     issued.................................................    44,000       44,000
  Additional paid-in capital................................        --      273,100
  Retained earnings (deficit)...............................     6,375     (378,233)
  Treasury stock -- 5 shares at April 30, 1997, at cost.....   (11,900)          --
                                                              --------    ---------
          Total stockholders' equity (deficit)..............    38,475      (61,133)
                                                              --------    ---------
Commitments (note 4)
          Total liabilities and stockholders' equity
            (deficit).......................................  $591,492    $ 788,935
                                                              ========    =========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                            STATEMENTS OF OPERATIONS
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

                                                            1996         1997          1998
                                                          --------    ----------    ----------
Revenue:
  Internet services.....................................  $608,714    $1,033,595    $1,430,480
  Computer hardware sales...............................   152,854       325,723        90,233
                                                          --------    ----------    ----------
          Total revenue.................................   761,568     1,359,318     1,520,713
                                                          --------    ----------    ----------
Operating expenses:
  Internet services operating costs.....................   197,025       317,225       551,993
  Costs of hardware sold................................    73,370       156,347        42,987
  Selling, general and administrative expenses(note
     7).................................................   358,627       769,898     1,180,146
  Depreciation..........................................    64,470        77,762       100,902
                                                          --------    ----------    ----------
          Total operating expenses......................   693,492     1,321,232     1,876,028
          Earnings (loss) from operations...............    68,076        38,086      (355,315)
Interest expense........................................   (10,596)      (55,325)      (29,293)
                                                          --------    ----------    ----------
          Earnings (loss) before income taxes...........    57,480       (17,239)     (384,608)
Income tax expense (note 5).............................    (7,600)           --            --
                                                          --------    ----------    ----------
          Net earnings (loss)...........................  $ 49,880    $  (17,239)   $ (384,608)
                                                          ========    ==========    ==========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

                                                                                           TOTAL
                                                ADDITIONAL    RETAINED                 STOCKHOLDERS'
                                     COMMON      PAID-IN      EARNINGS     TREASURY       EQUITY
                                      STOCK      CAPITAL      (DEFICIT)     STOCK        (DEFICIT)
                                     -------    ----------    ---------    --------    -------------
BALANCES AT MAY 1, 1995............  $44,000     $     --     $ (26,266)   $     --      $  17,734
Purchase of treasury stock.........       --           --            --     (10,000)       (10,000)
Net earnings.......................       --           --        49,880          --         49,880
                                     -------     --------     ---------    --------      ---------
BALANCES AT APRIL 30, 1996.........   44,000           --        23,614     (10,000)        57,614
Purchase of treasury stock.........       --           --            --     (13,800)       (13,800)
Issuance of treasury stock for
  services (note 7)................       --           --            --      11,900         11,900
Net loss...........................       --           --       (17,239)         --        (17,239)
                                     -------     --------     ---------    --------      ---------
BALANCES AT APRIL 30, 1997.........   44,000           --         6,375     (11,900)        38,475
Issuance of treasury stock for
  services (note 7)................       --      273,100            --      11,900        285,000
Net loss...........................       --           --      (384,608)         --       (384,608)
                                     -------     --------     ---------    --------      ---------
BALANCES AT JANUARY 31, 1998.......  $44,000     $273,100     $(378,233)   $     --      $ (61,133)
                                     =======     ========     =========    ========      =========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                            STATEMENTS OF CASH FLOWS
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

                                                              1996        1997        1998
                                                            ---------   ---------   ---------
Cash flows from operating activities:
  Net earnings (loss).....................................  $  49,880   $ (17,239)  $(384,608)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
     Depreciation.........................................     64,470      77,762     100,902
     Provision for bad debts..............................         --      28,948      50,000
     Issuance of treasury stock for services..............         --      11,900     285,000
     Changes in operating assets and liabilities:
       Receivables........................................    (66,218)   (103,079)   (123,505)
       Prepaid expenses and other current assets..........         --      (3,850)         --
       Other assets.......................................    (13,602)     (6,580)     (3,651)
       Accounts payable and accrued liabilities...........     88,042      67,313      83,318
       Deferred revenue...................................         --      77,766      80,974
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......    122,572     132,941      88,430
                                                            ---------   ---------   ---------
Cash flows from investing activities -- purchases of
  equipment...............................................   (149,667)    (94,633)   (182,471)
                                                            ---------   ---------   ---------
Cash flows from financing activities:
  Borrowings under revolving lines of credit..............         --      15,265      24,728
  Proceeds from borrowings from bank......................         --          --     130,000
  Principal payments on notes payable to bank.............         --          --     (13,982)
  Proceeds from borrowings from related parties...........    107,713          --          --
  Principal payments on notes payable to related party....    (21,128)    (13,677)    (12,176)
  Principal payments on capital lease obligations.........         --     (39,872)    (58,990)
  Purchase of treasury stock..............................    (10,000)    (13,800)         --
                                                            ---------   ---------   ---------
          Net cash provided (used) by financing
            activities....................................     76,585     (52,084)     69,580
                                                            ---------   ---------   ---------
          Net increase (decrease) in cash.................     49,490     (13,776)    (24,461)
Cash at beginning of year.................................     13,322      62,812      49,036
                                                            ---------   ---------   ---------
Cash at end of year.......................................  $  62,812   $  49,036   $  24,575
                                                            =========   =========   =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.......................  $  10,596   $  39,621   $  22,593
                                                            =========   =========   =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations..............  $  32,876   $ 146,912   $  63,179
                                                            =========   =========   =========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                         NOTES TO FINANCIAL STATEMENTS
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     LI Net, Inc. (the Company) was incorporated in the State of New York and provides regional internet access services to customers in New York.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease terms, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of April 30, 1997 and January 31, 1998, approximate their carrying values

                                  LI NET, INC.

based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at April 30, 1997 and January 31, 1998:

                                                                1997          1998
                                                              ---------     ---------
Internet and computer equipment.............................  $ 409,376     $ 641,881
Furniture and office equipment..............................     67,532        80,677
Leasehold improvements......................................     32,297        32,297
                                                              ---------     ---------
                                                                509,205       754,855
Less accumulated depreciation and amortization..............   (153,299)     (254,201)
                                                              ---------     ---------
                                                              $ 355,906     $ 500,654
                                                              =========     =========

     Equipment includes assets held under capital leases with a net book value of approximately $139,000 and $155,000 at April 30, 1997 and January 31, 1998, respectively.

(3) DEBT

     During fiscal 1998, the Company entered into a loan agreement with a bank and borrowed $130,000. The loan is secured by the Company's equipment, and bears interest at 8.75%. Principal and interest payments of $2,683 are due monthly through 2002. At January 31, 1998, the outstanding balance was $116,018.

     At April 30, 1997 and January 31, 1998, the Company had a $50,000 revolving line of credit agreement with a bank, secured by receivables, under which $15,265 and $39,993 was outstanding, respectively. Borrowings under the line bear interest at the bank's prime lending rate plus 2% (10.5% at January 31, 1997) and are due in 1998.

     Maturities of the line of credit and note payable for each of the years ending January 31 are as follows:

1999..............................................  $ 62,469
2000..............................................    25,384
2001..............................................    27,247
2002..............................................    29,732
2003..............................................    11,179
                                                    --------
                                                    $156,011
                                                    ========

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2002.

                                  LI NET, INC.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending January 31 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1999........................................................  $100,042    $ 63,879
2000........................................................    53,085      47,121
2001........................................................    17,937      23,386
2002........................................................    10,060       5,459
                                                              --------    --------
  Total minimum payments....................................   181,124    $139,845
                                                                          ========
Less amount representing interest...........................   (37,019)
                                                              --------
  Present value of net minimum lease payments...............   144,105
Less current portion........................................   (81,652)
                                                              --------
                                                              $ 62,453
                                                              ========

     Rent expense for the years ended April 30, 1996 and 1997 and nine months ended January 31, 1998, was $25,335, $35,353, and $52,779 respectively.

(5) INCOME TAXES

     Income tax expense (benefit) for the years ended April 30, 1996 and 1997 and nine months ended January 31, 1998 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                       1996       1997        1998
                                                      -------    -------    ---------
Expected tax expense (benefit)......................  $19,543    $(5,861)   $(130,777)
State income taxes, net of federal benefit..........    2,300       (690)     (15,374)
Nondeductible expenses..............................       --        622        1,653
Change in valuation allowance for deferred tax
  assets............................................  (14,243)     5,929      144,498
                                                      -------    -------    ---------
          Actual income tax expense.................  $ 7,600    $    --    $      --
                                                      =======    =======    =========

     Temporary differences that give rise to the components of deferred tax assets and liabilities as of April 30, 1997 and January 31, 1998 are as follows:

                                                                1997        1998
                                                              --------    ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 12,738    $ 148,824
  Accounts receivable, due to allowance for doubtful
     accounts for financial statement purposes only.........    11,000       30,000
  Other.....................................................       173          140
                                                              --------    ---------
          Total deferred tax assets.........................    23,911      178,964
  Valuation allowance.......................................    (5,929)    (150,427)
                                                              --------    ---------
          Net deferred tax assets...........................    17,982       28,537
                                                              --------    ---------
Deferred tax liability:
  Equipment, due to differences in depreciation for
     financial statement and tax purposes...................   (17,982)     (28,537)
                                                              --------    ---------
          Net deferred tax asset (liability)................  $     --    $      --
                                                              ========    =========

                                  LI NET, INC.

     As of January 31, 1998, the Company has a net operating loss carryforward of approximately $392,000 for federal income tax purposes which will expire in 2013, if not utilized. A valuation allowance has been recorded for a portion of the related deferred tax asset due to the uncertainty relating to the realization of the net operating loss carryforward in the future.

(6) TRANSACTIONS WITH RELATED PARTIES

     Notes payable to related party at April 30, 1997 and January 31, 1998 included $93,917 and $89,334, respectively, of unsecured notes due to stockholders of the Company. The loans bear interest at 10% with the principal and interest due in total on July 1, 1999 or upon sale of 50% or more of the stock of the stockholders.

     Also included in notes payable to related party at April 30, 1997 and January 31, 1998 was an unsecured note due to a relative of a stockholder of the Company. Principal outstanding on the note was $41,176 and $33,580 at April 30, 1997 and January 31, 1998, respectively. The note bears interest at 10% and is payable in monthly principal and interest payments of $1,062 until 2001.

     Maturities of notes payable to related parties for each of the years ending January 31 are as follows:

1999..............................................  $  8,885
2000..............................................   100,087
2001..............................................    11,878
2002..............................................     2,064
                                                    --------
                                                    $122,914
                                                    ========

(7) STOCKHOLDERS' EQUITY

     During the year ended April 30, 1997 and the nine months ended January 31, 1998, the Company issued treasury shares to an officer as compensation for services. The Company recorded compensation expense of $11,900 and $285,000, respectively, which, in the opinion of the Company's Board of Directors, represented fair value of the shares at the date of issuance.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Hiway Technologies, Inc.

     In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Hiway Technologies, Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above. We did not audit the financial statements of Hiway Technologies, Inc. (Hiway Florida) for 1995 and 1996, which statements reflect total assets of $2,150,000 at December 31, 1996 and revenues of $2,700,000 and $10,400,000, respectively, for the years ended 1995 and 1996. Those statements were audited by other auditors whose unqualified reports have been furnished to us and our opinion, insofar as it relates to amounts included for Hiway Florida for such periods, is based solely on the report of the other auditors.

                                            PricewaterhouseCoopers LLP

San Jose, California
May 27, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Hiway Technologies, Inc. Boca Raton, Florida

     We have audited the accompanying balance sheet of Hiway Technologies, Inc. as of December 31, 1996 and the related statements of income, retained earnings and cash flows for the period from April 6, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of Hiway Technologies, Inc.'s management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hiway Technologies, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period from April 6, 1995 (date of inception) to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            De Meo, Young, McGrath & Company,
                                            P.A.

September 17, 1997
Fort Lauderdale, Florida

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ----------------    JUNE 30,
                                                               1996     1997        1998
                                                              ------   -------   -----------
                                                                                 (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents...................................  $1,588   $ 5,672     $ 5,088
Accounts receivable, net of allowance for doubtful accounts
  of $373, $1,072 and $940, respectively....................   1,380     2,550       3,352
Note receivable.............................................      --       160         160
Inventory -- equipment held for resale......................      71        35          22
Prepaid expenses and other current assets...................     237       297         363
Deferred taxes..............................................      --       342         660
                                                              ------   -------     -------
          Total current assets..............................   3,276     9,056       9,645
Property and equipment, net.................................   4,813     8,706      13,126
Deposits and other..........................................      68       196         694
Investments.................................................      --       344         333
Intangible assets, net of accumulated amortization of $101,
  $318 and $424, respectively...............................   1,382     1,165       1,065
                                                              ------   -------     -------
          Total assets......................................  $9,539   $19,467     $24,863
                                                              ======   =======     =======
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  $1,165   $ 1,234     $ 1,688
Accrued payroll and related liabilities.....................     265       458         851
Other accrued liabilities...................................     201       141         600
Deferred revenue............................................     981     2,578       3,851
Current portion of notes payable............................     140       225          93
Current portion of capital lease obligations................     135       251         305
                                                              ------   -------     -------
          Total current liabilities.........................   2,887     4,887       7,388
Deferred rent...............................................     105       119         400
Deferred taxes..............................................      --       307         354
Notes payable, less current portion.........................     541     4,944       4,889
Capital lease obligations, less current portion.............     237       253         300
Convertible note payable....................................     800        --          --
                                                              ------   -------     -------
          Total liabilities.................................   4,570    10,510      13,331
                                                              ------   -------     -------
Commitments (Note 8)
STOCKHOLDERS' EQUITY:
Preferred stock, convertible and redeemable, $0.001 par
  value per share: Authorized: 10,000,000 shares;
Series B: Authorized: 4,000,000 shares; Issued and
  outstanding: 2,822,000, 3,462,000 and no shares,
  respectively..............................................   3,441     4,229          --
Liquidation preference: $3,528, $4,328 and $0, respectively
Common stock, $0.001 par value per share: Authorized:
  60,000,000 shares; Issued and outstanding: 27,776,620,
  31,120,237 and 35,757,841 shares, respectively............      28        31          36
Additional paid-in capital..................................   1,584     4,209       9,477
Notes receivable from stockholders..........................      --      (889)     (1,358)
Retained earnings (accumulated deficit).....................     (84)    1,377       3,377
                                                              ------   -------     -------
          Total stockholders' equity........................   4,969     8,957      11,532
                                                              ------   -------     -------
          Total liabilities and stockholders' equity........  $9,539   $19,467     $24,863
                                                              ======   =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,             JUNE 30,
                                            --------------------------   -------------------------
                                             1995     1996      1997        1997          1998
                                            ------   -------   -------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Revenues..................................  $2,011   $12,217   $26,185     $11,535       $18,510
                                            ------   -------   -------     -------       -------
Operating costs and expenses:
  Cost of revenues........................     231     3,233     7,213       3,366         5,288
  Sales and marketing.....................     154     2,555     3,589       1,382         2,761
  Product development and systems
     engineering..........................      97     1,005     2,112         838         1,356
  General and administrative..............   2,068     4,641     8,400       3,393         6,440
                                            ------   -------   -------     -------       -------
          Total operating costs and
            expenses......................   2,550    11,434    21,314       8,979        15,845
                                            ------   -------   -------     -------       -------
Income (loss) from operations.............    (539)      783     4,871       2,556         2,665
Other income (expense)....................      (7)       --        67          30          (387)
Interest expense, net.....................      (4)     (190)     (142)        (39)         (179)
                                            ------   -------   -------     -------       -------
Income (loss) before provision for income
  taxes...................................    (550)      593     4,796       2,547         2,099
Provision for income taxes................       1         1       361         194            99
                                            ------   -------   -------     -------       -------
Net income (loss).........................  $ (551)  $   592   $ 4,435     $ 2,353       $ 2,000
                                            ======   =======   =======     =======       =======
Basic net income (loss) per share.........  $(0.03)  $  0.02   $  0.15     $  0.08       $  0.06
                                            ======   =======   =======     =======       =======
Diluted net income (loss) per share.......  $(0.03)  $  0.02   $  0.13     $  0.07       $  0.06
                                            ======   =======   =======     =======       =======
Pro forma net income data (unaudited)
  (Note 17):
  Income (loss) before provision for
     income taxes.........................  $ (550)  $   593   $ 4,796     $ 2,547       $ 2,099
  Pro forma provision for income taxes....       1        33     1,925       1,016           843
                                            ------   -------   -------     -------       -------
Pro forma net income (loss)...............  $ (551)  $   560   $ 2,871     $ 1,531       $ 1,256
                                            ======   =======   =======     =======       =======
Pro forma basic net income (loss) per
  share...................................  $(0.03)  $  0.02   $  0.10     $  0.05       $  0.04
                                            ======   =======   =======     =======       =======
Pro forma diluted net income (loss) per
  share...................................  $(0.03)  $  0.02   $  0.08     $  0.04       $  0.03
                                            ======   =======   =======     =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 FOR THE THREE YEARS ENDED DECEMBER 31, 1997 AND SIX MONTHS ENDED JUNE 30, 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  SERIES B                                               NOTES         RETAINED
                              PREFERRED STOCK         COMMON STOCK       ADDITIONAL    RECEIVABLE      EARNINGS         TOTAL
                            --------------------   -------------------    PAID-IN         FROM       (ACCUMULATED   STOCKHOLDERS'
                              SHARES     AMOUNT      SHARES     AMOUNT    CAPITAL     STOCKHOLDERS     DEFICIT)        EQUITY
                            ----------   -------   ----------   ------   ----------   ------------   ------------   -------------
BALANCES, JANUARY 1,
  1995....................          --   $    --           --    $--       $   --       $    --        $    --         $    --
Issuance of common stock
  for cash, net of
  issuance costs of $7....          --        --   22,622,141     22          990            --             --           1,012
Issuance of common stock
  for services rendered...          --        --      510,000      1           25            --             --              26
Net loss..................          --        --           --     --           --            --           (551)           (551)
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, DECEMBER 31,
  1995....................          --        --   23,132,141     23        1,015            --           (551)            487
Issuance of common stock
  and exercise of stock
  options for cash, net of
  issuance costs of $3....          --        --    4,509,479      5          430            --             --             435
Issuance of common stock
  for acquisitions........          --        --      135,000     --           67            --             --              67
Issuance of warrants......          --        --           --     --           72            --             --              72
Issuance of preferred
  stock for cash, net of
  issuance costs
  of $86..................   2,822,000     3,441           --     --           --            --             --           3,441
Net income................          --        --           --     --           --            --            592             592
Distributions by Hiway
  Florida (a Subchapter S
  corporation)............          --        --           --     --           --            --           (125)           (125)
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, DECEMBER 31,
  1996....................   2,822,000     3,441   27,776,620     28        1,584            --            (84)          4,969
Issuance of common stock
  and exercise of stock
  options for
  cash....................          --        --    2,279,503      2          544            --             --             546
Issuance of common stock
  and exercise of stock
  options for
  notes...................          --        --    1,084,114      1          608          (609)            --              --
Repurchase of common
  stock...................          --        --      (20,000)    --          (40)           --             --             (40)
Issuance of warrants for
  note....................          --        --           --     --          280          (280)            --              --
Issuance of warrant.......          --        --           --     --        1,233            --             --           1,233
Issuance of preferred
  stock for cash, net of
  issuance costs
  of $12..................     640,000       788           --     --           --            --             --             788
Net income................          --        --           --     --           --            --          4,435           4,435
Distributions by Hiway
  Florida (a Subchapter S
  corporation)............          --        --           --     --           --            --         (2,974)         (2,974)
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, DECEMBER 31,
  1997....................   3,462,000     4,229   31,120,237     31        4,209          (889)         1,377           8,957
Exercise of stock options
  for cash................          --        --      554,892      1          394            --             --             395
Exercise of stock options
  for
  notes...................          --        --      620,712      1          468          (469)            --              --
Conversion of preferred
  stock...................  (3,462,000)   (4,229)   3,462,000      3        4,226            --             --              --
Contribution from
  stockholders............          --        --           --     --          180            --             --             180
Net income................          --        --           --     --           --            --          2,000           2,000
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, JUNE 30, 1998
  (unaudited).............          --   $    --   35,757,841    $36       $9,477       $(1,358)       $ 3,377         $11,532
                            ==========   =======   ==========    ===       ======       =======        =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,             JUNE 30,
                                                   ---------------------------   -------------------------
                                                    1995      1996      1997        1997          1998
                                                   -------   -------   -------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................  $  (551)  $   592   $ 4,435     $ 2,353       $ 2,000
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization..................       87       608     1,371         523         1,139
  Amortization of intangibles....................       --       101       217         111           106
  Services rendered in exchange for common
    stock........................................       26        --        --          --            --
  Provision for doubtful accounts................        8       365       699         152          (132)
  Loss (gain) on sale and trade-in of property
    and equipment................................       --        39         2          --          (134)
  Equity in earnings of foreign resellers........       --        --        --          --           (13)
  Amortization of discount on convertible debt...       --        72        --          --           150
  Deferred taxes.................................       --        --       (35)         --          (443)
  Changes in operating assets and liabilities:
    Accounts receivable..........................      (92)   (1,660)   (1,869)       (579)         (671)
    Inventory....................................      (30)      (41)       36          10            13
    Prepaid expenses and other current assets....       (4)     (233)      (60)        (80)          (66)
    Deposits.....................................      (34)      (15)     (128)        (85)         (504)
    Accounts payable.............................      360       804        69          59           453
    Accrued liabilities..........................      150       316       133         323         1,024
    Deferred revenue.............................      115       866     1,597         854         1,273
    Deferred rent................................       57        48        14           6           281
                                                   -------   -------   -------     -------       -------
         Net cash provided by operating
           activities............................       92     1,862     6,481       3,647         4,476
                                                   -------   -------   -------     -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment.....       --        47         7          --             2
Purchases of property and equipment..............   (1,047)   (3,491)   (4,955)     (2,003)       (5,229)
Issuance of note receivable......................       --        --      (160)         --            --
Purchase of investments..........................       --        --      (344)         --           (26)
Acquisitions.....................................       --    (1,312)       --          --            --
                                                   -------   -------   -------     -------       -------
         Net cash used in investing activities...   (1,047)   (4,756)   (5,452)     (2,003)       (5,253)
                                                   -------   -------   -------     -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock...........    1,012       422       500         500            --
Proceeds from exercise of stock options..........       --        13        46           9           395
Proceeds from issuance of preferred stock........       --     3,441       788         788            --
Repurchase of common stock.......................       --        --       (40)         --            --
Proceeds from (repayment of) convertible notes...       --       800      (800)       (800)           --
Proceeds from notes payable......................       --        43     5,912          --            --
Principal payments on notes payable..............       --       (79)     (190)        (77)         (285)
Proceeds from stockholder loans..................        9        --        --          --            --
Repayment of stockholder loans...................       (8)      (21)       --          --            --
Loans to stockholder.............................       --        --        --        (250)           --
Principal payment on capital lease obligations...       (3)      (67)     (187)        (76)          (97)
Distributions to stockholders....................       --      (125)   (2,974)     (1,219)           --
Contribution from stockholders...................       --        --        --          --           180
                                                   -------   -------   -------     -------       -------
         Net cash provided by (used in) financing
           activities............................    1,010     4,427     3,055      (1,125)          193
                                                   -------   -------   -------     -------       -------
Net increase (decrease) in cash and cash
  equivalents....................................       55     1,533     4,084         519          (584)
Cash and cash equivalents, beginning of period...       --        55     1,588       1,588         5,672
                                                   -------   -------   -------     -------       -------
Cash and cash equivalents, end of period.........  $    55   $ 1,588   $ 5,672     $ 2,107       $ 5,088
                                                   =======   =======   =======     =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30,
                          1997 AND 1998 IS UNAUDITED)
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

1. COMPANY BACKGROUND

     Hiway Technologies, Inc. (the Company), formerly Best Internet Communications, Inc. (Best), was incorporated in California on September 21, 1994. Activity from September 21, 1994 (date of inception) to December 31, 1994 resulted in revenues of $20 and a net loss of $46, which have been included in the results for the year ended December 31, 1995. On May 27, 1998, Best merged with Hiway Technologies, Inc. (Hiway Florida), a company based in Florida, and is currently doing business as Hiway Technologies, Inc. Hiway Florida was formed on April 6, 1995 and operated as a Subchapter S corporation.

     The Company is a leading global provider of Web hosting and related enhanced Internet services to small and medium sized businesses. The Company focuses on delivering high-quality, reliable and flexible services that are backed by 24 X 7 customer support.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     The Company has minority investments in certain of its foreign resellers. The activities of these entities are not significant.

  Management Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value.

  Fair Value of Financial Instruments:

     Carrying amounts of certain financial instruments held by the Company including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable and capital lease obligations approximates fair value.

  Inventory:

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market, and consists primarily of third party equipment for resale.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Property and Equipment:

     Property and equipment is stated at cost and is depreciated on a straight line basis over their estimated useful lives of five to seven years. Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less. Major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

  Intangible Assets:

     Intangible assets consist of goodwill which arose from the acquisition of two Internet service providers in 1996 (see Note 4) and is being amortized on a straight-line basis over seven years. The Company reviews the carrying value of goodwill for impairment whenever events or changes in circumstance indicate that the carrying amount may not be recoverable.

  Revenue Recognition:

     Revenues consist primarily of Web hosting and Internet service fees, set-up fees and equipment sales. The Company generally sells its Web hosting services for contractual periods ranging from one to three months. Revenues from these services are recognized ratably over the contractual period. Internet service fees consist of fixed monthly amounts that are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Set-up fees and equipment sales are recognized when the set-up services are performed.

  Advertising:

     The Company charges advertising costs to expense as they are incurred. Advertising expense for the years ended December 31, 1995, 1996 and 1997 was $113, $988 and $1,353, respectively.

  Product Development:

     Product development expenses are charged to operations as incurred.

  Income Taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to affect taxable income. Valuation allowances are established when, in management's estimate, there is uncertainty over the recovery of deferred tax assets. The provision for income tax is comprised of taxes payable for the current period, plus the net change in deferred tax amounts during the period.

     Income taxes are recognized in these consolidated financial statements for the operations of Best which was a C Corporation during all periods presented. Because Hiway Florida was a Subchapter S corporation during all periods presented, the income taxes for Hiway Florida's operations were the responsibility of that company's stockholders. Pro forma income tax expenses, as though both Best and Hiway Florida reported on a combined basis as a C corporation is disclosed in Note 17.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Unaudited Interim Financial Information:

     The accompanying interim balance sheet as of June 30, 1998 and the statements of operations and cash flows for the six months ended June 30, 1997 and 1998 together with the related notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the financial position, as of June 30, 1998 and the results of operations and cash flows for the six months ended June 30, 1997 and 1998. Results for the six months ended June 30, 1997 and 1998 are not necessarily indicative of results for an entire year.

  Recent Accounting Pronouncements:

     In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for the year ending December 31, 1998.

     In March 1998, the AICPA issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company is reviewing the impact of SOP 98-1, which will be effective for the year ending December 31, 1999.

3. BUSINESS RISKS AND CREDIT CONCENTRATION

     The Company operates in the intensely competitive Internet industry which is characterized by rapid technological change, short product life cycles, and heightened competition. Significant technological changes in the industry could affect operating results adversely.

     Financial instruments that potentially subject the Company to concentrations of credit risk comprise principally cash and cash equivalents, trade accounts receivable, and other receivables and deposits. As of December 31, 1997, the Company's cash and cash equivalents are deposited with numerous domestic financial institutions. With respect to accounts receivable, the Company's customer base is dispersed across many different geographic areas. The Company monitors customers' payment history and establishes reserves for bad debt as warranted. In addition to individual customers, the Company also provides Web hosting services to resellers who in turn provide services to their own customers.

4. MERGERS AND ACQUISITIONS

  Merger with Hiway Florida:

     On May 27, 1998, the Company merged with Hiway Florida, a provider of Web hosting services. Under the terms of the merger agreement, each share of Hiway Florida common stock was exchanged for 4.1374 shares of the Company's common stock. The Company issued approximately 21.8 million shares of common stock in exchange for all the outstanding shares of Hiway Florida. The Company also assumed and exchanged all options and warrants to purchase Hiway Florida stock for options and warrants to purchase approximately 3 million shares of the Company's common stock. The transaction was accounted for as a pooling of interest and accordingly the Company's financial statements have been restated to include the results of Hiway Florida for all periods presented.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Separate and combined results of operations for the periods prior to the merger are as follows:

                                                                                 SIX
                                                                                MONTHS
                                                   YEAR ENDED DECEMBER 31,      ENDED
                                                  --------------------------   JUNE 30,
                                                   1995     1996      1997       1998
                                                  ------   -------   -------   --------
Revenues:
  Best..........................................  $1,965   $ 9,517   $15,785   $ 9,333
  Hiway Florida.................................      46     2,700    10,400     9,177
                                                  ------   -------   -------   -------
  Combined......................................  $2,011   $12,217   $26,185   $18,510
                                                  ======   =======   =======   =======
Net income (loss) -- historical:
  Best..........................................  $ (566)  $  (474)  $ 1,662   $   365
  Hiway Florida.................................      15     1,138     2,773     1,635
                                                  ------   -------   -------   -------
  Combined......................................  $ (551)  $   664   $ 4,435   $ 2,000
                                                  ======   =======   =======   =======

  Other Acquisitions:

     In July 1996, the Company acquired certain assets and the ongoing operations of two Internet service providers for a total of $2,076. The aggregate purchase price comprised $1,312 in cash, $697 in notes payable to sellers, and 135,000 shares of common stock valued at $67. The purchase price was allocated to the net tangible assets acquired ($593) and to goodwill ($1,483).

5. NOTE RECEIVABLE

     The note receivable is due from one of the Company's partners in a foreign reseller. The note is uncollateralized, bears interest at the rate of 12% and is due on demand.

6. PROPERTY AND EQUIPMENT

                                                             DECEMBER 31,
                                                            ---------------   JUNE 30,
                                                             1996     1997      1998
                                                            ------   ------   --------
Network, computer equipment and software..................  $4,661   $8,841   $11,559
Furniture and fixtures....................................     124      471       698
Leasehold improvements....................................     566    1,199     1,264
Construction in progress..................................      --       --     1,972
Other.....................................................     148      252       602
                                                            ------   ------   -------
                                                             5,499   10,763    16,095
Less accumulated depreciation and amortization............     686    2,057     2,969
                                                            ------   ------   -------
                                                            $4,813   $8,706   $13,126
                                                            ======   ======   =======

     Included in network and computer equipment are $490, $776 and $799 of equipment acquired under capital leases at December 31, 1996 and 1997 and June 30, 1998, respectively. Accumulated amortization related to such capital leases was $40, $158 and $238 at December 31, 1996 and 1997 and June 30, 1998,
respectively. Network and computer equipment also includes $1,064 and $276 of equipment not yet placed in service at December 31, 1997 and June 30, 1998, respectively.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. CAPITAL LEASE OBLIGATIONS

     The Company leases network equipment under several capital leases. The agreements require the Company to maintain liability and property insurance. Capital leases at December 31, 1997 expire at various dates through September 2000 and bear interest ranging from 5.8% to 18.5%. Future minimum lease payments as of December 31, 1997 are as follows:

1998........................................................   $284
1999........................................................    209
2000........................................................     58
                                                               ----
                                                                551
Less amount representing interest...........................     47
                                                               ----
Present value of minimum lease payments.....................    504
Less current portion........................................    251
                                                               ----
                                                               $253
                                                               ====

8. COMMITMENTS

     The Company rents office facilities and equipment under several operating leases which expire at various times through May 2005. Rent expense charged to operations was $155, $345 and $670 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows:

1998........................................................   $  786
1999........................................................      861
2000........................................................    1,148
2001........................................................    1,140
2002........................................................      977
Thereafter..................................................    1,818
                                                               ------
          Total commitments.................................   $6,730
                                                               ======

9. NOTES PAYABLE

     Notes payable comprise the following:

                                                              DECEMBER 31,
                                                              -------------
                                                              1996    1997
                                                              ----   ------
Seller notes................................................  $649   $  475
Bank notes..................................................    32      927
Senior unsecured notes......................................    --    3,767
                                                              ----   ------
                                                               681    5,169
Less current portion........................................   140      225
                                                              ----   ------
                                                              $541   $4,944
                                                              ====   ======

     The seller notes bear interest at 8% per annum and are repayable in monthly equal installments through July 2001. These notes resulted from the acquisitions made in 1996 (see Note 4).

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The bank notes bear interest at 9.75% to 10% per annum and are repayable in equal monthly installments through October 2001. The bank notes are collateralized by the Company's assets and require the Company to comply with certain covenants including a minimum quick ratio, a minimum tangible net worth, a maximum ratio of total liabilities to tangible net worth, a minimum monthly subscriber additions to disconnections ratio, and minimum cash requirements. The Company also has an unused line of credit with this bank in the amount of $500. The line of credit bears interest at 1% above the bank's prime rate, and advances are limited to 75% of eligible accounts receivable.

     On December 19, 1997, the Company issued $5,000 of 5% Senior Unsecured Notes (the Notes) with detachable warrants to purchase 1,654,952 shares of common stock. The warrants can be exercised for $3.02 per share, at any time after December 19, 1997. The Notes are uncollateralized and bear interest at 5% from December 19, 1997 until January 1, 2000 and then bear interest at 9% through maturity on December 31, 2002. Quarterly payments of interest only are due beginning March 31, 1998 with the outstanding principal balance due on December 31, 2002. The notes may be prepaid at the option of the Company, subject to certain conditions, at a premium of ten percent.

     In connection with the issuance of the Notes and warrants, the Company attributed a portion of the proceeds to the warrants, which has been recorded as additional paid in capital and as a reduction to the face amount of the Notes, thereby increasing effective interest to 13.895% and increasing interest expense for the year ended December 31, 1997 to $42. The value of the warrants was determined by discounting the debt using an assumed interest rate of 12%.

     Future payments of the notes payable as of December 31, 1997 are as follows:

1998........................................................   $  225
1999........................................................      437
2000........................................................      448
2001........................................................      292
2002........................................................    3,767
                                                               ------
                                                               $5,169
                                                               ======

10. CONVERTIBLE NOTE

     In January 1996, the Company issued two convertible notes in the amounts of $200,000 and $800,000. In connection with the $200,000 note, the Company issued a warrant to purchase 100,000 shares of common stock at $0.50 per share to the noteholder. In connection with the $800,000 note, the Company issued warrants to purchase 266,667 and 133,333 shares of common stock at $0.50 per share to the noteholder and the guarantor of the note, respectively.

     In July 1996, the Company repaid the $200,000 convertible note. The $800,000 convertible note was repaid in March 1997 and the warrant issued to the noteholder to purchase 266,667 shares of common stock was replaced by a warrant to purchase 200,000 shares of common stock at $0.50 per share. In addition, the warrant held by the guarantor of the note was canceled.

     The Company recorded the fair value of the warrants as a discount against the related convertible notes with a corresponding amount credited to additional paid-in capital. Amortization of the debt discount totalled $72 in 1996 and was insignificant in 1997.

11. NOTES RECEIVABLE FROM STOCKHOLDERS

     Notes receivable from stockholders comprise loans made to stockholders in connection with the exercise of options for the Company's common stock or to purchase the Company's common stock. The loans are with full recourse and bear interest at rates from 2% above prime to 8.5%. The loans are due between 1998 to 2000.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company also issued a warrant to purchase 1,160,164 shares of common stock at $2.78 per share to a stockholder in return for a promissory note in the amount of $280. The note bears interest at prime and is due in 2000.

12. STOCKHOLDERS' EQUITY

  Preferred Stock

     In connection with the issuance of convertible promissory notes in 1996, the Board of Directors designated 500,000 shares of the Serial preferred stock as Series A preferred stock. As at December 31, 1997, the convertible promissory notes had been repaid by the Company and there were no conversions into the Series A preferred stock.

     In 1996, the Board of Directors designated 4,000,000 shares of the Serial preferred stock as Series B preferred stock. These shares were issued and sold by the Company in July 1996 and March 1997 to independent third party investors. Effective May 27, 1998, all of the outstanding shares of Series B preferred stock were converted into 3,462,000 shares of common stock.

  Warrants

     In 1996 and 1997, the Company issued warrants to purchase common stock to investors and lenders. At December 31, 1997 such warrants were as follows:

SHARES OF     EXERCISE    EXPIRATION
COMMON STOCK   PRICE         DATE                           PURPOSE OF WARRANT
------------  --------    ----------                        ------------------
   100,000     $0.50      January 2001   Issued in connection with $200 convertible note
   200,000     $0.50      January 2001   Issued in connection with $800 convertible note
 1,160,164     $2.78     December 2000   Issued to stockholder in return for $280 promissory note
 1,654,952     $3.02     December 2002   Issued in connection with $5,000 senior unsecured notes

13. STOCK OPTION PLANS

     Under the Company's 1996 Stock Option Plan, as amended, (the Plan) the Company could issue incentive options to employees at prices not lower than fair market value at the date of grant, as determined by the Board of Directors. Supplemental stock options (options that do not qualify as incentive stock option) could be granted to employees, directors and consultants, at prices not lower than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board also had the authority to set the term of the options (no longer than ten years from date of grant). Options granted generally vest over three to four years. Unexercised options expire at least 30 days after termination of employment with the Company.

     In April 1998, the Board of Directors and the stockholders approved the adoption of a 1998 Equity Incentive Plan (the 1998 Plan) which serves as the successor of the 1996 Stock Option Plan. As amended through July 1998, the Company has reserved, subject to stockholder approval, a total of 4,000,000 shares of common stock. In June 1998, the Board also adopted the 1998 Directors Stock Option Plan and reserved a total of 600,000 shares of common stock for issuance thereunder. The amended and restated 1998 Plan and the 1998 Directors Stock Option Plan are subject to the stockholders' approval.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Activity under the Plans is as follows:

                                                         OUTSTANDING OPTIONS
                                 --------------------------------------------------------------------
                                   SHARES       NUMBER                                    WEIGHTED
                                 AVAILABLE        OF         EXERCISE     AGGREGATE       AVERAGE
                                 FOR GRANT      SHARES        PRICE         PRICE      EXERCISE PRICE
                                 ----------   ----------   ------------   ----------   --------------
Options reserved at Plan
  inception....................   4,000,000           --
Options granted................  (1,156,500)   1,156,500   $ 0.05-$0.50   $  149,564       $ 0.13
                                 ----------   ----------   ------------   ----------       ------
Balances, December 31, 1995....   2,843,500    1,156,500                     149,564       $ 0.13
Options granted................  (2,721,500)   2,721,500   $ 0.50-$0.75    1,549,955       $ 0.57
Options exercised..............          --     (178,944)  $ 0.05-$0.50      (20,012)      $ 0.11
Options canceled...............     592,832     (592,832)  $ 0.10-$0.50     (214,015)      $ 0.36
                                 ----------   ----------   ------------   ----------       ------
Balances, December 31, 1996....     714,832    3,106,224                   1,465,492       $ 0.47
Options granted................  (1,508,156)   1,508,156   $ 0.36-$3.00    1,459,085       $ 0.97
Options exercised..............          --   (1,079,986)  $ 0.05-$1.25     (444,347)      $ 0.41
Options canceled...............   1,419,330   (1,419,350)  $ 0.50-$1.25     (727,566)      $ 0.51
                                 ----------   ----------   ------------   ----------       ------
Balances, December 31, 1997....     626,006    2,115,044                   1,752,664       $ 0.83
Options reserved under new
  Plan.........................   4,000,000           --
Cancellation of shares
  available for grant under old
  Plan.........................    (578,506)          --
Options granted................    (611,150)     611,150   $ 3.00-$6.00    3,496,663       $ 5.72
Options exercised..............          --   (1,175,604)  $ 0.25-$2.00     (857,022)      $ 0.73
Options canceled...............          --     (105,764)  $ 0.50-$3.00     (127,729)      $ 1.21
                                 ----------   ----------   ------------   ----------       ------
Balances, June 30, 1998........   3,436,350    1,444,826                  $4,264,576       $ 2.95
                                 ==========   ==========                  ==========       ======

     The following table summarizes information with respect to stock options outstanding at December 31, 1997:

                                              OPTIONS OUTSTANDING                        OPTIONS CURRENTLY
                               --------------------------------------------------           EXERCISABLE
                                                 WEIGHTED                           ----------------------------
                                                 AVERAGE            WEIGHTED                         WEIGHTED
                                NUMBER OF       REMAINING            AVERAGE          NUMBER         AVERAGE
EXERCISE PRICE                 OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE   EXERCISE PRICE
--------------                 -----------   ----------------   -----------------   -----------   --------------
$0.10........................     140,000          7.07               $0.10           140,000         $0.10
$0.25........................      46,000          7.50               $0.25            46,000         $0.25
$0.36........................     206,865          9.45               $0.36            68,958         $0.36
$0.50........................     240,116          8.62               $0.50            81,200         $0.50
$0.75........................   1,054,318          9.04               $0.75           212,034         $0.75
$1.25........................     108,750          9.47               $1.25            10,680         $1.25
$1.75........................     172,495          9.84               $1.75             1,980         $1.75
$2.00........................     128,000          9.84               $2.00                --            --
$3.00........................      18,500          9.92               $3.00                --            --
                                ---------                                             -------         -----
                                2,115,044                                             560,852         $0.48
                                =========                                             =======         =====

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following information concerning the Company's stock option plan is provided in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The Company accounts for the plan in accordance with APB No. 25 and related Interpretations.

     The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                               1996      1997
                                                              -------   -------
Risk-free interest rates....................................     6.55%     6.25%
Expected volatility.........................................        0%        0%
Expected life...............................................  5 years   5 years
Dividends...................................................     None      None

     The weighted average fair value of the options granted in 1996 and 1997 was $0.42 and $0.77, respectively.

     The following pro forma net income (loss) information has been prepared as if the Company had followed the provisions of SFAS No. 123:

                                                              1996    1997
                                                              ----   ------
Net income:
  As reported (pro forma)...................................  $560   $2,871
  Pro forma.................................................  $441   $2,600

     These pro forma amounts may not be representative of the effects on reported net income (loss) for future years as options vest over several years and additional awards are generally made each year.

14. INCOME TAXES

     The Company's provision for income taxes for the year ended December 31, 1997 is as follows:

Current provision:
  Federal...................................................   $(314)
  State.....................................................     (81)
                                                               -----
                                                                (395)
                                                               -----
Deferred benefit:
  Federal...................................................      33
  State.....................................................       1
                                                               -----
                                                                  34
                                                               -----
Provision for income taxes..................................   $(361)
                                                               =====

     The Company recorded a $1 tax provision for both years ended December 31, 1995 and 1996 for minimum state income tax. No other income taxes were payable since Best incurred losses during these periods and Hiway Florida operated as a Subchapter S corporation (see Note 17 for pro forma provision for income tax).

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Since the Company underwent a change in ownership during 1996 as defined in the Internal Revenue Code, the net operating loss carryforwards of $995 and $940 at December 31, 1996 for Federal and California purposes, respectively, could not be fully

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

utilized in 1997. At December 31, 1997 the Company had net operating loss carryforwards of approximately $49 and $47 for Federal and California purposes, respectively. These carryforwards expire in 2003 through 2012 if not utilized beforehand.

     The Company's deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              1996    1997
                                                              -----   -----
Deferred tax assets (current):
  Net operating losses......................................  $ 426   $  21
  Allowance for doubtful accounts...........................    144     208
  Deferred rent.............................................     45      51
  Accrued liabilities.......................................     33      35
  Other.....................................................      1      28
Deferred tax assets (non-current):
  Amortization..............................................     30      72
                                                              -----   -----
  Deferred tax assets.......................................    679     415
Deferred tax liabilities (non-current):
  Depreciation..............................................   (239)   (380)
  Other.....................................................    (30)     --
                                                              -----   -----
Deferred tax liabilities....................................   (269)   (380)
Valuation allowance.........................................   (410)     --
                                                              -----   -----
          Net deferred tax asset............................  $  --   $  35
                                                              =====   =====

     The deferred tax valuation allowance decreased by $410 in 1997 as management determined that the net deferred tax asset as of December 31, 1997 was more likely to be realized than not.

     The following schedule reconciles the differences between the federal income tax rate and the effective income tax rate for the year ended December 31, 1997:

Statutory rate..............................................    34.0%
State taxes, net............................................     1.1
Change in valuation allowance...............................    (8.5)
Effect of income not subject to income taxes due to Hiway
  Florida's Subchapter S status.............................   (19.7)
Other.......................................................     0.6
                                                               -----
Effective tax rate..........................................     7.5%
                                                               =====

15. EMPLOYEE BENEFIT PLAN

     In September 1995, the Company adopted a 401(k) Plan which qualifies under
Section 401(k) of the Internal Revenue Code of 1986. The Plan provides retirement benefits through tax deferred salary deductions for all eligible employees meeting certain age and service requirements. The Company may make discretionary matching contributions on behalf of employees. All employee contributions are 100% vested. The Company did not make any contribution to the Plan during the years ended December 31, 1995, 1996 or 1997.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995     1996      1997
                                                              -----    -----    -------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Taxes paid................................................   $ 1     $ 56     $  283
  Interest paid.............................................     4      103        122
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITY:
  Note payable issued for rent deposit......................    18      406         --
  Equipment purchased under capital lease...................    36      490        286
  Common stock issued in acquisitions.......................    --       67         --
  Note issued in acquisitions...............................    --      697         --
  Shareholders contributions of equipment in exchange for
     stockholder loans payable..............................    21       --         --
  Allowances on trade in of equipment.......................    --       34         --
  Exercise of stock options for notes.......................    --       --        409
  Issuance of common stock for note.........................    --       --        200
  Issuance of warrant for note..............................    --       --        280
  Issuance of warrant.......................................    --       72      1,233

17. UNAUDITED PRO FORMA DATA

     The statement of operations includes a pro forma provision for income taxes to reflect income tax expense as if both entities in the merged company, Best and Hiway Florida (which operated as a Subchapter S corporation), had been a C corporation on a combined basis for all periods presented. The components of the pro forma provision for income taxes consisted of:

                                                                             SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,   ENDED JUNE 30,
                                                 -----------------------   ---------------
                                                 1995    1996     1997      1997     1998
                                                 -----   -----   -------   -------   -----
Current provision:
  Federal......................................   $--    $ 79    $1,636    $  863    $641
  State........................................     1      22       428       226     204
                                                  ---    ----    ------    ------    ----
                                                    1     101     2,064     1,089     845
                                                  ---    ----    ------    ------    ----
Deferred provision (benefit):
  Federal......................................    --     (58)     (138)      (72)     15
  State........................................    --     (10)       (1)       (1)    (17)
                                                  ---    ----    ------    ------    ----
                                                   --     (68)     (139)      (73)     (2)
                                                  ---    ----    ------    ------    ----
Pro forma provision for income taxes...........   $ 1    $ 33    $1,925    $1,016    $843
                                                  ===    ====    ======    ======    ====

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18. EARNINGS PER SHARE (EPS) DISCLOSURES

     In accordance with the requirements of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows.

                                      YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                               --------------------------------------   -------------------------
                                  1995         1996          1997          1997          1998
                               ----------   -----------   -----------   -----------   -----------
Numerator-Basic EPS
Historical net income
  (loss).....................  $     (551)  $       592   $     4,435   $     2,353   $     2,000
                               ==========   ===========   ===========   ===========   ===========
Pro forma net income (loss)
  (unaudited)................  $     (551)  $       560   $     2,871   $     1,531   $     1,256
                               ==========   ===========   ===========   ===========   ===========
Denominator-Basic EPS
  Weighted average common
     stock outstanding.......  16,871,100    25,877,800    30,020,460    29,782,440    32,301,080
                               ==========   ===========   ===========   ===========   ===========
Basic earnings (loss) per
  share -- Historical........  $    (0.03)  $      0.02   $      0.15   $      0.08   $      0.06
                               ==========   ===========   ===========   ===========   ===========
        -- Pro forma.........  $    (0.03)  $      0.02   $      0.10   $      0.05   $      0.04
                               ==========   ===========   ===========   ===========   ===========
Numerator -- Diluted EPS
Historical net income
  (loss).....................  $     (551)  $       592   $     4,435   $     2,353   $     2,000
  Interest on convertible
     debt (net of related tax
     effect).................          --            28             6            --            --
                               ----------   -----------   -----------   -----------   -----------
Historical net income
  (loss).....................  $     (551)  $       620   $     4,441   $     2,353   $     2,000
                               ==========   ===========   ===========   ===========   ===========
  Pro forma net income (loss)
     (unaudited).............  $     (551)  $       560   $     2,871   $     1,531   $     1,256
  Interest on convertible
     debt (net of related tax
     effect).................          --            28             6            --            --
                               ----------   -----------   -----------   -----------   -----------
Pro forma net income (loss)
  (unaudited)................  $     (551)  $       588   $     2,877   $     1,531   $     1,256
                               ==========   ===========   ===========   ===========   ===========
Denominator-Diluted EPS
Denominator -- Basic EPS.....  16,871,100    25,877,800    30,020,460    29,782,440    32,301,080
Effect of Dilutive
  Securities:
  Common stock options.......          --       885,680     1,419,380     1,176,680       963,440
  Warrants...................          --        68,460       142,100       135,000       438,640
  Convertible preferred
     stock...................          --     1,293,420     3,212,000     3,078,660     2,596,500
  Convertible debt...........          --       383,340        83,340            --            --
                               ----------   -----------   -----------   -----------   -----------
                               16,871,100    28,508,700    34,877,280    34,172,780    36,299,660
                               ==========   ===========   ===========   ===========   ===========
Diluted earnings (loss) per
  share -- Historical........  $    (0.03)  $      0.02   $      0.13   $      0.07   $      0.06
                               ==========   ===========   ===========   ===========   ===========
        -- Pro forma.........  $    (0.03)  $      0.02   $      0.08   $      0.04   $      0.03
                               ==========   ===========   ===========   ===========   ===========

     For the years ended December 31, 1995, stock options, preferred stock, convertible debt and warrants and in 1996 and 1997, convertible debt and certain warrants were excluded from the determination of the diluted EPS since their effect would have been antidilutive.

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19. SEGMENT REPORTING

     The Company operates in one industry segment.

     The distribution of revenues by geographic area was as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1995     1996      1997
                                                           ------   -------   -------
North America............................................  $2,011   $11,052   $22,507
Europe...................................................      --       593     2,194
Rest of the world........................................      --       572     1,484
                                                           ------   -------   -------
                                                           $2,011   $12,217   $26,185
                                                           ======   =======   =======

20. REINCORPORATION AND SUBSEQUENT EVENTS (UNAUDITED)

     In June 1998, the Board of Directors approved the reincorporation of the Company in Delaware. The reincorporation is subject to the stockholders' approval. Under the new Certificate of Incorporation in Delaware, the Company is authorized to issue 60,000,000 shares of common stock at $0.001 par value and 10,000,000 shares of preferred stock at $0.001 par value. The Board also adopted the 1998 Employee Stock Purchase Plan, reserving 1,000,000 shares of common stock for issuance thereunder.

     In June 1998, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission relating to a public offering of the Company's common stock.

     In July 1998, the Company authorized a one-for-two reverse stock split that will be effective upon the Company's reincorporation in Delaware and authorized an increase to 4,000,000 in the number of shares of common stock reserved for issuance under the 1998 Equity Incentive Plan.

     In July 1998, the Board of Directors approved the sale of the Company to Verio, a leading provider of Internet services. As a result of this transaction, the one-for-two reverse stock split has not been reflected in the accompanying financial statements. In addition, the Company suspended its public offering of common stock.

21. UNCERTAINTY RELATING TO BASIS OF PRESENTATION OF FINANCIAL STATEMENTS (UNAUDITED)

     The accompanying financial statements have been restated to account for the acquisition of Hiway Florida as a pooling of interests. In connection with the review of the financial statements by the Securities and Exchange Commission ("the Commission"), the Commission raised certain questions concerning the pooling of interests accounting treatment. These questions had not been resolved when the Company suspended the registration process. In connection with registration statements that might be filed by Verio in the future, these financial statements may also be filed with the Commission. In the course of the review of any of such registration statements, the Commission may raise the same questions. In the event that Hiway does not prevail in the assertion that the pooling of interests accounting treatment is appropriate, the Commission may require that the financial statements be restated to account for the acquisition as a purchase.

     Under the purchase method of accounting, the fair value of the stock issued in the transaction, plus any acquisition costs, would be allocated among the assets and liabilities acquired. In addition, because the shareholders of Hiway Florida became the owners of approximately 62.5% of the combined company, the acquisition would be treated, for accounting purposes, as an acquisition of Best by Hiway Florida. Accordingly, the historical financial statements presented would be those of Hiway Florida and would include the results of operations of Best only from the date of the merger (May 27, 1998).

                            HIWAY TECHNOLOGIES, INC.
                 (FORMERLY BEST INTERNET COMMUNICATIONS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under the purchase method of accounting, the deemed purchase price of Best by Highway Florida would have been approximately $41.0 million which would have been allocated over the fair value of the assets and liabilities of Best resulting in goodwill of approximately $33.0 million.

     The following table reflects what the revenues and net income, and total assets, liabilities and stockholder's equity on a historical (assuming the merger had been accounted for as a purchase of Best by Hiway Florida) and proforma basis in 1997 and 1998 would have been had the merger been accounted for as a purchase. The proforma information reflects the amortization of goodwill over 10 years as if the merger had taken place at the beginning of each period for net income and at the balance sheet date for the December 31, 1997 balance sheet.

     Actual purchase price adjustments might be adjusted based upon, among other things, the potential recognition of charges for in-process research and development.

                                                                                    SIX MONTHS ENDED
                                                             1997                     JUNE 30, 1998
                                                  ---------------------------   -------------------------
                                                   HISTORICAL     PRO FORMA      HISTORICAL*    PRO FORMA
                                                  ------------   ------------   -------------   ---------
Revenues........................................     10,400         26,185         10,806        18,510
Net income......................................      2,773          1,135          1,561           350

                                                  DECEMBER 31,   DECEMBER 31,
                                                      1997           1997       JUNE 30, 1998
                                                  ------------   ------------   -------------
Total assets....................................      9,293         52,467         57,588**
Total liabilities...............................      6,509         10,510         13,331**
Stockholders' equity............................      2,784         41,957         44,257**

---------------

 * Includes Best results for June 1998.

** No pro forma balance sheet is included for June 30, 1998 as the acquisition is reflected in the historical balance sheet.

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     ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED
DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUEST FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                 The Exchange Agent for the Exchange Offers is:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

                            Facsimile Transmissions
                          (Eligible Institutions Only)
                                 (612) 244-1537

                            To confirm by telephone
                            or for information call:
                                 (612) 244-1197

                                    By mail
                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

(ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.)
                             ---------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.
                             ---------------------

     UNTIL JANUARY 11, 1999 (180 DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFERS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THESE EXCHANGE OFFERS, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
------------------------------------------------------
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------------------------------------------------------
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                       OFFER TO EXCHANGE ALL OUTSTANDING

                                 13 1/2% SENIOR
                                 NOTES DUE 2004
                                      FOR
                                 13 1/2% SENIOR
                                 NOTES DUE 2004

                                      AND

                       OFFER TO EXCHANGE ALL OUTSTANDING

                                 10 3/8% SENIOR
                                 NOTES DUE 2005
                                      FOR
                                 10 3/8% SENIOR
                                 NOTES DUE 2005

                                  [VERIO LOGO]
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                             Dated August 17, 1998

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